Exhibit 99.1

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

, 20

Dear Worthington Industries, Inc. Shareholder:

On September 29, 2022, we announced our intention to separate our company into two independent, publicly-traded companies. Completion of the separation will create (i) a market-leading company with premier brands in fast-growing, attractive end markets in consumer products, building products and sustainable energy solutions that will operate under a new name,                (“New Worthington”) and (ii) a market-leading, value-added steel processing company with a differentiated capability set, sophisticated supply chain and price risk management solutions and expanded product offerings in electrical steel laminations and laser welding solutions, named Worthington Steel, Inc. (“Worthington Steel”). The separation will occur by means of a pro rata distribution of 100% of the outstanding common shares of Worthington Steel to Worthington Industries, Inc. (“Worthington”) shareholders as of the record date. Following the separation, each company is expected to be positioned to have enhanced agility and sharpened strategic focus, capital structures and capital allocation strategies that are tailored to each company’s strategy, improved shareholder value creation opportunities, and outstanding boards of directors and management teams.

Worthington Steel will be comprised of Worthington’s existing steel processing business and certain other assets and liabilities that Worthington is expected to contribute to Worthington Steel prior to the separation. As a standalone entity, Worthington Steel is expected to be a market-leading, value-added steel processor and producer of electrical steel laminations and automotive lightweighting solutions, positioned to capitalize on expanding opportunities in electrification, sustainability and infrastructure spending. Worthington Steel is expected to have a differentiated capability set and sophisticated supply chain and price risk management solutions to serve its blue chip customers, grow market share and increase margins. Worthington Steel is expected to continue leveraging the Worthington Business System to power a winning culture, higher growth and profitability through transformation, innovation and acquisitions.

New Worthington, is expected to be a market-leading company with premier brands in attractive end markets in consumer products, building products and sustainable energy solutions. As a more focused company, New Worthington is expected to be well-positioned to capitalize on key trends in sustainability, technology, remodeling and construction and outdoor living. New Worthington is expected to continue to pursue a growth strategy focused on leveraging its robust new product pipeline of sustainable, tech-enabled solutions to disrupt mature markets. New Worthington is expected to continue to leverage the Worthington Business System. The new company is anticipated to have a high-margin and asset-light profile, which is expected to enable strong free cash flow generation and returns for shareholders. Further, New Worthington’s value is expected to no longer be highly correlated to the price of steel, providing the opportunity for premium sector multiples.

The separation will provide Worthington shareholders as of the record date with ownership interests in both New Worthington and Worthington Steel. The separation will be in the form of a pro rata distribution of 100% of the outstanding common shares of Worthington Steel to Worthington shareholders as of the record date. Each Worthington shareholder will receive                 common share(s) of Worthington Steel for every                common share(s) of Worthington held on                (the “record date” for the distribution).

You do not need to take any action to receive the common shares of Worthington Steel to which you are entitled as a Worthington shareholder. You also do not need to pay any consideration, to exchange or surrender your existing common shares of Worthington or take any other action in order to receive the common shares of Worthington Steel to which you are entitled.

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The distribution is intended to be tax-free to Worthington shareholders as of the record date for U.S. federal income tax purposes, except for cash received in lieu of fractional common shares. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

I encourage you to read the information statement, which is being provided to all Worthington shareholders who held common shares of Worthington on the record date. The information statement describes the separation and the distribution in detail and contains important business and financial information about Worthington Steel.

We believe the separation is a significant and exciting step in our company’s history, and we remain committed to working on your behalf to continue to build long-term shareholder value.

Sincerely,

Andy Rose
President and Chief Executive Officer
Worthington Industries, Inc.

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Worthington Steel, Inc.

, 20

Dear Future Worthington Steel, Inc. Shareholder:

We are excited to welcome you as a shareholder of Worthington Steel, Inc. (“Worthington Steel”). We are proud of our heritage and are committed to using our experienced management team, talented employees, outstanding brand and leading market position to establish our own independent record of strong performance.

Worthington Steel is a market-leading, value-added steel processing business with best-in-class expanded product offerings in electrical steel laminations and laser welding solutions. For the fiscal year ended May 31, 2023, the Worthington Steel business generated $3.6 billion in net sales. Worthington Steel intends to continue its balanced approach to capital allocation and maintain a strong balance sheet and a dividend policy that is consistent with the historic practices of Worthington Industries, Inc. (“Worthington”).

As a standalone company, we believe we will have a differentiated capability set and sophisticated supply chain and price risk management solutions to serve our blue chip customers, grow market share and increase margins. We intend to continue leveraging the Worthington Business System to power a winning culture, higher growth and profitability through transformation, innovation and acquisitions.

Our outstanding team has a strong Worthington legacy and seeks to make continuous improvement part of everything we do.

I personally invite you to learn more about Worthington Steel and our strategic initiatives by reading the accompanying information statement. With our strong foundation derived from Worthington, Worthington Steel is set up well for what we believe will be our best days to come.

Sincerely,

Geoff Gilmore

Chief Executive Officer

Worthington Steel, Inc.

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A registration statement on Form 10 relating to these securities has been confidentially submitted to the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED                , 2023

INFORMATION STATEMENT

Worthington Steel, Inc.

This information statement is being furnished in connection with the pro rata distribution by Worthington Industries, Inc. (“Worthington”) to its shareholders of 100% of the outstanding common shares of Worthington Steel, Inc., a wholly-owned subsidiary of Worthington that will hold, directly or indirectly, the assets and liabilities associated with Worthington’s steel processing business (“Worthington Steel” or the “Company”). Upon completion of the distribution, Worthington will change its name to                 (“New Worthington”).

For every                common share(s) of Worthington held of record by you as of the close of business on                (the “record date” for the distribution), you will receive                common share(s) of Worthington Steel. You will receive cash in lieu of any fractional common shares of Worthington Steel that you would have received after application of the above ratio.

The distribution is intended to be tax-free to Worthington shareholders for U.S. federal income tax purposes, except for cash received in lieu of fractional common shares.

No vote of Worthington shareholders is required to complete the distribution. Therefore, you are not being asked for any proxy in connection with the distribution. You also do not need to pay any consideration, to exchange or surrender your existing common shares of Worthington or to take any other action in order to receive the common shares of Worthington Steel to which you are entitled.

There is no current trading market for Worthington Steel’s common shares. Worthington Steel expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date, and further expects that “regular-way” trading will begin on the first trading day following the distribution. Worthington Steel intends to apply to have its common shares authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “WS.” Following the distribution, New Worthington will trade on the NYSE under the symbol “                 .”

In reviewing this information statement, you should carefully consider the matters described under “Risk Factors” beginning on page 15.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is                .

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this information statement was first mailed to Worthington shareholders on or about                . This information statement will be mailed to those Worthington shareholders who previously elected to receive a paper copy of such materials.

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

i

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, references herein to: (i) “Worthington Steel,” the “Company,” “we,” “us” and “our” refer to Worthington Steel, Inc., an Ohio corporation, and its consolidated subsidiaries after giving effect to the separation or, with respect to historical information, the business and operations of Worthington’s steel processing segment that will be transferred to the Company in connection with the separation and distribution. In connection with the separation and distribution, Worthington Industries, Inc., will change its name to “New Worthington.” References herein to the terms “Worthington,” “Parent” and “New Worthington,” when used in a historical context, refer to Worthington Industries, Inc., an Ohio corporation, and its consolidated subsidiaries (including Worthington Steel and all of its subsidiaries) and, when used in the future tense, refer to New Worthington, an Ohio corporation, and its consolidated subsidiaries after giving effect to the separation and distribution.

In connection with the separation and distribution, we will enter into a series of transactions with Worthington pursuant to which Worthington will transfer the assets and liabilities of its steel processing business and certain other assets and liabilities to us in exchange for a Cash Distribution, as defined herein. As used herein: (i) the “separation” refers to the separation of the steel processing business from Worthington and the creation of a separate, publicly-traded company holding the steel processing business; and (ii) the “distribution” refers to the pro rata distribution of 100% of the common shares of Worthington Steel owned by Worthington as of the record date to Worthington shareholders. Except as otherwise indicated or unless the context otherwise requires, the information in this information statement about Worthington Steel assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.

Market, Industry and Other Data

Unless otherwise indicated, information in this information statement concerning our industry, the industries we serve and the markets in which we operate, including our general expectations, market position, market opportunity and market share, is based on information from third-party sources and management estimates. Management estimates are derived from publicly available information and reports provided to us (including reports from S&P Global Mobility and other industry publications, surveys and forecasts), our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Management estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from our assumptions and estimates. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

S&P reports, data and information referenced herein (the “S&P Materials”) are the copyrighted property of S&P Global Inc. and its subsidiaries (“S&P”). The S&P Materials are from sources considered reliable; however, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses published by S&P representations of fact. The S&P Materials speak as of the original publication date thereof and are subject to change without notice. S&P and other trademarks appearing in the S&P Materials are the property of S&P or their respective owners.

Trademarks and Trade Names

The name and mark, Worthington Steel, and other of our trademarks, trade names and service marks appearing in this information statement are our property or, as applicable, licensed to us, or, as applicable, are the property of Worthington. The name and mark, Worthington, New Worthington, and other trademarks, trade names and service marks of Worthington appearing in this information statement are the property of Worthington.

ii

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Worthington Steel and why is Worthington separating Worthington Steel’s business and distributing Worthington Steel’s common shares?	Worthington Steel, which is currently a wholly-owned subsidiary of Worthington, was formed to hold Worthington’s steel processing business. The separation of Worthington Steel from Worthington and the distribution of Worthington Steel common shares are intended to provide you with equity investments in two separate, publicly-traded companies that will each be able to focus on its respective business strategies. Worthington and Worthington Steel believe that the separation will result in enhanced long-term performance of each business for the reasons discussed in “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this information statement?	Worthington is delivering this information statement to you because you are a holder of record of common shares of Worthington. If you are a holder of Worthington common shares as of the close of business on (the record date for the distribution), you will be entitled to receive common share(s) of Worthington Steel for every common share(s) of Worthington that you held at the close of business on such date. This information statement will help you understand how the separation and distribution will affect your investment in Worthington and your investment in us after the separation.

How will the separation of Worthington Steel from Worthington work?	To accomplish the separation of Worthington Steel into a separate, publicly-traded company, Worthington will distribute 100% of our outstanding common shares to Worthington shareholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes, except for cash received in lieu of fractional common shares.

Why is the separation of Worthington Steel structured as a distribution?	Worthington believes that a distribution of our common shares to Worthington shareholders that is tax-free for U.S. federal income tax purposes is an efficient way to separate the steel processing business in a manner that will create long-term value for Worthington and its shareholders.

What is the record date for the distribution?	The record date for the distribution will be .

When will the distribution occur?	It is expected that 100% of our common shares will be distributed by Worthington on to holders of record of Worthington common shares as of the close of business on (the record date for the distribution).

What do Worthington shareholders need to do to participate in the distribution?	Worthington shareholders as of the record date are not required to take any action to receive our common shares in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution is required, and you are not being asked for a proxy. You also do not need to pay any consideration, exchange or surrender your existing common shares of Worthington or take any other action to receive the common shares of Worthington Steel to which you are entitled. The distribution will not affect the number of outstanding common shares of Worthington or any rights of Worthington shareholders, although it will affect the market value of each outstanding common share of Worthington.

iii

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

How will common shares of Worthington Steel be issued?

You will receive our common shares through the same or substantially similar channels that you currently use to hold or trade common shares of Worthington (whether through a brokerage account, 401(k) plan or other channel). Receipt of our common shares will be documented for you in substantially the same manner that you typically receive shareholder updates, such as monthly broker statements and 401(k) statements.

If you own common shares of Worthington as of the record date, Worthington, with the assistance of Broadridge Corporate Issuer Solutions, LLC, the distribution agent, transfer agent and registrar for our common shares (“Broadridge”), will electronically distribute our common shares to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Broadridge will mail you a book-entry account statement that reflects your common shares of Worthington Steel, or your bank or brokerage firm will credit your account for such common shares.

How many common shares of Worthington Steel will I receive in the distribution?	Worthington will distribute to you of our common share(s) for every common share(s) of Worthington held by you as of the record date. Based on approximately common shares of Worthington outstanding as of , assuming a distribution of 100% of our common shares and applying the distribution ratio (without accounting for cash to be issued in lieu of fractional common shares), we expect that a total of approximately of our common shares will be distributed to Worthington. See “The Separation and Distribution.”

Will Worthington Steel issue fractional common shares in the distribution?	No. Worthington Steel will not issue fractional common shares in the distribution. Fractional common shares that Worthington shareholders would otherwise have been entitled to receive will be aggregated into whole common shares and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional common share such shareholder would otherwise be entitled to receive) to those shareholders who would otherwise have been entitled to receive fractional common shares. Recipients of cash in lieu of fractional common shares will not be entitled to any interest on the amounts of payment made in lieu of fractional common shares. The receipt of cash in lieu of a fractional common shares generally will be taxable to the recipient shareholders for U.S. federal income tax purposes as described in “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders.”

What are the conditions to the distribution?

The distribution is subject to final approval by the board of directors of Worthington (the “Worthington Board”), or a duly authorized committee thereof, as well as the following conditions:

•  the transfer of assets and liabilities to us in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•  Worthington will have received an opinion of Latham & Watkins LLP, tax counsel to Worthington, regarding the qualification of the distribution, together with certain related transactions, as a reorganization under Sections 355 and

iv

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

•  the making of a cash distribution of approximately $150.0 million (the “Cash Distribution”) from Worthington Steel to Worthington as partial consideration for the contribution of assets to Worthington by Worthington Steel in connection with the separation, and the determination by Worthington in its sole discretion that following the separation, Worthington will have no further liability or obligation whatsoever with respect to any of the financing arrangements that Worthington Steel will be entering into in connection with the separation;

•  the SEC will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement (or a Notice of Internet Availability) will have been mailed to Worthington shareholders;

•  all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•  the transaction agreements relating to the separation will have been duly executed and delivered by the parties thereto;

•  the financing transactions contemplated by the separation agreement will have been completed;

•  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•  the common shares of Worthington Steel to be distributed will have been accepted for listing on the NYSE, subject to official notice of distribution;

•  Worthington will have entered into a distribution agent agreement with, or provided instructions regarding the distribution to, Broadridge as distribution agent;

•  all material governmental approvals necessary to consummate the distribution and to permit the operation of our business after the separation substantially as it is currently conducted will have been obtained;

•  the financing described in “Description of Certain Indebtedness” will have been completed; and

•  no other event or development will have occurred or exist that, in the judgment of the Worthington Board, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Neither we nor Worthington can assure you that any or all of these conditions will be met, and Worthington may also waive conditions to

v

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

the distribution in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the Worthington Board waived any such condition, such waiver could have a material adverse effect on (i) New Worthington’s and Worthington Steel’s respective business, financial condition or results of operations, (ii) the trading price of Worthington Steel’s common shares or (iii) the ability of stockholders to sell their Worthington Steel shares after the distribution, including, without limitation, as a result of (a) illiquid trading if Worthington Steel common shares are not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If Worthington elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Worthington will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as Worthington determines to be necessary and appropriate in accordance with applicable law. In addition, Worthington can decline at any time to go forward with the separation and distribution. See “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the separation and distribution?	The completion and timing of the separation and distribution are dependent upon a number of conditions. It is expected that 100% of our common shares will be distributed by Worthington on to holders of record of Worthington common shares as of the close of business on (the record date for the distribution). However, no assurance can be provided as to the timing of the separation or that all conditions to the distribution will be met.

Can Worthington decide to cancel the distribution of Worthington Steel common shares even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions as described in “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Worthington has the right to terminate, modify or abandon the distribution, even if all of the conditions are satisfied.

What if I want to sell my Worthington or Worthington Steel common shares?	You should consult with your financial advisor, such as your brokerage firm, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of Worthington common shares?

Beginning on or shortly before the record date and continuing through the distribution date, it is expected that there will be two markets in Worthington common shares: a “regular-way” market and an “ex-distribution” market. Common shares of Worthington that trade in the “regular-way” market will trade with an entitlement to our common shares distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to our common shares distributed pursuant to the distribution.

If you decide to sell any common shares of Worthington before the distribution date, you should ensure that your brokerage firm, bank or other nominee understands whether you want to sell your common shares of Worthington with or without your entitlement to our common shares distributed pursuant to the distribution.

vi

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Where will I be able to trade common shares of Worthington Steel?	Worthington Steel intends to apply to list Worthington Steel’s common shares on the NYSE under the symbol “WS.” We anticipate that trading in our common shares will begin on a “when-issued” basis on or shortly before the record date and will continue up to the distribution date. We anticipate that “regular-way” trading in our common shares will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell our common shares up to the distribution date, but your transaction will not settle until after the distribution date. We cannot predict the trading prices for our common shares before, on or after the distribution date.

What will happen to the listing of Worthington common shares?	Upon completion of the distribution, Worthington will change its name to New Worthington. After the distribution, New Worthington common shares will trade on the NYSE under the symbol “ .”

Will the number of common shares of Worthington that I own change as a result of the distribution?	No. The number of common shares of Worthington that you own will not change as a result of the distribution.

Will the distribution affect the market price of my common shares of New Worthington?	Yes. As a result of the distribution, Worthington expects the trading price of common shares of New Worthington immediately following the distribution to be lower than the “regular-way” trading price of such common shares immediately prior to the distribution because the trading price will no longer reflect the value of the steel processing business. There can be no assurance that the aggregate market value of the New Worthington common shares and our common shares following the separation will be higher or lower than the market value of Worthington common shares if the separation did not occur. This means, for example, that after the distribution, the combined trading prices of one common share of New Worthington and of our common share(s) (representing the number of our common shares to be received per every one common share of Worthington in the distribution) may be equal to, greater than or less than the trading price of one common share of Worthington before the distribution.

What are the U.S. federal income tax consequences of the separation and the distribution?	The distribution is conditioned upon, among other things, Worthington’s receipt of an opinion of Latham & Watkins LLP, tax counsel to Worthington, regarding the qualification of the distribution, together with certain related transactions, as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. The opinion of tax counsel will be based on certain factual assumptions, representations and undertakings and subject to qualifications and limitations. If the distribution, together with certain related transactions, qualifies as a reorganization, then for U.S. federal income tax purposes, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders”) will not recognize gain or loss or include any amount in taxable income (other than with respect to cash received in lieu of fractional common shares) as a result of the distribution. The material U.S. federal income tax consequences of the distribution are described in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders.” Each Worthington shareholder is encouraged to consult its tax advisor as to the specific tax consequences of the distribution to

vii

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

such shareholder, including the effect of any state, local and non-U.S. tax laws and of changes in applicable tax laws.

How will I determine my tax basis in the common shares of Worthington Steel that I receive in the distribution?	For U.S. federal income tax purposes, assuming that the distribution, together with certain related transactions, qualifies as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, the tax basis in the common shares of Worthington that a Worthington shareholder holds immediately prior to the distribution will be allocated between such shareholder’s common shares of New Worthington and the common shares of Worthington Steel received in the distribution (including any fractional common share interest for which cash is received) in proportion to their relative fair market values. See “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders” for a more detailed description of the effects of the distribution on Worthington shareholders’ tax basis in common shares of New Worthington and common shares of Worthington Steel. Each Worthington shareholder is encouraged to consult its tax advisor as to how this allocation will work based on such shareholder’s situation (including if common shares of Worthington were purchased by such shareholder at different times or for different amounts) and regarding any particular consequences of the distribution to such shareholder, including the application of state, local and non-U.S. tax laws.

What will Worthington Steel’s relationship be with New Worthington following the separation?	Worthington Steel expects to enter into a separation agreement with Worthington to effect the separation and provide a framework for our relationship with New Worthington after the separation. We also expect to enter into certain other agreements, including a transition services agreement, an employee matters agreement, a tax matters agreement and other commercial agreements. These agreements will govern the separation between us and Worthington of the assets, employees, services, liabilities and obligations (including their respective investments, property and employee benefits and tax-related assets and liabilities) of Worthington and its subsidiaries attributable to periods prior to, at and after the separation and will govern certain relationships between us and New Worthington after the separation. See “Certain Relationships and Related Person Transactions” and “Risk Factors—Risks Related to the Separation.”

Who will manage Worthington Steel after the separation?	Worthington Steel benefits from having in place a management team with an extensive background in the steel processing business. Led by Geoff Gilmore, who will serve as our President and Chief Executive Officer, Tim Adams, who will serve as our Vice President and Chief Financial Officer, and Jeff Klingler, who will serve as our Executive Vice President and Chief Operating Officer, Worthington Steel’s management team possesses deep knowledge of, and extensive experience in, our industry. See “Management.”

Are there risks associated with owning Worthington Steel common shares?	Yes. Ownership of our common shares is subject to both general and specific risks, including those relating to our business, the industries we serve, our ongoing contractual relationships with New Worthington after the separation and our status as a separate, publicly-traded company. Ownership of our common shares is also subject to risks relating to the separation. These risks are described in the “Risk Factors” section of this information statement beginning on page 16. You are encouraged to read that section carefully.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Will the rights of holders of our common shares differ from the rights of the holders of common shares of New Worthington?	Both Worthington Steel and New Worthington were incorporated under the laws of the State of Ohio. The rights of holders of our common shares are expected to be generally consistent with the rights of holders of common shares of New Worthington under each company’s respective governing documents at the time of the distribution. See “Description of Capital Stock” for a description of the rights of holders of our common shares.

Does Worthington Steel plan to pay dividends?	Subject to any preferential rights of any outstanding preferred shares, holders of our common shares will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of us, holders of our common shares would be entitled to ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred share. See “Dividend Policy.”

Will Worthington Steel incur any indebtedness prior to or at the time of the distribution?	Yes, we anticipate having certain indebtedness upon completion of the separation. Additional details regarding such financing arrangements will be provided in subsequent amendments to this information statement. See “Description of Certain Indebtedness” and “Risk Factors—Risks Related to Our Business.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Worthington Steel common shares?	The distribution agent, transfer agent and registrar for our common shares will be Broadridge. Broadridge will also serve as the information agent for the distribution. For questions relating to the transfer or mechanics of the distribution, you should contact: Broadridge Corporate Issuer Solutions, LLC. .

Where can I find more information about each of Worthington and Worthington Steel?

Before the distribution, if you have any questions relating to Worthington’s business performance, you should contact Worthington at:

Marcus Rogier

Treasurer & Investor Relations Officer

Worthington Industries, Inc.

Telephone: +1 (614) 840-4663

Email: Marcus.Rogier@worthingtonindustries.com

After the distribution, Worthington Steel shareholders who have any questions relating to our business performance should contact us at:

We maintain an internet website at                 . Our website, and the information contained on or accessible through our website, is not incorporated by reference in this information statement.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

INFORMATION STATEMENT SUMMARY

This summary highlights information included elsewhere in this information statement and does not contain all of the information that may be important to you. You should read this entire information statement carefully, including “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes thereto (the “Combined Financial Statements”).

Business Summary

Overview

Worthington Steel is one of North America’s premier value-added steel processors with the ability to provide a diversified range of products and services that span a variety of end markets. We maintain market leading positions in the North American carbon flat-rolled steel and tailor welded blanks industries and, with the recent acquisition of Tempel Steel Company (“Tempel”), we are now one of the largest global producers of electrical steel laminations. Our unique offering of value-added solutions combined with our technical and market expertise rooted in our people-first philosophy has fostered deep, long-lasting relationships with our customers and furthered our position as a market leader. We believe this leading market position across multiple value-added products and services combined with strong customer relationships positions us to capitalize on expanding opportunities in electrification, sustainability, and infrastructure spending.

We believe our key investment attributes to be:

•	Long-standing customer relationships focused on value creation and best-in-class service delivery

•	Manufacturing scale enabling proximity to customers and suppliers, operational efficiencies, and purchasing power

•	Attractive growth opportunities via strategic capital investments and/or value-enhancing acquisitions

•	A market-leading supplier to growing end markets

•	Well-positioned to capitalize on growth opportunities for our electrical steel products we expect to result from the anticipated global shift toward electrified vehicles

For nearly 70 years, we have been delivering high quality steel processing capabilities across a variety of end-markets including automotive, heavy truck, agriculture, construction, and energy. With the ability to produce customized steel solutions, we aim to be the preferred value-added steel processor in the markets we serve by delivering highly technical, customer-specific solutions, while also providing advanced materials support and price risk management solutions to optimize customer supply chains. Our scale and operating footprint allow us to achieve an advantaged cost structure and service platform supported by a strategic operating footprint.

Our people-first philosophy is rooted in the belief that people are our most important asset, which serves as the basis for our unwavering commitment to our employees, customers, suppliers, and investors. Our primary goal is to create value for our shareholders. Built on the successful foundation of the Worthington Business System, we apply a disciplined approach to capital deployment and seek to grow earnings by optimizing our operations and supply chain, developing and commercializing new products and applications, and pursuing strategic investments and acquisitions.

For the fiscal year ended May 31, 2023, we delivered approximately 4.0 million tons of value-added processed steel, generating net sales of $3.6 billion compared to 4.3 million tons and net sales of $4.1 billion in fiscal 2022.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Net earnings attributable to controlling interest and adjusted earnings before interest and taxes (“adjusted EBIT”) were $87.1 million and $136.2 million, respectively, in fiscal 2023 compared to $180.4 million and $230.7 million, respectively, in fiscal 2022.

Adjusted EBIT is a non-GAAP measure used by management to assess operating performance. For further information regarding our use of this non-GAAP measure as well as a reconciliation to the most comparable GAAP measure, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

The following pie chart presents our net sales by end-market for the fiscal year ended May 31, 2023:

Net Sales by End Market (Fiscal 2023)

Value-Added Products and Services

We believe our diversified portfolio of products and services makes us a premier value-added steel processor in the markets we serve. We generate sales by processing and selling flat-rolled steel coils, which we source primarily from various North American steel mills, into the precise type, thickness, length, width, shape, and surface quality required by customer specifications. Our product lines and processing capabilities include:

•	Carbon Flat-Roll Steel Processing

•	Electrical Steel Laminations

•	Tailor Welded Products

We can sell steel on a direct basis, whereby we are exposed to the risk and rewards of ownership of the material while in our possession. Alternatively, we can also toll process steel under a fee for service arrangement whereby we process customer-owned material. Please refer to the “Business” section for more detail on “Value-Added Products and Services.”

Our Key Strengths

Strong and differentiated positions in key markets

We strive to be a collaborative partner to our customers by delivering complex and value-added solutions that meet our customers’ most demanding and performance-critical applications. We believe our portfolio of differentiated and value-added solutions is unique in the service center industry and provides for a competitive advantage that we will continue to leverage to create value for all of our stakeholders. We believe few service centers in North America offer the same breadth of value-added processing capabilities as Worthington Steel. Our market expertise extends beyond steel processing to include end-to-end supply chain management and price risk management solutions for customers seeking to develop efficient supply chains and reduce risk. In doing so, we have become one of the largest participants in North America’s steel futures market.

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Confidential Treatment Requested by Worthington Steel, Inc.

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Through our TWB Company, LLC (“TWB”) joint venture, which operates 11 manufacturing facilities across North America, we believe we are the largest independent tailor welded blank operation in the region with capabilities that include mild carbon steel, advanced high strength steel and aluminum. Worthington Steel’s product offering is further differentiated by our electrical steel capabilities. With manufacturing facilities in both North America and Asia Pacific, we are one of the leading global providers of electrical steel laminations for motors, generators, and transformers.

Strong operating platform guided by the Worthington Philosophy and driven by the Worthington Business System

The backbone of our culture is the Worthington Philosophy, which was memorialized in 1968 by our founder, John H. McConnell. The Worthington Philosophy is rooted in the ‘Golden Rule,’ which serves as the basis for an unwavering commitment to our key stakeholders – our employees, customers, suppliers, and shareholders – and helps drive strong partnerships, not only with our customers and suppliers, but our employees as well.

We follow a people-first philosophy, with the primary goal of driving value creation for our shareholders. We seek to accomplish this by optimizing existing operations, commercializing value-added offerings, and pursuing strategic capital investments and acquisitions. Our employees at all levels work together under the framework of the Worthington Business System to develop cross-functional solutions across our operations, including back-office support, to drive efficiency by streamlining costs and reducing waste while maintaining the operational agility necessary to respond to the wide range of environments in which we operate.

Further, we are committed to protecting the safety and health of our workforce and the environment, while using resources in a responsible and sustainable manner, subscribing to internationally recognized measures of consistent performance metrics relating to health, safety, security, and the environment.

As outlined below, the Worthington Business System is rooted in the Worthington Philosophy and designed to drive continuous improvement through use of enabling tools and technologies that help drive results and inform our business decisions:

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Well-positioned to capitalize on growth opportunities for our electrical steel products we expect to result from the anticipated global shift toward electrified vehicles

While the expected shift away from internal combustion powered vehicles may reduce demand for certain of our processed steel products in the automotive end market, we believe we are well-positioned to benefit from the anticipated once-in-a-lifetime industry tailwinds associated with the global shift to electrified vehicles over the coming decade. As one of the largest suppliers of highly engineered, precision-stamped, electrical steel laminations in the world, we aim to be the preferred supplier of electrical steel laminations to our blue-chip automobile original equipment manufacturer (OEM) customers as demand continues to grow. As shown by the chart below, battery electric and hybrid vehicles are expected to make up approximately two-thirds of all vehicles produced in North America and approximately 90% of all vehicles produced in Europe and Greater China by 2030. Due to our leading position as a supplier of laminations in the electric generator and transformer markets, we are also well-positioned to capitalize on growth opportunities associated with expanding and modernizing the existing power infrastructure and charging network.

Worthington Steel’s operating footprint provides strategic jurisdictional advantages due to its proximity to both its suppliers and automobile OEM customer base. As a result, we are well-positioned to benefit from financial incentives in the form of tax credits and rebates for localizing the development of an electric vehicle ecosystem in North America and globally.

Deep and long-standing relationships with customers

We focus on providing superior customer service and delivering best-in-class products and services, which result in deeply entrenched and long-lasting customer relationships, many of which span decades, particularly with our automobile OEM customers. Our uniform quality control processes across downstream operations, including cold rolling, hot-dipped galvanizing, tailor welded blanking, pickling, and stamping electrical steel laminations allows us to deliver value-added and tailored products that meet our customers’ most demanding and technical applications.

Our customer relationships entail more than just steel processing. We work collaboratively with our customers to reduce material costs and provide supply chain management to minimize downstream impacts, including effective price risk management initiatives that aim to reduce risk across the entire supply chain by aligning

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customer demand with production and supply. Our Technical Services Team, composed of metallurgical engineers, material scientists and other technical experts, focus on pre-sale material specification and selection, as well as after-sale material performance, and can help customers select the best products for their specific business needs.

We believe our customer-centric approach to fostering meaningful and mutually beneficial relationships with our customers gives us a significant competitive advantage and are proud to have repeatedly received recognition from several of our blue-chip customers.

Our scale allows us to create highly efficient supply chains supported by a highly experienced workforce

We maintain an operating portfolio comprised of key manufacturing facilities and operations strategically located near both suppliers and customers, which allows us to compete effectively in our selected end-markets across numerous geographies. We have long-standing relationships with our suppliers that we believe are mutually beneficial. Furthermore, many of our sites have multiple operations under one roof, allowing us to remain dynamic and responsive to the changing demands of our customers, further minimizing in-transit work in progress inventory, and reducing logistics costs. In-house forecasting expertise generates early signals for potentially significant changes in automotive platform demand, giving us the ability to flex our operations accordingly. Our production lines are operated by a highly skilled workforce with decades of accumulated operational experience and an exceptional safety record, by industry standards. We believe our efficient supply chains and the collective knowledge base of our workforce is very difficult to replicate and is a key contributing factor in our ability to produce high-quality products and solutions on a consistent basis.

Attractive growth prospects through continued disciplined strategic capital investments and acquisitions

Applying a disciplined approach to capital deployment has been, and will continue to be, a core part of our business strategy. We have successfully used strategic capital expenditures and selective acquisitions to strengthen our competitive position, enter new markets, and accelerate growth. Recent examples of strategic capital expenditures include a $17 million project to add an additional pot to our hot-dip galvanizing line in Monroe, Michigan, to produce Type 1 aluminized steels for the automotive industry to support light weighting as well as a $3 million investment in laser welding capacity to support a new OEM battery electric vehicle and $13 million of investment in new electrical steel lamination press capacity in Mexico, China, and India to support growth in electrified vehicles.

Recent acquisitions include two completed in fiscal 2022 that have enabled us to scale our business by offering a more comprehensive range of products and services while also expanding into new markets: 1) the June 2021 acquisition of Shiloh Industries’ U.S. BlankLight business (“Shiloh”) and 2) the December 2021 acquisition of Tempel. The Shiloh acquisition has allowed us to expand both the capacity and capabilities of our tailor welded blank joint venture, TWB, while the Tempel acquisition added one of the world’s leading manufacturers of precision motor and transformer laminations for the electrical steel market.

Balance sheet strength and flexibility

We expect to maintain a flexible capital structure with modest leverage and ample liquidity that will enable us to pursue strategic investments and value-enhancing acquisitions. We anticipate having sufficient cash on hand, committed credit availability and debt capacity to execute on our business strategy and to utilize operating cash flow to strategically invest in corporate development and organic growth initiatives. A disciplined capital allocation framework and rigorous process will be applied in the evaluation of organic and acquisition opportunities with the requirement to meet stringent return criteria in order to maintain moderate leverage levels that allow us to remain operationally nimble while deploying capital to improve our return on invested capital metrics.

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Experienced and proven management team

Our leadership team consists of long-tenured leaders from Worthington who have a proven track record of delivering on growth and operational excellence through various economic cycles. The Worthington Steel leadership team will be comprised of Geoff Gilmore as Chief Executive Officer, Tim Adams as Chief Financial Officer, and Jeff Klingler as Chief Operating Officer; together they have accumulated a collective 75 years of experience at Worthington and will continue working together to create sustainable value through execution of our growth and business strategies.

Our Growth and Business Strategies

Capitalize on key growth trends

Worthington Steel is uniquely positioned to capitalize on several key growth trends, including the global decarbonization of transportation, the energy transition to renewable sources, and restoration of aging American infrastructure.

Partner with our customers to help them meet their goals and overcome supply chain challenges specific to their businesses

We collaborate with our customers across all of our end-markets to deliver solutions that meet performance-critical specifications and strive to give our customers a competitive advantage in terms of meeting fuel efficiency, strength, and safety requirements. We partner with our customers to develop tailored solutions for evolving quality and service requirements, which enables the deep, entrenched relationships with our blue-chip customer base.

Strategically grow our presence in electrical steel

The fiscal 2022 acquisition of Tempel has grown our global operating footprint in key geographic markets, which complements the continued development of the electric vehicle ecosystem. We expect to continue growing our

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portfolio of highly technical electrical steel products and capabilities with a strong local manufacturing and product development focus with the goal of capturing market share in the growing electric vehicle and transformer markets.

Drive continuous improvement through use of the Worthington Business System

We intend to continue to implement operational improvements by applying lean techniques to streamline costs and reduce waste within manufacturing, commercial, sourcing and supply chain. Through continuous improvement initiatives, we believe we can achieve improved metrics for product quality, service, delivery, workforce safety, and waste reduction to further optimize cost, productivity and efficiencies, while creating a resilient and efficient operating platform that can remain agile regardless of external market conditions.

Expand our value-added offerings and leading market positions through disciplined strategic investments and acquisitions

Following the separation, Worthington Steel will be well-positioned to expand our leading market positions and scale through organic and strategic growth initiatives. Utilizing a disciplined growth strategy, we plan to selectively seek opportunities to strengthen our existing portfolio while expanding into new metals-related value-added products and services, which will result from a combination of new product development, strategic capital expenditures, and/or acquisitions.

Alongside our efforts to optimize our existing manufacturing facilities, we have also identified opportunities to profitably add incremental production capacity to enhance our North American footprint and grow our positions in certain markets, particularly for our electrical steel products and services.

We have, and intend to continue, to evaluate various strategic capital expenditure projects that allow us to develop additional business where we already have deep expertise, relationships with prominent customers, and a strong track record of performance. We remain committed to applying a disciplined approach to evaluating any opportunity, focusing on those with exposure to high-growth, target end-markets and the potential to be immediately financially accretive.

The Separation and Distribution

The Separation and Distribution

On September 29, 2022, Worthington announced its intention to separate its steel processing business from the remainder of its businesses.

It is expected that the Worthington Board, or a duly authorized committee thereof, will approve the pro rata distribution of 100% of our issued and outstanding common shares, on the basis of                of our common share(s) for every                common share(s) of Worthington held as of the close of business on                 (the record date for the distribution).

Our Post-Separation Relationship with New Worthington

Prior to the completion of the distribution, we will be a wholly-owned subsidiary of Worthington, and all of our outstanding common shares will be owned by Worthington. Following the separation and distribution, we and New Worthington will operate as separate publicly-traded companies.

Prior to the completion of the distribution, we will enter into a separation agreement with Worthington (the “separation agreement”). We will also enter into various other agreements to provide a framework for our relationship with Worthington after the separation, including a transition services agreement, an employee

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matters agreement, a tax matters agreement and other commercial agreements. These agreements will provide for the allocation between us and New Worthington of the assets, employees, services, liabilities and obligations (including their respective investments, property and employee benefits and tax-related assets and liabilities) of Worthington and its subsidiaries attributable to periods prior to, at and after the separation and will govern certain relationships between us and New Worthington after the separation. In exchange for the transfer of the assets and liabilities of Worthington’s steel processing business and certain other assets and liabilities to us, we will deliver to Worthington a Cash Distribution. For additional information regarding the separation agreement and such other agreements, please refer to sections entitled “The Separation and Distribution Agreement,” “Certain Relationships and Related Person Transactions” and “Risk Factors—Risks Related to the Separation and Our Relationship with New Worthington.”

Reasons for the Separation

The Worthington Board believes that separating its steel processing business from the remainder of Worthington is in the best interests of Worthington and its shareholders at this time for the following reasons:

•

Enhanced Agility and Sharpened Strategic Focus. The separation will allow each company to more effectively pursue its own distinct businesses, operating priorities and strategies. The separation will enable the management teams of each of the two companies to focus on strengthening their respective core businesses and operations, more effectively address unique operating needs, and pursue distinct and targeted opportunities for long-term growth and profitability.

•

Tailored Capital Structures and Capital Allocation Strategies. Each company is expected to have modest leverage and ample liquidity combined with strong cash flows, providing flexibility to deploy capital toward its specific growth opportunities. As a result of the separation, we will have our own capital structure and the ability to deploy capital toward executing Worthington Steel’s distinct business strategy which may require larger capital outlays, without the need to balance both Worthington’s priorities for its other businesses and maintaining an investment grade rating.

•

Employee Incentives, Recruitment, and Retention. The separation will allow each company to more effectively recruit, retain, and motivate employees through stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and performance of the respective businesses. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Following the separation, the performance of Worthington Steel’s employees will be directly tied to its performance, making it a better tool for compensating Worthington Steel’s employees.

•

Creation of Independent Equity Securities. The separation will create independent equity securities, affording Worthington Steel direct access to the capital markets, enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Worthington Steel will have more flexibility to capitalize on its unique strategic opportunities.

•

Shareholder Value Creation Opportunities. The separation will create two more focused businesses with differentiated investment theses, making each company easier for investors to understand and appropriately value against a comparable peer set. Our business differs from the New Worthington businesses in several respects, including the exposure to steel market dynamics. We believe the separation will allow investors to evaluate the performance and future growth prospects of each company’s respective businesses and to invest in each company separately based on its distinct characteristics. The transaction would also allow Worthington Steel to target an investor base that is more knowledgeable about steel processing businesses, in line with the active investor base in its peers.

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Confidential Treatment Requested by Worthington Steel, Inc.

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The Worthington Board also considered the following potentially negative factors in evaluating the separation:

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Loss of Joint Purchasing Power and Increased Costs. As a current part of Worthington, the steel processing business that will become our business benefits from Worthington’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Worthington obtained prior to the separation. We may also incur costs for certain functions previously performed by Worthington, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

•

Disruptions to the Businesses as a Result of the Separation. The actions required to separate our and New Worthington’s respective businesses could disrupt our and New Worthington’s operations after the separation.

•

Increased Significance of Certain Costs and Liabilities. Certain costs and liabilities that were otherwise less significant to Worthington as a whole will be more significant for us and New Worthington, after the separation, as stand-alone companies.

•

One-time Costs of the Separation. We (and prior to the separation, Worthington) will incur costs in connection with the transition to being a standalone publicly-traded company that may include accounting, tax (including transaction taxes), legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel and costs to separate information systems.

•

Inability to Realize Anticipated Benefits of the Separation. We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others, the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business, following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Worthington, and following the separation, our business will be less diversified than Worthington’s businesses prior to the separation.

•

Limitations Placed upon Us as a result of the Tax Matters Agreement. Under the tax matters agreement that we will enter into with New Worthington, we will be restricted from taking or failing to take certain actions if such action or failure to act could adversely affect the U.S. federal income tax treatment of the distribution and certain related transactions. These restrictions may limit for a period of time our ability to pursue certain transactions that we may believe to be in the best interests of our shareholders or that might increase the value of our business.

While all of the bullets above are considered to be potentially negative factors to us, only the second, third, fourth and fifth bullets above are considered to be potentially negative factors to Worthington.

The Worthington Board concluded that the potential benefits of the separation outweighed these factors. See “The Separation and Distribution—Reasons for the Separation” and “Risk Factors.”

Description of Certain Indebtedness

We intend to enter into certain financing arrangements prior to or concurrently with the separation and distribution. Additional details regarding such financing arrangements will be provided in subsequent amendments to this information statement. See “Description of Certain Indebtedness” and “Risk Factors—Risks Related to Our Business.”

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Confidential Treatment Requested by Worthington Steel, Inc.

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Risk Factors Summary

An investment in our common shares is subject to a number of risks, including risks relating to the separation, the successful implementation of our strategy and the ability to grow our business. The following list of risk factors is not exhaustive. See “Risk Factors” for a more thorough description of these and other risks.

•	The automotive and construction industries account for a significant portion of our net sales, and reduced demand from these industries could adversely affect our business.

•	We face intense competition which may cause decreased demand, decreased market share and/or reduced prices for our products and services.

•	Our operating results may be adversely affected by continued volatility in steel prices.

•	Our operating results may be affected by fluctuations in raw material prices and our ability to pass on increases in raw material costs to our customers.

•	The costs of manufacturing our products and/or our ability to meet our customers’ demands could be negatively impacted if we experience interruptions in deliveries of needed raw materials or supplies.

•	Our business could be harmed if we fail to maintain proper inventory levels.

•	The loss of significant volume from our key customers could adversely affect us.

•	Many of our key end markets, such as automotive and construction, are cyclical in nature.

•	Significant reductions in sales to any of the Detroit Three automakers, or to our automotive-related customers in general, could have a negative impact on our business.

•	Our business is highly competitive, and increased competition could negatively impact our financial results.

•	If steel prices increase compared to certain substitute materials, the demand for our products could be negatively impacted, which could have an adverse effect on our financial results.

•	Increasing freight and energy costs could increase our operating costs or the costs of our suppliers, which could have an adverse effect on our financial results.

•

The COVID-19 pandemic has significantly impacted the global economy and has had and could continue to have material adverse effects on our business, financial position, results of operations and cash flows.

•	The ongoing conflict between Russia and Ukraine may adversely affect our business and results of operations.

•	We are subject to information system security risks and systems integration issues that could disrupt our operations.

•	A change in the relationship between the members of any of our joint ventures may have an adverse effect on that joint venture and our financial results.

•	Our business requires capital investment and maintenance expenditures, and our capital resources may not be adequate to provide for all of our cash requirements.

•	We may be subject to legal proceedings or investigations, the resolution of which could negatively affect our results of operations and liquidity.

•

If we are required to raise capital in the future, we could face higher borrowing costs, less available capital, more stringent terms and tighter covenants or, in extreme conditions, an inability to raise capital.

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•	Our operations have historically been subject to seasonal fluctuations that may impact our cash flows for a particular period.

•

We have no history of operating as a separate, publicly-traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

•	As a separate, publicly-traded company, we may not enjoy the same benefits that we did as a part of Worthington.

•

If the distribution, together with certain related transactions, fails to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, New Worthington and its shareholders could incur significant tax liabilities, and we could be required to indemnify New Worthington for taxes that could be material pursuant to indemnification obligations under the tax matters agreement.

•	We might not be able to engage in certain transactions and equity issuances following the distribution.

•	After the distribution, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interests in New Worthington.

•	We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

•	We may be unable to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

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We cannot be certain that an active trading market for our common shares will develop or be sustained after the separation, and following the separation, the trading price of our common shares may fluctuate significantly.

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If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares may be negatively affected.

•	The obligations associated with our being a stand-alone public company will require significant resources and management attention.

•	The market price of our common shares may be volatile, which could cause the value of your investment to decline.

•	We cannot guarantee the payment of dividends on our common shares, or the timing or amount of any such dividends.

•	Our business is cyclical and weakness or downturns in the general economy or certain industries could have an adverse effect on our business.

•

Volatility in the U.S. and worldwide capital and credit markets could impact our end markets and result in negative impacts on demand, increased credit and collection risks and other adverse effects on our business.

Corporate Information

We were incorporated in Ohio on February 28, 2023, for the purpose of holding Worthington’s steel processing business in connection with the separation and the distribution. Prior to the separation, which is expected to occur immediately prior to completion of the distribution, we had no operations. The address of our principal executive offices is 100 Old Wilson Bridge Road, Columbus, Ohio 43085. Our telephone number is (614) 438-3210.

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We maintain an internet website at                . Our website, and the information contained on or accessible through our website, is not incorporated by reference in this information statement.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Worthington shareholders who will receive our common shares in the distribution. This information statement is not, and should not be construed as, an inducement or encouragement to buy or sell any securities. The information in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither we nor Worthington will update the information except in the normal course of our and Worthington’s respective disclosure obligations and practices.

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SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following summary historical and unaudited pro forma combined financial data reflects the combined financial statements of the steel processing business of Parent. We derived the summary historical combined statement of earnings for the fiscal years ended May 31, 2023, 2022, and 2021 and the summary historical combined balance sheet data as of May 31, 2023 and May 31, 2022, as set forth below, from our audited historical combined financial statements, which are included elsewhere in this information statement. We derived the summary unaudited pro forma combined statements of earnings for the fiscal year ended May 31, 2023, and the summary unaudited pro forma combined balance sheet data as of May 31, 2023, as set forth below, from our unaudited pro forma combined financial information included in the “Unaudited Pro Forma Combined Financial Information” section of this information statement.

We have historically operated as part of Parent and not as a separate, publicly traded company. Our combined financial statements have been derived from Parent’s historical accounting records and are presented on a carve-out basis. All sales, costs, assets and liabilities directly associated with our business activity are included as a component of the pro forma combined financial statements. The pro forma combined financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Parent’s corporate office and from other Worthington businesses to us and allocations of related assets, liabilities, and net parent investment, as applicable. While these allocations have been determined on a reasonable basis, the amounts are not necessarily representative of the amounts that would have been reflected in the combined financial statements had we been an entity that operated separately from Parent during the periods presented.

The summary unaudited pro forma combined financial data presented has been prepared to reflect the transactions described in “Unaudited Pro Forma Combined Financial Statements” section (the “Transactions”). The summary unaudited pro forma combined financial data has been derived from our unaudited pro forma combined financial statements included elsewhere in this information statement. The unaudited pro forma combined statement of earnings data presented reflects our financial results as if the Transactions had occurred on June 1, 2022, the beginning of our most recently completed fiscal year. The unaudited pro forma combined balance sheet data reflects our financial position as if the Transactions had occurred on May 31, 2023, our latest balance sheet date. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

The summary unaudited pro forma combined financial statements are not necessarily indicative of our results of operations or financial condition had the Transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as a separate, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations, financial position or cash flows.

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This summary historical and pro forma combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere in this information statement. The unaudited pro forma combined financial information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

	Pro Forma	Historical
	Fiscal Year Ended May 31	Fiscal Years Ended May 31
(In thousands)	2023 (Unaudited)	2023	2022	2021
Selected Statements of Earnings Data:
Net sales	$3,611,587	$3,607,687	$4,068,934	$2,127,404
Cost of goods sold	3,271,182	3,271,182	3,673,474	1,756,564

Gross margin	340,405	336,505	395,460	370,840
Selling, general and administrative expense	197,497	200,847	180,288	147,435
Impairment of long-lived assets	2,112	2,112	3,076	—
Restructuring and other (income) expense, net	(4,204)	(4,204)	(14,480)	1,883
Separation costs	17,515	17,515	—	—

Operating income	127,485	120,235	226,576	221,522
Other income (expense):
Miscellaneous income (expense), net	3,731	3,731	870	(347)
Interest (expense) income, net	(13,811)	(2,999)	(3,024)	12
Equity in net income of unconsolidated affiliate	7,725	7,725	29,787	15,965

Earnings before income taxes	125,130	128,692	254,209	237,152
Income tax expense	28,164	28,995	53,956	48,483

Net earnings	96,966	99,697	200,253	188,669
Net earnings attributable to noncontrolling interests	12,642	12,642	19,878	17,655

Net earnings attributable to controlling interest	$84,324	$87,055	$180,375	$171,014

	Pro Forma	Historical
	As of May 31,	As of May 31
(In thousands)	2023 (Unaudited)	2023	2022
Balance Sheet Data:
Cash and cash equivalents	$32,678	$32,678	$20,052
Total assets	1,772,268	1,764,365	2,084,026
Total liabilities	761,199	609,790	817,665
Total equity	1,011,069	1,154,575	1,266,361
Total liabilities and equity	1,772,268	1,764,365	2,084,026

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

You should carefully consider the risks and uncertainties described below, together with the information included elsewhere in this information statement. The risks and uncertainties described below are those that we have identified as material but are not the only risks and uncertainties facing us. Our business is also subject to general risks and uncertainties that affect many other companies, such as market conditions, economic conditions, geopolitical events, changes in laws, regulations or accounting rules, fluctuations in interest rates, terrorism, wars or conflicts, major health concerns, natural disasters or other disruptions of expected business conditions. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may impair our business, including our results of operations, liquidity and financial condition.

Risks Related to Our Business

General Economic or Industry Downturns and Weakness

The automotive and construction industries account for a significant portion of our net sales, and reduced demand from these industries could adversely affect our business. An overall downturn in the general economy, a disruption in capital and credit markets, high inflation, high unemployment, reduced consumer confidence or other factors, could cause reductions in demand from our end markets in general and, in particular, the automotive and construction end markets. If demand for the products we sell to the automotive, construction or other end markets which we supply were to be reduced, our sales, financial results and cash flows could be negatively affected.

We face intense competition which may cause decreased demand, decreased market share and/or reduced prices for our products and services. Our business operates in industries that are highly competitive and have been subject to increasing consolidation of customers. Because of the range of the products and services we sell and the variety of markets we serve, we encounter a wide variety of competitors. Our failure to compete effectively and/or pricing pressures resulting from competition may adversely impact our business and financial results.

Financial difficulties and bankruptcy filings by our customers could have an adverse impact on our business. In past years, some customers have experienced, and some continue to experience, whether due to the novel coronavirus (“COVID-19”) pandemic, the war in Ukraine, inflationary pressures, or otherwise, challenging financial conditions. The financial difficulties of certain customers and/or their failure to obtain credit or otherwise improve their overall financial condition could result in changes within the markets we serve, including plant closings, decreased production, reduced demand, changes in product mix, unfavorable changes in the prices, terms or conditions we are able to obtain and other changes that may result in decreased purchases from us and otherwise negatively impact our business. These conditions also increase the risk that our customers may delay or default on their payment obligations to us. If the general economy or any of our markets decline, the risk of bankruptcy filings by and financial difficulties of our customers may increase. While we have taken and will continue to take steps intended to mitigate the impact of financial difficulties and potential bankruptcy filings by our customers, these matters could have a negative impact on our business.

Raw Material Pricing and Availability

Our operating results may be adversely affected by continued volatility in steel prices. Over the past three years, steel prices have increased significantly due to supplier consolidation, tight mill orders due to the COVID-19 pandemic, the war in Ukraine and tariffs on foreign steel. More recently, the volatility in the steel market resulted in steel prices rapidly decreasing before increasing again. If steel or other raw material prices were to decrease, competitive conditions or contractual obligations may impact how quickly we must reduce our prices to our customers, and we could be forced to use higher-priced raw materials then on hand to complete orders for which the selling prices have decreased, which results in inventory holding losses. Decreasing steel prices could also require us to write-down the value of our inventory to reflect current net realizable value.

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Pursuant to 17 C.F.R. Section 200.83

Our operating results may be affected by fluctuations in raw material prices and our ability to pass on increases in raw material costs to our customers. Our principal raw material is flat-rolled steel, which we purchase from multiple primary steel producers. The steel industry as a whole has been cyclical, and at times availability and pricing can be volatile due to a number of factors beyond our control. These factors include general economic conditions, domestic and worldwide supply and demand, high inflation, the influence of hedge funds and other investment funds participating in commodity markets, curtailed production from major suppliers due to factors such as the closing or idling of facilities, COVID-19 or other pandemics, international conflicts, accidents or equipment breakdowns, repairs or catastrophic events, labor costs, shortages, strikes or other problems, competition, new laws and regulations, import duties, tariffs, energy costs, availability and cost of steel inputs (e.g., ore, scrap, coke and energy), foreign currency exchange rates and other factors described in the immediately following paragraph. This volatility, as well as any increases in raw material costs, could significantly affect our steel costs and adversely impact our financial results. To manage our exposure to market risk, where possible, we match our customer pricing terms to the pricing terms offered to us by our suppliers in order to minimize the impact of market fluctuations on our margins. However, should our suppliers increase the prices of our critical raw materials, we may not have alternative sources of supply. In addition, in an environment of increasing prices for steel and other raw materials, competitive conditions or contractual obligations may impact how much of the price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected.

The costs of manufacturing our products and/or our ability to meet our customers’ demands could be negatively impacted if we experience interruptions in deliveries of needed raw materials or supplies. If, for any reason, our supply of flat-rolled steel (including electrical steel) or other key raw materials, such as zinc or other supplies is curtailed or we are otherwise unable to obtain the quantities we need at competitive prices, our business could suffer and our financial results could be adversely affected. Such interruptions could result from a number of factors, including a shortage of capacity in the supplier base of raw materials, energy or the inputs needed to make steel or other supplies, a failure of suppliers to fulfill their supply or delivery obligations, financial difficulties of suppliers resulting in the closing or idling of supplier facilities, other significant events affecting supplier facilities, significant weather events, those factors listed in the immediately preceding paragraph or other factors beyond our control like pandemics such as COVID-19. Further, the number of domestic suppliers has decreased in recent years due to industry consolidation and the financial difficulties of certain suppliers, and this consolidation may continue. However, historically we have been able to replace supplier relationships with little or no significant interruption to our business.

An increase in the spread between the price of steel and steel scrap prices can have a negative impact on our margins. No matter how efficient, our operations, which use steel as a raw material, create some amount of scrap. The expected price of scrap compared to the price of the steel raw material is factored into pricing. Generally, as the price of steel increases, the price of scrap increases by a similar amount. When increases in scrap prices do not keep pace with the increases in the price of the steel raw material, it can have a negative impact on our margins.

Inventories

Our business could be harmed if we fail to maintain proper inventory levels. We are required to maintain sufficient inventories to accommodate the needs of our customers including, in many cases, short lead times and just-in-time delivery requirements. Although we typically have customer orders in hand prior to placement of our raw material orders, we anticipate and forecast customer demand. We purchase raw materials on a regular basis in an effort to maintain our inventory at levels that we believe are sufficient to satisfy the anticipated needs of our customers based upon orders, customer volume expectations, historic buying practices and market conditions. Inventory levels in excess of customer demand may result in the use of higher-priced inventory to fill orders reflecting lower selling prices, if raw material prices have significantly decreased. For example, if steel prices decrease, we could be forced to use higher-priced steel then on hand to complete orders for which the selling price has decreased. These events could adversely affect our financial results. Conversely, if we underestimate demand for our products or if our suppliers fail to supply quality products in a timely manner, we may experience inventory shortages. Inventory

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shortages could result in unfilled orders, negatively impacting our customer relationships and resulting in lost revenues, which could harm our business and adversely affect our financial results.

Customers and Suppliers

The loss of significant volume from our key customers could adversely affect us. A significant loss of, or decrease in, business from any of our key customers could have an adverse effect on our sales and financial results if we cannot obtain replacement business. Also, due to consolidation in the industries we serve, including the automotive, and construction industries, our sales may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers. We generally do not have long-term contracts with our customers. As a result, although our customers periodically provide notice of their future product needs and purchases, they generally purchase our products on an order-by-order basis, and the relationship, as well as particular orders, can be terminated at any time.

Many of our key end markets, such as automotive and construction, are cyclical in nature. Many of our key end markets, such as automotive and construction, are cyclical and can be impacted by both market demand and raw material supply, particularly with respect to steel. The demand for our products is directly related to, and quickly impacted by, customer demand in our end markets, which can change as the result of changes in the general U.S. or worldwide economies and other factors beyond our control. Adverse changes in demand or pricing can have a negative effect on our business.

Significant reductions in sales to any of the Detroit Three automakers, or to our automotive-related customers in general, could have a negative impact on our business. Approximately 50% of our net sales are to automotive-related customers. Although we do sell to the domestic operations of foreign automakers and their suppliers, a significant portion of our automotive sales are to Ford, General Motors, and Stellantis North America (the “Detroit Three automakers”) and their suppliers. A reduction in sales for any of the Detroit Three automakers, as well as additional or prolonged idling of production facilities in response to COVID-19 or other related supply chain constraints, has negatively impacted and could continue to negatively impact our business. In addition, some automakers have begun using greater amounts of aluminum and smaller proportions of steel in some new models, thereby reducing the demand for certain of our products.

The closing or relocation of customer facilities could adversely affect us. Our ability to meet delivery requirements and the overall cost of our products as delivered to customer facilities are important competitive factors. If customers close or move their production facilities further away from our manufacturing facilities which can supply them, it could have an adverse effect on our ability to meet competitive conditions, which could result in the loss of sales. Likewise, if customers move their production facilities outside the U.S., it could result in the loss of potential sales for us.

Sales conflicts with our customers and/or suppliers may adversely impact us. In some instances, we may compete with one or more of our customers and/or suppliers in pursuing the same business. Such conflicts may strain our relationships with the parties involved, which could adversely affect our future business with them.

The closing or idling of manufacturing facilities could have a negative impact on us. As steel makers have reduced their production capacities by closing or idling production lines, whether due to COVID-19, the war in Ukraine or otherwise, the number of facilities from which we can purchase steel, in particular certain specialty steels, has decreased. Accordingly, if delivery from a supplier is disrupted, particularly with respect to certain types of specialty steel, it may be more difficult to obtain an alternate supply than in the past. These closures and disruptions could also have an adverse effect on our suppliers’ on-time delivery performance, which could have an adverse effect on our ability to meet our own delivery commitments and may have other adverse effects on our business.

The loss of key supplier relationships could adversely affect us. Over the years, we have developed relationships with certain steel and other suppliers which have been beneficial to us by providing more assured delivery and a

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more favorable all-in cost, which includes price and shipping costs. If any of those relationships were disrupted, it could have an adverse effect on delivery times and the overall cost, quality and availability of our products or raw materials, which could have a negative impact on our business. In addition, we do not have long-term contracts with any of our suppliers. If, in the future, we are unable to obtain sufficient amounts of steel and other materials at competitive prices and on a timely basis from our traditional suppliers, we may be unable to obtain these materials from alternative sources at competitive prices to meet our delivery schedules, which could have a material adverse impact on our results of operations.

Competition

Our business is highly competitive, and increased competition could negatively impact our financial results. Generally, the markets in which we conduct business are highly competitive. Our competitors include a variety of domestic and foreign companies in all major markets. Competition for most of our products is primarily on the basis of price, product quality and our ability to meet delivery requirements. Depending on a variety of factors, including raw material, energy, labor and capital costs, freight availability, government control of foreign currency exchange rates and government subsidies of foreign steel producers or competitors, our business may be materially adversely affected by competitive forces. Competition may also increase if suppliers to or customers in the steel industry begin to more directly compete with our business through new facilities, acquisitions or otherwise. As noted above, we can have conflicts with our customers or suppliers who, in some cases, supply the same products and services as we do. Increased competition could cause us to lose market share, increase expenditures, lower our margins or offer additional services at a higher cost to us, which could adversely impact our financial results.

Material or Component Substitution

If steel prices increase compared to certain substitute materials, the demand for our products could be negatively impacted, which could have an adverse effect on our financial results. In certain applications, steel competes with other materials, such as aluminum (particularly in the automobile industry), cement and wood (particularly in the construction industry), and composites. Prices of all of these materials fluctuate widely, and differences between the prices of these materials and the price of steel may adversely affect demand for our products and/or encourage material substitution, which could adversely affect the prices of and demand for steel products. The higher cost of steel relative to certain other materials may make material substitution more attractive for certain uses.

If increased government mileage and/or emissions standards for automobiles result in the substitution of other materials for steel, or electric motors for internal combustion engines, demand for our products could be negatively impacted, which could have an adverse effect on our financial results. Due to government requirements that manufacturers increase the fuel efficiency of automobiles, the automobile industry is exploring alternative materials to steel in order to decrease weight and increase mileage. In addition, in an effort to reduce emissions, the automobile industry is also shifting toward products that rely on electric motors instead of internal combustion engines. Although our product offerings include certain light weighting solutions and electric motor components, the substitution of lighter weight material for steel and/or electric motors for internal combustion engines in automobiles could adversely affect prices of and demand for certain of our steel products.

Freight and Energy

Increasing freight and energy costs could increase our operating costs or the costs of our suppliers, which could have an adverse effect on our financial results. The availability and cost of freight and energy, such as electricity, natural gas and diesel fuel, are important in the manufacture and transport of our products. Our operations consume substantial amounts of energy, and our operating costs generally increase when energy costs rise. Factors that may affect our energy costs include significant increases in fuel, oil or natural gas prices, unavailability of electrical power or other energy sources due to droughts, hurricanes or other natural causes or due to shortages resulting from insufficient supplies to serve customers, or interruptions in energy supplies due to

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Confidential Treatment Requested by Worthington Steel, Inc.

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equipment failure, international conflict or other causes. During periods of increasing energy and freight costs, we may be unable to fully recover our operating cost increases through price increases without reducing demand for our products. Our financial results could be adversely affected if we are unable to pass all of the cost increases on to our customers or if we are unable to obtain the necessary freight and/or energy. Also, increasing energy costs could put a strain on the transportation of our materials and products if the increased costs force certain transporters to discontinue their operations.

We depend on third parties for freight services, and increases in the costs or the lack of availability of freight services can adversely affect our operations. We rely primarily on third parties for transportation of our products as well as delivery of our raw materials, primarily by truck. If, due to a lack of freight services, raw materials or products are not delivered to us in a timely manner, we may be unable to manufacture and deliver our products to meet customer demand. Likewise, if due to a lack of freight services, we cannot deliver our products in a timely manner, it could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our results of operations. In addition, any increase in the cost of the transportation of raw materials or our products, as a result of increases in fuel or labor costs, higher demand for logistics services, international conflict or otherwise, may adversely affect our results of operations as we may not be able to pass such cost increases on to our customers.

The COVID-19 Pandemic and Other Public Health Emergencies.

The novel coronavirus (COVID-19) pandemic, as well as similar epidemics and other public health emergencies in the future, could have a material adverse effect on our business financial position, results of operations and cash flows. Our operations expose us to risks associated with pandemics, epidemics and other public health emergencies, such as the COVID-19 pandemic. Our operations were adversely impacted by the effects of the COVID-19 pandemic in the form of lower demand from our automotive and heavy truck customers in fiscal 2020 due to the significant impacts of the various “stay at home” orders then in place and volatility in steel market prices in fiscal 2021 driven by idled mill capacity and supply chain disruptions. Further impacts of the COVID-19 pandemic or other future public health emergencies may include, without limitation, potential significant volatility or continued decreases in the demand for our products, changes in customer and consumer behavior and preferences, disruptions in or additional closures of our manufacturing operations or those of our customers and suppliers, disruptions within our supply chain, limitations on our employees’ ability to work and travel, potential financial difficulties of customers and suppliers, significant changes in economic or political conditions, and related volatility in the financial and commodity markets, including volatility in raw material and other input costs. The extent to which the COVID-19 pandemic, or other public health emergencies, impact our business will depend on future developments, which cannot be predicted and are highly uncertain. Despite our efforts to manage the impacts, the degree to which the COVID-19 pandemic or future public health emergencies and related actions ultimately impact our business, financial position, results of operations and cash flows will depend on factors beyond our control including the duration, extent and severity of any resurgence of COVID-19, the actions taken to contain COVID-19 or future public health emergencies and mitigate their public health effects, the impact on the U.S. and global economies and demand for our products, and to what extent normal economic and operating conditions resume. Future disruption to the global economy, as well as to the end markets our business serves, could result in material adverse effects on our business, financial position, results of operations and cash flows.

The ongoing conflict between Russia and Ukraine may adversely affect our business and results of operations.

Since early 2022, Russia and Ukraine have been engaged in active armed conflict. The length, impact and outcome of the ongoing conflict and its potential impact on our business is highly volatile and difficult to predict. It has and could continue to cause significant market and other disruptions, including significant volatility in commodity prices and supply of energy resources, instability in financial markets, supply chain interruptions, political and social instability, trade disputes or trade barriers, changes in consumer or purchaser preferences, and increases in cyberattacks and espionage.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Further, the broader consequences of the current conflict between Russia and Ukraine may also have the effect of heightening many other risks disclosed herein, any of which could materially and adversely affect our business and results of operations. Such risks include, but are not limited to, adverse effects on global macroeconomic conditions; increased volatility in the price and demand of iron, steel, oil, natural gas, and other commodities, increased exposure to cyberattacks; disruptions in global supply chains; and exposure to foreign currency fluctuations and potential constraints or disruption in the capital markets and our sources of liquidity.

We do not conduct business, either directly or indirectly, in areas impacted by the conflict and, as such, we believe our exposure is principally limited to the impact of the war on macroeconomic conditions, including volatility in commodity and energy prices and supply. Our business was temporarily impacted in the spring of 2022, primarily in the form of higher market prices for steel due to a temporary supply disruption in a key input for our suppliers (pig iron), which has subsequently been resourced by our suppliers.

Information Systems

We are subject to information system security risks and systems integration issues that could disrupt our operations. We are dependent upon information technology and networks in connection with a variety of business activities including the distribution of information internally and to our customers and suppliers. This information technology is subject to potential damage or interruption from a variety of sources, including, without limitation, computer viruses, security breaches, and natural disasters. We could also be adversely affected by system or network disruptions if new or upgraded business management systems are defective, not installed properly or not properly integrated into operations. In addition, security breaches of our information systems could result in unauthorized disclosure or destruction of confidential or proprietary information and/or loss of the functionality of our systems. These risks may be increased as more employees continue to work remotely. Various measures have been implemented to manage our risks related to information system and network disruptions and to prevent attempts to gain unauthorized access to our information systems. While we undertake mitigating activities to counter these risks, a system failure could negatively impact our operations and financial results and cyberattacks could threaten the integrity of our trade secrets and sensitive intellectual property.

Business Disruptions

Disruptions to our business or the business of our customers or suppliers could adversely impact our operations and financial results. Business disruptions, including materials, resulting from shortages of supply or transportation, severe weather events (such as hurricanes, tsunamis, earthquakes, tornados, floods, droughts and blizzards), casualty events (such as explosions, fires or material equipment breakdown), acts of terrorism, international conflicts (such as the war in Ukraine), labor disruptions, the idling of facilities due to reduced demand (resulting from a downturn in economic activity or otherwise), pandemic disease such as COVID-19 or other events (such as required maintenance shutdowns), could cause interruptions to our business as well as the operations of our customers and suppliers. While we maintain insurance coverage that can offset some losses relating to certain types of these events, losses from business disruptions could have an adverse effect on our operations and financial results and we could be adversely impacted to the extent any such losses are not covered by insurance or cause some other adverse impact to us.

Foreign Operations

Economic, political and other risks associated with foreign operations could adversely affect our international financial results. Although the substantial majority of our business activity takes place in the U.S., we derive a portion of our revenues and earnings from operations in foreign countries, and we are subject to risks associated with doing business internationally. The risks of doing business in foreign countries include, among other factors: the potential for adverse changes in the local political climate, in diplomatic relations between foreign countries and the U.S. or in government policies, laws or regulations; international conflicts; terrorist activity that

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Confidential Treatment Requested by Worthington Steel, Inc.

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may cause social disruption; logistical and communications challenges; costs of complying with a variety of laws and regulations; difficulty in staffing and managing geographically diverse operations; deterioration of foreign economic conditions; inflation and fluctuations in interest rates; foreign currency exchange rate fluctuations; foreign exchange restrictions; differing local business practices and cultural considerations; restrictions on imports and exports or sources of supply, including energy and raw materials; changes in duties, quotas, tariffs, taxes or other protectionist measures; and potential issues related to matters covered by the Foreign Corrupt Practices Act, regulations related to import/export controls, the Office of Foreign Assets Control sanctions program, anti-boycott provisions or similar laws. We believe that our business activities outside of the U.S. involve a higher degree of risk than our domestic activities, and any one or more of these factors could adversely affect our operating results and financial condition. In addition, global and regional economic conditions and the volatility of worldwide capital and credit markets have significantly impacted and may continue to significantly impact our foreign customers and markets. These factors may result in decreased demand in our foreign operations and have had significant negative impacts on our business. Refer to “Risk Factors—General Economic or Industry Downturns and Weakness” for additional information concerning the impact of the global economic conditions and the volatility of capital and credit markets on our business.

Joint Ventures and Investments

A change in the relationship between the members of any of our joint ventures may have an adverse effect on that joint venture and our financial results. We have been successful in the development and operation of various joint ventures. We believe an important element in the success of any joint venture is a solid relationship between the members of that joint venture. If there is a change in ownership, a change of control, a change in management or management philosophy, a change in business strategy or another event with respect to a member of a joint venture that adversely impacts the relationship between the joint venture members, it could adversely impact that joint venture. The other members in our joint ventures may also, as a result of financial or other reasons, be unable or unwilling to support actions that we believe are in the best interests of the respective joint ventures. In addition, joint ventures necessarily involve special risks. Whether or not we hold a majority interest or maintain operational control in a joint venture, the other members in our joint ventures may have economic or business interests or goals that are inconsistent with our interests or goals. For example, because they are joint ventures, we do not have full control of every aspect of the joint venture’s business and/or certain significant decisions concerning the joint venture, which may require certain approvals from the other members in our joint ventures, and the other members in our joint ventures may be unwilling or unable to support actions that we believe to be in our best interests, may take action contrary to our policies or objectives with respect to our investments, or may otherwise be unable or unwilling to support actions that we believe are in the best interests of the respective joint venture, each of which could have an adverse effect on that joint venture and our financial results.

Acquisitions

We may be unable to successfully consummate, manage or integrate our acquisitions or our acquisitions may not meet our expectations. We may from time to time continue to seek attractive opportunities to acquire businesses, enter into joint ventures and make other investments that are complementary to our existing strengths. There are no assurances, however, that any acquisition opportunities will arise or, if they do, that they will be consummated, or that any needed additional financing for such opportunities will be available on satisfactory terms when required. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that we may assume unknown liabilities from the seller, that the acquired businesses may not be integrated successfully and that the acquisitions may strain our management resources or divert management’s attention from other business concerns. International acquisitions may present unique challenges and increase our exposure to the risks associated with foreign operations and countries. Also, failure to successfully integrate any of our acquisitions may cause significant operating inefficiencies and could adversely affect our operations and financial condition. Even if the operations of an acquisition are integrated successfully, we may fail to realize the anticipated benefits of the acquisition, including the synergies, cost

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savings or growth opportunities that we expect. These benefits may not be achieved within the anticipated timeframe, or at all. Failing to realize the benefits could have a material adverse effect on our financial condition and results of operations.

Capital Expenditures and Capital Resources

Our business requires capital investment and maintenance expenditures, and our capital resources may not be adequate to provide for all of our cash requirements. Many of our operations are capital intensive. For the fiscal year ended May 31, 2023, our total capital expenditures, including acquisitions and investment activity, were approximately $45.5 million. Additionally, as of May 31, 2023, we were obligated to make aggregate operating and financing lease payments of $98.3 million, under lease agreements. Our business also requires expenditures for maintenance of our facilities. Additionally, growth in the electrical steel market will require a significant amount of strategic capital expenditures to meet market growth expectations. Given the potential for challenges, uncertainty and volatility in the domestic and global economies and financial markets, there can be no assurance that our capital resources will be adequate to provide for all of our cash requirements.

Litigation

We may be subject to legal proceedings or investigations, the resolution of which could negatively affect our results of operations and liquidity. Our results of operations or liquidity could be affected by an adverse ruling in any legal proceedings or investigations which may be pending against us or filed against us in the future. We are also subject to a variety of legal and compliance risks, including, without limitation, potential claims relating to product liability, privacy and information security, health and safety, environmental matters, taxes and compliance with U.S. and foreign export laws, anti-bribery laws, competition laws and sales and trading practices. While we believe that we have adopted appropriate risk management and compliance programs to address and reduce these risks, the global and diverse nature of our operations means that these risks will continue to exist and additional legal proceedings and contingencies may arise from time to time. An adverse ruling or settlement or an unfavorable change in laws, rules or regulations could have a material adverse effect on our financial condition and results of operations.

Claims and Insurance

Adverse claims experience, to the extent not covered by insurance, may have an adverse effect on our financial results. We self-insure most of our risks for product recall, cyber liability and pollution liability. We also self-insure a significant portion of our potential liability for workers’ compensation, product liability, general liability, property liability, automobile liability and employee medical claims, and in order to reduce risk for these liabilities, we purchase insurance from highly-rated, licensed insurance carriers that cover most claims in excess of the applicable deductible or retained amounts. We also maintain reserves for the estimated cost to resolve certain open claims that have been made against us, as well as an estimate of the cost of claims that have been incurred but not reported. The occurrence of significant claims, our failure to adequately reserve for such claims, a significant cost increase to maintain our insurance or the failure of our insurance providers to perform could have an adverse impact on our financial condition and results of operations.

Accounting and Tax-Related Estimates

We are required to make accounting and tax-related estimates, assumptions and judgments in preparing our combined financial statements, and actual results may differ materially from the estimates, assumptions and judgments that we use. In preparing our combined financial statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”), we are required to make certain estimates and assumptions that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of our combined financial statements is dependent on future events or cannot be calculated with a high degree of precision from data

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available to us. In some cases, these estimates and assumptions are particularly difficult to determine and we must exercise significant judgment. Some of the estimates, assumptions and judgments having the greatest amount of uncertainty, subjectivity and complexity are related to our accounting for bad debts, returns and allowances, inventory, self-insurance reserves, derivatives, stock-based compensation, deferred tax assets and liabilities and asset impairments. Our actual results may differ materially from the estimates, assumptions and judgments that we use, which could have a material adverse effect on our financial condition and results of operations.

Our internal controls could be negatively impacted if a portion of our workforce continues to work remotely, as new processes, procedures, and controls could be required due to the changes in our business environment, which could negatively impact our internal control over financial reporting.

Employees

The loss of, or inability to attract and retain, qualified personnel could adversely affect our business. Our ability to successfully operate, grow our business and implement our business strategies is largely dependent on the efforts, abilities and services of our employees. The loss of employees or our inability to attract, train and retain additional personnel could reduce the competitiveness of our business or otherwise impair our operations or prospects. Our future success will also depend, in part, on our ability to attract and retain qualified personnel, including engineers and other skilled technicians, who have experience in the application of our products and are knowledgeable about our business, markets and products. We also face risks associated with the actions taken in response to COVID-19, including those associated with workforce reductions, and may continue to experience difficulties with hiring additional employees or replacing former employees, which may be exacerbated by the tight labor market. In addition, COVID-19 has, and may again result in quarantines of our personnel or an inability to access facilities, which could adversely affect our operations.

If we lose senior management or other key employees, our business may be adversely affected. We cannot assure that we will be able to retain our existing senior management personnel or other key employees or attract additional qualified personnel when needed. The loss of any member of our management team could adversely impact our business and operations. We have not entered into any formal employment contracts with or other stand-alone change in control provisions relative to our executive officers. However, we do have certain change in control provisions in our various compensation plans. We may modify our management structure from time to time or reduce our overall workforce, which may create marketing, operational and other business risks.

Difficult Financial Markets

If we are required to raise capital in the future, we could face higher borrowing costs, less available capital, more stringent terms and tighter covenants or, in extreme conditions, an inability to raise capital. Although we currently have cash reserves, as well as adequate borrowing availability under our existing credit facilities and should be able to access other capital if needed, should those facilities become unavailable due to covenant or other defaults, or should financial markets tighten so that we otherwise cannot raise capital outside our existing facilities, or the terms under which we do so change, we may be negatively impacted. Any adverse change in our access to capital or the terms of our borrowings, including increased costs, could have a negative impact on our financial condition.

Environmental, Health and Safety

We may incur additional costs related to environmental and health and safety matters. Our operations and facilities are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment and human health and safety. Compliance with these laws and regulations and any changes therein may sometimes involve substantial operating costs and capital expenditures, and any failure to maintain

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

or achieve compliance with these laws and regulations or with the permits required for our operations could result in increased costs and capital expenditures and potentially fines and civil or criminal sanctions, third-party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Over time, we and predecessor operators of our facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities, including cleanup obligations, could exist at our facilities or at off-site locations where materials from our operations were disposed of or at facilities we have divested, which could result in future expenditures that cannot be currently quantified and which could reduce our profits and cash flow. We may be held strictly liable for any contamination of these sites, and the amount of any such liability could be material. Under the “joint and several” liability principle of certain environmental laws, we may be held liable for all remediation costs at a particular site, even with respect to contamination for which we are not responsible. In addition, changes in environmental and human health and safety laws, rules, regulations or enforcement policies could have a material adverse effect on our business, financial condition or results of operations.

Seasonality

Our operations have historically been subject to seasonal fluctuations that may impact our cash flows for a particular period. Our sales are generally strongest in the fourth quarter of the fiscal year when our business is normally operating at seasonal peaks, and our sales are generally weakest in the third quarter of the fiscal year, primarily due to reduced activity in the building and construction industry as a result of the colder, more inclement weather, as well as customer plant shutdowns in the automotive industry due to holidays. Our quarterly results may also be affected by the timing of large customer orders. Consequently, our cash flow from operations may fluctuate significantly from quarter to quarter. If, as a result of any such fluctuation, our quarterly cash flows were significantly reduced, we may be unable to service our indebtedness or maintain compliance with certain covenants under the documents governing our indebtedness. A default under any of the documents governing our indebtedness could prevent us from borrowing additional funds, limit our ability to pay interest or principal and allow our lenders to declare the amounts outstanding to be immediately due and payable and to exercise certain other remedies.

Risks Related to the Separation and Our Relationship with New Worthington

We have no history of operating as a separate, publicly-traded company, and our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly-traded company and may not be a reliable indicator of our future results.

The historical information about us in this information statement refers to our business as operated by and integrated with Worthington. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Worthington. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly-traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below:

•

prior to the separation, our business has been operated by Worthington as part of its broader corporate organization, rather than as a separate, publicly-traded company. Worthington or one of its affiliates performed various corporate functions for us such as legal, treasury, accounting, internal audit, human resources and finance. Our historical and pro forma financial results reflect allocations of corporate expenses from Worthington for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly-traded company. Following the separation, our cost related to such functions previously performed by Worthington may therefore increase;

•

currently, our business is integrated with the other businesses of Worthington. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into transition agreements with New Worthington, these

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Worthington and may result in us paying higher charges than in the past for these services. This could have an adverse effect on our results of operations and financial condition following the completion of the separation;

•

generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Worthington. Following the completion of the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements;

•	after the completion of the separation, the cost of capital for our business may be higher than Worthington’s cost of capital prior to the separation; and

•	our historical financial information does not reflect the debt or the associated interest expense that we are expected to incur as part of the separation and distribution.

Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Worthington. See “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited combined financial statements and notes thereto included elsewhere in this information statement.

As a separate, publicly-traded company, we may not enjoy the same benefits that we did as a part of Worthington.

There is a risk that, by separating from Worthington, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Worthington organizational structure. As part of Worthington, we have been able to enjoy certain benefits from Worthington’s operating diversity, purchasing power and opportunities to pursue integrated strategies with Worthington’s other businesses. As a separate, publicly-traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

The unaudited pro forma combined financial statements included in this information statement are presented for informational purposes only and may not be an indication of our future financial condition or results of operations.

The unaudited pro forma combined financial statements included in this information statement are presented for informational purposes only and are not necessarily indicative of what our actual financial condition or results of operations would have been had the separation been completed on the date indicated. The assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Accordingly, our financial condition and results of operations in the future may not be evident from or consistent with such pro forma financial information.

Future sales of our common shares reserved for issuance under equity and incentive plan or plans, or the perception that such sales may occur, could depress our common share price.

Upon completion of the distribution, except as otherwise described herein, all of our common shares that are being distributed hereby will be freely tradable without restriction, other than those held by our affiliates. Immediately following the distribution, we intend to file a registration statement on Form S-8 registering under the Securities Act of 1933, as amended (the “Securities Act”), our common shares reserved for issuance under equity and incentive plan or plans. If equity securities granted under such an equity and incentive plan or plans are sold or it is perceived that they will be sold in the public market, the trading price of our common shares could decline substantially. These sales also could impede our ability to raise future capital.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly-traded company is insufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may conclude that our financial stability as a separate, publicly-traded company is insufficient to satisfy their requirements for doing or continuing to do business with them, or may require us to provide additional credit support, such as letters of credit or other financial guarantees. Any failure of parties to be satisfied with our financial stability could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Potential indemnification obligations to New Worthington pursuant to the separation agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.

The separation agreement, among other things, provides for indemnification obligations (for uncapped amounts) designed to make us financially responsible for all liabilities that New Worthington may incur relating to our business activities (as currently and historically conducted), whether incurred prior to or after the separation. If we are required to indemnify New Worthington under the circumstances set forth in the separation agreement, we may be subject to substantial liabilities. See “Business—Legal Proceedings” and “Certain Relationships and Related Person Transactions—Agreements with New Worthington.”

In connection with our separation from Worthington, New Worthington will indemnify us for certain liabilities. However, there can be no assurance that such indemnity will be sufficient to insure us against the full amount of such liabilities, or that New Worthington’s ability to satisfy its indemnification obligations will not be impaired in the future.

Pursuant to the separation agreement and certain other agreements with New Worthington, New Worthington will agree to indemnify us for certain liabilities as discussed further in “Certain Relationships and Related Person Transactions.” However, third parties could also seek to hold us responsible for any of the liabilities that New Worthington has agreed to retain, and there can be no assurance that the indemnity from New Worthington will be sufficient to protect us against the full amount of such liabilities, or that New Worthington will be able to fully satisfy its indemnification obligations. In addition, New Worthington’s insurance will not necessarily be available to us for liabilities associated with occurrences of indemnified liabilities prior to the separation, and in any event New Worthington’s insurers may deny coverage to us for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if we ultimately succeed in recovering from New Worthington or such insurance providers any amounts for which we are held liable, we may be temporarily required to bear these losses. Each of these risks could negatively affect our business, financial position, results of operations and cash flows.

If the distribution, together with certain related transactions, fails to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, Worthington and its shareholders could incur significant tax liabilities, and we could be required to indemnify New Worthington for taxes that could be material pursuant to indemnification obligations under the tax matters agreement.

The distribution is conditioned upon, among other things, Worthington’s receipt of an opinion of Latham & Watkins LLP, tax counsel to Worthington, regarding the qualification of the distribution, together with certain related transactions, as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. The opinion of tax counsel will be based on, among other things, certain factual assumptions, representations and undertakings from Worthington and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these factual assumptions, representations, or undertakings are incorrect or not satisfied, Worthington may not be able to rely on the opinion, and Worthington and its shareholders could be subject to significant U.S. federal income tax liabilities. In addition, the opinion of tax counsel will not be

26

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

binding on the U.S. Internal Revenue Service (the “IRS”) or the courts, and, notwithstanding the opinion of tax counsel, the IRS could determine on audit that the distribution does not so qualify or that the distribution should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution.

If the distribution is ultimately determined not to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, the distribution could be treated as a taxable disposition of common shares of Worthington Steel by Worthington and as a taxable dividend or capital gain to Worthington’s shareholders for U.S. federal income tax purposes. In such case, Worthington and its shareholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders.”

We might not be able to engage in certain transactions and equity issuances following the distribution.

Our ability to engage in equity transactions could be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the qualification of the distribution, together with certain related transactions, as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. Even if the distribution otherwise qualifies for tax-free treatment to Worthington’s shareholders under Section 355 of the Code, it may result in corporate-level taxable gain to Worthington if there is a 50% or greater change in ownership, by vote or value, of shares of Worthington Steel, shares of New Worthington or the shares of a predecessor or successor of either occurring as part of a plan or series of related transactions that includes the distribution. Any acquisitions or issuances of shares of Worthington Steel or shares of New Worthington within two years of the distribution are generally presumed to be part of such a plan, although New Worthington may be able to rebut that presumption.

Under the tax matters agreement that we will enter into with New Worthington, we will be required to comply with the representations and undertakings made to legal counsel in connection with the tax opinion Worthington expects to receive regarding the intended tax treatment of the distribution and certain related transactions. The tax matters agreement will also restrict our ability to take or fail to take any action if such action or failure to act could adversely affect the intended tax treatment. In particular, except in specific circumstances, in the two years following the distribution, we will be restricted from, among other things, (i) entering into any transaction pursuant to which all or a portion of our equity would be acquired, whether by merger or otherwise, and (ii) ceasing to actively conduct certain elements of our business. These restrictions may limit for a period of time our ability to pursue certain transactions that we may believe to be in the best interests of our shareholders or that might increase the value of our business. For more information, see the section entitled “Certain Relationships and Related Person Transactions—Agreements with New Worthington—Tax Matters Agreement.”

After the distribution, certain of our executive officers and directors may have actual or potential conflicts of interest because of their equity interests in Worthington.

Because of their current or former positions with Worthington, certain of our executive officers and directors own equity interests in Worthington. Continuing ownership of common shares of New Worthington and equity awards could create, or appear to create, potential conflicts of interest if we and Worthington face decisions that could have implications for both New Worthington and us after the separation.

New Worthington may compete with us.

New Worthington will not be restricted from competing with us. If New Worthington in the future decides to engage in the type of business we conduct, it may have a competitive advantage over us, which may cause our business, financial condition and results of operations to be materially adversely affected.

27

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

We may not achieve some or all of the expected benefits of the separation, and the separation may adversely affect our business.

We may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation is expected to provide the following benefits, among others:

•

the separation will allow investors to separately value New Worthington and us based on Worthington’s and our distinct investment identities. Our business differs from Worthington’s other businesses in several respects, such as the market for products and manufacturing processes. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective businesses and to invest in each company separately based on their respective distinct characteristics;

•	the separation will create an independent equity structure that will afford us direct access to the capital markets and facilitate our ability to capitalize on our unique growth opportunities;

•

the separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s businesses, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives;

•

the separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs; and

•

the separation will allow us and New Worthington to more effectively pursue our and New Worthington’s distinct operating priorities and strategies and enable management of both companies to focus on unique opportunities for long-term growth and profitability. For example, while our management will be enabled to focus exclusively on our business, the management of New Worthington will be able to grow its businesses. Our and New Worthington’s separate management teams will also be able to focus on executing each companies’ differing strategic plans without diverting attention from the other businesses.

We may not achieve these and other anticipated benefits for a variety of reasons, including, among others:

•

as a current part of Worthington, our business benefits from Worthington’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Worthington obtained prior to the separation. We may also incur costs for certain functions previously performed by Worthington, such as accounting, tax, legal, human resources and other general administrative functions that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease;

•	the actions required to separate our and New Worthington’s respective businesses could disrupt our and New Worthington’s operations;

•	certain costs and liabilities that were otherwise less significant to Worthington as a whole will be more significant for us and New Worthington as separate companies after the separation;

•

we (and prior to the separation, Worthington) will incur costs in connection with the transition to being a separate, publicly-traded company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel and costs to separate information systems; and

•

we may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others, (i) the separation will require significant amounts of management’s time and effort, which may

28

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

divert management’s attention from operating and growing our business, (ii) following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Worthington and (iii) following the separation, our business will be less diversified than Worthington’s businesses prior to the separation.

If we fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, our business, operating results and financial condition could be adversely affected.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with New Worthington.

The agreements we will enter into with New Worthington in connection with the separation, including the separation agreement, transition services agreement, employee matters agreement, tax matters agreement and other commercial agreements were prepared in the context of our separation from Worthington while we were still a wholly-owned subsidiary of Worthington. Accordingly, during the period in which the terms of those agreements were prepared, we did not have a separate or independent board of directors or a management team that was separate from or independent of Worthington. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Arm’s-length negotiations between Worthington and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related Person Transactions.”

We or New Worthington may fail to perform under various transaction agreements that will be executed as part of the separation or we may fail to have necessary systems and services in place when certain of the transaction agreements expire.

The separation agreement and other agreements to be entered into in connection with the separation will determine the allocation of assets and liabilities between the companies following the separation and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. We will rely on New Worthington after the separation to satisfy its performance and payment obligations under these agreements. If New Worthington is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses. If we do not have in place our own systems and services, or if we do not have agreements with other providers of these services once certain transaction agreements expire, we may not be able to operate our business effectively and our profitability may decline. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services that Worthington currently provides to us. However, we may not be successful in implementing these systems and services or in transitioning data from Worthington’s systems to us.

In addition, we expect this process to be complex, time-consuming and costly. We are also establishing or expanding our own tax, treasury, internal audit, investor relations, corporate governance and public company compliance and other corporate functions. We expect to incur one-time costs to replicate, or outsource from other providers, these corporate functions to replace the corporate services that Worthington historically provided us prior to the separation. Any failure or significant downtime in our own financial, administrative or other support systems or in the New Worthington financial, administrative or other support systems during the transitional period during which New Worthington provides us with support could negatively impact our results of operations or prevent us from paying our suppliers and employees, executing business combinations and foreign currency transactions or performing administrative or other services on a timely basis, which could negatively affect our results of operations.

In particular, our day-to-day business operations rely on information technology systems. A significant portion of the communications among our personnel, customers and suppliers take place on information technology

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

platforms. We expect the transfer of information technology systems from Worthington to us to be complex, time consuming and costly. There is also a risk of data loss in the process of transferring information technology. As a result of our reliance on information technology systems, the cost of such information technology integration and transfer and any such loss of key data could have an adverse effect on our business, financial condition and results of operations.

As of the date of this information statement, we expect to have outstanding indebtedness on the distribution date of approximately $150.0 million and the ability to incur an additional $400.0 million of indebtedness under the $550.0 million senior secured revolving credit facility that we expect to enter into, and in the future we may incur additional indebtedness. This indebtedness could adversely affect our business and our ability to meet our obligations and pay dividends.

As of the date of this information statement, we expect to have outstanding indebtedness on the distribution date of approximately $150.0 million, and have the ability to incur an additional $400.0 million of indebtedness under the $550.0 million senior secured revolving credit facility that we expect to enter into prior to the distribution date. See “Description of Certain Indebtedness.” This debt could have important, adverse consequences to us and our investors, including:

•	requiring a substantial portion of our cash flow from operations to make interest payments;

•	making it more difficult to satisfy other obligations;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow our business;

•	limiting our ability to pay dividends;

•	limiting our flexibility in planning for, or reacting to, changes in our business, our industry and the industries we serve; and

•	limiting our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase our common shares.

The debt financing will not be available for borrowings until the date on which certain conditions are satisfied, which we expect will be satisfied prior to the completion of the distribution. We anticipate that the instruments governing the debt financing will contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term interest, including for example, earnings before interest, taxes, depreciation and amortization (“EBITDA”)-based leverage, and fixed charge coverage ratios. If we breach any of these restrictions and cannot obtain a waiver from the lenders on favorable terms, subject to applicable cure periods, the outstanding indebtedness (and any other indebtedness with cross-default provisions) could be declared immediately due and payable, which would adversely affect our liquidity and financial statements. In addition, any failure to obtain and maintain credit ratings from independent rating agencies would adversely affect our cost of funds and could adversely affect our liquidity and access to the capital markets. If we add new debt, the risks described above could increase. See “Description of Certain Indebtedness.”

The risks described above will increase with the amount of indebtedness we incur, and in the future we may incur significant indebtedness in addition to the indebtedness described above. In addition, our actual cash requirements in the future may be greater than expected. Our cash flow from operations may not be sufficient to service our outstanding debt or to repay the outstanding debt as it becomes due, and we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to service or refinance our debt.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

We may be unable to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures, or to dispose of material assets or operations, alter our dividend policy (if we pay dividends), seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The instruments that will govern our indebtedness may restrict our ability to dispose of assets and may restrict the use of proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations when due.

In addition, we conduct our operations through our subsidiaries. Accordingly, repayment of our indebtedness will depend on the generation of cash flow by our subsidiaries, including certain international subsidiaries, and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries may not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make adequate distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal, tax and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, may materially adversely affect our business, financial condition and results of operations and our ability to satisfy our obligations under our indebtedness or pay dividends on our common shares.

Following the distribution, we will be dependent on New Worthington to provide us with certain transition services, which may be insufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services after our transition services agreement with New Worthington expires.

Historically, Worthington has provided, and until our separation from Worthington, Worthington will continue to provide significant corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. Following our separation from Worthington, we expect New Worthington to continue to provide many of these services on a transitional basis for a fee. While these services are being provided to us by New Worthington, we will be dependent on New Worthington for services that are critical to our operation as a separate, publicly-traded company, and our operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. After the expiration of the transition services agreement, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we will receive from New Worthington under the transition services agreement. Although we intend to replace portions of the services currently provided by Worthington following the separation, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Risks Related to Our Common Shares

We cannot be certain that an active trading market for our common shares will develop or be sustained after the separation, and following the separation, the price of our common shares may fluctuate significantly.

Prior to the completion of the distribution, there has been no public market for our common shares. We cannot guarantee that an active trading market will develop or be sustained for our common shares after the distribution. If an active trading market does not develop, you may have difficulty selling your Worthington Steel common shares at an attractive price, or at all. In addition, we cannot predict the prices at which our common shares may trade after the distribution.

The market price of our common shares may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	our quarterly or annual earnings, or those of other companies in our industry;

•	the failure of securities analysts to cover our common shares after the separation;

•	actual or anticipated fluctuations in our operating results;

•	changes in earnings estimated by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	changes to the regulatory and legal environment in which we operate;

•	changes in interest or inflation rates;

•	overall market fluctuations and domestic and worldwide economic conditions; and

•	other factors described in these “Risk Factors” and elsewhere in this information statement.

Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common shares.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares may be negatively affected.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our first annual report on Form 10-K, we intend to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on management, administrative and operational resources, including accounting systems and resources.

The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are then listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The obligations associated with being a public company will require significant resources and management attention.

Currently, we are not directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the effectiveness of the registration statement of which this information statement forms a part, we will be directly subject to such reporting and other obligations under the Exchange Act and the rules of the NYSE. As a separate public company, we are required to, among other things:

•	prepare and distribute periodic reports, proxy statements and other shareholder communications in compliance with the federal securities laws and rules;

•	have our own board of directors and committees thereof, which comply with federal securities laws and rules and applicable stock exchange requirements;

•	maintain an internal audit function;

•	institute our own financial reporting and disclosure compliance functions;

•	establish an investor relations function;

•	establish internal policies, including those relating to trading in our securities and disclosure controls and procedures; and

•	comply with the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board and the NYSE.

These reporting and other obligations will place significant demands on our management and our administrative and operational resources, and we expect to face increased legal, accounting, administrative and other costs and expenses relating to these demands that we had not incurred as a business segment of Worthington. Certain of these functions will be provided on a transitional basis by New Worthington pursuant to a transition services agreement. See “Certain Relationships and Related Party Transactions.” Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from sales-generating activities to compliance activities, which could have an adverse effect on our business, financial position, results of operations and cash flows.

The market price of our common shares may be volatile, which could cause the value of your investment to decline.

Prior to the completion of the distribution, there has been no public market for our common shares. Even if a trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common shares regardless of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to shareholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals, and in response the market price of our common shares could decrease significantly.

In the past few years, stock markets have experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

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Confidential Treatment Requested by Worthington Steel, Inc.

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We cannot guarantee the payment of dividends on our common shares, or the timing or amount of any such dividends.

While we currently intend to have a dividend policy consistent with Worthington’s historic practice, the payment of any dividends in the future, and the timing and amount thereof, to our shareholders will fall within the discretion of our board of directors (the “Board”). The Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that the Board deems relevant. For more information, please refer to the section entitled “Dividend Policy.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

Your percentage ownership in us may be diluted in the future.

In the future, your percentage ownership in us may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and employees. In addition, following the distribution, our employees will have rights to purchase or receive our common shares as a result of the conversion of their Worthington stock options or other equity interests into our stock options and restricted stock units. The conversion of these Worthington awards into our awards is described in further detail in the section entitled “Executive Compensation–Compensation Discussion and Analysis.” As of the date of this information statement, the exact number of our common shares that will be subject to the converted equity awards is not determinable, and, therefore, it is not possible to determine the extent to which your percentage ownership in us could be diluted as a result of the conversion. It is anticipated that our Compensation Committee will grant additional equity awards to our employees and directors after the distribution, from time to time, under our employee benefits plans. These additional awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common shares.

In addition, our amended and restated articles of incorporation will authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and distributions, as the Board generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant the holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred shares could affect the residual value of the common shares. Please refer to the section entitled “Description of Capital Stock.”

Certain provisions in our amended and restated articles of incorporation and amended and restated code of regulations, and of Ohio law, may prevent or delay an acquisition of us, which could decrease the trading price of our common shares.

Our amended and restated articles of incorporation and amended and restated code of regulations will contain, and Ohio law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Board rather than to attempt an unsolicited takeover not approved by the Board. These provisions include, among others:

•	the inability of our shareholders to call a special meeting unless they hold fifty percent or more of our outstanding shares;

•	the inability of our shareholders to act by written consent;

•	rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings;

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Confidential Treatment Requested by Worthington Steel, Inc.

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•	the right of the Board to issue preferred shares without shareholder approval;

•

the division of the Board into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult;

•	provision that shareholders may only remove directors with cause;

•

the ability of our directors, and not shareholders, to fill vacancies (including those resulting from an enlargement of the Board) on the Board (except in the case of removal of a director by the shareholders, in which case the shareholders may fill such vacancy at the same meeting); and

•

the requirement that the affirmative vote of shareholders holding at least two-thirds of our voting stock is required to amend our amended and restated code of regulations and certain provisions in our amended and restated articles of incorporation.

We believe these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board and by providing the Board with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the Board determines is not in the best interests of us and our shareholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

Our amended and restated code of regulations will designate the state courts in the State of Ohio or, if no state court located within the State of Ohio has jurisdiction, the federal court for the Southern District of Ohio, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders. Our amended and restated code of regulations will further designate the federal district courts of the United States of America as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These forum selection provisions could discourage lawsuits against us and our directors, officers, and employees.

Our amended and restated articles of incorporation will provide that, unless we consent otherwise in writing to the selection of an alternate forum, the state courts in the State of Ohio or, if no state court located within the State of Ohio has jurisdiction, the federal court for the Southern District of Ohio, Eastern Division, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of us, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or shareholders to us or our shareholders, any action asserting a claim arising pursuant to any provision of the Ohio General Corporation Law or our amended and restated articles of incorporation or our amended and restated code of regulations, or any action asserting a claim governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We recognize that this forum selection clause may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of Ohio. Our amended and restated articles of incorporation will further provide that, unless we consent otherwise in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act. These forum selection provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against us and our directors, officers, and employees.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

General Risks

General Economic or Industry Downturns and Weakness

Our business is cyclical and weakness or downturns in the general economy or certain industries could have an adverse effect on our business. If the domestic or global economies, or certain industry sectors of those economies that are key to our sales, contract or deteriorate, it could result in a corresponding decrease in demand for our products and negatively impact our results of operations and financial conditions.

Volatility in the U.S. and worldwide capital and credit markets could impact our end markets and result in negative impacts on demand, increased credit and collection risks and other adverse effects on our business. The domestic and worldwide capital and credit markets have experienced significant volatility, disruptions and dislocations with respect to price and credit availability. These factors caused diminished availability of credit and other capital in our end markets, and for participants in, and the customers of, those markets. The effects of the financial crisis, recent bank failures, as well as the concerns over the economic impact of COVID-19, the war in Ukraine and inflationary pressures, continue to present risks to us, our customers or our suppliers. In particular, there is no guarantee that the credit markets or liquidity will not once again be restricted. Additionally, government stimulus programs may not be available to us, our customers, or suppliers, or may prove to be ineffective. Stricter lending standards may make it more difficult and costly for some firms to access the credit markets. Further, uncertainties in Europe, especially in light of the war in Ukraine, regarding the financial sector and sovereign debt and the potential impact on banks in other regions of the world will continue to weigh on global and domestic growth. Although we believe we have adequate access to several sources of contractually committed borrowings and other available credit facilities, these risks could restrict our ability to borrow money on acceptable terms in the credit markets and potentially affect our ability to draw on our credit facilities. In addition, restricted access to the credit markets could make it difficult, or in some cases, impossible for our suppliers and customers to borrow money to fund their operations. Lack of, or limited access to, capital would adversely affect our suppliers to produce the materials we need for our operations and our customers’ ability to purchase our products or, in some cases, to pay for our products on a timely basis.

Tax Laws and Regulations

Tax increases or changes in tax laws or regulations could adversely affect our financial results. We are subject to tax and related obligations in the jurisdictions in which we operate or do business, including state, local, federal and non-U.S. taxes. The taxing rules of the various jurisdictions in which we operate or do business often are complex and subject to varying interpretations. Tax authorities may challenge tax positions that we take or historically have taken and may assess taxes where we have not made tax filings or may audit the tax filings we have made and assess additional taxes. Some of these assessments may be substantial, and also may involve the imposition of penalties and interest.

In addition, governments could change their existing tax laws, impose new taxes on us or increase the rates at which we are taxed in the future. The payment of substantial additional taxes, penalties or interest resulting from tax assessments, or the imposition of any new taxes, could materially and adversely impact our results of operations and financial condition. For example, President Biden has previously proposed to increase the federal corporate income tax rate and if any such proposal were to be adopted, then the increase in the federal corporate income tax rate would adversely affect our results of operations in future periods.

Legislation and Regulations

Certain proposed legislation and regulations may have an adverse impact on the economy in general and in our markets specifically, which may adversely affect our business. Our business may be negatively impacted by a variety of new or proposed legislation or regulations. For example, legislation and regulations proposing increases in taxation on, or heightened regulation of, greenhouse gas emissions may result in higher prices for steel, higher prices for utilities required to run our facilities, higher fuel costs for us and our suppliers and

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Confidential Treatment Requested by Worthington Steel, Inc.

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distributors, limitations on our ability to produce, use or sell certain products and other adverse impacts. To the extent that new legislation or regulations increase our costs, we may not be able to fully pass these costs on to our customers without a resulting decline in sales and adverse impact to our profits. Likewise, to the extent new legislation or regulations would have an adverse effect on the economy, our markets or the ability of domestic businesses to compete against foreign operations, we could also be adversely impacted.

Changes to global data privacy laws and cross-border transfer requirements could adversely affect our business and operations. Our business depends on the transfer of data between our affiliated entities, to and from our business partners, and with third-party service provider, which may be subject to global data privacy laws and cross-border transfer restrictions. In particular, a number of U.S. states have also introduced and passed legislation to expand data breach notification rules and which contain numerous requirements that must be complied with in connection with how we handle personal data. While we take steps to comply with these legal requirements, the volatility and changes to the applicability of those laws may impact our ability to effectively transfer data in support of our business operations. Compliance with such laws, or other regulatory standards, could also increase our cost of doing business and/or force us to change our business practices in a manner adverse to our business. In addition, violations of such laws, or other privacy regulations, may result in significant fines, penalties and damage to our brands and businesses which could, individually or in the aggregate, materially harm our business and reputation.

Additionally, the U.S. federal government has imposed tariffs on certain foreign goods, including on certain steel products imported into the U.S. Although such steel tariffs may benefit portions of our business, these tariffs, as well as country-specific or product-specific exemptions, may also lead to steel price fluctuations and retaliatory actions from foreign governments and/or modifications to the purchasing patterns of our customers that could adversely affect our business or the steel industry as a whole. In particular, certain foreign governments, including Canada, China and Mexico, have instituted or are considering imposing tariffs on certain U.S. goods, which previously contributed to increased raw material prices, but did not have a significant or recurring impact on our business. Restrictions on trade with foreign countries, imposition of customs duties or further modifications to U.S. international trade policy have the potential to disrupt our supply chain or the supply chains of our customers and to adversely impact demand for our products, our costs, customers, suppliers and/or the U.S. economy or certain sectors thereof, potentially leading to negative effects on our business.

Impairment Charges

Weakness or instability in the general economy, our markets or our results of operations could result in future asset impairments, which would reduce our reported earnings and net worth. Economic conditions remain fragile in some markets and the possibility remains that the domestic or global economies, or certain industry sectors that are key to our sales, may deteriorate. If certain aspects of our operations are adversely affected by challenging economic and financial conditions, we may be required to record future impairments, which would negatively impact our results of operations.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Selected statements contained in this information statement constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should,” “forecast,” “project,” or other similar words or phrases. These forward-looking statements include, without limitation, statements relating to:

•	future or expected cash positions, liquidity and ability to access financial markets and capital;

•	outlook, strategy or business plans;

•

future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures;

•	pricing trends for raw materials and finished goods and the impact of pricing changes;

•	the ability to improve or maintain margins;

•	expected demand or demand trends for the Company or its markets;

•	additions to product lines and opportunities to participate in new markets;

•	expected benefits from transformation and innovation efforts;

•	the ability to improve performance and competitive position at the Company’s operations;

•	anticipated working capital needs, capital expenditures and asset sales;

•	anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof;

•	projected profitability;

•

the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations;

•	projected capacity and the alignment of operations with demand;

•	the ability to operate profitably and generate cash in down markets;

•	the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets;

•	expectations for Company and customer inventories, jobs and orders;

•	expectations for the economy and markets or improvements therein;

•

the ever-changing effects of the COVID-19 pandemic and the various responses of governmental and nongovernmental authorities thereto (such as fiscal stimulus packages, quarantines, shut downs and other restrictions on travel and commercial, social or other activities) on economies (local, national and international) and markets, and on the Company’s customers, counterparties, employees and third-party service providers;

•	expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value;

•	effects of judicial rulings; and

•	other non-historical matters.

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Confidential Treatment Requested by Worthington Steel, Inc.

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Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow:

•

the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith;

•

the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages;

•

the effect of conditions in national and worldwide financial markets, including recent bank failures, inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital;

•

the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a U.S. withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships;

•	changing oil prices and/or supply;

•	product demand and pricing;

•	changes in product mix, product substitution and market acceptance of the Company’s products;

•

volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine);

•	effects of sourcing and supply chain constraints;

•	the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters;

•	effects of facility closures and the consolidation of operations;

•	the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, and other industries in which we participate;

•	failure to maintain appropriate levels of inventories;

•	financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business;

•	the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts;

•	the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis;

•

the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom;

•	capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole;

•

the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages (especially in light of the

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Confidential Treatment Requested by Worthington Steel, Inc.

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COVID-19 pandemic), interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities, or other causes;

•	changes in customer demand, inventories, spending patterns, product choices, and supplier choices;

•

risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets;

•	the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment;

•

the effect of inflation, interest rate increases and economic recession, as well as potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact the Company’s operations and financial results;

•	deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies;

•	the level of imports and import prices in the Company’s markets;

•

the impact of environmental laws and regulations or the actions of the U.S. Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain products;

•	the impact of increasing environmental, greenhouse gas emission and sustainability considerations or regulations;

•

the impact of judicial rulings and governmental regulations, both in the U.S. and abroad, including those adopted by the SEC and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•

the effect of healthcare laws in the U.S. and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results;

•	the effect of tax laws in the U.S. and potential changes for such laws, which may increase the Company’s costs and negatively impact its operations and financial results;

•	cyber security risks;

•	the effects of privacy and information security laws and standards; and

•	other risks described in this information statement. See “Risk Factors”.

It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements in this information are based on current information as of the date of this information, and we assume no obligation to correct or update any such statements in the future, except as required by applicable law.

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Confidential Treatment Requested by Worthington Steel, Inc.

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DIVIDEND POLICY

While we currently intend to have a dividend policy consistent with Worthington’s historic practice, the payment of any dividends in the future, and the timing and amount thereof, is within the discretion of the Board.

Currently, Worthington has no material contractual or regulatory restrictions on the payment of dividends. Worthington’s dividends are declared at the discretion of the Worthington Board. The Worthington Board reviews the dividend quarterly and establishes the dividend rate based upon Worthington’s financial condition, results of operations, capital requirements, current and projected cash flows, business prospects and other relevant factors.

Likewise, our Board’s decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that our Board deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends. Further, New Worthington’s decision as to whether to pay dividends in the future, if any, and in what amounts, shall have no bearing on our Board’s decision as to whether we pay dividends, if any.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

CAPITALIZATION

The following table sets forth our cash and equivalents and capitalization as of May 31, 2023 on a pro forma basis to give effect to our anticipated post-separation capital structure after giving effect to the distribution, including the incurrence of $150.0 million of indebtedness under the $550.0 million senior secured revolving credit facility expected to be executed in connection with the separation, and the settlement of related party debt with Parent, as discussed further below and in “Summary Historical and Pro Forma Combined Financial Data.”

The information below is not necessarily indicative of what our cash and equivalents and capitalization would have been had the separation been completed as of May 31, 2023. In addition, it is not indicative of our future cash and equivalents and capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and notes thereto included elsewhere in this information statement.

	As of May 31, 2023
	Historical	Pro Forma
(In thousands)		(Unaudited)
Cash and equivalents	$32,678	$32,678

Debt:
Short-term borrowings (1)	2,813	152,813
Current maturities of long-term debt (2)	20,000	—

Total debt	22,813	152,813
Equity:
Additional paid in capital	—	887,601
Net parent investment	1,031,107	—
Accumulated other comprehensive loss	(2,149)	(2,149)
Noncontrolling interests	125,617	125,617

Total equity	1,154,575	1,011,069

Total capitalization	$1,177,388	$1,163,882

(1)

Reflects the effects of an anticipated $150.0 million cash distribution to parent in consideration of the contribution of the net assets that comprise our business. This distribution to Parent is expected to be funded through borrowings under the $550.0 million senior secured revolving credit facility expected to be executed in connection with the separation, leaving $400.0 million of borrowing capacity available to be drawn post-separation. Borrowings outstanding under this credit facility are expected to have maturities up to one year and accrue interest at rates equal to an applicable margin over the Simple SOFR Rate. We expect to incur approximately $2.0 million of issuance costs to execute the revolving credit facility, which will be amortized to interest expense over the expected five-year term and are reflected with other assets. The value and terms of such indebtedness and related capital structure remain under strategic review and will be finalized prior to the planned Separation. See “Unaudited Pro Forma Combined Financial Statements” for additional information.

(2)

Reflects the effects of our anticipated pay off of the remaining balance associated with our term loan agreement with Parent. See “Unaudited Pro Forma Combined Financial Statements” and “Note H – Debt and Receivables Securitization” in the accompanying audited combined financial statements for additional information

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements consist of an unaudited pro forma combined statement of earnings for the fiscal year ended May 31, 2023 and an unaudited pro forma combined balance sheet as of May 31, 2023. The unaudited pro forma combined statement of earnings for the fiscal year ended May 31, 2023 was derived from the historical audited annual combined financial statements of Parent’s (defined below) steel processing business included elsewhere in this information statement. The pro forma adjustments give effect to the transactions described below. The unaudited pro forma combined statements of earnings for the fiscal year ended May 31, 2023 gives effect to the transactions described below as if they had occurred on June 1, 2022, the first day of fiscal 2023. The unaudited pro forma combined balance sheet gives effect to the transactions described below as if they had occurred on May 31, 2023, our latest balance sheet date. References in this section and in the following unaudited pro forma combined financial statements and the combined financial statements and notes thereto included in this information statement to the “Company” or “Worthington Steel” shall mean the steel processing business of Worthington Industries, Inc. (“Worthington” or “Parent”). References herein to “fiscal 2021,” “fiscal 2022” or “fiscal 2023” refer to the fiscal years ended May 31, 2021, 2022 and 2023, respectively.

The following unaudited pro forma combined financial statements of Worthington Steel give effect to the separation and related adjustments in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In May 2020, the SEC adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” or the Final Rule. The Final Rule was effective on January 1, 2021 and the unaudited pro forma combined financial information herein is presented in accordance therewith.

The unaudited pro forma combined financial statements include certain transaction and autonomous entity adjustments that are necessary to present fairly our unaudited pro forma combined statement of earnings and unaudited pro forma combined balance sheet as of and for the periods indicated. The pro forma adjustments are based on assumptions that management believes are reasonable given the information currently available.

The unaudited pro forma combined financial statements give effect to the following transaction and autonomous entity adjustments:

•

the contribution of the assets and liabilities that comprise our business to us by Parent and its affiliates pursuant to the separation and distribution agreement in consideration of the cash distribution;

•	the expected transfer to us of certain assets and liabilities of Parent not included in our historical combined balance sheets;

•

the effect of our anticipated post-separation capital structure after giving effect to the distribution, including the incurrence of $150.0 million of indebtedness under the $550.0 million senior secured revolving credit facility expected to be executed in connection with the separation, and the subsequent distribution of this cash to Parent;

•

the impact of the tax matters agreement, transition services agreements, the employee matters agreement, and other commercial agreements between Worthington Steel and Parent and the provisions contained therein;

•	the incremental costs Worthington Steel expects to incur as an autonomous entity; and

•	management adjustments consisting of reasonably estimated transaction effects expected to occur.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. These unaudited pro forma combined financial statements are subject to change as Parent and the Company finalize the terms of the separation and distribution agreement and other agreements and transactions related to the separation.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The unaudited pro forma combined financial statements have been presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of our results of operations or financial condition had the separation and the related transactions been completed on the dates assumed and should not be relied upon as a representation of our future performance or financial position as a separate public company. The historical audited combined financial statements have been derived from Parent’s historical accounting records and include allocations of certain general and administrative expenses from Parent’s corporate office. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Parent during the periods or at the dates presented. As a result, autonomous entity adjustments have been reflected in the pro forma combined financial information.

The unaudited pro forma combined financial statements should be read in conjunction with the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. The Unaudited Pro Forma Combined Financial Information constitutes forward-looking information and is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this information statement.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	As of May 31, 2023
(In thousands)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$32,678	$—	(a)	$—	$32,678
Receivables, less allowance for doubtful accounts	468,024	—		—	468,024
Inventories:
Raw materials	173,865	143	(b)	—	174,008
Work in process	164,059	—		—	164,059
Finished products	76,830	—		—	76,830

Total inventories	414,754	143		—	414,897
Income taxes receivable	4,293	—		—	4,293
Assets held for sale	3,381	—		—	3,381
Prepaid expenses and other current assets	57,756	899	(b)	—	58,655

Total current assets	980,886	1,042		—	981,928
Investments in unconsolidated affiliate	114,550	—		—	114,550
Operating lease assets	75,281	—		—	75,281
Goodwill	78,642	—		—	78,642
Other intangible assets, net of accumulated amortization	83,374	—		—	83,374
Deferred income taxes	6,270	—		—	6,270
Other assets	10,984	2,000	(a)	—	12,984
Property, plant and equipment:
Land	37,577	—		—	37,577
Buildings and improvements	168,606	549	(b)	—	169,155
Machinery and equipment	847,521	12,555	(b)	—	860,076
Construction in progress	20,265	122	(b)	—	20,387

Total property, plant and equipment	1,073,969	13,226		—	1,087,195
Less: accumulated depreciation	659,591	8,365	(b)	—	667,956

Total property, plant and equipment, net	414,378	4,861		—	419,239

Total assets	$1,764,365	$7,903		$—	$1,772,268

Liabilities and equity
Current liabilities:
Accounts payable	$402,177	$—		$—	$402,177
Short-term borrowings	2,813	150,000	(a)	—	152,813
Accrued compensation, contributions to employee benefit plans and related taxes	31,934	12,413	(b)	—	44,347
Other accrued items	15,540	22	(b)	—	15,562
Current operating lease liabilities	5,926	—		—	5,926
Current maturities of long-term debt due to Parent	20,000	(20,000)	(a)	—	—

Total current liabilities	478,390	142,435		—	620,825
Other liabilities	33,648	7,813	(b)	—	41,461
Noncurrent operating lease liabilities	71,656	—		—	71,656
Deferred income taxes	26,096	1,161	(g)	—	27,257

Total liabilities	609,790	151,409		—	761,199

Equity:
Common stock	—	—		—	—
Additional paid-in capital	—	887,601	(f)	—	887,601
Net parent investment	1,031,107	(1,031,107)	(a,b,f)	—	—
Accumulated other comprehensive income, net of taxes	(2,149)	—		—	(2,149)

Total equity - controlling interest	1,028,958	(143,506)		—	885,452
Noncontrolling interests	125,617	—		—	125,617

Total equity	1,154,575	(143,506)		—	1,011,069

Total liabilities and equity	$1,764,365	$7,903		$—	$1,772,268

See the accompanying notes to the unaudited pro forma combined financial statements.

45

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS

	Fiscal Year Ended May 31, 2023
(In thousands, except per share amounts)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Net sales	$3,607,687	$—		$3,900	(h)	$3,611,587
Cost of goods sold	3,271,182	—		—		3,271,182

Gross margin	336,505	—		3,900		340,405
Selling, general and administrative expense	200,847	—		(3,350)	(i,j)	197,497
Impairment of long-lived assets	2,112	—		—		2,112
Restructuring and other income, net	(4,204)	—		—		(4,204)
Separation costs	17,515	—		—		17,515

Operating income	120,235	—		7,250		127,485
Other income (expense):
Miscellaneous income, net	3,731	—		—		3,731
Interest expense, net	(2,999)	(10,812	)(e)	—		(13,811)
Equity in net income of unconsolidated affiliate	7,725	—		—		7,725

Earnings before income taxes	128,692	(10,812)		7,250		125,130
Income tax expense (benefit)	28,995	(2,523	)(g)	1,692	(k)	28,164

Net earnings	99,697	(8,289)		5,558		96,966
Net earnings attributable to noncontrolling interests	12,642	—		—		12,642

Net earnings attributable to controlling interest	$87,055	$(8,289)		$5,558		$84,324

Pro forma basic
Average common shares outstanding					(c)

Earnings per share attributable to controlling interest

Pro forma diluted
Average common shares outstanding					(d)

Earnings per share attributable to controlling interest

See the accompanying notes to the unaudited pro forma combined financial statements.

46

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

For further information regarding the historical combined financial statements, please refer to the audited combined financial statements included in this information statement. The unaudited pro forma combined balance sheet as of May 31, 2023 and the unaudited pro forma combined statement of earnings for the fiscal year ended May 31, 2023 include adjustments related to the following:

Transaction Accounting Adjustments:

(a)

Reflects the effects of our anticipated post-separation capital structure, including a $150.0 million cash distribution to Parent in consideration of the contribution of the net assets that comprise our business. This distribution to Parent is expected to be funded through borrowings under the $550.0 million senior secured revolving credit facility expected to be executed in connection with the separation, leaving $400.0 million of borrowing capacity available to be drawn post-separation. Borrowings outstanding under this credit facility are expected to have maturities up to one year and accrue interest at rates equal to an applicable margin over the Simple SOFR Rate. We expect to incur approximately $2.0 million of issuance costs to execute the revolving credit facility, which will be amortized to interest expense over the expected five-year term and are reflected within other assets. The value and terms of such indebtedness and related capital structure remain under strategic review and will be finalized prior to the planned Separation.

Our anticipated post-separation capital structure does not contemplate the $20.0 million outstanding under the term loan between our consolidated TWB joint venture and Parent included in the combined balance sheet as of May 31, 2023. This note matures on May 31, 2024, and is expected to be settled prior to the planned Separation as TWB has both the ability and intent to do so. To the extent not settled in cash prior to separation, Parent will contribute its corresponding note receivable in conjunction with the transfer of other Parent assets and liabilities as discussed in (b) below.

(b)

Reflects adjustments for certain assets and liabilities that are expected to be transferred to us from Parent in connection with the planned Separation, including assets with a book value of $5.9 million at May 31, 2023, consisting primarily of shared fixed assets historically recorded within Parent corporate entities that will be assigned to us, and liabilities with a May 31, 2023, book value of $20.2 million, consisting primarily of compensation accruals, including those associated with Parent’s long-term incentive compensation plan, associated with certain corporate employees that will become employees of Worthington Steel post-separation.

(c)

The number of Worthington Steel common shares used to compute basic earnings per share is based on the number of Worthington Steel common shares assumed to be outstanding, based on: (a) the number of Parent’s common shares assumed to be outstanding on May 31, 2023 and (b) assuming a distribution ratio of                 Worthington Steel common share[s] for every                outstanding common share[s] of Worthington Industries, Inc. Worthington Steel common shares are not expected to have a par value.

(d)

The number of shares used to compute diluted earnings per share is based on the number of common shares of Worthington Steel as described in note (c) above, plus incremental shares assuming exercise of dilutive outstanding options and restricted stock awards. This calculation may not be indicative of the dilutive effect that will actually result from Worthington Steel stock-based awards issued in connection with the adjustment of outstanding Parent stock-based awards or the grant of new stock-based awards. The number of dilutive common shares underlying Worthington Steel stock-based awards issued in connection with the adjustment of outstanding Parent stock-based awards will not be determined until the distribution date or shortly thereafter.

(e)

Reflects the addition of estimated interest expense related to the amounts drawn on the senior secured revolving credit facility described in note (a) above and amortization of the related deferred debt issuance costs. Interest expense assumes a 1.5% spread over the Simple SOFR Rate. This interest rate may be higher or lower if our actual interest rate or credit spread change. Pro forma interest expense has also been reduced to exclude the effects of the related party debt described in (a) above.

47

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(f)	Reflects the reclassification of Worthington’s investment in us, which was recorded as a component of equity, into additional paid-in-capital.

(g)

Represents the tax effects of the transaction pro forma adjustments as the applicable statutory tax rate. The effective tax rate of Worthington Steel could be different (either higher or lower) depending on activities subsequent to the planned Separation. The impacts of pro forma adjustments on deferred tax assets and liabilities were offset against existing deferred tax assets and liabilities reflected in our historical combined balance sheet.

Autonomous Entity Adjustments:

(h)	Reflects the incremental margin on post-separation sales to Parent under the steel supply agreement between us and New Worthington.

(i)

Includes incremental SG&A expense of $0.3 million to capture the effects of the transition services agreement that will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation.

(j)

Includes a $3.7 million reduction in SG&A expense to capture the effects of the employee matters agreement, which is expected to result in lower corporate profit sharing and bonus expense post-separation than what was allocated to Worthington Steel in the combined financial statements.

(k)

Represents the tax effects of the autonomous pro forma adjustments as the applicable statutory tax rate. The effective tax rate of Worthington Steel could be different (either higher or lower) depending on activities subsequent to the planned Separation.

Management Adjustments:

We have elected to present management adjustments to the pro forma financial information and included all adjustments necessary for a fair statement of such information. Following the planned Separation, we expect to incur incremental costs as a separate public company in certain of our corporate support functions (e.g., finance, accounting, tax, treasury, IT, HR, and legal, among others). We received the benefit of economies of scale as a business unit of Parent; however, in establishing these support functions independently, the expenses will be higher than the prior shared allocation.

As a stand-alone public company, we expect to incur certain costs in addition to those incurred pursuant to the autonomous adjustments as described in notes (h) through (j) above, including costs resulting from:

•

One-time and non-recurring expenses to stand-up the corporate functions required to operate as a stand-alone public company. These non-recurring costs primarily relate to system implementations and business and facilities separation; and

•

Recurring and ongoing costs required to operate our stand-alone corporate functions as well as public company costs such as external reporting, internal audit, treasury, investor relations, board of directors and officers, and stock administration.

The additional expenses have been estimated based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment and strategic decisions made. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this document may impact actual costs incurred.

We estimate that we would have incurred approximately $15.8 million of total expenses (including one-time expenses of approximately $2.4 million and recurring expenses of approximately $13.4 million) for the fiscal year ended May 31, 2023.

48

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

For the Fiscal Year Ended May 31, 2023

Unaudited pro forma combined net earnings attributable to Worthington Steel(1)	$84,324
Management adjustments	(15,790)
Income tax effects	3,684

Unaudited pro forma combined net earnings attributable to Worthington Steel after management adjustments	$72,218

Pro forma basic earnings per share attributable to controlling interest after management adjustments

Pro forma diluted earnings per share attributable to controlling interest after management adjustments

As shown in the unaudited pro forma combined statement of earnings

49

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) to “Worthington Steel” or the “Company” (“we,” “us,” or “our”) shall mean the net assets and operating activities comprising the steel processing business of Worthington Industries, Inc. (“Worthington” or “Parent”). Worthington Steel, Inc., which was established on February 28, 2023 will be Worthington Steel’s new ultimate parent company. Worthington Steel, Inc. has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation. Parent will operate under a new, to be determined, name (“New Worthington”) upon the completion of the planned Separation. References herein to “fiscal 2021,” “fiscal 2022” or “fiscal 2023” refer to the fiscal years ended May 31, 2021, 2022 and 2023, respectively. Refer to “Note A – The Proposed Separation, Description of the Business, and the Basis of Presentation” in the accompanying audited combined financial statements for additional information.

This MD&A is designed to provide a reader of our financial statements with a narrative explanation of our financial results in a manner that enables them to evaluate the Company’s performance through the eyes of management. This MD&A should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements” and our audited combined financial statements and accompanying notes included elsewhere in this information statement. This MD&A includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the results referred to in these forward-looking statements, see “Cautionary Statement Concerning Forward-Looking Statements.” This MD&A is divided into ten main sections:

•	Separation from Worthington Industries, Inc.;

•	Basis of Presentation;

•	Transition to Stand-alone Company;

•	Business Overview;

•	Recent Business Developments;

•	Acquisitions and Divestitures;

•	Trends and Factors Impacting our Performance;

•	Results of Operations;

•	Liquidity and Capital Resources; and

•	Critical Accounting Estimates.

Separation from Worthington Industries, Inc.

On September 29, 2022, Parent announced its intention to spin off the net assets and operating activities comprising its steel processing business into a separate stand-alone publicly traded company through a generally tax-free pro rata distribution of 100% of the common shares of Worthington Steel to Parent’s shareholders. While Parent currently intends to effect the distribution, subject to satisfaction of certain conditions, Parent has no obligation to pursue or consummate any dispositions of its ownership interest in us, including through the distribution, by any specified date or at all. The distribution is subject to various conditions, including the transfer of assets and liabilities to us in accordance with the separation agreement; due execution and delivery of the agreements relating to the separation; no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect preventing the consummation of the separation, the distribution or any of the related transactions; acceptance for listing on the New York Stock Exchange (the “NYSE”) of our common shares to be distributed, subject to official notice of distribution; completion of the financing described

50

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

under the section entitled “Description of Certain Indebtedness” and no other event or development having occurred or in existence that, in the judgment of the board of directors of Parent (the “Parent Board”), in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The conditions to the distribution may not be satisfied, Parent may decide not to consummate the distribution even if the conditions are satisfied or Parent may decide to waive one or more of these conditions and consummate the distribution even if all of the conditions are not satisfied. If the distribution is completed and the Parent’s board of directors waived any such condition, such waiver could have a material adverse effect on (i) New Worthington’s and Worthington Steel’s respective business, financial condition or results of operations, (ii) the trading price of Worthington Steel’s common shares or (iii) the ability of stockholders to sell their Worthington Steel shares after the distribution, including, without limitation, as a result of (a) illiquid trading if Worthington Steel common shares are not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If Parent elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Parent will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as Parent determines to be necessary and appropriate in accordance with applicable law. There can be no assurance whether or when any such transaction will be consummated or as to the final terms of any such transaction.

Basis of Presentation

The accompanying audited combined financial statements have been prepared on a stand-alone, carve-out basis using the consolidated financial statements and accounting records of Parent. The combined financial statements reflect the operations of Worthington Steel, as historically managed, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The carve-out financial statements may not include all expenses that would have been incurred had the Company existed as a separate, stand-alone entity during the periods presented. In addition, transactions and accounts which have occurred within the Company have been eliminated, based on historical intracompany activity. Parent’s net investment in these operations, including intercompany transactions between us and Parent are reflected as net parent investment in the accompanying combined financial statements. Certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and respective disclosures at the date of the financial statements. Management’s judgements and assumptions may also affect the reported amounts of net sales and expenses during the reporting periods. Actual results could differ from these management estimates.

The Company has historically been dependent on Parent for all of its working capital and financing requirements and, with the exception of cash held outside of the United States, has participated in Parent’s centralized cash management and financing arrangements. Financing transactions relating to the Company are reflected within equity as net parent investment. Accordingly, none of Parent’s cash, cash equivalents or debt has been assigned to the Company. Borrowings outstanding under the May 19, 2022, revolving trade accounts receivable securitization facility (the “AR Facility”) and related interest expense are included in these combined financial statements as Worthington Steel is the legal party to the arrangement.

In contemplation of our anticipated post-separation capital structure, the Company elected to terminate the AR Facility in June 2023, and expects to replace it with a new secured credit facility, as described in the notes to the unaudited pro forma combined financial statements contained elsewhere in this information statement. No early termination or other similar fees or penalties were paid in connection with the termination. See “Recent Business Developments” for additional information.

Net parent investment, which includes retained earnings, represents Worthington’s interest in the recorded net assets of the Company. All significant transactions between us and Parent have been properly accounted for in the accompanying combined financial statements as related party transactions. To the extent not expected to be settled in cash, these transactions are reflected in the accompanying combined statements of equity as transfers (to) from Parent, net and in the accompanying combined balance sheets within net parent investment.

51

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The effects of transactions with Parent are discussed further in “Note Q – Related Party Transactions” in the accompanying audited combined financial statements.

Transition to Stand-alone Company

Our historical combined financial statements include expense allocations for certain support functions provided by Parent on a centralized basis, such as corporate back-office functions (e.g., finance, accounting, tax, treasury, IT, HR, and legal, among others) and related services as well as other general and administrative costs that serve to benefit Parent and its businesses overall. These expenses have been allocated to us on the basis of direct usage where identifiable, with all other shared costs allocated on the basis of profitability or headcount, where appropriate. We consider the basis on which expenses have been allocated to be a reasonable reflection of the services provided to and the benefit derived from the use of such support functions.

As a separate public company, our ongoing costs related to certain support functions historically provided by Parent (e.g., finance, accounting, tax, treasury, IT, HR, and legal, among others) will likely exceed the amounts that have been allocated to us in these combined financial statements. Following the separation, we expect Parent to continue to provide some of these services on a transitional basis in exchange for agreed-upon fees. We also expect to provide certain services to Parent on a transitional basis in exchange for agreed-upon fees. In addition to one-time costs to design and establish our corporate functions, we also expect to incur other ongoing and incremental costs associated with being a stand-alone public company, including:

•

additional personnel costs, including salaries, benefits and potential bonuses and/or stock-based compensation awards for staff additions to establish certain corporate functions historically supported by Parent and not covered by the transition services agreement; and

•

corporate governance costs, including board of director compensation and expenses, audit and other professional services fees, annual report and proxy statement costs, SEC filing fees, transfer agent fees, consulting and legal fees and stock exchange listing fees.

Certain factors could impact the nature and amount of these separate public company costs, including the finalization of our staffing and organizational needs and negotiating terms with third-party vendors.

We expect these stand-alone public company costs to be in excess of the costs that have been historically allocated to us. Based on current facts and circumstances, we estimate the costs associated with being a stand-alone publicly-traded company to be in the range of approximately $75.0 million and $85.0 million per year compared to annual run-rate of approximately $70.0 million allocated to us in the accompanying combined financial statements. Moreover, we expect we may incur certain nonrecurring internal and external costs to implement new systems and stand-up stand-alone processes and controls. See “Unaudited Pro Forma Combined Financial Statements” for additional information relating to stand-alone public company costs.

We do not anticipate that increased costs solely from becoming an independent, publicly-traded company will have an adverse effect on our growth or business strategies in the future.

Business Overview

Worthington Steel is one of North America’s premier value-added steel processors with the ability to provide a diversified range of products and services that span a variety of end markets. We maintain market leading positions in the North American carbon flat-rolled steel and tailor welded blanks industries and, with the recent acquisition of Tempel Steel Company (“Tempel”), are now one of the largest global producers of electrical steel laminations. For nearly 70 years, we have been delivering high quality steel processing capabilities across a variety of end-markets including automotive, heavy truck, agriculture, construction, and energy. With the ability to produce customized steel solutions, we aim to be the preferred value-added steel processor in the markets we serve by delivering highly technical, customer specific solutions, while also providing advanced materials

52

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

support and price risk management solutions to optimize customer supply chains. Our scale and operating footprint allow us to achieve an advantaged cost structure and service platform supported by a strategic operating footprint. We serve our customers primarily by processing flat-rolled steel coils, which we source primarily from various North American steel mills, into the precise type, thickness, length, width, shape, and surface quality required by customer specifications. We can sell steel on a direct basis, whereby we are exposed to the risk and rewards of ownership of the material while in our possession. Alternatively, we can also toll process steel under a fee for service arrangement whereby we process customer-owned material. Our manufacturing facilities further benefit from the flexibility to scale between direct versus tolling services based on demand dynamics throughout the year.

Our operations are managed principally on a products and services basis under a single group organizational structure. We own controlling interests in the following consolidated operating joint ventures: Spartan Steel Coating, L.L.C. (“Spartan”), TWB Company, L.L.C. (“TWB”), Worthington Samuel Coil Processing LLC (“Samuel”), and Worthington Specialty Processing (“WSP”), through October 2022 when we completed the divestiture of the remaining net assets of the business. The net assets and operating results of these joint ventures are consolidated with the equity owned by the minority joint venture member shown as “Noncontrolling interests” in our combined balance sheets, and the noncontrolling interest in net earnings and other comprehensive income (loss) (“OCI”) shown as net earnings or comprehensive income attributable to noncontrolling interests in our combined statements of earnings and combined statements of comprehensive income (loss), respectively. The remaining joint venture, Serviacero Worthington, is unconsolidated and accounted for using the equity method.

Recent Business Developments

•	On June 29, 2023, we terminated the AR Facility. See “Note R – Subsequent Events” for additional information.

Acquisitions and Divestitures

There were no acquisitions completed in fiscal 2023. In fiscal 2022, we acquired the following businesses:

•

On December 1, 2021, we acquired all of the issued and outstanding capital stock of Tempel, a leading global manufacturer of precision motor and transformer laminations for the electrical steel market. The purchase price consisted of cash consideration of approximately $272.2 million, plus the assumption of certain long-term liabilities. Tempel employs approximately 1,500 people, and is headquartered in Chicago, Illinois, with additional manufacturing locations in Burlington, Canada, Changzhou, China, Chennai, India and Monterrey, Mexico.

•

On June 8, 2021, we acquired certain assets of the Shiloh Industries’ U.S. BlankLight business (“Shiloh”), a provider of light-weighting laser welded solutions, for approximately $104.5 million. The acquisition included three facilities that are being operated as part of TWB, our consolidated blanking joint venture. In addition to providing incremental capacity, the acquisition expanded our capabilities in this space to include light-weight aluminum tailor welded blanks.

During fiscal 2023 and fiscal 2022, we completed the following business divestitures:

•

On October 31, 2022, our consolidated joint venture, WSP, ceased operations and sold its remaining manufacturing facility, located in Jackson, Michigan, for net proceeds of approximately $20.8 million, resulting in a pre-tax gain of $3.9 million within restructuring and other (income) expense, net. Refer to “Note F – Restructuring and Other (Income) Expense, Net” in the accompanying audited combined financial statements for additional information.

•

In April of fiscal 2022, we completed the exit of the Decatur, Alabama steel processing facility and sold the remaining fixed assets with a net book value of $1.4 million for net cash proceeds of $4.0 million.

53

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

•

On June 9, 2021, our consolidated joint venture WSP, sold the remaining assets of its Canton, Michigan, facility for approximately $19.9 million, resulting in a pre-tax gain of $12.2 million within restructuring and other income, net during fiscal 2022. Additionally, on May 2, 2022, we purchased the non-controlling 49% interest in Worthington Taylor, the entity which owned the assets of WSP’s former Taylor, Michigan facility, for approximately $6.8 million. Worthington Taylor is now one of our wholly-owned subsidiaries. WSP continued to operate the then remaining location in Jackson, Michigan, through its divestiture in October 2022.

Trends and Factors Impacting our Performance

The steel processing industry is fragmented and highly competitive. Given the broad base of services offered, specific competitors vary based on the target industry, product type, service type, size of program and geography. Competition is primarily on the basis of price, product quality and the ability to meet delivery requirements. Processed steel products are priced competitively, primarily based on market factors, including, among other things, market pricing, the cost and availability of raw materials, transportation and shipping costs, and overall economic conditions in the U.S. and abroad.

General Economic and Market Conditions

We sell our products and services to a diverse customer base and a broad range of end markets. The breakdown of net sales by end market for the fiscal year ended 2023 and 2022 is illustrated in the following chart.

The automotive industry is one of the largest consumers of flat-rolled steel, and thus the largest end market for Worthington Steel as well as our unconsolidated joint venture, Serviacero Worthington. North American vehicle production, primarily by the Detroit Three automakers, is a leading indicator of automotive demand. North American vehicle production was up 13% in fiscal 2023, although overall demand has yet to recover to pre-COVID 19 levels.

Our remaining net sales are to other markets such as agricultural, appliance, construction, container, energy, heavy-truck, HVAC, and, with the fiscal 2022 addition of Tempel, industrial electric motor, generator, and transformer. Given the many different products that make up these net sales and the wide variety of end markets,

54

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

it is very difficult to detail the key market indicators that drive this portion of our business. However, we believe that the trend in U.S. GDP growth is a good economic indicator for analyzing the demand of these end markets. End demand in both the residential and commercial construction markets softened in fiscal 2023, likely driven by a combination of rising interest rates and general economic uncertainty.

Inflation and government deficits and debt levels remain at high levels in many major markets. In the U.S. inflation was 4.0% in May 2023 compared to 8.6% in May 2022. Inflationary pressures have been felt across our business in the form of higher input and conversion costs as well as higher overall selling, general and administrative (“SG&A”) expense. The U.S. Federal Reserve has pushed interest rates to the highest level in more than 15 years in an attempt to slow growth and reduce inflation. The impact of rising interest rates could cause a significant economic downturn and impact various of the end markets that we serve as well as overall domestic steel demand. Despite the economic headwinds presented by a rising interest rate environment, demand remains steady in most of our end markets.

We use the following information to monitor our costs and demand in our major end markets.

	2023	2022	2021	2023 vs. 2022	2022 vs. 2021
U.S. GDP (% growth year-over-year)(1)	1.7%	5.4%	2.8%	(3.7%)	2.6%
Hot-Rolled Steel ($ per ton)(2)	$889	$1,588	869	$(699)	$719
Detroit Three Auto Build (000’s vehicles)(3)	6,906	6,164	6,808	742	(644)
No. America Auto Build (000’s vehicles)(3)	14,910	13,225	14,813	1,685	(1,588)
Zinc ($ per pound)(4)	$1.40	$1.56	$1.15	$(0.16)	$0.41
Natural Gas ($ per mcf)(5)	$5.22	$4.92	$2.49	$0.30	$2.43
On-highway Diesel Fuel Prices ($ per gallon)(6)	$4.80	$3.99	$3.17	$0.81	$0.82

(1)	2022/2021 figures based on revised actuals
(2)	CRU Hot-Rolled Index; period average
(3)	IHS Global (S&P)
(4)	LME zinc; period average
(5)	NYMEX Henry Hub Natural Gas; period average
(6)	Energy Information Administration; period average

Sales to one automotive customer represented 16%, 17% and 17% of our combined net sales during fiscal 2023, fiscal 2022 and fiscal 2021, respectively. While our automotive business is largely driven by the production schedules of the Detroit Three automakers, our customer base is much broader and includes other domestic manufacturers and many of their suppliers. During fiscal 2023, vehicle production for the Detroit Three automakers was up 12%, while overall North American vehicle production was up 13%.

Sales for most of our products are generally strongest in our fiscal fourth quarter when our facilities operate at seasonal peaks. Historically, sales have been weaker in our fiscal third quarter, primarily due to reduced seasonal activity in the building and construction industry, as well as customer plant shutdowns due to holidays, particularly in the automotive industry. We do not believe backlog is a significant indicator of our business.

Impact of Raw Material Prices

Our principal raw materials are flat-rolled steel, including electrical steel, which we purchase in coils from integrated steel mills and mini-mills. The steel industry as a whole has been cyclical, and at times availability and pricing can be volatile due to a number of factors beyond our control. This volatility can significantly affect our steel costs. In an environment of increasing prices for steel and other raw materials, competitive conditions may impact how much of the price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected. Also, if steel prices decrease, in general, competitive conditions may impact how quickly we must reduce our prices to our customers, and we could be forced to use higher-priced raw materials to complete orders for which

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

the selling prices have decreased. Declining steel prices could also require us to write-down the value of our inventories to reflect current market pricing. Further, the number of suppliers has decreased in recent years due to industry consolidation and the financial difficulties of certain suppliers, and consolidation may continue. Accordingly, if delivery from a major steel supplier is disrupted, it may be more difficult to obtain an alternative supply than in the past.

The market price of our products is closely related to the price of Hot Rolled Coil (HRC). The price of benchmark HRC is primarily affected by the demand for steel and the cost of raw materials. During fiscal 2021 and into fiscal 2022, steel prices increased significantly due to supplier consolidation, tight mill orders due to the COVID-19 pandemic, the war in Ukraine and tariffs on foreign steel. During the first three quarters of fiscal 2023, steel prices decreased before increasing again in the fourth quarter due to production cuts at major steel mills and the replenishing of inventories in major end markets.

To manage our exposure to market risk, we attempt to negotiate the best prices for steel and to competitively price products and services to reflect the fluctuations in market prices. Derivative financial instruments have been used to manage a portion of our exposure to fluctuations in the cost of certain steel. These contracts covered periods commensurate with known or expected exposures throughout the periods presented. The derivative financial instruments were executed with highly rated financial institutions.

The following table presents the average quarterly market price per ton of hot-rolled steel during fiscal 2023, fiscal 2022 and fiscal 2021:

	Fiscal Year Ended May 31,
(Dollars per ton)(1)	2023	2022	2021
1st Quarter	$978	$1,762	$475
2nd Quarter	$742	$1,888	$625
3rd Quarter	$720	$1,421	$1,016
4th Quarter	$1,116	$1,280	$1,358
Annual Avg.	$889	$1,588	$869

(1)	CRU Hot-Rolled Index

No matter how efficient, our operations, which use steel as a raw material, create some amount of scrap. The expected price of scrap compared to the price of the steel raw material is factored into pricing. Generally, as the price of steel increases, the price of scrap increases by a similar amount. When increases in scrap prices do not keep pace with the increases in the price of the steel raw material, it can have a negative impact on our margins.

Results of Operations

Fiscal 2023 Compared to Fiscal 2022

The following table presents combined operating results for the periods indicated:

	Fiscal Year Ended May 31,
(In millions)	2023	2022	Increase/ (Decrease)
Net sales	$3,607.7	$4,068.9	$(461.2)
Operating income	120.2	226.6	(106.4)
Equity income	7.7	29.8	(22.1)
Net earnings attributable to controlling interests	87.1	180.4	(93.3)

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table presents combined volume for the periods presented:

	Fiscal Year Ended May 31,
	2023	2022	Increase/ (Decrease)
Tons	3,954,575	4,285,335	(330,760)

Net sales decreased $461.2 million from fiscal 2022 to $3.6 billion in fiscal 2023, as the unfavorable impact of lower average selling prices more than offset the incremental contributions from the Tempel acquisition and a favorable shift in mix from toll tons to direct tons shipped. The mix of direct versus toll tons processed was 57% to 43% in fiscal 2023, compared to 52% to 48% in fiscal 2022. The shift in mix towards direct tons was driven primarily by lower tolling volume with our mill customers and the sale of WSP’s remaining toll processing manufacturing facility on October 31, 2022.

Gross Margin

	Fiscal Year Ended May 31,
(In millions)	2023	% of Net sales	2022	% of Net sales	Increase/ (Decrease)
Gross Margin	$336.5	9.3%	$395.5	9.7%	$(59.0)

Gross margin decreased $59.0 million from fiscal 2022 to $336.5 million, as the impact of lower overall volumes and higher manufacturing expenses reduced gross margin by a combined $61.6 million, more than offsetting the incremental margin resulting from the inclusion of Tempel for the full fiscal year. Additionally, direct spreads decreased $5.9 million and include an estimated $70.5 million unfavorable swing related to estimated inventory holding losses of $48.6 million in fiscal 2023 compared to estimated inventory holding gains of $21.9 million in fiscal 2022.

Selling, General and Administrative Expense

	Fiscal Year Ended May 31,
(In millions)	2023	% of Net sales	2022	% of Net sales	Increase/ (Decrease)
Selling, general and administrative expense	$200.8	5.6%	$180.3	4.4%	$20.5

SG&A expenses increased $20.5 million in fiscal 2023 due primarily to the inclusion of Tempel for the full fiscal year.

Other Operating Costs

	Fiscal Year Ended May 31,
(In millions)	2023	2022	Increase/ (Decrease)
Impairment of long-lived assets	$2.1	$3.1	$(1.0)
Restructuring and other income, net	(4.2)	(14.5)	10.3
Separation costs	17.5	—	17.5

Impairment charges in both fiscal 2023 and fiscal 2022 related to certain non-core steel processing assets that were written down to their estimated fair value less cost to sell in the period in which the held for sale criteria were met.

57

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Net restructuring income in both periods resulted primarily from the wind-down of our former WSP operating joint venture, including pre-tax gains of $3.9 million in fiscal 2023 related to the divestiture of the manufacturing facility in Jackson, Michigan, and $12.2 million in fiscal 2022 related to the divestiture of the manufacturing facility in Canton, Michigan.

Separation costs reflect the attribution to us of direct and incremental costs incurred by Parent in connection with the planned separation. These costs have been directly attributed to us to the extent incurred to our direct benefit, and include audit, advisory, and legal fees as well as one-time costs to stand-up our separate corporate functions.

Refer to “Note E – Goodwill and Other Long-Lived Assets” and “Note F – Restructuring and Other (Income) Expense, Net” in the accompanying audited combined financial statements for additional information.

Miscellaneous Income, Net

	Fiscal Year Ended May 31,
(In millions)	2023	2022	Increase/ (Decrease)
Miscellaneous income, net	$3.7	$0.9	$2.8

Miscellaneous income increased $2.8 million in fiscal 2023, due primarily to foreign currency remeasurement gains generated by Tempel’s operations in Mexico and Canada.

Interest Expense, Net

	Fiscal Year Ended May 31,
(In millions)	2023	2022	Increase/ (Decrease)
Interest expense, net	$3.0	$3.0	$—

Interest expense, net was flat in fiscal 2023, as the impact of the $15.0 million reduction in long-term debt with Parent was offset by interest expense on short-term borrowings under the AR Facility. Refer to “Note H – Debt and Receivables Securitization” in the accompanying combined audited financial statements for additional information.

Equity Income

	Fiscal Year Ended May 31,
(In millions)	2023	2022	Increase/ (Decrease)
Serviacero Worthington	$7.7	$29.8	$(22.1)

Equity earnings at Serviacero Worthington decreased $22.1 million in fiscal 2023 to $7.7 million, primarily due to reduced spreads driven by falling steel prices. We received cash distributions of $12.5 million from Serviacero Worthington during fiscal 2023 compared to $2.5 million in fiscal 2022.

Income Taxes

	Fiscal Year Ended May 31,
(In millions)	2023	Effective Tax Rate	2022	Effective Tax Rate	Increase/ (Decrease)
Income taxes	$29.0	25.0%	$54.0	23.1%	$(25.0)

58

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Income tax expense was down $25.0 million from fiscal 2022 to $29.0 million in fiscal 2023. The decrease was driven primarily by lower pre-tax earnings. Tax expense in the current year period reflected an estimated annual effective rate of 25.0% compared to 23.1% for the prior year period. For additional information regarding our income taxes, refer to “Note L – Income Taxes” in the accompanying combined audited financial statements.

Adjusted EBIT

We evaluate operating performance on the basis of adjusted earnings before interest and taxes (“adjusted EBIT”). EBIT is calculated by adding interest expense, net and income tax expense to net earnings attributable to controlling interest. Adjusted EBIT excludes impairment and restructuring expense (income), and may also exclude other items that management believes are not reflective of, and thus should not be included when evaluating the performance of our ongoing operations, including direct and incremental costs incurred in connection with the planned separation. Adjusted EBIT is a non-GAAP measure and is used by management to evaluate operating performance, engage in financial and operational planning and determine incentive compensation because we believe that this measure provides additional perspective on the performance of our ongoing operations. Additionally, management believes these non-GAAP financial measures provide useful information to investors because they allow for meaningful comparisons and analysis of trends in our businesses and enable investors to evaluate operations and future prospects in the same manner as management.

	Fiscal Year Ended May 31,
(In millions)	2023	2022
Net earnings attributable to controlling interest	$87.1	$180.4
Interest expense, net	3.0	3.0
Income tax expense	29.0	54.0

EBIT	$119.1	$237.4
Impairment of long-lived assets (1)	2.0	1.9
Restructuring and other income, net (2)	(2.4)	(8.6)
Separation costs (3)	17.5	—

Adjusted EBIT	$136.2	$230.7

(1)

Impairment charges are excluded because they do not occur in the ordinary course of our ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, so their exclusion facilitates the comparison of historical and current financial results. Excludes the impact of the noncontrolling interests in both periods. A more detailed discussion of our impairment activity can be found elsewhere in this MD&A as well as in “Note E – Goodwill and Other Long-Lived Assets” in the accompanying audited combined financial statements.

(2)

Restructuring activities consist of established programs that are not part of our ongoing operations, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). Excludes the impact of the noncontrolling interests in both periods. A more detailed discussion of our impairment activity can be found elsewhere in this MD&A as well as in “Note F – Restructuring and Other (Income) Expense, Net” in the accompanying audited combined financial statements.

(3)

Reflects the attribution to us of direct and incremental costs incurred by Parent in connection with the planned separation. These costs have been directly attributed to us to the extent incurred to our direct benefit, and include audit, advisory, and legal fees as well as one-time costs to stand-up our separate corporate functions.

Adjusted EBIT was $136.2 million in fiscal 2023, a decrease of $94.5 million from fiscal 2022, due to a $106.4 million decline in operating income contribution and a $22.1 million decline in equity income from

59

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Serviacero Worthington, as lower average steel prices reduced spreads. Excluding impairment, restructuring activity, and costs associated with the planned Separation, operating income was down $79.5 million from fiscal 2022 driven primarily by higher manufacturing expenses and the impact of lower overall volume, which reduced operating income by a combined $61.6 million. Direct spreads were down $5.9 million and include an estimated $70.5 million unfavorable swing related to estimated inventory holding losses of $48.7 million in fiscal 2023 compared to estimated inventory holding gains of $21.9 million in fiscal 2022.

Fiscal 2022 Compared to Fiscal 2021

The following table presents combined operating results for the periods indicated:

	Fiscal Year Ended May 31,
(In millions)	2022	2021	Increase/ (Decrease)
Net sales	$4,068.9	$2,127.4	$1,941.5
Operating income	226.6	221.5	5.1
Equity income	29.8	16.0	13.8
Net earnings attributable to controlling interests	180.4	171.0	9.4

The following table presents combined volume for the periods presented:

	Fiscal Year Ended May 31,
	2022	2021	Increase/ (Decrease)
Tons	4,285,335	4,172,823	112,512

Net sales increased $1.9 billion over fiscal 2021 to $4.1 billion. Higher selling prices favorably impacted net sales by approximately $1.4 billion, as average HRC prices nearly doubled in fiscal 2022 to $1,588 per ton. The remaining increase in net sales was driven primarily by contributions from the Tempel and Shiloh acquisitions in fiscal 2022. The mix of direct versus toll tons processed was 52% to 48% in fiscal 2022, compared to 49% to 51% in the prior fiscal year. The shift in mix towards direct tons was driven primarily by general softness at our consolidated toll processing joint ventures, and, to a lesser extent, direct tons shipped by acquired businesses in fiscal 2022.

Gross Margin

	Fiscal Year Ended May 31,
(In millions)	2022	% of Net sales	2021	% of Net sales	Increase/ (Decrease)
Gross Margin	$395.5	9.7%	$370.8	17.4%	$24.7

Gross margin increased $24.7 million over fiscal 2021 to $395.5 million. Gross margin in fiscal 2022 benefitted from improved direct spreads resulting from higher selling prices and contributions from acquisitions, partially offset by an estimated $53.1 million decline in estimated inventory holding gains as HRC prices peaked in November 2021 and then declined steadily throughout the remainder of fiscal 2022. The decrease in gross margin as a percent of net sales was due to the impact of higher overall steel prices during fiscal 2022.

Selling, General and Administrative Expense

	Fiscal Year Ended May 31,
(In millions)	2022	% of Net sales	2021	% of Net sales	Increase/ (Decrease)
Selling, general and administrative expense	$180.3	4.4%	$147.4	6.9%	$32.9

60

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

SG&A expenses increased $32.9 million in fiscal 2022 due primarily to the impact of acquisitions, and to a lesser extent, higher profit sharing and bonus expense.

Other Operating Costs

	Fiscal Year Ended May 31,
(In millions)	2022	2021	Increase/ (Decrease)
Impairment of long-lived assets	$3.1	$—	$3.1
Restructuring and other (income) expense, net	(14.5)	1.9	(16.4)

Impairment charges of $3.1 million in fiscal 2022 related to the write-down of certain production equipment at the Twinsburg, Ohio facility whose book value was determined to exceed fair market value less costs to sell.

Restructuring activity during fiscal 2022 resulted primarily from pre-tax gains realized from the sale of WSP’s, Canton, Michigan, facility ($12.2 million) and the remaining fixed assets associated with our former facility in Decatur, Alabama ($2.6 million).

Refer to “Note E – Goodwill and Other Long-Lived Assets” and “Note F – Restructuring and Other (Income) Expense, Net” in the accompanying audited combined financial statements for additional information.

Miscellaneous income (expense), net

	Fiscal Year Ended May 31,
(In millions)	2022	2021	Increase/ (Decrease)
Miscellaneous income (expense), net	0.9	(0.3)	1.2

Interest Expense, net

	Fiscal Year Ended May 31,
(In millions)	2022	2021	Increase/ (Decrease)
Interest expense, net	$3.0	$—	$3.0

Interest expense, net in fiscal 2022 is the result of the $50 million term loan entered into on June 8, 2021, between TWB and Parent to finance the minority joint venture members’ portion of the Shiloh acquisition and higher short-term borrowings. Refer to “Note H – Debt and Receivables Securitization” in the accompanying audited financial statements for additional information.

Equity Income

	Fiscal Year Ended May 31,
(In millions)	2022	2021	Increase/ (Decrease)
Serviacero Worthington	$29.8	$16.0	$13.8

Equity earnings at Serviacero Worthington increased $13.8 million on favorable spreads resulting from higher selling prices and improved volume. We received cash distributions of $2.5 million from Serviacero Worthington during fiscal 2022.

61

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Income Taxes

	Fiscal Year Ended May 31,
(In millions)	2022	Effective Tax Rate	2021	Effective Tax Rate	Increase/ (Decrease)
Income taxes	$54.0	23.1%	$48.5	22.1%	$5.5

Income tax expense was up $5.5 million from fiscal 2021 to $54.0 million. The increase was driven primarily by higher pre-tax earnings. Tax expense in the current year period reflected an estimated annual effective rate of 23.1% compared to 22.1% for the prior year period. For additional information regarding our income taxes, refer to “Note L – Income Taxes” in the accompanying audited financial statements.

Adjusted EBIT

The following table provides a reconciliation of combined net earnings attributable to controlling interest to adjusted EBIT for the periods presented:

	Fiscal Year Ended May 31,
(In millions)	2022	2021
Net earnings attributable to controlling interest	$180.4	$171.0
Interest expense, net	3.0	—
Income tax expense	54.0	48.5

EBIT	$237.4	$219.5
Impairment of long-lived assets (1)	1.9	—
Restructuring and other (income) expense, net (2)	(8.6)	1.6

Adjusted EBIT	$230.7	$221.1

(1)

Impairment charges are excluded because they do not occur in the ordinary course of our ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, so their exclusion facilitates the comparison of historical, current and forecasted financial results. Excludes the impact of the noncontrolling interests of $1.1 million in fiscal 2022. A more detailed discussion of our impairment activity can be found elsewhere in this MD&A as well as in “Note E – Goodwill and Other Long-Lived Assets” in the accompanying audited combined financial statements.

(2)

Restructuring activities consist of established programs that are not part of our ongoing operations, such as divestitures, closing or consolidating facilities, employee severance (including rationalizing headcount or other significant changes in personnel), and realignment of existing operations (including changes to management structure in response to underlying performance and/or changing market conditions). Excludes the impact of the noncontrolling interests in both periods. A more detailed discussion of our impairment activity can be found elsewhere in this MD&A as well as in “Note F – Restructuring and Other (Income) Expense, Net” in the accompanying audited combined financial statements.

Adjusted EBIT was up $9.6 million over the prior year to $230.7 million on improved direct spreads and the impact of acquisitions partially offset by lower inventory holding gains, down an estimated $53.1 million from fiscal 2021. Adjusted EBIT was also positively impacted by higher equity income from Serviacero Worthington, up $13.8 million from the prior fiscal year on higher volume and improved spreads driven by higher average selling prices.

62

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Liquidity and Capital Resources

During fiscal 2023, we generated $315.0 million of cash from operating activities, invested $45.5 million in property, plant and equipment and received $23.3 million in proceeds from assets sold. Additionally, we repaid $45.2 million of short-term borrowings and transferred $199.8 million to Parent. The following table summarizes our combined cash flows for the periods presented.

	Fiscal Year Ended May 31,
	2023	2022	2021
Net cash provided by operating activities	$315.0	$39.5	$152.6
Net cash used by investing activities	(22.2)	(395.3)	(27.7)
Net cash provided (used) by financing activities	(280.2)	358.4	(116.7)

Increase in cash and cash equivalents	12.6	2.6	8.2
Cash and cash equivalents at beginning of period	20.1	17.5	9.3

Cash and cash equivalents at end of period	$32.7	$20.1	$17.5

We currently finance our working capital requirements through cash flows from operating activities and arrangements with our Parent. We expect that our primary ongoing requirements for cash will be for working capital, funding of acquisitions, and capital expenditures. We believe that our sources of liquidity are adequate to fund our operations for the next twelve months and beyond.

Operating Activities

Our business is cyclical and cash flows from operating activities may fluctuate during the year and from year to year due to economic and industry conditions. We rely on cash and short-term borrowings to meet cyclical increases in working capital needs. These needs generally rise during periods of increased economic activity or increasing raw material prices, requiring higher levels of inventory and accounts receivable, as was the case in fiscal 2022. During economic slowdowns or periods of decreasing raw material costs, working capital needs generally decrease as a result of the reduction of inventories and accounts receivable. Falling steel prices during the first half of fiscal 2023 led to a $143.2 million decrease in operating working capital (accounts receivable, inventory and accounts payable) during fiscal 2023.

Net cash provided by operating activities was $315.0 million during fiscal 2023 compared to $39.5 million in fiscal 2022, an increase of $275.5 million. The increase was primarily due to a $318.5 million change in operating working capital requirements in fiscal 2023, as compared to fiscal 2022, mainly driven by fluctuations in steel prices, which rose in fiscal 2022, then decreased in fiscal 2023.

Investing Activities

Net cash used by investing activities was $22.2 million during fiscal 2023 compared to $395.3 million in fiscal 2022. Net cash used by investing activities in fiscal 2023 resulted from capital expenditures of $45.5 million, partially offset by proceeds from the sale of our WSP Jackson Michigan facility and other long-lived assets. Net cash used by investing activities in fiscal 2022 resulted primarily from cash paid in the aggregate amount of $376.7 million, net of cash acquired, for certain assets of Shiloh’s U.S. BlankLight ® business and Tempel. Refer to “Note M – Acquisitions” in the accompanying audited combined financial statements for additional information.

Investment activities are largely discretionary and future investment activities could be reduced significantly, or eliminated, as economic conditions warrant. We assess acquisition opportunities as they arise, and any such opportunities may require additional financing. There can be no assurance, however, that any such opportunities will arise, that any such acquisition opportunities will be consummated, or that any needed additional financing will be available on satisfactory terms or at all if required.

63

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Financing Activities

Net cash used by financing activities was $280.2 million in fiscal 2023 compared to net cash provided by financing activities of $358.4 million in fiscal 2022. The increase in uses of cash was driven by transfers (to)/from Parent of ($199.8) million and $316.9 million in fiscal 2023 and fiscal 2022, respectively. During each of fiscal 2023 and fiscal 2022, we also made a $15.0 million payment associated with a long-term loan with Parent, issued in Fiscal 2022, to finance the minority joint venture members’ portion of the Shiloh U.S BlankLight® purchase price. We also repaid $45.2 million of short-term borrowings in fiscal 2023. Refer to “Note H – Debt and Receivables Securitization” in the accompanying audited financial statements for additional information.

Short-term borrowings

During fiscal 2022, we established the AR Facility allowing us to borrow up to $175.0 million. Pursuant to the terms or the AR Facility, certain of our subsidiaries sell their accounts receivable without recourse, on a revolving basis, to Worthington Receivables Company, LLC (“WRC”), a wholly-owned, consolidated, bankruptcy-remote indirect subsidiary. In turn, WRC sells, on a revolving basis, up to $175.0 million of undivided ownership interests in this pool of accounts receivable to a third-party bank. We retain an undivided interest in this pool and are subject to risk of loss based on the collectability of the receivables from this retained interest. Because the amount eligible to be sold excludes receivables more than 120 days past due, receivables offset by an allowance for doubtful accounts due to bankruptcy or other cause, concentrations over certain limits with specific customers and certain reserve amounts, we believe additional risk of loss is minimal. As of May 31, 2023, there were no borrowings outstanding under the AR Facility, leaving $175.0 million then available for use.

In contemplation of our anticipated post-separation capital structure, the Company elected to terminate the AR Facility in June 2023. No early termination or other similar fees or penalties were paid in connection with the termination of the AR Facility. Refer to “Note R – Subsequent Events” in the accompanying audited financial statements for additional information.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations are based upon our combined financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these combined financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. We base our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Critical accounting policies are defined as those that reflect our significant judgments and uncertainties that could potentially result in materially different results under different assumptions and conditions. Although actual results historically have not deviated significantly from those determined using our estimates, as discussed below, our combined financial position or results of operations could be materially different if we were to report under different conditions or to use different assumptions in the application of such policies. The following accounting estimates are considered to be the most critical to us, as these are the primary areas where financial information is subject to our estimates, assumptions and judgment in the preparation of our combined financial statements.

See “Note B – Summary of Significant Accounting Policies” to the combined financial statements for further information on our significant accounting policies.

64

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Impairment of Indefinite-Lived Long-Lived Assets:

Critical estimate. Goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate that impairment may be present. Application of goodwill impairment testing involves judgment, including but not limited to, the identification of reporting units and estimation of the fair value of each reporting unit. A reporting unit is defined as an operating segment or one level below an operating segment. Prior to fiscal 2022, our operations were comprised of a single reporting unit (“Flat Rolled Steel Processing”) encompassing all of our traditional value-added flat-rolled steel products and services. The additions of Tempel and Shiloh in fiscal 2022 resulted in two additional reporting units: 1) Electrical Steel and 2) Laser Welding.

For goodwill and indefinite-lived intangible assets, we test for impairment by first evaluating qualitative factors including macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance. If there are no concerns raised from this evaluation, no further testing is performed. If, however, our qualitative analysis indicates it is more likely than not that the fair value is less than the carrying amount, a quantitative analysis is performed. The quantitative analysis compares the fair value of each reporting unit or indefinite-lived intangible asset to the respective carrying amount, and an impairment loss is recognized in our combined statements of earnings equivalent to the excess of the carrying amount over the fair value.

Assumptions and judgments. When performing a qualitative assessment, judgment is required when considering relevant events and circumstances that could affect the fair value of the indefinite-lived intangible asset or reporting unit to which goodwill is assigned. Management considers whether events and circumstances such as a change in strategic direction and changes in business climate would impact the fair value of the indefinite-lived intangible asset or reporting unit to which goodwill is assigned. If a quantitative analysis is required, assumptions are required to estimate the fair value of the reporting unit to compare against its carrying value. Significant assumptions that form the basis of fair value can include discount rates, underlying forecast assumptions, and royalty rates. These assumptions are forward looking and can be affected by future economic and market conditions. Our qualitative review for the most recently completed fiscal year did not indicate any goodwill or indefinite-lived intangible asset impairment.

Impairment of Definite-Lived Long-Lived Assets:

Critical estimate. We review the carrying value of our long-lived assets, including intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Impairment testing involves a comparison of the sum of the undiscounted future cash flows of the asset or asset group to its respective carrying amount. If the sum of the undiscounted future cash flows exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the sum of the undiscounted future cash flows, then a second step is performed to determine the amount of impairment, if any, to be recognized. An impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value.

Assumptions and judgments. When performing the comparison of the sum of the undiscounted cash flows of the asset or asset group to its respective carrying amount, judgment is required when forming the basis for underlying cash flow forecast assumptions. If the second step of the impairment test is required, assumptions are required to estimate fair value. Significant assumptions that form the basis of fair value can include discount rates, underlying forecast assumptions, and royalty rates. These assumptions are forward looking and can be affected by future economic and market conditions.

Income Taxes:

Critical estimate. The income tax provision in the carve-out statement of earnings has been calculated as if Worthington Steel was operating on a stand-alone basis and filed separate tax returns in the jurisdiction in which it operates. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of Worthington Steel’s actual tax balances prior to or subsequent to the carve-out.

65

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

In accordance with the authoritative accounting guidance, we account for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax basis and financial reporting basis of our assets and liabilities. We evaluate the deferred tax assets to determine whether it is more likely than not that some, or a portion, of the deferred tax assets will not be realized, and provide a valuation allowance as appropriate. Changes in existing tax laws or rates could significantly impact the estimate of our tax liabilities.

Assumptions and judgments. Significant judgment is required in determining our tax expense and in evaluating our tax positions. In accordance with accounting literature related to uncertainty in income taxes, tax benefits from uncertain tax positions that are recognized in the combined financial statements are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

We have reserves for income taxes and associated interest and penalties that may become payable in future years as a result of audits by taxing authorities. It is our policy to record these in income tax expense. While we believe the positions taken on previously filed tax returns are appropriate, we have established the tax and interest reserves in recognition that various taxing authorities may challenge our positions. These reserves are analyzed periodically, and adjustments are made as events occur to warrant adjustment to the reserves, such as lapsing of applicable statutes of limitations, conclusion of tax audits, additional exposure based on current calculations, identification of new issues, and release of administrative guidance or court decisions affecting a particular tax issue. We have provided for the amounts we believe will ultimately result from these changes; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. Such differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

See “Note L – Income Taxes” to the combined financial statements for further information on income taxes.

Employee Pension Plans:

Critical estimate. Defined benefit pension and other post-employment benefit (“OPEB”) plan obligations are remeasured at least annually as of May 31 based on the present value of projected future benefit payments for all participants for services rendered to date. The measurement of projected future benefits is dependent on the provisions of each specific plan, demographics of the group covered by the plan, and other key measurement assumptions. The funded status of the benefit plans, which represents the difference between the benefit obligation and the fair value of plan assets, is calculated on a plan-by-plan basis. The benefit obligation and related funded status are determined using assumptions as of the end of each year. Net periodic benefit cost is included in other income (expense) in our combined statements of earnings, except for the service cost component, which is recorded in SG&A expense.

Assumptions and judgements. Certain key actuarial assumptions critical to the pension and post-retirement accounting estimates include expected long-term rate of return on plan assets, discount rates, projected health care cost trend rates, cost of living adjustments, and mortality rates. In developing future long-term return expectations for our benefit plans’ assets, we formulate views on the future economic environment. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields, and spreads. We also consider expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations. Net periodic benefit costs, including service cost, interest cost, and expected return on assets, are determined using assumptions regarding the benefit obligation and the fair value of plan assets as of the beginning of each year.

Holding all other factors constant, a decrease in the discount rate by 0.25 percentage points would have increased the projected benefit obligation at May 31, 2023 by approximately $2.1 million. Also, holding all other factors

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constant, a decrease in the expected long-term rate of return on plan assets by 0.25 percentage points would have increased fiscal 2023 pension expense by approximately $0.2 million.

Refer to “Note K – Employee Pension Plans” in the accompanying audited financial statements for additional information.

Business Combinations:

Critical estimate: We account for business combinations using the acquisition method of accounting, which requires that once control is obtained, all the assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. The determination of fair values of identifiable assets and liabilities requires significant judgments and estimates and the use of valuation techniques when market value is not readily available. For the valuation of intangible assets acquired in a business combination, we typically use an income approach. The purchase price allocated to the intangible assets is based on unobservable assumptions, inputs and estimates, including but not limited to, forecasted revenue growth rates, projected expenses, discount rates, customer attrition rates, royalty rates, and useful lives, among others.

Assumptions and judgements. Significant assumptions, which vary by the class of asset or liability are forward looking and could be affected by future economic and market conditions. We engage third-party valuation specialists who review our critical assumptions and prepare the calculation of the fair value of acquired intangible assets in connection with significant business combinations. The excess of the purchase price over the fair values of identifiable assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Refer to “Note M – Acquisitions” in the accompanying combined audited financial statements for further information on our business combinations.

Corporate Allocations:

Critical estimate. The Company has historically operated as part of Parent and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the Company and are reflected as expenses in the accompanying financial statements.

Assumptions and judgement. As a separate public company, our total costs related to such support functions may differ from the costs that were historically allocated to us due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Company. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on the basis of either profitability or headcount depending on the underlying nature of the activity. We consider the basis on which expenses have been allocated to be a reasonable reflection of the services provided to or the benefit derived from the use of such support functions.

Refer to “Note Q – Related Party Transactions” in the accompanying audited financial statements for a description of the Company’s corporate allocations and related-party transactions.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, we are exposed to various market risks. We continually monitor these risks and regularly develop appropriate strategies to manage them. Accordingly, from time to time, we may enter into certain financial and commodity-based derivative financial instruments. These instruments are used primarily to mitigate market exposure. Refer to “Note N – Derivative Financial Instruments and Hedging Activities” in the accompanying audited financial statements for additional information.

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Commodity Price Risk

We are exposed to market risk for price fluctuations on purchases of steel, natural gas, scrap, zinc and other raw materials as well as our utility requirements. We attempt to negotiate the best prices for commodities and to competitively price products and services to reflect the fluctuations in market prices. Derivative financial instruments have been used to manage a portion of our exposure to fluctuations in the cost of certain commodities, including steel, natural gas, zinc, and other raw materials. These contracts covered periods commensurate with known or expected exposures throughout fiscal 2023. The derivative financial instruments were executed with highly rated financial institutions. No credit loss is anticipated.

A sensitivity analysis of changes in the price of hedged commodities indicates that a 10% decline in the market prices of steel, scrap, zinc, natural gas or any combination of these would not have a material impact to the value of our hedges or our reported results.

The fair values of our outstanding derivative positions as of May 31, 2023 and 2022 are summarized below. Fair values of these derivative financial instruments do not consider the offsetting impact of the underlying hedged item.

	Fair Value At May 31,
	2023	2022
Commodity contracts	$(7,556)	$1,007

Total derivative financial instruments	$(7,556)	$1,007

Safe Harbor

Quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management’s opinion about risks associated with the use of derivative financial instruments. These statements are based on certain assumptions with respect to market prices and industry supply of, and demand for, steel products and certain raw materials. To the extent these assumptions prove to be inaccurate, future outcomes with respect to hedging programs may differ materially from those discussed in the forward-looking statements.

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BUSINESS

General Overview

Worthington Steel is one of North America’s premier value-added steel processors with the ability to provide a diversified range of products and services that span a variety of end markets. We maintain market leading positions in the North American carbon flat-rolled steel and tailor welded blanks industries and, with the recent acquisition of Tempel Steel Company (“Tempel”), are now one of the largest global producers of electrical steel laminations. Our unique offering of value-added solutions combined with our technical and market expertise rooted in our people-first philosophy has fostered deep, long-lasting relationships with our customers and furthered our position as a market leader. We believe this leading market position across multiple value-added products and services combined with strong customer relationships positions us to capitalize on expanding opportunities in electrification, sustainability and infrastructure spending.

We believe our key investment attributes to be:

•	Long-standing customer relationships focused on value creation and best-in-class service delivery

•	Manufacturing scale enabling proximity to customers and suppliers, operational efficiencies, and purchasing power

•	Attractive growth opportunities via strategic capital investments and/or value-enhancing acquisitions

•	A market-leading supplier to growing end markets

•	Well-positioned to capitalize on growth opportunities for our electrical steel products we expect to result from the anticipated global shift toward electrified vehicles

For nearly 70 years, we have been delivering high quality steel processing capabilities across a variety of end-markets including automotive, heavy truck, agriculture, construction, and energy. With the ability to produce customized steel solutions, we aim to be the preferred value-added steel processor in the markets we serve by delivering highly technical, customer-specific solutions, while also providing advanced materials support and price risk management solutions to optimize customer supply chains. Our scale and operating footprint allow us to achieve an advantaged cost structure and service platform supported by a strategic operating footprint.

Our people-first philosophy is rooted in the belief that people are our most important asset, which serves as the basis for our unwavering commitment to our employees, customers, suppliers, and investors. Our primary goal is to create value for our shareholders. Built on the successful foundation of the Worthington Business System, we apply a disciplined approach to capital deployment and seek to grow earnings by optimizing our operations and supply chain, developing and commercializing new products and applications, and pursuing strategic investments and acquisitions.

For the fiscal year ended May 31, 2023, we delivered approximately 4.0 million tons of value-added processed steel, generating net sales of $3.6 billion compared to 4.3 million tons and net sales of $4.1 billion in fiscal 2022. Net earnings attributable to controlling interest and adjusted earnings before interest and taxes (“adjusted EBIT”) were $87.1 million and $136.2 million, respectively, in fiscal 2023 compared to $180.4 million and $230.7 million, respectively, in fiscal 2022.

Adjusted EBIT is a non-GAAP measure used by management to assess operating performance. For further information regarding our use of this non-GAAP measure as well as a reconciliation to the most comparable GAAP measure, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement.

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The following pie chart presents our net sales by end-market for the fiscal year ended May 31, 2023:

Net Sales by End Market (Fiscal 2023)

Value-Added Products and Services

We believe our diversified portfolio of products and services makes us a premier value-added steel processor in the markets we serve. We generate sales by processing and selling flat-rolled steel coils, which we source primarily from various North American steel mills, into the precise type, thickness, length, width, shape, and surface quality required by customer specifications. Our product lines and processing capabilities include:

•

Carbon Flat-Roll Steel Processing: We perform a variety of value-added processes based on customer requirements including pickling, specialty re-rolling, hot dip galvanizing, blanking, slitting and cutting to length.

•

Electrical Steel Laminations: We manufacture precision magnetic steel laminations for the automotive (including applications for electrified vehicles), industrial motor, generator, and transformer industries. We deliver precision manufacturing (including stamping, heat treating, core assembly, die casting, bonding, etc.), material sourcing, metallurgical analysis, engineering, prototyping and product design, tooling, and value-added capabilities to customers via a global manufacturing footprint.

•

Tailor Welded Products: These products are used by North American automotive customers to reduce weight, lower cost, improve material utilization, and consolidate parts. Our highly engineered products allow for flexible part design and ensure the right material is used in the right place.

•	Tailor Welded Blanks are made from individual sheets of steel of different thickness, strength and coating which are joined together by laser welding.

•	Aluminum Tailor Welded Blanks are processed using friction stir welding technology. Friction stir offers the widest range of formable welded properties for all automotive aluminum alloys.

We can sell steel on a direct basis, whereby we are exposed to the risk and rewards of ownership of the material while in our possession. Alternatively, we can also toll process steel under a fee for service arrangement whereby we process customer-owned material. Our manufacturing facilities further benefit from the flexibility to scale between direct versus tolling services based on demand dynamics throughout the year.

Our Key Strengths

We believe we are well-positioned to execute on our growth initiatives and overall business strategy. In addition to our diverse offering and unique capability set, we have a long history of delivering reliable solutions to meet our customers’ supply chain needs and technical challenges, and, with the addition of Tempel, are well-positioned to benefit from the global growth in electric vehicles. We believe our commitment to the Worthington Business System will enable us to execute our overall business strategy through continuous operational transformation, thoughtful and strategic deployment of capital, including acquisitions, and partnering with our customers and suppliers to create innovative solutions that allow us to evolve and adapt to changing market conditions. Our key strengths are described in more detail below:

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Strong and differentiated positions in key markets

We strive to be a collaborative partner to our customers by delivering complex and value-added solutions that meet our customers’ most demanding and performance-critical applications. We believe our portfolio of differentiated and value-added solutions is unique in the service center industry and provides for a competitive advantage that we will continue to leverage to create value for all of our stakeholders. We believe few service centers in North America offer the same breadth of value-added processing capabilities as Worthington Steel. For example, we own and operate two continuous hot dipped galvanizing lines with an annual capacity of approximately 1.4 million tons to zinc coat cold-rolled and hot-rolled steel and a network of six pickling facilities with capacity to process approximately five million tons of flat-rolled steel annually. Our market expertise extends beyond steel processing to include end-to-end supply chain management and price risk management solutions for customers seeking to develop efficient supply chains and reduce risk. In doing so, we have become one of the largest participants in North America’s steel futures market.

Through our TWB Company, LLC (“TWB”) joint venture, which operates 11 manufacturing facilities across North America, we believe we are the largest independent tailor welded blank operation in the region with capabilities that include mild carbon steel, advanced high strength steel and aluminum. Our product offering is further differentiated by our electrical steel capabilities. With manufacturing facilities in both North America and Asia Pacific, we are one of the leading global providers of electrical steel laminations for motors, generators, and transformers.

Strong operating platform guided by the Worthington Philosophy and driven by the Worthington Business System

The backbone of our culture is the Worthington Philosophy, which was memorialized in 1968 by our founder, John H. McConnell. The Worthington Philosophy is rooted in the ‘Golden Rule,’ which serves as the basis for an unwavering commitment to our key stakeholders – our employees, customers, suppliers, and shareholders – and helps drive strong partnerships, not only with our customers and suppliers, but our employees as well.

We follow a people-first philosophy, with the primary goal of driving value creation for our shareholders. We seek to accomplish this by optimizing existing operations, commercializing value-added offerings, and pursuing strategic capital investments and acquisitions. Our employees at all levels work together under the framework of the Worthington Business System to develop cross-functional solutions across our operations, including back-office support, to drive efficiency by streamlining costs and reducing waste while maintaining the operational agility necessary to respond to the wide range of environments in which we operate.

Further, we are committed to protecting the safety and health of our workforce and the environment, while using resources in a responsible and sustainable manner, subscribing to internationally recognized measures of consistent performance metrics relating to health, safety, security, and the environment.

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As outlined below, the Worthington Business System is rooted in the Worthington Philosophy and designed to drive continuous improvement through use of tools and technologies that help drive results and inform our business decisions:

Well-positioned to capitalize on growth opportunities for our electrical steel products we expect to result from the anticipated global shift toward electrified vehicles

While the expected shift away from internal combustion powered vehicles may reduce demand for certain of our processed steel products in the automotive end market, we believe we are well-positioned to benefit from the anticipated once-in-a-lifetime industry tailwinds associated with the global shift to electrified vehicles over the coming decade. As one of the largest suppliers of highly engineered, precision-stamped, electrical steel laminations in the world, we aim to be the preferred supplier of electrical steel laminations to our blue-chip automobile original equipment manufacturer (“OEM”) customers as demand continues to grow. As shown by the chart below, battery electric and hybrid vehicles are expected to make up approximately two-thirds of all vehicles produced in North America and approximately 90% of all vehicles produced in Europe and Greater China by 2030. Due to our leading position as a supplier of laminations in the electric generator and transformer markets,

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we are also well-positioned to capitalize on growth opportunities associated with expanding and modernizing the existing power infrastructure and charging network.

Worthington Steel’s operating footprint provides strategic jurisdictional advantages due to its proximity to both its suppliers and automobile OEM customer base. As a result, we are well-positioned to benefit from financial incentives in the form of tax credits and rebates for localizing the development of an electric vehicle ecosystem in North America and globally.

Deep and long-standing relationships with customers

We focus on providing superior customer service and delivering best-in-class products and services, which result in deeply entrenched and long-lasting customer relationships, many of which span decades, particularly with our automobile OEM customers. Our uniform quality control processes across downstream operations, including cold rolling, hot-dipped galvanizing, tailor welded blanking, pickling, and stamping electrical steel laminations allows us to deliver value-added and tailored products that meet our customers’ most demanding and technical applications.

Our customer relationships entail more than just steel processing. We work collaboratively with our customers to reduce material costs and provide supply chain management to minimize downstream impacts, including effective price risk management initiatives that aim to reduce risk across the entire supply chain by aligning customer demand with production and supply. Our Technical Services Team, composed of metallurgical engineers, material scientists and other technical experts, focus on pre-sale material specification and selection, as well as after-sale material performance, and can help customers select the best products for their specific business needs.

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We believe our customer-centric approach to fostering meaningful and mutually beneficial relationships with our customers gives us a significant competitive advantage and are proud to have repeatedly received recognition from several of our blue-chip customers, including:

Our scale allows us to create highly efficient supply chains supported by a highly experienced workforce

We maintain an operating portfolio comprised of key manufacturing facilities and operations strategically located near both suppliers and customers, which allows us to compete effectively in our selected end-markets across numerous geographies. We have long-standing relationships with our suppliers that we believe are mutually beneficial. Furthermore, many of our sites have multiple operations under one roof, allowing us to remain dynamic and responsive to the changing demands of our customers, further minimizing in-transit work in progress inventory, and reducing logistics costs. In-house forecasting expertise generates early signals for potentially significant changes in automotive platform demand, giving us the ability to flex our operations accordingly. Our production lines are operated by a highly skilled workforce with decades of accumulated operational experience and an exceptional safety record, by industry standards. We believe our efficient supply chains and the collective knowledge base of our workforce is very difficult to replicate and is a key contributing factor in our ability to produce high-quality products and solutions on a consistent basis.

Attractive growth prospects through continued disciplined strategic capital investments and acquisitions

Applying a disciplined approach to capital deployment has been, and will continue to be, a core part of our business strategy. We have successfully used strategic capital expenditures and selective acquisitions to strengthen our competitive position, enter new markets, and accelerate growth. Recent examples of strategic capital expenditures include a $17 million project to add an additional pot to our hot-dip galvanizing line in Monroe, Michigan, to produce Type 1 aluminized steels for the automotive industry to support light weighting as well as a $3 million investment in laser welding capacity to support a new OEM battery electric vehicle and $13 million of investment in new electrical steel lamination press capacity in Mexico, China, and India to support growth in electrified vehicles.

Recent acquisitions include two completed in fiscal 2022 that have enabled us to scale our business by offering a more comprehensive range of products and services while also expanding into new markets: 1) the June 2021 acquisition of Shiloh Industries’ U.S. BlankLight business (“Shiloh”) and 2) the December 2021 acquisition of Tempel. The Shiloh acquisition has allowed us to expand both the capacity and capabilities of our tailor welded blank joint venture, TWB, while the Tempel acquisition added one of the world’s leading manufacturers of precision motor and transformer laminations for the electrical steel market.

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Balance sheet strength and flexibility

We expect to maintain a flexible capital structure with modest leverage and ample liquidity that will enable us to pursue strategic investments and value-enhancing acquisitions. We anticipate having sufficient cash on hand, committed credit availability and debt capacity to execute on our business strategy and to utilize operating cash flow to strategically invest in corporate development and organic growth initiatives. A disciplined capital allocation framework and rigorous process will be applied in the evaluation of organic and acquisition opportunities with the requirement to meet stringent return criteria in order to maintain moderate leverage levels that allow us to remain operationally nimble while deploying capital to improve our return on invested capital metrics.

Experienced and proven management team

Our leadership team consists of long-tenured leaders from Worthington who have a proven track record of delivering on growth and operational excellence through various economic cycles. The Worthington Steel leadership team will be comprised of Geoff Gilmore as Chief Executive Officer, Tim Adams as Chief Financial Officer, and Jeff Klingler as Chief Operating Officer; together they have accumulated a collective 75 years of experience at Worthington and will continue working together to create sustainable value through execution of our growth and business strategies.

Our Growth and Business Strategies

Our primary objective is to deploy our unique value-added steel processing capabilities to provide customized solutions for our customers, using our network of sector experts and manufacturing facilities. We deliver value to customers in the form of high-quality products, process and cost efficiencies, as well as reliable outcomes. Our services are highly responsive to customer goals, and we are proactive in identifying potential improvement opportunities. To achieve this objective, we strive to provide best-in-class products and services to our customers, maximize operational efficiency and expand our product offerings to grow market share.

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Our growth and business strategy for Worthington Steel is as follows:

Capitalize on key growth trends

As outlined below, Worthington Steel is uniquely positioned to capitalize on several key growth trends, including the global decarbonization of transportation, the energy transition to renewable sources, and restoration of aging American infrastructure.

Partner with our customers to help them meet their goals and overcome supply chain challenges specific to their businesses

We collaborate with our customers across all of our end-markets to deliver solutions that meet performance-critical specifications and strive to give our customers a competitive advantage in terms of meeting fuel efficiency, strength, and safety requirements. We partner with our customers to develop tailored solutions for evolving quality and service requirements, which enables the deep, entrenched relationships with our blue-chip customer base.

Strategically grow our presence in electrical steel

The fiscal 2022 acquisition of Tempel has grown our global operating footprint in key geographic markets, which complements the continued development of the electric vehicle ecosystem. We expect to continue growing our portfolio of highly technical electrical steel products and capabilities with a strong local manufacturing and product development focus with the goal of capturing market share in the growing electric vehicle and transformer markets.

Drive continuous improvement through use of the Worthington Business System

We intend to continue to implement operational improvements by applying lean techniques to streamline costs and reduce waste within manufacturing, commercial, sourcing and supply chain. Through continuous improvement initiatives, we believe we can achieve improved metrics for product quality, service, delivery, workforce safety, and waste reduction to further optimize cost, productivity and efficiencies, while creating a resilient and efficient operating platform that can remain agile regardless of external market conditions.

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Expand our value-added offerings and leading market positions through disciplined strategic investments and acquisitions

Following the separation, Worthington Steel will be well-positioned to expand our leading market positions and scale through organic and strategic growth initiatives. Utilizing a disciplined growth strategy, we plan to selectively seek opportunities to strengthen our existing portfolio while expanding into new metals-related value-added products and services, which will result from a combination of new product development, strategic capital expenditures, and/or acquisitions.

Alongside our efforts to optimize our existing manufacturing facilities, we have also identified opportunities to profitably add incremental production capacity to enhance our North American footprint and grow our positions in certain markets, particularly for our electrical steel products and services.

We have, and intend to continue, to evaluate various strategic capital expenditure projects that allow us to develop additional business where we already have deep expertise, relationships with prominent customers, and a strong track record of performance. We remain committed to applying a disciplined approach to evaluating any opportunity, focusing on those with exposure to high-growth, target end-markets and the potential to be immediately financially accretive.

Our Joint Ventures

As part of our strategy to selectively develop new products, markets, and processing capabilities and to expand our international presence, while sharing the risks and costs associated with those activities, we participate in four joint ventures. The following three joint ventures are consolidated due to our ability to control operating and capital decisions made in the ordinary course of business:

•

Worthington Samuel Coil Processing LLC (“Samuel”), a 63%-owned joint venture that operates two pickling facilities in Ohio. Samuel has no fixed duration and will operate in perpetuity until dissolved or otherwise terminated by its members. Samuel’s operations are overseen by a supervisory board of five members, of which we are entitled to appoint three and the other member of Samuel is entitled to appoint two.

•

Spartan Steel Coating LLC (“Spartan”), a 52%-owned joint venture that operates a cold-rolled, hot-dipped coating line for toll processing steel coils into galvanized, galvannealed and aluminized products intended primarily for the automotive industry. In addition to providing incremental coating capacity, this joint venture has served to expand our coating capabilities to include aluminized steel to serve new markets. Spartan’s initial duration is until the earliest of (i) December 31, 2045, (ii) 90 days from the sale or disposition of substantially all of Spartan’s assets, (iii) the retirement of any member, and (iv) the voluntary or elective dissolution by one or more partners.

•

TWB, a 55%-owned joint venture that supplies light-weight tailor welded solutions, including laser welded blanks, tailor welded aluminum blanks, laser welded coils and other laser welded products across North America for use primarily in the automotive industry for products such as inner-door panels, rails and pillars. TWB has no fixed duration, and will operate until the earliest of (i) 90 days from the sale or other disposition of all or substantially all of TWB’s assets, (ii) the retirement of any member, and (iii) the date on which the members of TWB consent to the dissolution of the joint venture. TWB is managed by a board of managers consisting of seven members, of which we are entitled to appoint four.

Our remaining joint venture, Serviacero Planos, S. de R.L. de C.V. (“Serviacero Worthington”), in which we own a 50% noncontrolling interest, is unconsolidated and operates three steel processing facilities located in Mexico. Serviacero Worthington provides steel processing services, such as pickling, blanking, slitting, multi-blanking and cutting-to-length, to customers in a variety of industries throughout North America, including automotive, appliance and heavy equipment. Serviacero Worthington has no fixed duration, and its operations shall continue to exist at the consent of the partners and may be extended indefinitely as mutually agreed upon.

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The combined resources, expertise, and shared industry knowledge of Worthington Steel and our selected strategic partners support our market-leading positions across the spectrum of value-added services.

Our Operating Footprint

Including our consolidated and unconsolidated joint ventures, we operate 31 manufacturing facilities primarily located in North America, as well as in the Asia Pacific region. Twenty-three of our facilities hold ISO 14001 certifications, a highly recognized global standard for an effective Environmental Management System.

Competitive Landscape

The steel processing industry is fragmented and highly competitive. Given the broad base of services we offer, specific competitors vary based on the target industry, product type, service type, size of program and geography. Competition is primarily on the basis of price, product quality and the ability to meet delivery requirements. Processed steel products are priced competitively, primarily based on market factors, including, among other things, market pricing, the cost and availability of raw materials, transportation and shipping costs, and overall economic conditions in the U.S. and abroad.

We believe our sector expertise, long-standing customer relationships, exceptional product quality, service reliability, innovative price risk management solutions, advantaged supply chains, proximity to suppliers and customers, and experienced workforce are key factors that uphold our competitive position and enable us to be a supplier of choice to our customer base.

Steel Market Dynamics

The market price of our products is closely related to the price of Hot Rolled Coil (“HRC”). The price of benchmark HRC is primarily affected by the demand for steel and the cost of raw materials. Over the past several years, steel prices increased significantly due to supplier consolidation, tight mill orders due to the COVID-19 pandemic, the war in Ukraine and tariffs on foreign steel. More recently, steel prices rapidly decreased before increasing again. To manage our exposure to market risk, we negotiate prices for steel with our suppliers and

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price products and services to reflect the fluctuations in market prices. We have strong relationships with our mill suppliers, who are able to provide the quality materials required for our products, as well as competitive terms with regard to quality, pricing, and delivery.

Throughout the cycle of fluctuating steel prices, we have consistently delivered steadily increasing volumes of processed steel:

[1]	Management estimate

Our Customers

Worthington Steel services approximately 1,300 customers in many end markets including automotive, aerospace, agricultural, appliance, construction, container, energy, industrial electric motor, generator, transformer hardware, heavy-truck and HVAC. The automotive industry is one of the largest consumers of flat-rolled steel, and the largest end market for Worthington Steel. For fiscal 2023, Worthington Steel’s top three customers represented approximately 30% of the operating segment’s total net sales.

Sales for most of our products are generally strongest in our fiscal fourth quarter when our facilities generally operate at seasonal peaks. Historically, sales have generally been weaker in our fiscal third quarter, primarily due to reduced seasonal activity in the building and construction industry, as well as customer plant shutdowns due to holidays, particularly in the automotive industry. We do not believe backlog is a significant indicator of our business.

Sales and Marketing

Worthington Steel and the joint ventures in which it participates supply various end markets through a direct sales force operating from individual facilities or sales offices. The direct sales channel typically serves large, sophisticated customers and OEMs, but also services medium and small sized customers. We maintain long-standing relationships with leading companies in industries using processed steel products. Based on our experience, supply arrangements with certain large customers often extend for the life of the product’s program or platform, given the rigorous specification process associated with our customers’ respective product lines, and the ability to obtain and maintain these qualifications is an important part of doing business with customers. As such, historically there has been a high degree of renewal business with these customers. A customer’s cost to switch and either find a new product or qualify a new supplier can be significant, so it is in both the customer’s and the supplier’s best interest to maintain these relationships.

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Sources and Availability of Raw Materials

We have developed strong relationships with our mill suppliers, who provide the quality materials we need, meet our quality and service requirements, and are able to offer competitive terms with regard to quality, pricing, delivery, and volumes purchased.

The primary raw material we purchase is flat rolled steel. We purchase steel in large quantities at regular intervals from major steel mills, both domestic and foreign. The amount purchased from any supplier varies from year to year depending on a number of factors including market conditions, then-current relationships and prices and terms offered. In nearly all market conditions, steel is available from a few suppliers and generally any supplier relationship or contract can and has been replaced with little or no significant interruption to our business.

Steel is generally purchased based on specific customer orders. We purchase steel primarily on a short-term contractual basis to match customers’ specific requirements based on forecasted and/or historical usage. During fiscal 2023, we purchased steel from the following major suppliers, in alphabetical order: Cleveland-Cliffs Inc.; NLMK USA; North Star BlueScope Steel, LLC; Nucor Corporation; Steel Dynamics, Inc.; and United States Steel Corporation.

For certain raw materials, for example, zinc, there are limited suppliers, and our purchases are generally at market prices. However, any supplier relationship or contract can and has been replaced with little or no significant interruption to our business. Major suppliers of zinc to Worthington Steel in fiscal 2023 were, in alphabetical order: Concord Resources limited; Glencore Ltd; Nexa Resources US Inc.; and Teck Resources Limited. We believe our supplier relationships are generally favorable.

Technical Services

We recognize the importance of the metallurgical and technical aspects of our value-added steel products. We believe we are a leader in the flat rolled steel market for providing metallurgical and steel processing solutions to meet our customers’ customized material needs. We employ a staff of 20+ metallurgical engineers throughout the business and leverage their expertise to offer practical solutions on topics ranging from steelmaking and steel processing through downstream manufacturing. Our metallurgical engineers work in conjunction with internal quality teams to engage customers around problem solving, new product development and education. Laboratory facilities are equipped with a wide range of physical and chemical testing capabilities to support production, development needs, and high-level failure analyses. Tests are performed in accordance with specified industry standards. Data which is secured either through testing or online measurement systems are routed through analytics tools and analyzed by the team for process improvement, product performance and consistent quality.

Technical Service personnel also work in conjunction with the sales force to specify components and materials required to fulfill customer needs. Laboratory facilities also perform metallurgical and chemical testing as dictated by International Organization for Standardization (ISO), ASTM International, and other customer and industry specific requirements.

Environmental Matters

Our manufacturing facilities, like those of similar industries making similar products, are subject to many federal, state, local and foreign laws, and regulations, including those relating to the protection of our employees and the environment. In addition to the requirements of the state and local governments of the communities in which we operate, we must comply with federal health and safety regulations, the most significant of which are enforced by the Occupational Safety and Health Administration. We examine ways to improve safety, reduce emissions and waste, and decrease costs related to compliance with environmental and other government regulations. The cost of such activities, compliance or capital expenditures for environmental control facilities necessary to meet regulatory requirements are not estimable, but have not and are not anticipated to be material

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when compared with our overall costs and capital expenditures and, accordingly, are not anticipated to have a material effect on our financial position, results of operations, cash flows or the competitive position.

Our commitment to environmental and social governance and sustainability includes putting people first by providing a supportive and inclusive environment built on a culture of engagement, and by working together to ensure the health and safety of our employees. At the corporate level, we maintain a fully dedicated department responsible for best-in-class environmental, health and safety initiatives and best practices across the Company. Twenty-three of our facilities hold ISO 14001 certifications, a highly recognized global standard for an effective Environmental Management System and our remaining facilities are managed to similar standards.

Worthington complies with and works to exceed all applicable worker safety regulations in the U.S. as governed by the Occupational Safety and Health Administration (OSHA). Our U.S. facilities also hold certifications with various industry groups that require regular inspections including the International Organization for Standardization (ISO). Our global sites meet or exceed all local regulations for worker safety and hold various accreditations, certifications, and registrations that require regular inspections.

Legal Proceedings

We are involved in various judicial and administrative proceedings, as both plaintiff and defendant, arising in the ordinary course of business. We do not believe that any such proceedings will have a material adverse effect on our business, financial position, results of operation or cash flows.

Patents, Trademarks and Licenses

We own several patents, trademarks, copyrights, trade secrets, and licenses to intellectual property owned by others. Although our patents, copyrights, trademarks, trade secrets, and other intellectual property rights are important to our success, we do not consider any single patent, trademark, copyright, trade secret or license to be of material importance to our business.

Corporate Responsibility

Human Capital Resources

As of May 31, 2023, we had approximately 4,100 employees and our unconsolidated joint venture, Serviacero Worthington, employed approximately 400 additional employees. Approximately 17% of the employees who make up our consolidated labor force are represented by collective bargaining units, all of which are located outside of the United States and in jurisdictions where collective bargaining arrangements are customary. We believe that our open-door policy has created an environment which fosters open communication and serves to cultivate the good relationships we have with our employees, including those covered by collective bargaining units.

In line with our people-first philosophy, our employees have always been, and will always be, our most important asset. We operate under a set of core values that are rooted in Worthington Steel’s long-standing philosophy, which emphasizes the Golden Rule. These core values guide us as a company, including in our approach to people management. As such, we are continually focused on creating and maintaining a strong culture. Our culture provides employees with opportunities for personal and professional development, as well as community engagement, all of which we believe contribute to our overall success. We have repeatedly been recognized as a top place to work and believe we offer our employees competitive pay and above-market benefits, as compared to others in our industry, all while focusing on safety, wellness, and promoting a diverse and inclusive culture.

Safety, Health, and Wellness

We have always made the safety and well-being of our people a top priority, and we have regularly maintained an industry-leading safety record. For us, safety is about engagement, and our employees have adopted a culture

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where safety is everyone’s responsibility, not just the safety of our employees, but the safety of everyone who enters our facilities. We also provide our employees and their families with access to what we believe are above-market benefits, as compared to others in our industry, including a parental leave benefit that offers all new parents the opportunity for paid time off. We have a broad array of other employee centered-benefits and wellness programs, including on-site fitness centers, free health screenings, health fairs, and other company-wide and location-specific wellness events and challenges. We believe our investments in safety, health and wellness are key to supporting and protecting our most important asset, our people.

Diversity, Inclusion, and Equity

We believe that diversity, of all types, contributes to our success. We are committed to increasing the diversity of our employee base at all levels of our organization because we believe our differences make us better and that diverse thoughts and experiences drive innovation and produce better results. With Worthington Steel’s Philosophy as our foundation, we are working to build an environment where diversity is valued, and where all employees feel they belong and are empowered to do their best work.

To further such efforts, Worthington established a Diversity, Equity, and Inclusion Council (the “Council”) chaired by a senior officer. The Council developed a strategy where diversity, inclusion and equity efforts are focused on strengthening four primary pillars: workforce, workplace, community, and partnership. These pillars serve as a foundation for continually building and fostering an inclusive culture. We intend to replicate these diversity, equity and inclusion initiatives at Worthington Steel.

Talent Development and Retention

Our ability to successfully operate, grow our business and implement our business strategies is largely dependent on our ability to attract, train and retain talented personnel at all levels of our organization. As a result, we offer our employees what we believe to be competitive compensation and benefits, as compared to others in our industry, which include opportunities to participate in profit sharing plans. We also strive to provide our employees with continuous opportunities to learn the skills necessary to maximize their performance and develop new skills that allow them to maximize their potential.

Properties

Our principal corporate offices are located in Columbus, Ohio, where we lease office space. At September 14, 2023, including our consolidated and unconsolidated joint ventures, we owned or leased more than 6.5 million square feet of space for our operations, most of which is dedicated to manufacturing facilities. More details on these facilities is contained in the table below. We believe these facilities are well maintained and in good operating condition and are sufficient to meet our current needs.

Entity	Type	Location	Number of facilities	Leased	Owned
Samuel	Manufacturing	Ohio (2)	2	1	1
Spartan	Manufacturing	Michigan	1	—	1
TWB	Manufacturing	Kentucky, Michigan (2), Ohio (2), Tennessee (2), Canada, Mexico (3)	11	10	1
Worthington Steel	Manufacturing	Illinois, Indiana, Kentucky, Mexico, Michigan, Ohio (5), New York, Canada, China, India	14	2	12
Serviacero Worthington	Manufacturing	Mexico (3)	3	—	3

Total			31	13	18

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MANAGEMENT

Executive Officers Following the Distribution

The following table sets forth information, as of September 14, 2023 with respect to the individuals who are expected to serve as our executive officers, including their positions, and is followed by a biography of each such individual.

Name	Age	Position
Geoffrey G. Gilmore	51	President, Chief Executive Officer and Director Nominee
Jeff R. Klingler	51	Executive Vice President and Chief Operating Officer
Timothy A. Adams	59	Vice President and Chief Financial Officer
Michaune D. Tillman	52	Vice President and General Counsel

Geoffrey G. Gilmore has served as Executive Vice President and Chief Operating Officer of Worthington since August 2018. Mr. Gilmore served as President of Worthington Cylinder Corporation from June 2016 to August 2018, and as President of The Worthington Steel Company from August 2012 through May 2016. From July 2011 to July 2012, Mr. Gilmore served as Vice President-Purchasing for Worthington. From April 2010 to July 2011, Mr. Gilmore served as General Manager of The Worthington Steel Company’s Delta, Ohio facility; and from June 2006 to February 2010, he served as Director of Automotive Sales for The Worthington Steel Company. Mr. Gilmore also served in various other positions with The Worthington Steel Company from 1998 to June 2006.

Jeff R. Klingler has served as President of The Worthington Steel Company since May 2019. Mr. Klingler served as General Manager of various business units within The Worthington Steel Company from May 2014 until April 2019. Mr. Klingler served as vice president of sales, marketing and procurement for Banner Services Corporation, a supplier and processor of metal bar products, from 2008 until 2014, after serving in numerous capacities with The Worthington Steel Company from 1992 to 2008.

Timothy A. Adams has served as Vice President of Strategy and Business Development of The Worthington Steel Company since 2012. Prior to that, Mr. Adams served as Director of Strategy and Business Development from 2008 to 2012, after initially joining The Worthington Steel Company as a financial analyst in 1998 and serving in multiple roles of increasing responsibility within the Financial Planning and Analysis Group.

Michaune D. Tillman has served as General Counsel of The Worthington Steel Company since October 2020. Ms. Tillman previously served as Secretary, General Counsel & Vice President, Human Resources & Compliance for Worthington Armstrong Venture (WAVE) from October 2014 to October 2020. Prior to her role at WAVE, Ms. Tillman served in various leadership and management capacities at Ricoh Americas Corporation from 2001 to 2014, with the most recent being Deputy General Counsel, Vice President and Ethics Officer.

Board of Directors Following the Distribution

The following table sets forth information, as of September 14, 2023, with respect to the individuals who are expected, as of the date of this information statement, to serve on the Board following the completion of the distribution, and is followed by a biography of each such individual. Additional directors of the Company will be identified prior to completion of the distribution, and the names and biographies of such additional persons will be provided in subsequent amendments to this information statement.

Name	Age	Position
Geoffrey G. Gilmore	51	President, Chief Executive Officer and Director Nominee

The biography of Geoffrey G. Gilmore is set forth under the section entitled “—Executive Officers.”

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Composition of Board

Upon completion of the distribution, our Board is expected to consist of                members.

Our amended and restated articles of incorporation and amended and restated code of regulations will provide that our Board will be divided into three classes, denominated as class I, class II, and class III . Members of each class will hold office for staggered three-year terms. The class I directors, whose terms will expire at the first annual meeting of our shareholders following the completion of the distribution, will be                . The class II directors, whose terms will expire at the second annual meeting of our shareholders following the completion of the distribution, will be                . The class III directors, whose terms will expire at the third annual meeting of our shareholders following the completion of the distribution, will be                .

Plurality Voting Standard

Upon completion of the distribution, our amended and restated code of regulations are expected to provide for a plurality voting standard in director elections. This means that at all duly called or convened meetings of shareholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director.

Director Independence

The Board has determined that                are independent directors under the applicable rules of the NYSE.

The Board will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent.

Committees of the Board of Directors

Effective immediately prior to the commencement of “when issued” trading of common shares on the NYSE, the Board will have a standing Audit Committee, and effective upon the completion of the separation, the Board will have a standing Compensation Committee and a standing Nominating and Governance Committee.

Audit Committee. The initial members of the Audit Committee (the “Audit Committee”) will be                will serve as chair of the Audit Committee. The Board has determined that                is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, the Board has determined that                are independent, as defined by the rules of the NYSE and Section 10A(m)(3) of the Exchange Act. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee have at least one independent member upon the listing of our common shares, have a majority of independent members within 90 days of the date of this information statement and be composed entirely of independent members within one year of the date of this information statement. The Audit Committee will be organized and conduct its business pursuant to a written charter. The Audit Committee may meet in executive session, without the presence of management, and will report to the Board on its actions and recommendations at each regularly scheduled Board meeting. The Audit Committee will be responsible, among its other duties and responsibilities, for reviewing, monitoring, and evaluating (a) our consolidated financial statements and the related disclosures, including the integrity and quality of our consolidated financial statements; (b) our compliance with legal and regulatory requirements, including the financial reporting process; (c) our systems of disclosure controls and procedures and internal control over financial reporting and our accounting and financial controls; (d) the performance, qualifications and independence of our independent registered public accounting firm, including the performance and rotation of the lead and concurring partners of that firm; (e) the performance of our internal audit function; (f) the annual independent audit of our consolidated financial statements; (g) financial, reporting and compliance risk management; (h) our overall enterprise risk management program including such matters related to privacy,

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information security, cybersecurity, business conduct, health and safety, compliance, environmental and social aspects; and (i) the administration of our Related Person Transaction Policy and approving, if appropriate, any “related person” transactions with respect to our directors or executive officers. The Audit Committee will also prepare the report that the SEC rules require be included in our annual proxy statement.

Compensation Committee. The initial members of the Compensation Committee (the “Compensation Committee”) will be                . The Board has determined that                are independent, as defined by the rules of the NYSE and Section 10C(a) of the Exchange Act. In addition, we expect that                will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee will discharge the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Compensation Committee will be responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. The Compensation Committee will have sole authority to retain and terminate any compensation consultant, legal counsel or other advisor, as the Compensation Committee deems appropriate to assist the Compensation Committee in the performance of its duties, including the sole authority to approve the fees and other terms and conditions of retention. Prior to any such retention, the Compensation Committee will assess any factors relevant to such consultant’s, legal counsel’s or other advisor’s independence from management, including the factors specified in NYSE’s Corporate Governance Standards or other listing rules, to evaluate whether the services to be performed will raise any conflict of interest or compromise the independence of such consultant, legal counsel or other advisor.

Nominating and Governance Committee. The initial members of the Nominating and Governance Committee (the “Nominating and Governance Committee”) will be                . The Board has determined that                are independent, as defined by the rules of the NYSE. The Nominating and Governance Committee will be responsible for recommending candidates for election to the Board. In making its recommendations, the Nominating and Governance Committee will review a candidate’s qualifications and any potential conflicts of interest and assess contributions of current directors in connection with his or her re-nomination. The Nominating and Governance Committee will also be responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, and communications with shareholders and other interested parties. The Nominating and Governance Committee will also be responsible for reviewing the Company’s undertakings with respect to environmental, social, and governance matters, including the Company’s role as a corporate citizen and the Company’s policies and programs relating to health, safety and sustainability matters.

The Board is expected to adopt a written charter for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. These charters will be posted on our website in connection with the separation.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended May 31, 2023, we were not a separate or independent company and did not have a Compensation Committee or any other committee serving a similar function. Decisions as to the compensation for that fiscal year of those who will serve as our executive officers were made by Worthington, as described in the section of this information statement captioned “Executive Compensation.”

Board’s Role in Risk Oversight

Our management is principally responsible for defining, identifying and assessing the various risks we face, formulating enterprise risk management policies and procedures and managing our risk exposures on a

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day-to-day basis. A risk committee, comprised of senior executives, directs this process. Management provides an annual risk assessment to the Board, with quarterly updates. The Board’s responsibility is to oversee our risk management processes by understanding and evaluating management’s identification, assessment and management of our critical risks.

The Board as a whole has responsibility for this risk oversight, assisted by the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Areas of focus include strategic, operational, liquidity, market, financial, reporting, succession, compensation, compliance, privacy, information security, cybersecurity, business conduct, health and safety, environmental, social, governance and other risks. The Audit Committee is tasked with oversight of financial, reporting and compliance risk management, along with our overall risk management program. The Compensation Committee is tasked with oversight of compensation risk management. The Nominating and Governance Committee manages risks associated with corporate governance, Board composition, and the performance of the Board, its committees and directors. The Board as a whole oversees all other risk management.

Code of Business Conduct

In connection with the separation, we will adopt a Code of Conduct (the “Code of Conduct”) that is applicable to all directors, officers and employees of the Company. The Code of Conduct will set forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Conduct will also set forth procedures for reporting violations of the Code of Conduct and investigations thereof. If the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through our website within four business days following such waiver or amendment. Our website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, our Board will establish a process for shareholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee.

Website Disclosure

The Corporate Governance Guidelines and Code of Conduct are available in the “                ” section of our corporate website:                .

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have prepared this discussion in connection with our separation from Worthington. Prior to the separation, the Company has been a subsidiary of Worthington, and therefore, its historical compensation program has been primarily determined by the Compensation Committee of the Worthington Board (the “Worthington Compensation Committee”) and Worthington’s senior management. Since the information presented in the compensation tables of this information statement relates to fiscal 2023, which ended on May 31, 2023, this Compensation Discussion and Analysis focuses primarily on Worthington’s compensation programs and decisions as they applied to our executive officers in their respective roles as a part of Worthington for fiscal 2023 and the processes for determining fiscal 2023 compensation while we were part of Worthington.

This Compensation Discussion and Analysis presents historical compensation information for the following individuals who are expected to serve as our executive officers (the “NEOs”):

•	Geoffrey G. Gilmore who will serve as our President and Chief Executive Officer (“CEO”) and as a director on our Board;

•	Timothy A. Adams, who will serve as our Vice President and Chief Financial Officer (“CFO”);

•	Jeff R. Klingler, who will serve as our Executive Vice President and Chief Operating Officer (“COO”); and

•	Michaune D. Tillman, who will serve as our Vice President and General Counsel.

Anticipated Compensation Program Design Following the Separation

We are in the process of developing an initial executive compensation program in order to attract and retain talented executives and other key employees to lead us as a stand-alone public company. Prior to the separation, the Worthington Compensation Committee will make certain decisions regarding our compensation program design and take certain actions regarding our executive compensation arrangements following the separation. Those executive compensation arrangements will be described in a subsequent amendment to this information statement.

In connection with the separation, our Board will form our Compensation Committee. Following the separation, our Compensation Committee will establish the objectives and principles for our executive compensation program and will make additional compensation decisions and actions, including ratifying or modifying our executive compensation arrangements with the NEOs. It is anticipated that the objectives and principles to be established by our Compensation Committee will be similar to the objectives and principles that Worthington maintained for its executive compensation program in fiscal 2023, as described in this Compensation Discussion and Analysis. However, our Compensation Committee will review the impact of our separation from Worthington and all aspects of compensation and make appropriate adjustments to our compensation programs and practices.

Role of the Worthington Compensation Committee

In fiscal 2023, the Worthington Compensation Committee reviewed and administered the compensation for the members of Worthington’s executive management team, including the NEOs. The Worthington Compensation Committee also oversees Worthington’s annual incentive plan for executives (the “Annual Incentive Plan”), long-term incentive program, equity compensation plans, and non-qualified deferred compensation plans.

The Worthington Compensation Committee is comprised of four directors, each of whom qualifies as an independent director under Worthington’s Corporate Governance Guidelines, applicable SEC rules and

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applicable NYSE rules, and is free from any relationship (including disallowed consulting, advisory or other compensatory arrangements) prohibited by applicable laws, rules or regulations or that, in the opinion of the Worthington Board, is material to his or her ability to be independent from Worthington’s management in connection with the duties of a member of the Worthington Compensation Committee or to make independent judgments about Worthington’s executive compensation. Each member also qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Worthington Compensation Committee has sole authority to retain and terminate such compensation consultants, legal counsel and other advisors as the Worthington Compensation Committee deems appropriate to fulfill its responsibilities, including sole authority to approve the fees and other terms of retention. The Worthington Compensation Committee has retained an independent compensation consultant, Willis Towers Watson, for the purpose of assisting the Worthington Compensation Committee in fulfilling its responsibilities, including providing advice on the amount and form of executive and director compensation. Fees paid by Worthington to Willis Towers Watson in fiscal 2023 related to executive and director compensation matters were $100,688. Worthington management also periodically retains Willis Towers Watson to provide additional services to Worthington, including advising on other compensation matters. Worthington’s risk management team also separately engaged (in its own discretion, and not at the recommendation or subject to the approval of the Worthington Board or the Worthington Compensation Committee) an insurance affiliate of Willis Towers Watson to broker liability insurance for Worthington and such affiliate received commissions in fiscal 2023 totaling $150,000, which were paid by the issuer of the insurance policy. Willis Towers Watson was also separately engaged by Worthington’s human resources team (in its own discretion, and not at the recommendation or subject to the approval of the Worthington Board or the Worthington Compensation Committee) to conduct certain due diligence activities in connection with a potential acquisition and the fees paid in fiscal 2023 related to that engagement were $27,400. The Worthington Compensation Committee has conducted an assessment, which included the consideration of the six factors specified in the NYSE Corporate Governance Standards and Rule 10C-1(b)(4) under the Exchange Act, to evaluate whether the services performed by Willis Towers Watson and the insurance affiliate of Willis Towers Watson raise a conflict of interest or compromise the independence of Willis Towers Watson. Based upon this assessment, the Worthington Compensation Committee determined that Willis Towers Watson qualifies as an independent compensation consultant and the work of Willis Towers Watson and its affiliates does not raise any conflict of interest.

In fulfilling its responsibilities, the Worthington Compensation Committee annually reviews certain market compensation information with the assistance of its independent compensation consultant, Willis Towers Watson, who is directly engaged by the Worthington Compensation Committee to prepare the information. This includes information regarding compensation paid to officers with similar responsibilities from a broad-based group of approximately 700 companies (the “Comparator Group”). The Comparator Group is comprised largely of manufacturing companies, maintained in the executive compensation database of Willis Towers Watson at the time the study is conducted, with median revenues of $4.0 billion. Changes in the Comparator Group occur as companies begin or cease participation in the database, due to a sale, merger or acquisition of the companies included or for other reasons. The Worthington Compensation Committee neither selects nor specifically considers the individual companies which are in the Comparator Group. For comparison purposes, due to variances in the size of the companies in the Comparator Group, regression analysis, which is an objective analytical tool used to determine the relationship between data, is used to adjust data to better align with Worthington’s revenue size, which the Worthington Compensation Committee set at $4.0 billion for purposes of its analysis. The Worthington Compensation Committee believes that using this broad-based Comparator Group minimizes the effects of changes to the group due to changes in database participation, lessens the impact a single entity can have on the overall data, provides more consistent results and better reflects the market in which we compete for executive talent.

During its review process, the Worthington Compensation Committee meets directly with its compensation consultant and reviews Comparator Group information with respect to base salaries, annual cash incentive bonuses and long-term incentive compensation programs. The Worthington Compensation Committee considers

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Comparator Group information provided by the compensation consultant as an important factor in determining the appropriate levels and mix of executive compensation.

The Worthington Compensation Committee uses tally sheets as a tool to assist in its review of executive compensation. The tally sheets contain the components of the NEOs’ current and historical compensation, including base salary, annual cash incentive bonuses and long-term incentive compensation. The tally sheets and other information provided to the Worthington Compensation Committee also show the estimated compensation that would be received by the NEOs under certain scenarios, including in connection with a change in control of the Company and termination of the NEOs’ employment.

While the Worthington Compensation Committee retains Willis Towers Watson, in carrying out assignments for the Worthington Compensation Committee, Willis Towers Watson may interact with Worthington’s management including its Senior Vice President and Chief Human Resources Officer, its Vice President-General Counsel and Secretary and its Vice President and Chief Financial Officer and their respective staffs in order to obtain information. In addition, Willis Towers Watson may, in its discretion, seek input and feedback from Worthington’s management regarding its work product prior to presentation to the Worthington Compensation Committee in order to confirm information is accurate or address certain issues.

The agendas for the Worthington Compensation Committee’s meetings are determined by the Worthington Compensation Committee’s Chair with assistance from Worthington’s CEO, its Senior Vice President and Chief Human Resources Officer and its Vice President-General Counsel and Secretary. These individuals, with input from the Worthington Compensation Committee’s compensation consultant, have historically made compensation recommendations for executive officers of Worthington, including the NEOs. However, decisions regarding the compensation of such executives are made solely by the Worthington Compensation Committee.

After each regularly scheduled meeting, the Worthington Compensation Committee may meet in executive session. When meeting in executive session, the Worthington Compensation Committee may have a session with the Worthington CEO only, a session with the compensation consultant only, and a session with Worthington Compensation Committee members only. The Worthington Compensation Committee Chair reports on Worthington Compensation Committee actions to the full Worthington Board at the following Worthington Board meeting.

Executive Compensation Philosophy and Objectives

Worthington’s basic compensation philosophy has long been that employees should have a meaningful portion of their total compensation tied to performance and that Worthington should use incentives which are intended to drive and reward performance. In furtherance of this philosophy, there is broad-based participation among Worthington’s full-time, non-union employees in some form of incentive compensation program. These programs include cash profit sharing programs, which compute payouts based on a fixed percentage of profits, and annual incentive bonus programs that primarily tie bonuses to Worthington’s aggregate company-wide operating results (referred to as “Corporate” performance) and/or the operating results of the applicable segment.

Worthington’s objectives with respect to executive compensation are to attract and retain highly-qualified executives, to align the interests of management with the interests of shareholders and to provide incentives, based primarily on Worthington’s performance, for reaching established goals and objectives. To achieve these goals and objectives, the Worthington Compensation Committee has determined that total compensation for executives will exhibit the following characteristics:

•	It will be competitive in the aggregate, using broad-based business comparators to gauge the competitive market;

•	It will be performance-oriented and highly-leveraged, with a substantial portion of the total compensation tied to performance, primarily Corporate performance and/or that of the applicable segment;

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•	It will align the interests of management and the interests of Worthington’s shareholders; and

•	It will promote long-term careers with Worthington.

Worthington’s practice has long been that executive compensation be highly leveraged. Worthington’s compensation program emphasizes performance-based compensation (pay-at-risk) that promotes the achievement of short-term and long-term objectives. Worthington believes it is appropriate to provide a balance between incentives for short-term performance and incentives for long-term profitability. Worthington’s executive compensation program, therefore, includes both an annual cash incentive bonus program and a long-term incentive compensation program. Worthington also believes it is appropriate for long-term incentives to have a cash compensation component and an equity-based compensation component, which incentivize executives to drive performance and align their interests with those of Worthington’s shareholders.

The Worthington Compensation Committee annually reviews certain market compensation information with the assistance of its independent compensation consultant, Willis Towers Watson. This review includes information regarding compensation paid to executives with similar responsibilities from the Comparator Group.

Base salaries of the NEOs and the other Worthington executives generally fall below market median comparables developed from the Comparator Group, although the actual base salaries of the NEOs and the other Worthington executives vary from individual to individual and from position to position due to factors such as time in the position, performance, experience, internal equity and other factors the Worthington Compensation Committee deems appropriate. Annual cash incentive bonus opportunities to be paid to the NEOs and the other Worthington executives for achieving targeted levels of performance are generally above what the compensation consultant considers market median for annual bonuses because base salaries are intentionally set below market median comparables. In setting normal annual long-term incentive compensation opportunities of the NEOs and the other Worthington executives, the Worthington Compensation Committee generally starts with the market median developed by the compensation consultant, and then makes adjustments the Worthington Compensation Committee deems appropriate.

While Comparator Group information is a factor considered in setting compensation, where a specific executive’s annual cash incentive bonus and long-term incentive compensation fall relative to the market median developed from the Comparator Group will vary based upon internal equity and other factors listed in the preceding paragraph. Annual cash incentive bonuses and long-term incentive compensation actually paid may vary significantly depending on Corporate and/or segment performance during the applicable year(s).

The Worthington Compensation Committee evaluates the performance of the NEOs when annually reviewing and setting executive compensation levels. The criteria considered include: Worthington’s overall performance and segment performance; overall leadership; development and stewardship of, Worthington’s philosophy and strategic plans, goals and objectives; positioning the business for future success; and effective communications with our Board and stakeholders. While prior compensation or amounts realized or realizable from prior awards are given some consideration, the current and future performance of Worthington, its segments and the individual executives are the most significant factors in setting the compensation for Worthington’s executives. Following the separation, we expect that our Compensation Committee will have a similar philosophy with respect to compensation payable to our NEOs.

Say-on-Pay

At the annual meeting of Worthington’s shareholders held on September 28, 2022, the Worthington shareholders approved the executive compensation as disclosed in the proxy statement for that annual meeting, with over 90% of the common shares of Worthington (the “common shares”) represented by those shareholders present in person or represented by proxy at the annual meeting voting for approval. The vote for approval was over 90%, excluding broker non-votes. The Worthington Compensation Committee evaluated the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis, in determining executive compensation policies and making executive compensation decisions.

90

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Elements of Compensation

This section provides an overview of the primary elements of Worthington’s compensation programs for fiscal 2023 in which the NEOs participated, including base salary, annual bonus, long-term incentive compensation and certain employee benefits. Following the separation, we expect to provide similar compensation programs, with any changes our Compensation Committee determines are necessary to better align compensation and incentives with our performance, strategic initiatives, industry peers, and the long-term interests of our shareholders.

Base Salaries

Worthington has historically set base salaries for the NEOs to reflect the duties and responsibilities inherent in each position, individual levels of experience, performance, market compensation information, internal pay equity, and the Worthington Compensation Committee’s judgment. The Worthington Compensation Committee annually reviews information regarding compensation paid by the Comparator Group to executive officers with similar responsibilities. It has been the Worthington Compensation Committee’s intent, in general, to set base salaries below market median levels, with consideration given to the factors listed above, and have total annual cash compensation driven by bonuses.

Annual Cash Incentive Bonus Awards

During fiscal 2023, the NEOs and certain other key employees participated in the Annual Incentive Plan, under which annual cash incentive bonus awards are tied to attainment of target results. These awards are generally tied to achieving specified levels (threshold, target and maximum) of Corporate and/or segment performance for the applicable fiscal year performance period. The type of performance measured and the weighting of those measurements is shown below. Restructuring charges and other selected items are excluded from all calculations, and the impact of inventory holding gains or losses is factored out in calculating Corporate adjusted earnings per diluted common share attributable to controlling interest (“Adjusted EPS”) and Worthington’s steel processing business adjusted segment earnings (“EOI”).

For Corporate executives, including Mr. Gilmore and Ms. Tillman, the fiscal 2023 goals were tied to Corporate performance. Payouts were tied to achieving specified levels (threshold, target and maximum) of Corporate economic valued added (“EVA”) and Corporate Adjusted EPS (each adjusted as noted above), with each performance measure carrying a 50% weighting.

For Segment executives, including Mr. Klingler and Mr. Adams, steel processing executives, the fiscal 2023 goals were tied to both Corporate performance and the performance of their respective segments. Payouts have historically been tied to achieving specified levels (threshold, target and maximum) of Corporate Adjusted EPS, 20% weighting; segment EOI, 30% weighting; and segment EVA, 50% weighting (each adjusted as noted above). From fiscal 2022 and later, the segment EOI targets have been changed mainly to segment earnings before interest and taxes (“EBIT”) targets (adjusted as noted above).

For performance falling between threshold and target or between target and maximum, the award is linearly pro-rated. If threshold levels are not reached for any performance measure, no bonus will be paid under that performance metric.

Annual cash incentive bonuses are paid within a reasonable time following the end of the performance period in cash, unless the Worthington Board specifically provides for a different form of payment.

Termination of employment before the end of the applicable annual performance period results in forfeiture of annual cash incentive bonus awards, except that if the NEO dies, becomes disabled or retires, a pro rata portion of any otherwise earned annual cash incentive bonus award will be payable upon termination of employment. In the event of a change in control of Worthington, followed by the termination of an NEO’s employment during the relevant performance period, the annual cash incentive bonus award will be payable at the target level upon termination of employment.

91

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The annual cash incentive bonuses paid to the NEOs for fiscal 2023 were lower when compared with fiscal 2022, when Worthington achieved record adjusted earnings. Annual cash incentive bonuses for fiscal 2023 results were paid at 100% of target levels for Corporate executives and 95% of target for steel processing executives. Annual cash incentive bonuses for fiscal 2022 were paid at 200% of target levels for both Corporate executives and steel processing executives.

Annual cash incentive bonuses earned by the NEOs for fiscal 2023, fiscal 2022 and fiscal 2021, are shown in the “Summary Compensation Table” in this information statement.

Long-Term Incentive Compensation

The Worthington Compensation Committee has implemented a long-term incentive compensation program for the NEOs and other executives, which consists of:

•	Stock option grants;

•	Long-term performance share awards based on achieving measurable financial results over a three-fiscal-year period;

•	Long-term cash performance awards based on achieving measurable financial results over a three-fiscal-year period; and

•	Restricted common share awards with a time-vested requirement (the “time-vested restricted common share awards”).

The Worthington Compensation Committee has at times also made special grants of restricted common share awards that vest only if a sustained price target for the common shares is attained and the executive remains continuously employed by Worthington for at least three years (the “performance-based/time-vested restricted common share awards”) to select NEOs and other executives in recognition of an executive’s exceptional performance, promotion and/or increase in responsibility.

Stock options awards are generally made under the Worthington Industries, Inc. 2010 Stock Option Plan (the “2010 Stock Option Plan”). These plans have been approved by Worthington’s shareholders. Long-term performance share awards, long-term cash performance awards, time-vested restricted common share awards, and performance-based/time-vested restricted common share awards are made under the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “1997 LTIP”).

In setting the size of the overall normal long-term incentive compensation awards, the Worthington Compensation Committee generally begins by looking at market median values for the Comparator Group, and then makes adjustments for each individual for items such as the executive officer’s time in the position, internal equity, performance and such other factors as the Worthington Compensation Committee deems appropriate. The percentage of the long-term compensation provided by each type of award (stock options, long-term cash performance awards, long-term performance share awards and restricted common shares) is determined by the Worthington Compensation Committee. The value given to stock options for purposes of these awards is determined by the Worthington Compensation Committee based on input from its compensation consultant taking into account the anticipated grant date fair value calculated under applicable accounting rules and the stock option values used for recent annual grants. The same is true for restricted common shares, the value of which is generally based on a recent market price of the common shares. Likewise, the value of the long-term performance share awards is generally based on the number of common shares that can be earned at target, multiplied by a recent common share price. The value used for long-term cash performance awards is generally the amount that can be earned at target. The amount of each type of award granted to an executive officer is determined consistent with the above factors, with the specific amount determined by the Worthington Compensation Committee on a subjective basis combining all of the factors considered.

92

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The Worthington Compensation Committee believes that using a blend of restricted common share awards, stock option awards, long-term performance share awards and long-term cash performance awards represents a particularly appropriate and balanced method of motivating and rewarding senior executives. Stock option awards and restricted common share awards align the interests of employee recipients with those of shareholders by providing value tied to appreciation in the common share price. Long-term cash performance awards motivate long-term results because their value is tied to sustained financial achievement over a multiple-year period. Long-term performance share awards blend both of these features because the number of performance shares received is tied to sustained financial achievement over a multiple-year period, and the value of those performance shares is tied to the price of the common shares. The Worthington Compensation Committee believes the combination of these forms of incentive compensation is superior to reliance upon only one form and is consistent with Worthington’s compensation philosophy and objectives.

The Worthington Compensation Committee generally approves annual stock option grants, annual time-vested restricted common share awards, long-term performance share awards and long-term cash performance awards at its June meeting. The stock option grants and time-vested restricted common share awards are generally made effective following the meeting and after Worthington reports earnings for the just-completed fiscal year. Long-term performance share awards and long-term cash performance awards have been based on performance over a three-fiscal-year period beginning with the first day of the first fiscal year in that period. An explanation of the calculation of the compensation expense relative to the equity-based long-term incentive compensation is set forth in the section of this Compensation Discussion and Analysis captioned “Equity-Based Long-Term Incentive Compensation Accounting”.

Stock Options

The following describes the Worthington Compensation Committee’s general practice in granting stock options, excluding grants tailored to meet specific circumstances.

Worthington generally grants stock options to the NEOs and other executives annually. In practice, the number of common shares covered by a stock option award generally depends upon the employee’s position and external market data.

All unexercised stock options granted to employees are non-qualified stock options which vest at a rate of one-third per year and fully vest at the end of three years. Termination of employment results in the forfeiture of unvested stock options, except that the Worthington Compensation Committee may exercise its discretion to cause all or a portion of the unvested stock options to vest upon retirement, death or disability. Upon termination of employment due to retirement, death or disability, the vested portion of any outstanding stock options will remain exercisable until the earlier of the stock option’s stated expiration date or 36 months after the termination of employment. In the event of a change in control followed within two years by a termination of employment without cause or an adverse change in the executive’s terms of employment (also referred to as a “constructive termination”), any outstanding stock options will become fully vested and exercisable. Additionally, the then vested portion of any outstanding stock options will remain exercisable until the earlier of the stock option’s stated expiration date or 12 months after the termination of employment. The Worthington Compensation Committee may allow the holder of a stock option to elect, during the 60-day period following a change in control, to surrender a stock option or a portion thereof in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.

The stock option grants to the NEOs in fiscal 2023 are detailed in the “Grants of Plan-Based Awards” table in this information statement. For purposes of the “Grants of Plan-Based Awards” table, stock options are valued based on a grant date fair value and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). This value for stock options is also reported in the “Option Awards” column of the “Summary Compensation Table” in this information statement.

93

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Worthington has not backdated stock option grants to provide for lower exercise prices, nor has Worthington repriced or offered buyouts of underwater stock options. Worthington’s current plan provisions prohibit such repricing without shareholder consent.

Long-Term Performance Awards – General

Worthington generally awards a select group of key executives, including the NEOs, long-term cash performance awards and long-term performance share awards which are earned based upon results over a prospective three-fiscal-year performance period.

These long-term performance awards are intended to reward executives for achieving pre-established financial goals over a three-fiscal-year period. Restructuring charges and other selected items are excluded from all calculations, and the impact of inventory holding gains or losses are factored out in calculating Corporate Adjusted EPS and steel processing EOI.

For Corporate executives, including Mr. Gilmore and Ms. Tillman, the fiscal 2023 goals were tied to Corporate performance. Payouts are generally tied to achieving specified levels (threshold, target and maximum) of cumulative Corporate EVA and growth in Corporate Adjusted EPS (each adjusted as noted above) over the performance period, with each performance measure carrying a 50% weighting.

For Segment executives, including Mr. Klingler and Mr. Adams, steel processing executives, the fiscal 2023 goals were tied to both Corporate performance and segment performance. Payouts are generally tied to achieving specified levels (threshold, target and maximum) of cumulative Corporate EVA and Corporate Adjusted EPS growth measures, which together carry a 50% weighting, and segment EOI targets (each adjusted as noted above), which are weighted 50%.

If the performance level falls between threshold and target or between target and maximum, the portion of the award that becomes vested is linearly pro-rated. Payouts, if any, would generally be made in the quarter following the end of the applicable performance period. Calculation of Worthington’s results and the level of attainment of performance measures are made solely by the Worthington Compensation Committee based upon Worthington’s consolidated financial statements.

The Worthington Compensation Committee determines the appropriate changes and adjustments and may make adjustments for unusual events or other items deemed to not be indicative of Worthington’s core operating results, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, mergers and acquisitions, and purchases or sales of substantial assets. No such adjustments were made in fiscal 2023.

These performance measurements have been chosen because the Worthington Compensation Committee believes that:

•	The Corporate Adjusted EPS growth metric strongly correlates with Worthington’s growth in equity value;

•	EOI and EBIT of a segment tie directly into Worthington’s Adjusted EPS growth; and

•

The cumulative Corporate EVA target, which is driven by net operating profit in excess of the cost of capital employed, keeps management focused on the most effective use of existing assets and pursuing only those growth opportunities which provide returns in excess of the cost of capital.

Worthington has used these, or similar performance measures, since long-term cash performance awards were first granted by Worthington for the performance period ended May 31, 1998. However, the Worthington Compensation Committee periodically considers whether to change the performance measures used under the incentive awards and reviews the types of measures used by other companies and other relevant information provided by its compensation consultant.

94

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

As a result of the strong results in fiscal 2023, long-term cash performance awards and long-term performance share awards for the three-fiscal-year period ended with fiscal 2023 were paid out at 200% of target levels for both Corporate executives and steel processing executives.

Long-Term Cash Performance Awards

Worthington’s long-term cash performance awards are intended to reward executives for achieving pre-established financial goals over a three-fiscal-year period. Long-term cash performance awards may be paid in cash, common shares or any combination thereof, as determined by the Worthington Compensation Committee at the time of payment. To date, earned long-term cash performance awards have been paid in cash. If the performance criteria are met, payouts are generally made in the quarter following the end of the performance period. Nothing is paid under the long-term cash performance awards if none of the three-fiscal-year financial thresholds are met.

Long-term cash performance awards earned for the three-fiscal-year performance period ended with fiscal 2023 are described in the section of this information statement captioned “Long-Term Performance Awards — General”. The amount of the awards earned by the NEOs for this period is shown in the “Summary Compensation Table” in this information statement under the “3-year Cash Performance Award” column within “Non-Equity Incentive Plan Compensation”.

Long-term cash performance awards granted in fiscal 2023 for the three-fiscal-year performance period ending with fiscal 2025 are reported in the “Grants of Plan-Based Awards” table in this information statement.

Long-Term Performance Share Awards

Worthington’s long-term performance share awards are intended to reward executives for both achieving pre-established financial goals over the three-fiscal-year period and increasing the common share price. The long-term performance share awards are generally paid in common shares and the value is determined not only by the number of common shares earned, but also by the value of the common shares at the time the awards are earned and the common shares are paid out. If the performance criteria are met, payouts are generally made in the quarter following the end of the performance period. Nothing is paid under the long-term performance share awards if none of the three-fiscal-year financial threshold measures are met.

The Worthington Compensation Committee has at times also made supplemental grants of long-term performance share awards (“Pro-Rated Awards”) to select executives in recognition of their exceptional performance, promotion and/or increase in responsibility. The terms of Pro-Rated Awards are identical to the terms of the long-term performance share awards held by the recipient at the time the Pro-Rated Awards are granted, except that the number of common shares that may be earned by the recipient under the Pro-Rated Awards is set by the Worthington Compensation Committee based on the incremental number of attainable common shares that would have been awarded had the exceptional performance, promotion and/or increase in responsibility occurred at the grant date of the then-outstanding long-term performance share awards, prorated for the number of months remaining in each performance period.

Long-term performance share awards earned for the three-fiscal-year performance period ended with fiscal 2023, are described above in the section captioned “Long-Term Performance Awards — General”. The long-term performance share awards earned were paid in common shares.

Long-term performance share awards granted in fiscal 2023 for the three-fiscal-year performance period ending with fiscal 2025 are reported in the “Grants of Plan-Based Awards” table in this information statement. An explanation of the calculation of the compensation expense relative to those awards is set forth in the “Equity-Based Long-Term Incentive Compensation Accounting” section in this Compensation Discussion and Analysis. If the performance criteria are met, the long-term performance shares earned would generally be issued in the quarter following the end of the performance period.

95

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Long-Term Performance Awards – Impact of Termination/Change in Control

Termination of employment results in forfeiture of long-term cash performance awards and long-term performance share awards, except if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout will be made for performance periods ending more than 24 months after termination of employment. Unless the Worthington Compensation Committee specifically provides otherwise at the time of grant, if a change in control occurs, followed by termination of employment, all long-term cash performance awards and long-term performance share awards would be payable in full at the target level, and immediately settled or distributed.

Annual Time-Vested Restricted Common Share Awards

At the beginning of each fiscal year, the Worthington Compensation Committee grants annual time-vested restricted common share awards to executives and certain other key employees, which cliff vest on the third anniversary of the grant date. On June 24, 2022, the Worthington Compensation Committee made a time-vested restricted common share award to each NEO. Time-vested restricted common share awards are intended to reward and incent executives by directly aligning the interests of management with the interests of shareholders. The vesting provision of the time-vested restricted common shares also serves as a management retention incentive. For further details with respect to the time-vested restricted common share awards granted to the NEOs in fiscal 2023, see the “Stock Awards” column of the “Summary Compensation Table” in this information statement.

Time-vested restricted common share awards to the NEOs in fiscal 2023 are also detailed in the “Grants of Plan-Based Awards” table in this information statement. For purposes of the “Grants of Plan-Based Awards” table, time-vested restricted common share awards are valued based on grant date fair value and calculated in accordance with ASC 718. This value for time-vested restricted common share awards is also reported in the “Stock Awards” column of the “Summary Compensation Table” in this information statement.

Termination of employment before the end of the three-year vesting period results in the forfeiture of time-vested restricted common share awards, except that the award will vest (1) in full if the NEO dies or becomes permanently disabled and (2) ratably if the NEO retires (based on the number of full months in the vesting period that have passed prior to retirement), unless the Worthington Compensation Committee provides for the vesting of some or all of the time-vested restricted common share award upon retirement. If a change in control occurs and the NEO’s employment is, during the two years following the change in control, terminated by Worthington without cause or terminated by the NEO due to an adverse change in the executive’s terms of employment, the time-vested restricted common share awards will fully vest upon termination of employment. Dividends accrued on time-vested restricted common share awards are distributed to the NEO in conjunction with vesting of the award.

Special Performance-Based/Time-Vested Restricted Common Share Awards

The Worthington Compensation Committee has at times granted special performance-based/time-vested restricted common share awards to select executives, with vesting tied to the price of the common shares attaining certain levels for a 90 consecutive calendar day period during the term of the award. These awards are viewed as particularly appropriate as they are earned by top management only when the common share price increases significantly and, thus, Worthington’s shareholders are also significantly benefited. While these awards do require a significant increase in the price of the common shares from the price on the grant date in order to vest, the Worthington Compensation Committee believes that the common share price targets for these awards are reasonable targets which can be met with steady consistent growth in Worthington’s performance without the need for any undue risk-taking. The time-based vesting requirements mitigate the incentive for risky behavior intended to drive only a short-term common share price increase, and instead encourage activity that would lead to steady increases in financial results and a common share price which can be maintained.

96

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

In fiscal 2021, the Worthington Compensation Committee made special awards, effective June 25, 2020, of 25,000 performance-based/time-vested restricted common shares to Mr. Gilmore and 10,000 performance-based/time vested restricted common shares to Mr. Klingler. The term of these performance-based/time-vested restricted common share awards is five years and the restricted common shares will vest if and only when both of the following conditions are met: (a) the closing price of the common shares averages $65.00 per share for any 90 consecutive calendar day period during the five-year term (i.e., the performance-based vesting condition); and (b) the NEO has remained continuously employed by Worthington through June 25, 2023, or if later, the date the performance-based vesting condition is met (i.e., the time-based vesting condition). These awards vested on June 25, 2023.

Termination of employment before the end of the five-year term would have resulted in the forfeiture of the performance-based/time-vested restricted common share awards granted to Mr. Gilmore and Mr. Klingler, except that the award would have vested (1) in full if the NEO’s employment was terminated by Worthington without cause after the performance-based vesting condition had been met but before the time-based vesting condition had been met and (2) in full if the NEO died or became disabled after the performance-based vesting condition had been met but before the time-based vesting condition had been met. The Worthington Compensation Committee may also have elected to accelerate the vesting of some or all of the performance-based/time-vested restricted common share award if the NEO died or became disabled before the satisfaction of the performance-based vesting condition. If a change in control had occurred and the NEO’s employment was, during the two years following the change in control (but before the end of the five-year term of the award), terminated by Worthington without cause or terminated by the NEO due to an adverse change in the executive’s terms of employment, the performance-based/time-vested restricted common share awards would have fully vest upon termination of employment.

The Worthington Compensation Committee believes this type of special performance-based/time-vested restricted common share awards has served as a strong retention mechanism that provides a unique incentive to identified leaders to further enhance Worthington’s success, and directly ties their compensation to Worthington’s first corporate goal of increasing the value of Worthington’s shareholders’ investment.

Deferred Profit Sharing Plan

The NEOs participate in the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “DPSP”), together with most of Worthington’s other full-time, non-union employees. The DPSP is a 401(k) plan and is Worthington’s primary retirement plan. Contributions made by Worthington to participants’ accounts under the DPSP are generally based on 3% of eligible compensation which includes base salary, profit sharing, bonus and annual cash incentive bonus payments, overtime and commissions, up to the maximum limit set by the Internal Revenue Service (“IRS”) from year to year ($330,000 for calendar 2023). In addition, the NEOs and other participants in the DPSP may elect to make voluntary contributions up to prescribed IRS limits. These voluntary contributions are generally matched by Worthington’s contribution of 50% of the first 4% of eligible compensation contributed by the participant. Distributions under the DPSP are generally deferred until retirement, death or total and permanent disability.

Non-Qualified Deferred Compensation

The NEOs and certain other highly-compensated employees are eligible to participate in the Worthington Industries, Inc. Amended and Restated 2005 Non-Qualified Deferred Compensation Plan (as amended, the “2005 NQ Plan”). The 2005 NQ Plan is a voluntary, non-tax-qualified, unfunded deferred compensation plan available only to select highly-compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.

Under the 2005 NQ Plan, Worthington executives may defer the payment of up to 50% of their base salary and up to 100% of their bonus and/or annual cash incentive bonus awards. Amounts deferred are credited to the

97

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

participants’ bookkeeping accounts under the 2005 NQ Plan at the time the base salary and/or bonus/annual cash incentive bonus awards would have otherwise been paid. In addition, Worthington may make discretionary employer contributions to the participants’ bookkeeping accounts in the 2005 NQ Plan. In recent years, Worthington has made employer contributions in order to provide the same percentage of retirement-related deferred compensation to executives compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under the DPSP. For the 2022, 2021 and 2020 calendar years, Worthington made contributions to the 2005 NQ Plan for participants equal to (i) 3% of an executive’s annual compensation (base salary plus bonus/annual cash incentive bonus award) in excess of the IRS maximum; and (ii) a matching contribution of 50% of the first 4% of annual compensation contributed by the executive to the DPSP to the extent not matched by Worthington under the DPSP. Participants in the 2005 NQ Plan may elect to have their bookkeeping accounts treated as invested (a) with a rate of return reflecting: (i) the returns on those investment options available under the DPSP; or (ii) a fixed interest rate set annually by the Worthington Compensation Committee (2.36% for fiscal 2023), or (b) in theoretical common shares reflecting increases or decreases in the fair market value of the common shares with dividends deemed reinvested. Any portion of a participant’s bookkeeping account credited to theoretical common shares must remain credited to theoretical common shares until distributed. Otherwise, participants in the 2005 NQ Plan may change the investment options for their bookkeeping accounts as of the time permitted under the DPSP for the same or a similar investment option.

Participants’ bookkeeping accounts in the 2005 NQ Plan are fully vested. Payouts of amounts credited to theoretical common shares are made in whole common shares and cash in lieu of fractional shares. Payouts of amounts credited to all other investment options are made in cash. Payments will be made as of a specified date selected by the participant or, subject to the timing requirements of Section 409A of the Internal Revenue Code, when the participant is no longer employed by Worthington. Payments are made either in a lump sum or in installments, all as chosen by the participant at the time the deferral is elected. The Worthington Compensation Committee may permit hardship withdrawals from a participant’s account under defined guidelines.

Perquisites

Worthington makes a club membership available to certain executives, including Mr. Gilmore and Mr. Klingler. For security and safety reasons, certain NEOs may occasionally use Worthington’s airplanes for personal travel. In such cases, the NEOs who use Worthington’s airplanes for personal travel are charged an amount equal to the standard industry fare level, or SIFL rate, set forth in the regulations promulgated by the United States Department of the Treasury, which is generally less than Worthington’s incremental costs.

Other Benefits

Worthington provides employees, including the NEOs, with a variety of other employee welfare benefits including medical benefits, disability benefits, life insurance, and accidental death and dismemberment insurance, which are generally provided to all full-time, non-union employees. Worthington also provides select executives, including the NEOs, with life insurance and disability insurance benefits which are generally not provided to other employees, and for which Worthington pay the full amount of the applicable premiums.

Termination and Change in Control Arrangements

Worthington is not a party to any employment agreement or severance agreement with an NEO.

However, the Worthington Compensation Committee recognizes the importance to Worthington and Worthington’s shareholders of avoiding the distraction and loss of key executives that may occur in connection with any rumored, threatened or actual change in control. To that end, the Worthington Compensation Committee believes that providing reasonable change in control benefits to Worthington’s NEOs protects shareholder interests by enhancing executive focus during rumored, threatened or actual change in control

98

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

activity through incentives to remain with Worthington despite uncertainties while a transaction is under consideration or pending and assurance of benefits in the event of termination of employment in connection with a change in control. To reduce the potential distraction due to personal uncertainties and risks that inevitably arise when a change in control is rumored, threatened or pending, the NEOs are entitled to change in control benefits in connection with incentive compensation awards. The benefits under the incentive compensation awards are subject to a “double trigger” that provides for accelerated vesting of incentive compensation awards in connection with a change in control only if the employment of the NEO is terminated within two years following the change in control.

The Worthington Compensation Committee believes that these change in control provisions are appropriate, particularly because Worthington has no employment agreements or other stand-alone change in control agreements relative to the NEOs or other executives. The payments that an NEO would be entitled to receive upon termination or a change in control are not considered by the Worthington Compensation Committee when making annual compensation decisions for the NEOs and do not factor into decisions made by the Worthington Compensation Committee regarding other compensation elements.

The separation will not constitute a change in control for purposes of the NEOs outstanding incentive compensation awards. For additional information regarding the termination and change in control arrangements with the NEOs, see the section of this information statement captioned “Potential Payments Upon Termination or Change in Control”.

Compensation Governance Matters

Stock Ownership Guidelines

We anticipate that our Board will adopt stock ownership guidelines requiring our directors and senior executives to own beneficially a minimum number of shares of our stock, including common stock units, to promote and increase such ownership and to further align their interests with those of our shareholders.

Anti-Hedging Policy

We anticipate that our Board will adopt a policy prohibiting our directors, officers (including the NEOs) and other key employees from engaging in hedging transactions with respect to the common shares.

Clawback Policy

The SEC has adopted rules relating to incentive-based compensation recovery (“clawback”) policies and the NYSE has, in turn, adopted new NYSE rules that require us to adopt a written clawback policy that meets the requirements of the NYSE rules. The new clawback policy will require us to seek recovery of erroneously awarded incentive-based compensation received by our executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. We anticipate adopting a clawback policy which satisfies the SEC rules and NYSE rules, with such policy becoming effective on the date of our separation from Worthington and being filed with our Annual Report on Form 10-K for fiscal 2024.

In addition, after our separation from Worthington, if we are required to restate our earnings as a result of material non-compliance with a financial reporting requirement due to misconduct, under Section 304 of the Sarbanes-Oxley Act, our CEO and CFO would be required to reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the 12-month period following the first filing with the SEC of the financial document that embodied the financial reporting requirement required to be restated, and any profits realized from the sale of the common shares during that 12-month period, to the extent required by the Sarbanes-Oxley Act.

The same requirements for a new clawback policy and the Sarbanes-Oxley Act reimbursement obligations apply to the compensation provided by Worthington to its executives.

99

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Equity-Based Long-Term Incentive Compensation Accounting

The accounting treatment for equity-based long-term incentive compensation is governed by ASC 718. Stock options are valued using the Black-Scholes pricing model based upon the grant date closing price per common share underlying the stock option award, the expected life of the stock option award, the risk-free interest rate, the dividend yield, and the expected volatility. Refer to “Note B – Summary of Significant Accounting Policies – Stock-Based Compensation” and “Note J – Stock-Based Compensation” in the accompanying audited combined financial statements for further information concerning the valuation of stock options and the assumptions used in that valuation.

Long-term performance share awards payable in common shares are initially valued using the price per common share based on the target award, and compensation expense is recorded prospectively over the performance period on a straight-line basis. This amount is then adjusted on a quarterly basis based upon an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.

Long-term cash performance awards are initially valued at the target level, and compensation expense is recorded prospectively over the performance period on a straight-line basis. This amount is then adjusted on a quarterly basis based on an estimate of the performance level anticipated to be achieved for the performance period in light of actual and forecasted results.

Restricted common shares are valued at fair value as of the date of grant and the calculated compensation expense is recognized on a straight-line basis over their respective vesting periods. For restricted common shares with only time-based vesting, fair value is generally equal to the closing price of the common shares at the respective grant date. If the vesting is subject to other conditions, such as the special performance-based/time-vested restricted common share awards, the value is generally calculated under a Monte Carlo simulation model. Refer to “Note B – Summary of Significant Accounting Policies – Stock-Based Compensation” and “Note J – Stock-Based Compensation” in the accompanying audited combined financial statements for further information concerning the valuation of restricted common shares and the assumptions used in that valuation.

Compensation Risk Analysis

As part of its responsibility to set appropriate executive compensation, the Worthington Compensation Committee annually considers balance in the compensation program and its impact on Worthington’s risk management profile. We expect that our Compensation Committee will follow a similar process following our separation from Worthington.

The Worthington Compensation Committee determined that Worthington’s executive compensation program was appropriately structured and did not encourage individuals or groups to take risks that are reasonably likely to have a material adverse effect on the Company.

Following our separation from Worthington, our Compensation Committee will be responsible for shaping our executive compensation program and determining whether our executive compensation program is appropriately structured so as not to encourage individuals or groups to take risks that are reasonably likely to have a material adverse effect on the Company.

Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally limits the deduction that Worthington may take for certain remuneration paid in excess of $1,000,000 to any Worthington “covered employee” in any one taxable year. Section 162(m) of the Internal Revenue Code applies to the CEO, the CFO and each of the three other most highly compensated officers of Worthington (not including the CEO and the CFO) and any person who has been the CEO, the CFO, or one of the other three most highly compensated officers in any year beginning after December 31, 2016.

100

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

As the Worthington Compensation Committee has done historically, we expect that, following the separation, our Compensation Committee will examine the best method to pay incentive compensation to our executive officers, which will include consideration of any changes to Section 162(m) of the Internal Revenue Code. In all cases, whether or not some portion of a covered employee’s compensation is tax deductible, our Compensation Committee will carefully consider the net cost and value of our compensation policies to us.

Executive Compensation Tables

The executive compensation tables that follow present historical information regarding compensation provided by Worthington to the NEOs in their respective roles as part of Worthington for fiscal 2023, fiscal 2022 and fiscal 2021. The overall historical compensation package described in the preceding Compensation Discussion and Analysis and the following executive compensation tables, and the components thereof, are not necessarily indicative of the compensation our NEOs will receive from us following our separation from Worthington. All stock-based awards presented in the following tables and narrative discussion reflect awards covering common shares of Worthington. The treatment of such awards in connection with our separation from Worthington will be described in a subsequent amendment to this information statement.

Summary Compensation Table

						Non-Equity Incentive Plan Compensation
						Short-Term / Long-Term
Name and Principal Position(s) Following the Separation (1)	Fiscal Year	Salary ($) (2)	Discretionary Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Annual Incentive Bonus Award ($) (2)	3-year Cash Performance Award ($) (5)	All Other Compensation ($) (6)	Total ($)
Geoffrey G. Gilmore	2023	656,515	0	774,713	145,693	810,176	1,026,668	99,462	3,513,227
Chief Executive Officer	2022	630,669	0	601,900	122,512	1,550,001	946,668	109,721	3,961,471
	2021	614,312	748,000	1,230,806	144,624	1,384,174	824,683	86,010	5,032,609
Timothy A. Adams	2023	256,835	0	92,780	21,281	122,706	150,000	31,022	674,623
Vice President and Chief Financial Officer	2022	246,816	0	90,285	15,808	248,131	142,875	24,000	767,915
	2021	237,969	0	88,632	17,816	217,711	129,600	16,556	708,285
Jeff R. Klingler	2023	413,808	0	420,618	78,576	399,420	520,000	78,413	1,910,834
Executive Vice President, and Chief Operating Officer	2022	378,539	0	300,950	63,232	770,000	406,399	61,398	1,980,518
	2021	346,731	350,000	1,109,792	71,264	639,975	273,565	39,089	2,830,416
Michaune D. Tillman	2023	300,172	0	92,780	21,281	195,648	142,222	38,165	790,268
Vice President and General Counsel	2022	279,888	0	90,285	15,808	362,030	101,112	25,792	874,915
	2021	188,820	0	59,088	14,672	218,696	72,615	13,799	567,690

(1)

For each NEO, the principal position shown in this column reflects the principal position that such NEO will hold with the Company following our separation from Worthington. The principal positions held by each NEO with Worthington during fiscal 2023 were as follows: Mr. Gilmore - Executive Vice President and Chief Operating Officer; Mr. Adams - Vice President, Strategy and Business Development; Mr. Klingler - President, The Worthington Steel Company; and Ms. Tillman - General Counsel, steel processing.

(2)

The amounts shown in these columns include that portion of salaries, discretionary bonuses and annual incentive bonus awards the NEOs elected to defer pursuant to the DPSP or the 2005 NQ Plan. Amounts deferred pursuant to the 2005 NQ Plan in Fiscal 2023 are separately shown in the “Non-Qualified Deferred Compensation for Fiscal 2023” table in this information statement.

(3)

The amounts shown in this column include the aggregate grant date fair values of: (i) the long-term performance share awards granted to the NEOs under the 1997 LTIP in fiscal 2023, fiscal 2022 and fiscal 2021; (ii) the time-vested restricted common share awards granted to the NEOs in fiscal 2023, fiscal 2022

101

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

and fiscal 2021; and (iii) the performance-based/time-vested restricted common share awards granted to Mr. Gilmore and to Mr. Klingler in fiscal 2021. The following table shows separately the aggregate grant date fair values of these awards.

	Fiscal 2023	Fiscal 2022	Fiscal 2021
Geoffrey G. Gilmore
Long-term performance share award (a)	$334,008	$240,760	$280,668
Time-vested restricted common share award (b)	$440,705	$361,140	$428,388
Special performance-based/time-vested restricted common share award (c)	$0	$0	$521,750
Timothy A. Adams
Long-term performance share award (a)	$37,112	$36,114	$36,930
Time-vested restricted common share award (b)	$55,668	$54,171	$51,702
Jeff R. Klingler
Long-term performance share award (a)	$184,029	$120,380	$140,334
Time-vested restricted common share award (b)	$236,589	$180,570	$206,808
Special performance-based/time-vested restricted common share award (c)	$0	$0	$208,700
Time-vested restricted common share award (d)	$0	$0	$553,950
Michaune D. Tillman
Long-term performance share award (a)	$37,112	$36,114	$22,158
Time-vested restricted common share award (b)	$55,668	$54,171	$36,930

(a)

The amounts for the long-term performance share awards are computed in accordance with ASC 718 as of the date the long-term performance share awards were granted. These grant date fair values were calculated based upon the “target” award, which reflects the probable outcome of the applicable performance conditions, and the closing price of the common shares on the date of the grant, which was: $46.39 for the fiscal 2023 awards; $60.19 for the fiscal 2022 awards; and $36.93 for the fiscal 2021 awards. The aggregate grant date fair values included for the long-term performance share awards would have been (i) double the amounts shown above for each fiscal year if the “maximum” award had been used instead of the “target” award and (ii) half of the amounts shown above for each fiscal year if the “threshold” award had been used. The performance measures associated with the long-term performance share awards are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Performance Awards — General” in this information statement. The “Grants of Plan-Based Awards” table in this information statement provides information on the long-term performance share awards granted in fiscal 2023.

(b)

The amounts for the time-vested restricted common share awards are computed in accordance with ASC 718 as of the date the awards were granted. These amounts were calculated by multiplying the number of restricted common shares granted by the closing price of the common shares on the date of the grant, which was: $46.39 for fiscal 2023; $60.19 for fiscal 2022; and $36.93 for fiscal 2021. The time-vested restricted common share awards are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Time-Vested Restricted Common Share Awards” in this information statement. The “Grants of Plan-Based Awards” table in this information statement provides information on the time-vested restricted common share awards granted in fiscal 2023.

(c)

Messrs. Gilmore and Klingler each received a performance-based/time-vested restricted common share award covering 25,000 and 10,000 restricted common shares, respectively, effective June 25, 2020 (fiscal 2021), each of which vested on June 25, 2023. The grant date fair value was $20.87 per common share, determined using the Monte Carlo simulation model. The terms of these awards are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Special Performance-Based/Time-Vested Restricted Common Share Awards” in this information statement.

102

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(d)

Mr. Klingler received this time-vested restricted common share award for 15,000 restricted common shares effective June 25, 2020 (fiscal 2021). The terms of this award are otherwise substantially the same as those of the time-vested restricted common share awards described in footnote (b) above. The amount shown was calculated as described in footnote (b).

(4)

The amounts shown in this column represent the aggregate grant date fair values of the stock option awards granted to the NEOs in fiscal 2023 ($16.37 per common share), fiscal 2022 ($19.76 per common share) and fiscal 2021 ($10.48 per common share), computed in accordance with ASC 718. The amounts shown in this column exclude the impact of estimated forfeitures, as required by applicable SEC rules. Refer to “Note B – Summary of Significant Accounting Policies – Stock-Based Compensation” and “Note J – Stock-Based Compensation” in the accompanying audited combined financial statements for the assumptions used and additional information regarding the stock options The “Grants of Plan-Based Awards” table in this information statement provides further information on stock option awards granted in fiscal 2023.

(5)	The amounts shown in this column reflect the long-term cash performance awards earned by the NEOs for the three-fiscal-year performance periods ended with fiscal 2023, fiscal 2022 and fiscal 2021.
(6)	The following table describes each component of the “All Other Compensation” column for fiscal 2023:

Name	Company Contributions under DPSP (401(k) Plan) ($) (a)	Company Contributions under 2005 NQ Plan ($) (b)	Group Term Life and Disability Insurance Premiums Paid ($) (c)	Perquisites ($) (d)
Geoffrey G. Gilmore	15,769	64,020	6,832	12,840
Timothy A. Adams	15,441	9,735	5,846	0
Jeff R. Klingler	15,634	43,106	6,833	12,840
Michaune D. Tillman	15,337	17,519	5,309	0

(a)

The amounts in this column represent Worthington’s contributions and matching contributions made under the DPSP which are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Deferred Profit Sharing Plan” in this information statement.

(b)

The amounts in this column represent Worthington’s contributions and matching contributions made under the 2005 NQ Plan to the bookkeeping accounts of the NEOs. See the “Non-Qualified Deferred Compensation” table in this information statement for more information concerning the contributions made by Worthington under the 2005 NQ Plan for fiscal 2023.

(c)	The amounts in this column represent the dollar value of the group term life insurance and disability insurance premiums paid by Worthington on behalf of the NEOs.
(d)

Perquisites generally include dues and similar fees paid by Worthington’s for club memberships used by the NEOs for both business and personal use. Such membership dues and similar fees amounted to $12,840 for Messrs. Gilmore and Klingler.

103

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Grants of Plan-Based Awards

The following table provides information about the equity and non-equity awards granted to the NEOs in fiscal 2023:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Common Shares Underlying Options (5)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Compensation Committee Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
Geoffrey G. Gilmore	6/1/2022	6/21/2022	(1)	405,900	811,800	1,623,600
	6/24/2022	6/21/2022	(2)	280,000	560,000	1,120,000
	6/24/2022	6/21/2022					3,600	7,200	14,400				334,008
	6/24/2022	6/21/2022									8,900	16.37	145,693
	6/24/2022	6/21/2022	(3)							9,500			440,705
Timothy A. Adams	6/1/2022	6/21/2022	(1)	64,514	129,028	258,056
	6/24/2022	6/21/2022	(2)	37,500	75,000	150,000
	6/24/2022	6/21/2022					400	800	1,600				37,112
	6/24/2022	6/21/2022									1,300	16.37	21,281
	6/24/2022	6/21/2022	(3)							1,200			55,668
Jeff R. Klingler	6/1/2022	6/21/2022	(1)	210,000	420,000	840,000
	6/24/2022	6/21/2022	(2)	150,000	300,000	600,000
	6/24/2022	6/21/2022					1,984	3,967	7,934				184,029
	6/24/2022	6/21/2022									4,800	16.37	78,576
	6/24/2022	6/21/2022	(3)							5,100			236,589
Michaune D. Tillman	6/1/2022	6/21/2022	(1)	98,020	196,040	392,080
	6/24/2022	6/21/2022	(2)	37,500	75,000	150,000
	6/24/2022	6/21/2022					400	800	1,600				37,112
	6/24/2022	6/21/2022									1,300	16.37	21,281
	6/24/2022	6/21/2022	(3)							1,200			55,668

(1)

These rows show the potential payouts which could have been earned under annual cash incentive bonus awards granted under the Annual Incentive Plan, based on achievement of specified levels of performance for fiscal 2023. The types of performance measured and the weighting of those measurements are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Cash Incentive Bonus Compensation” in this information statement. For fiscal 2023, the NEOs earned the amounts shown in the “2023” rows of the “Annual Incentive Bonus Award” column of the “Summary Compensation Table” in this information statement.

(2)

These rows show the potential payouts under long-term cash performance awards granted to the NEOs under the 1997 LTIP for the three-fiscal-year performance period from June 1, 2022 to May 31, 2025. The types of performance measured and the weighting of those measurements are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Performance Awards — General” in this information statement. For further information on the terms of the long-term cash performance awards, see the discussion in the sections captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Performance Awards — General”, “— Long-Term Cash Performance Awards”, and “— Long-Term Performance Awards — Impact of Termination/Change in Control” in this information statement. For additional information about the effect of termination or a change in control, also see the discussion in the section captioned “Executive Compensation – Compensation Discussion and Analysis — Termination and Change in Control Arrangements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” in this information statement.

104

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(3)

These rows show the number of time-vested restricted common shares awarded effective June 24, 2022 under the 1997 LTIP, which will generally cliff vest three years after the grant date. The restricted common shares granted to the NEOs are held in escrow by Worthington and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Each holder of a restricted common share award may exercise any voting rights associated with the restricted common shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted common shares will be held by Worthington in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted common shares with respect to which they were paid.

These time-vested restricted common share awards are generally forfeited in the event of termination of an NEO’s employment before vesting, except that (i) the restricted common shares will fully vest if the NEO dies or becomes totally disabled, (ii) a pro-rated portion of the restricted common shares will vest upon the NEO’s retirement, and (iii) the Worthington Compensation Committee, in its discretion, may elect to vest all or a portion of the restricted common shares upon the NEO’s retirement. For information on the effect of termination or a change in control, see the discussion in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Termination and Change in Control Arrangements” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” in this information statement.

The grant date fair value for the annual time-vested restricted common share awards, computed in accordance with ASC 718, was calculated by multiplying the number of restricted common shares granted by the $46.39 closing price of the common shares on the grant date. See “Note B – Summary of Significant Accounting Policies – Stock-Based Compensation” and “Note J – Stock-Based Compensation” in the accompanying audited combined financial statements for the assumptions used and additional information regarding the stock options for additional information regarding the awards.

(4)

These columns show the potential payouts under long-term performance share awards granted to the NEOs under the 1997 LTIP for the three-fiscal-year performance period from June 1, 2022 to May 31, 2025. The types of performance measured and the weighting of those measurements are described in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Performance Awards — General” in this information statement. For further information on the terms of the long-term performance share awards, including those applicable to termination or a change in control, see the discussion in the sections captioned “Executive Compensation — Compensation Discussion and Analysis — Termination and Change in Control Arrangements”, — Long-Term Performance Awards — General”, “— Long-Term Performance Share Awards” and “— Long-Term Performance Awards — Impact of Termination/Change in Control” and “Executive Compensation — Potential Payments Upon Termination or Change in Control” in this information statement. The grant date fair value for the long-term performance share awards, computed in accordance with ASC 718, was calculated based upon the “target” award, which reflects the probable outcome of performance conditions, and the $46.39 closing price of the common shares on the date of grant.

(5)

These stock options were granted as of June 24, 2022 under the 2010 Stock Option Plan with an exercise price equal to the fair market value of the underlying common shares on the date of grant. The stock options become exercisable in increments of one-third per year on each of the first through third anniversaries of their grant date. For further information on the terms of the stock options, see the discussion in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Options” in this information statement. For information on the effect of a termination or change in control, see the discussion in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Termination and Change in Control Arrangements” and “Executive Compensation – Potential Payments Upon Termination or Change in Control” in this information statement. The grant date fair value of the option awards was $16.37 per share, computed in accordance with ASC 718. Generally, the grant date fair value of the stock options is the aggregate amount Worthington would include as a compensation expense in its consolidated financial statements over each award’s three-year vesting schedule. See “Note B — Summary of Significant Accounting Policies — Stock-

105

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Based Compensation” and “Note J — Stock-Based Compensation” in the accompanying audited combined financial statements for the method (Black-Scholes) used in calculating the fair value of the stock option awards and additional information regarding the stock option awards.

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table summarizes the outstanding stock option awards, restricted common share awards and long-term performance share awards held by the NEOs as of May 31, 2023. For additional information about these equity awards, see the discussion in the sections captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Options”, “— Long-Term Performance Awards – General”, “— Long-Term Performance Share Awards”, “— Annual Restricted Common Share Awards to Executives” and “— Special Performance-Based/Time-Vested Restricted Common Share Awards” in this information statement.

	Option Awards (1)					Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#) Exercisable	No. of Common Shares Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock that Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Performance Period Ending Date
Geoffrey G. Gilmore	3,333			$38.91	6/27/2029
	9,200	4,600	(5)	$36.93	6/25/2030
	2,067	4,133	(6)	$60.19	6/25/2031
		8,900	(7)	$46.39	6/24/2032
						11,600	(8)	651,108
						6,000	(9)	336,780
						9,500	(10)	533,235
									50,000	(11)	2,806,500	9/26/2023
						30,000	(12)	1,683,900
						25,000	(13)	1,403,250
									4,400		248,972	5/31/2024
									7,200		404,136	5/31/2025
Timothy A. Adams	733			$42.30	6/30/2026
	900			$47.76	6/29/2027
	900			$42.91	6/28/2028
	1,300			$38.91	6/27/2029
	1,134	566	(5)	$36.93	6/25/2030
	267	533	(6)	$60.19	6/25/2031
		1,300	(7)	$46.39	6/24/2032
						1,400	(8)	78,582
						900	(9)	50,517
						1,200	(10)	67,356
									600		33,678	5/31/2024
									800		44,904	5/31/2024
Jeff R. Klingler	300			$42.91	6/28/2028
	2,533			$38.91	6/27/2029
	4,534	2,266	(5)	$36.93	6/25/2030
	1,067	2,133	(6)	$60.19	6/35/2031
		4,800	(7)	$46.30	6/24/2032
						5,600	(8)	314,328
						15,000	(8)	841,950
						10,000	(13)	561,300
						3,000	(9)	168,390
						5,100	(10)	286,263
									2,667		149,669	5/31/2024
									3,967		222,668	5/31/2025
Michaune D. Tillman	1,000			$30.92	6/26/2025
	800			$42.30	6/30/2026
	700			$47.76	6/29/2027
	700			$42.91	6/28/2028
	1,200			$38.91	6/27/2029
	934	466	(5)	$36.93	6/25/2030
	267	533	(6)	$60.19	6/25/2031
		1,300	(7)	$46.39	6/24/2032
						1,000	(8)	56,130
						900	(9)	50,517
						1,500	(14)	84,195
						1,200	(10)	67,356
									600		33,678	5/31/2024
									800		44.904	5/31/2025

106

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(1)

All stock options outstanding as of May 31, 2023 were granted under the 2010 Stock Option Plan with exercise prices equal to the fair market value of the underlying common shares on the date of grant. All unvested stock options become exercisable in increments of one-third per year for the first three anniversaries of the grant date, subject to continued employment of the NEO through the applicable vesting date and the terms of each stock option award. See the discussion in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Options” in this information statement. The dates listed for vesting of the stock options in footnotes (5), (6) and (7) below are subject to continued employment of the NEO through the applicable vesting date and the terms of the applicable stock option awards.

(2)

The restricted common shares granted to the NEOs are held in escrow by Worthington prior to vesting and lapse of restrictions and may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Each holder of restricted common shares may exercise any voting rights associated with the restricted common shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted common shares will be held by Worthington in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted common shares with respect to which they were paid. For further information concerning the terms of the restricted common shares granted to the NEOs, please see the discussion in the sections captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Restricted Common Share Awards to Executives”, “— Special Performance-Based/Time-Vested Restricted Common Share Awards” and “— Grants of Plan-Based Awards” in this information statement.

(3)

Each market value shown in this column is calculated by multiplying the number of restricted common shares by the $56.13 closing price of the common shares on May 31, 2023, the last business day of fiscal 2023, without any discount for restrictions.

(4)

The amounts shown in this column assume that the long-term performance share awards granted for each of the three-fiscal-year periods ending with fiscal 2024 and fiscal 2025 will be earned at the “target” amount based upon achieving those specified performance levels and multiplying such amount by the $56.13 closing price of the common shares on May 31, 2023, the last business day of fiscal 2023. See the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the “Grants of Plan-Based Awards” table in this information statement for the threshold, target and maximum number of long-term performance shares that may be received for the three-fiscal-year performance period ending with fiscal 2025.

(5)	Unexercisable stock options vested on June 25, 2023.
(6)

Unexercisable stock options vested 50% on June 25, 2023 and will vest 50% on June 25, 2024, subject to continued employment of the NEO through the applicable vesting date and the terms of the stock option award.

(7)

Unexercisable stock options vested one-third on June 24, 2023 and will vest one-third on each of June 24, 2024 and June 24, 2025, subject to continued employment through the applicable vesting date of the NEO and the terms of the stock option award.

(8)	This time-vested restricted common share award was granted effective June 25, 2020 under the 1997 LTIP, and became fully vested on June 25, 2023, the third anniversary of the date of grant.
(9)

This time-vested restricted common share award was granted effective June 25, 2021 under the 1997 LTIP, and will become fully vested on the third anniversary of the date of grant, subject to continued employment of the NEO through the applicable vesting date and the terms of the time-vested restricted common share award.

(10)

This time-vested restricted common share award was granted effective June 24, 2022 under the 1997 LTIP, and will become fully vested on the third anniversary of the date of grant, subject to continued employment of the NEO through the applicable vesting date and the terms of the time-vested restricted common share award.

(11)

Effective September 26, 2018, the NEO received this performance-based/time-vested restricted common share award which will vest if both: (a) the closing price of the common shares equals or exceeds $65.00 per share for 90 consecutive calendar days during the five-year period ending on September 26, 2023; and (b) the NEO has continuously remained our employee through September 26, 2023.

107

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(12)

This time-vested restricted common share award was granted effective September 26, 2018 under the 1997 LTIP, and will become fully vested on September 26, 2023, subject to continued employment of the NEO through the applicable vesting date and the terms of the time-vested restricted common share award.

(13)

Effective June 25, 2020, the NEO received this performance-based/time-vested restricted common share award which was to vest if both: (a) the closing price of the common shares averaged $65.00 per share for 90 consecutive calendar days during the five-year period ending on June 25, 2025; and (b) the NEO had continuously remained our employee through June 25, 2023, or, if later, the date the common share price condition was met. The performance goals were achieved and this award vested on June 25, 2023.

(14)

This time-vested restricted common share award was granted effective April 27, 2022 under the 1997 LTIP, and will become fully vested on April 27, 2025, subject to continued employment of the NEO through the applicable vesting date and the terms of the time-vested restricted common share award.

Option Exercises and Stock Vested

The following table sets forth information about (i) non-qualified stock options exercised by NEOs in fiscal 2023; (ii) long-term performance share awards earned by NEOs for the three-fiscal-year period ended with fiscal 2023; and (iii) time-vested restricted common shares held by NEOs which vested in fiscal 2023:

	Option Awards Exercised		Stock Awards Vested
Name	Number of Common Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Common Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Geoffrey G. Gilmore	0	0	8,500	(2)	396,185	(2)
Timothy A. Adams	0	0	1,200	(2)	55,932	(2)
Jeff R. Klingler	0	0	3,100	(2)	144,491	(2)
Michaune D. Tillman	0	0	800	(2)	37,288	(2)
			1,250	(3)	68,988	(3)

(1)

The number of common shares acquired on vesting relates to the time-vested restricted common share awards granted on June 27, 2019, which vested on June 27, 2022. The value realized on vesting represents the number of common shares vested multiplied by the closing market price of the common shares on June 27, 2022 ($46.61 per common share). The number of common shares actually received was reduced by the withholding of common shares to pay income taxes associated with the value realized upon vesting, with the net number of common shares received by each NEO as follows: 4,645 for Mr. Gilmore; 1,699 for Mr. Klingler; 797 for Mr. Adams; and 548 for Ms. Tillman.

(2)

The number of common shares acquired on vesting relates to the time-vested restricted common share award granted on January 30, 2020, which vested on January 30, 2023. The value realized on vesting represents the number of common shares vested multiplied by the closing market price of the common shares on January 30, 2023 ($55.19 per common share). The number of common shares actually received by Ms. Tillman was reduced by the withholding of common shares to pay income taxes associated with the value realized upon vesting, with a net of 804 common shares received.

Non-Qualified Deferred Compensation

Worthington maintains the 2005 NQ Plan, which provides for the deferral of compensation on a basis that is not tax-qualified. The 2005 NQ Plan is intended to supplement the DPSP. For further information on the terms of the 2005 NQ Plan, see the discussion in the section captioned “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Non-Qualified Deferred Compensation” in this information statement.

Only select highly-compensated employees, including the NEOs, are eligible to participate in the 2005 NQ Plan. As of August 1, 2023, approximately 139 Worthington employees were eligible to participate in the 2005 NQ Plan. All of the NEOs participate in the 2005 NQ Plan.

108

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Under the 2005 NQ Plan, participants may defer the payment of up to 50% of their base salary and up to 100% of their bonus and/or annual cash incentive bonus awards. Deferred amounts are credited to the participants’ bookkeeping accounts under the 2005 NQ Plan at the time the base salaries and/or bonus/annual cash incentive bonus awards would have otherwise been paid. In addition, Worthington may make discretionary employer contributions to participants’ bookkeeping accounts in the 2005 NQ Plan. For the 2023, 2022 and 2021 calendar years, in order to provide the same percentage of retirement-related deferred compensation contributions to participants compared to other employees that would have been made but for the IRS limits on annual compensation that may be considered under tax-qualified plans, Worthington made contributions to participants’ bookkeeping accounts under the 2005 NQ Plan equal to (i) 3% of a participant’s annual compensation (base salary plus bonus/annual cash incentive bonus award) in excess of the IRS maximum; and (ii) a matching contribution of 50% of the first 4% of annual compensation contributed by the participant to the DPSP to the extent not matched by Worthington under the DPSP.

Participants in the 2005 NQ Plan may elect to have their bookkeeping accounts treated as invested (a) with a rate of return reflecting (i) a fixed interest rate which is set annually by the Worthington Compensation Committee (2.36% for fiscal 2023) or (ii) the returns on those investment options available under the DPSP, or (b) in theoretical common shares reflecting increases or decreases in the value of the common shares with dividends deemed reinvested. Any portion of a participant’s bookkeeping account credited to theoretical common shares must remain credited to theoretical common shares until distributed. Otherwise, participants in the 2005 NQ Plan may change the investment options for their bookkeeping accounts as of the time permitted under the DPSP for the same or a similar investment option.

Bookkeeping accounts of participants are fully vested under the 2005 NQ Plan. Theoretical common shares are paid in whole common shares and cash in lieu of fractional shares and all other amounts are paid in cash. Payouts are made as of a specified date selected by the participant or, subject to the timing requirements of Section 409A of the Internal Revenue Code, when the participant is no longer employed by Worthington. Payouts are made in a lump sum or in installments, as chosen by the participant at the time the deferral election is made. The Worthington Compensation Committee may permit hardship withdrawals from a participant’s bookkeeping account under the 2005 NQ Plan in accordance with defined guidelines.

The following table provides information concerning the participation by the NEOs in the 2005 NQ Plan for fiscal 2023:

Name	Executive Contributions in Fiscal 2023 ($) (1)	Worthington Contributions in Fiscal 2023 ($) (2)	Aggregate Earnings in Fiscal 2023 ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at May 31, 2023 ($) (4)
Geoffrey G. Gilmore	0	64,020	109,982	0	669,276
Timothy A. Adams	0	9,735	15,601	0	541,124
Jeff R. Klingler	87,487	43,106	22,890	0	464,087
Michaune D. Tillman	69,531	17,519	10,282	0	176,933

(1)

The amounts in this column reflect contributions to the 2005 NQ Plan during fiscal 2023 as a result of deferrals of base salary and/or annual cash incentive bonus awards which would otherwise have been paid to the NEOs. These amounts are also included in the “Salary” or “Annual Incentive Bonus Award” columns, respectively, for fiscal 2023 in the “Summary Compensation Table” in this information statement.

(2)	These contributions are included in the “All Other Compensation” column in the “Summary Compensation Table” in this information statement.
(3)

The amounts included in this column represent the aggregate earnings accrued during fiscal 2023. Since the earnings on compensation that has been deferred under the 2005 NQ Plan by the NEOs do not represent above-market earnings for purposes of the applicable SEC rules, none of the amounts included in this column have been reported in the “Summary Compensation Table” in this information statement.

109

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(4)

The amounts included in this column represent contributions by Worthington or the NEOs and credited to the respective NEOs’ bookkeeping accounts under the 2005 NQ Plan, and earnings on the amounts credited to those accounts. The total amount of Worthington’s and the NEOs’ contributions to the 2005 NQ Plan, which are included in this column are as follows: (a) $376,773 for Mr. Gilmore, $312,752 of which was previously reported in Worthington’s Summary Compensation Table for previous years; (b) $271,323 for Mr. Adams; (c) $366,412 for Mr. Klingler; and (d) $159,443 for Ms. Tillman.

Potential Payments Upon Termination or Change in Control

This section addresses the rights of the NEOs in the event their employment with Worthington is terminated or upon a change in control (as described later in this section). The narrative discussion and tables below set forth the compensation payable to each NEO (or his or her beneficiaries, as applicable) as a result of a termination of the NEO’s employment with Worthington under various scenarios or upon a change in control. The amounts shown in the tables below are based on the assumption that the NEO’s termination and/or change in control were effective as of May 31, 2023, the final day of fiscal 2023. The closing market price of the common shares of Worthington on May 31, 2023, the final trading day of fiscal 2023, was $56.13. The actual amounts that would be payable in connection with the termination of a NEO or a change in control could only be determined at the time of the actual triggering event and may differ materially from those estimated and presented in this information statement.

Annual Cash Incentive Bonus Awards

Termination of employment before the end of the applicable annual performance period results in forfeiture of annual cash incentive bonus awards, except that if the NEO dies, becomes disabled or retires, the award will be payable based on (1) the extent to which the performance goals applicable to the award are satisfied through the end of the applicable performance period and (2) a pro rata amount determined by the number of full months in the performance period that passed prior to such termination.

Unless the Worthington Compensation Committee provides otherwise at the time of establishing the annual cash incentive bonus award, if, during the applicable annual performance period, a change in control occurs and the NEO’s employment is terminated for any reason following such change in control during the applicable performance period, then the annual cash incentive bonus award will be payable at the target level upon termination of employment.

Stock Options

Termination of employment results in the forfeiture of unvested stock options, except that the Worthington Compensation Committee may exercise its discretion to cause all or a portion of the unvested stock options to vest upon retirement, death or disability. Upon termination of employment due to retirement, death or disability, the vested portion of any outstanding stock options will remain exercisable until the earlier of the stock option’s stated expiration date or 36 months after the termination of employment.

If a change in control occurs and the NEO’s employment is, during the two years following the change in control, terminated by Worthington without cause or terminated by the NEO due to a constructive termination, the unvested portion of any outstanding stock options will vest and become exercisable upon termination of employment. Additionally, the then vested portion of any outstanding stock options will remain exercisable until the earlier of the stock option’s stated expiration date or 12 months after the termination of employment. The Worthington Compensation Committee may allow the NEO to elect, during the 60-day period following a change in control, to surrender all or a portion of any outstanding stock option in exchange for a cash payment equal to the excess of the change in control price per share over the exercise price per share.

110

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Long-Term Cash Performance Awards and Long-Term Performance Share Awards

Termination of employment results in forfeiture of long-term cash performance awards and long-term performance share awards, except if termination is due to death, disability or retirement, a pro rata payout will be made for performance periods ending 24 months or less after termination of employment based on the number of months of employment completed by the participant during the performance period before the effective date of termination, provided that the applicable performance goals are achieved. No payout will be made for performance periods ending more than 24 months after termination of employment.

Unless the Worthington Compensation Committee provides otherwise at the time of grant, if a change in control occurs, followed by an actual or constructive termination of employment within two years following such change in control, all long-term cash performance awards and long-term performance share awards will be payable in full at the target level and will be immediately settled or distributed.

Time-Vested Restricted Common Share Awards

Termination of employment before the end of the three-year vesting period results in the forfeiture of time-vested restricted common share awards, except that the award will vest (1) in full if the NEO dies or becomes permanently disabled and (2) ratably if the NEO retires (based on the number of full months in the vesting period that have passed prior to retirement), unless the Worthington Compensation Committee provides for the vesting of some or all of the of time-vested restricted common share awards upon retirement. Historically, the Worthington Compensation Committee generally exercised its discretion to fully vest all time-vested restricted common shares upon the death or retirement of an executive officer.

If a change in control occurs and the NEO’s employment is, during the two years following the change in control, terminated by Worthington without cause or terminated by the NEO due to a constructive termination, the time- vested restricted common share awards will fully vest upon termination of employment. Dividends accrued on time-vested restricted common share awards are distributed to the NEO in conjunction with vesting of the award.

Performance-Based/Time-Vested Restricted Common Share Awards

Termination of employment before the end of the five-year term results in the forfeiture of performance-based/time-vested restricted common share awards, except that the award will vest (1) in full if the NEO’s employment is terminated by Worthington without cause after the performance condition has been met but before the time-based vesting condition has been met and (2) in full if the NEO dies or becomes disabled after the performance condition has been met but before the time-based vesting condition had been met. The Worthington Compensation Committee may also elect to accelerate the vesting of some or all of the performance-based/time-vested restricted common share award if the NEO dies or becomes disabled before the satisfaction of the performance-based vesting condition.

If a change in control occurs and the NEO’s employment is, during the two years following the change in control (but before the end of the five-year term of the award), terminated by Worthington without cause or terminated by the NEO due to an adverse change in the executive’s terms of employment, the performance-based/time-vested restricted common share awards will fully vest upon termination of employment.

2005 NQ Plan

Upon termination of employment, each participating NEO would receive his or her aggregate balance in the 2005 NQ Plan, as is reflected in the “Aggregate Balance at May 31, 2023” column of the “Nonqualified Deferred Compensation” table in this information statement, subject to any required waiting period.

In the event of a change in control that constitutes a “change in control event” within the meaning of Section 409A of the Code, each participating NEO would receive his or her aggregate balance in the 2005 NQ

111

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Plan, as is reflected in the “Aggregate Balance at May 31, 2023” column of the “Nonqualified Deferred Compensation” table in this information statement, subject to any required waiting period, as of the date of the change in control. See the “Non-Qualified Deferred Compensation” table in this information statement for further information.

Change in Control Described

Under Worthington’s incentive plans, a change in control will be deemed to have occurred when any person, alone or together with such person’s affiliates or associates, has acquired or obtained the right to acquire the beneficial ownership of 25% or more of Worthington’s outstanding common shares, unless such person is: (a) Worthington; (b) any of Worthington’s employee benefit plans or a trustee of or fiduciary with respect to any such plan when acting in that capacity; or (c) any person who, on the date the applicable plan became effective, was an affiliate of Worthington’s owning in excess of 10% of Worthington’s outstanding common shares and the respective successors, executors, legal representatives, heirs and legal assigns of such person.

Potential Payments

The tables below set forth the compensation payable to each NEO (or his or her beneficiaries, as applicable) as a result of the NEO’s termination of employment with Worthington under various scenarios or upon a change in control, if such termination or change in control had occurred as of May 31, 2023, the last business day of fiscal 2023. If an NEO is terminated for cause or due to his or her voluntary resignation, Worthington has no obligation to pay any unearned compensation or to provide any future benefits to the NEO. The performance conditions had not been met for the NEOs’ performance-based/time-vested restricted common share awards that were outstanding as of May 31, 2023. Consequently, if an NEO’s employment had been terminated by Worthington without cause or due to the NEO’s death or disability, such awards would not automatically vest upon such events.

Termination Due to Death or Disability

Name	Annual Cash Incentive Bonus Awards ($)	Stock Options ($)	Long-Term Cash Performance Awards ($)	Long-Term Performance Share Awards ($)	Time- Vested Restricted Common Share Awards ($)	Performance- Based/Time- Vested Restricted Common Share Awards ($)	Aggregate Total ($)
Geoffrey G. Gilmore	810,716	175,006	729,773	369,680	3,205,023	0	5,290,198
Timothy A. Adams	122,706	23,529	62,950	128,001	196,455	0	533,641
Jeff R. Klingler	399,420	90,259	241,680	32,009	1,610,931	0	2,374,299
Michaune D. Tillman	195,648	21,609	100,900	49,050	280,650	0	647,857

Retirement

Name	Annual Cash Incentive Bonus Awards ($)	Stock Options ($)	Long-Term Cash Performance Awards ($)	Long-Term Performance Share Awards ($)	Time- Vested Restricted Common Share Awards ($) (1)	Performance- Based/Time- Vested Restricted Common Share Awards ($)	Aggregate Total ($)
Geoffrey G. Gilmore	810,716	175,006	729,773	369,680	3,205,023	0	5,290,198
Timothy A. Adams	122,706	23,529	62,950	128,001	196,455	0	533,641
Jeff R. Klingler	399,420	90,259	241,680	32,009	1,610,931	0	2,374,299
Michaune D. Tillman	195,648	21,609	100,900	49,050	280,650	0	647,857

(1)	Assumes the Worthington Compensation Committee provides for full vesting of all such time-vested restricted common shares, consistent with past practice.

112

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Change in Control with Termination Without Cause or due to a Constructive Termination

Name	Annual Cash Incentive Bonus Awards ($)	Stock Options ($)	Long-Term Cash Performance Awards ($)	Long-Term Performance Share Awards ($)	Time- Vested Restricted Common Share Awards ($)	Performance- Based/Time- Vested Restricted Common Share Awards ($)	Aggregate Total ($)
Geoffrey G. Gilmore	810,716	175,006	729,773	369,680	3,205,023	4,209,750	9,499,948
Timothy A. Adams	122,706	23,529	62,950	128,001	196,455	0	533,641
Jeff R. Klingler	399,420	90,259	241,680	32,009	1,610,931	0	2,374,299
Michaune D. Tillman	195,648	21,609	100,900	49,050	280,650	0	647,857

Post-Separation Compensation for the NEOs

We are in the process of developing an initial executive compensation program for our NEOs following our separation from Worthington. The executive compensation arrangements for the NEOs following the separation from Worthington will be described in subsequent amendments to this information statement.

Employment Agreements

None of the NEOs is a party to an employment agreement with Worthington and we do not intend to enter into employment agreements with any NEO in connection with our separation from Worthington.

Worthington Steel, Inc. 2023 Long-Term Incentive Plan

At or before our separation from Worthington, we intend to adopt the Worthington Steel, Inc. 2023 Long-Term Incentive Plan (the “2023 Plan”), under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. See “Worthington Steel 2023 Long-Term Incentive Plan” for additional information about the 2023 Plan.

113

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

DIRECTOR COMPENSATION

We have not established a compensation program for our non-employee directors and our directors did not receive any compensation for serving on our Board in fiscal 2023. Once established, information regarding our non-employee director compensation program will be described in subsequent amendments to this information statement.

114

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

WORTHINGTON STEEL 2023 LONG-TERM INCENTIVE PLAN INFORMATION

At or before our separation from Worthington, we intend to adopt the 2023 Plan, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The 2023 Plan has not been finalized. The material terms of the 2023 Plan will be described in subsequent amendments to this information statement.

115

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with New Worthington

Following the separation, we and New Worthington will operate separately, each as an independent public reporting company. We and New Worthington will enter into a separation agreement that will effectuate the separation and distribution. We and New Worthington will also enter into a transition services agreement, a tax matters agreement, an employee matters agreement and other commercial agreements. The separation agreement, transition services agreement, tax matters agreement, employee matters agreement and other commercial agreements will provide a framework for our relationship with New Worthington after the separation and provide for the allocation between Worthington Steel and New Worthington of New Worthington’s assets, liabilities and obligations attributable to periods prior to, at and after our separation from New Worthington. The material terms of these agreements, if not already described below, will be described in subsequent amendments to this information statement. The forms of the agreements listed above will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The Separation and Distribution Agreement

We intend to enter into a separation agreement with Worthington immediately prior to the distribution of our common stock to Worthington stockholders. The separation agreement will set forth our agreements with Worthington regarding the principal actions to be taken in connection with the separation. It will also set forth other agreements that govern certain aspects of our relationship with Worthington following the separation and distribution. This summary of the separation agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be allocated to each of Worthington and us as part of the internal reorganization transaction described herein, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties’ entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Worthington retain or acquire the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Worthington. In particular, the separation agreement will provide that, subject to the terms and conditions contained in the separation agreement:

•

“SteelCo Assets” (as defined in the separation agreement), including, but not limited to, the equity interests of our subsidiaries, assets reflected on our pro forma balance sheet and assets primarily (or in the case of intellectual property, business records, rights to indemnification and permits, exclusively) relating to our business, will be retained by or transferred to us or one of our subsidiaries, except as set forth in the separation agreement or one of the other agreements described below;

•	“SteelCo Liabilities” (as defined in the separation agreement), including, but not limited to, the following will be retained by or transferred to us or one of our subsidiaries:

•

all of the liabilities (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time of the separation) to the extent related to, arising out of or resulting from our business;

•

all of the liabilities as of the effective time of the separation that would have resulted in such liabilities being included or reflected as liabilities or obligations of Worthington Steel or its subsidiaries on our pro forma balance sheet;

116

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	liabilities based upon, relating to or arising from our contracts;

•	liabilities based upon, relating to or arising from our intellectual property;

•	liabilities based upon, relating to or arising out of our permits;

•	liabilities based upon, relating to or arising out of our real property leases;

•	liabilities based upon, relating to or arising out of our owned property;

•

liabilities with respect to terminated, divested or discontinued businesses, assets or operations that were of such a nature that they would have been part of our business had they not been terminated, divested or discontinued;

•

“Environmental Liabilities” (as defined in the separation agreement) arising at, prior to or after the effective time of the separation to the extent based upon, relating to or arising from the conduct of our business;

•	liabilities arising out of claims by any third party against us to the extent relating to, arising out of or resulting from our business or our assets; and

•

all assets and liabilities of Worthington will be retained by Worthington or one of its subsidiaries (other than us or one of our subsidiaries), except as set forth in the separation agreement or one of the other agreements described below and except for other limited exceptions that will result in us retaining or assuming certain other specified liabilities.

The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are generally covered by the tax matters agreement.

Except as expressly set forth in the separation agreement or any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with. In general, neither we nor Worthington will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, or any other matters.

Information in this information statement with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the separation agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the separation agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Cash Distribution

Pursuant to the separation agreement, we will distribute approximately $150.0 million to Worthington in consideration of the transfer of the SteelCo Assets to us in connection with the separation. Worthington will use this cash to satisfy certain of its debt obligations and/or to make distributions to its shareholders.

Further Assurances; Separation of Guarantees

To the extent that any transfers of assets or assumptions of liabilities contemplated by the separation agreement have not been consummated on or prior to the date of the distribution, each party will agree to use

117

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements. Additionally, we and Worthington will use commercially reasonable efforts to remove us and our subsidiaries as a guarantor of liabilities retained by Worthington and its subsidiaries and to remove Worthington and its subsidiaries as a guarantor of liabilities to be assumed by us.

Shared Contracts and Permits

In the event any contract or permit is not a SteelCo Asset and is shared between Worthington and us, such contract or permit shall remain with Worthington, however the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract or permit after the separation is complete.

Release of Claims and Indemnification

Except as otherwise provided in the separation agreement or any ancillary agreement, each party will release and forever discharge the other party and its subsidiaries and affiliates from all liabilities of such party, liabilities arising from, or in connection with, the transactions and other activities to implement the separation and distribution and liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the separation (whether or not such liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the effective time of the separation) to the extent relating to, arising out of or resulting from such party’s business, assets and liabilities. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the separation agreement or any ancillary agreement. These releases will be subject to certain exceptions set forth in the separation agreement.

The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to Worthington under the separation agreement. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its past, present and future officers, directors, employees and agents for any losses relating to, arising out of or resulting from, directly or indirectly:

•	the liabilities the indemnifying party assumed or retained pursuant to the separation agreement;

•	any breach by the indemnifying party of the separation agreement or any ancillary agreement (unless such other ancillary agreement expressly provides for separate indemnification therein);

•	any third-party claims that the use of the indemnifying party’s intellectual property by the other party infringes the intellectual property rights of such third-party;

•	any guarantee, indemnification or contribution obligation, letter of credit, bond or similar credit support commitment by the other party for the benefit of the indemnifying party; and

•	any untrue statement or alleged untrue statement of material fact or omission by such indemnifying party in the Form 10, this information statement or any other disclosure document.

Each party’s aforementioned indemnification obligations will be uncapped; provided that the amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.

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Legal Matters

Except as otherwise set forth in the separation agreement or any ancillary agreement (or as otherwise described above), each party to the separation agreement will assume the liability for, and may elect to control, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability arising out of or resulting from such legal matters.

Insurance

Following the separation, we will be responsible for obtaining and maintaining at our own cost our own insurance coverage. Additionally, with respect to certain claims arising prior to the separation, we may seek coverage under Worthington third-party insurance policies in effect prior to the separation to the extent that coverage may be available thereunder.

No Hire and No Solicitation

Subject to customary exceptions, neither we nor Worthington will, without the consent of the other party, solicit or hire certain employees of the other party or its subsidiaries for one (1) year following the separation.

Dispute Resolution

If a dispute arises between us and Worthington under the separation agreement, the parties will first seek to settle the matter amicably by negotiation in the normal course of business at the operational level for a 30-day period. If the parties are unable to resolve the dispute in such manner, executives of the parties will negotiate to resolve such dispute for an additional 30-day period. If the parties are unable to resolve the dispute in this manner then, unless otherwise agreed by the parties and except as otherwise set forth in the separation agreement, the dispute will be resolved through binding confidential arbitration.

Term/Termination

Prior to the effective time of the separation, Worthington has the unilateral right to terminate or modify the terms of the separation agreement and related agreements. After the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both Worthington and us.

Separation Costs

All costs with respect to the separation incurred prior to the separation will be borne and paid by Parent, except as otherwise provided by the tax matters agreement.

All costs with respect to the separation incurred after the separation will be borne and paid by us except to the extent such fees and expenses were incurred in connection with services expressly requested by and incurred to the direct benefit of Parent. In addition, we will bear responsibility for all other services provided to or for the benefit of us, whether provided before or after the separation.

Any costs or expenses incurred by a party for actions requested by the other party to vest in such party all the transferring party’s right, title and interest to the assets allocated to such party shall be borne by the requesting party.

Treatment of Intercompany Arrangements

Except as otherwise set forth in the separation agreement, upon completion of the separation, all intercompany balances, accounts and agreements between Worthington or any subsidiary of Worthington (other than us and our subsidiaries), on the one hand, and us or any of our subsidiaries, on the other hand, will be terminated.

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Other Matters Governed by the Separation Agreement

Other matters governed by the separation agreement include, among others, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Matters Agreement

Prior to the distribution, we and Worthington will enter into a tax matters agreement that will govern our respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

In general, we will be responsible for (i) all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are attributable to us or our businesses for any tax period (or portion thereof) beginning after the distribution and (ii) any additional taxes due as a result of any audit adjustment or redetermination or otherwise as a result of any tax contest to the extent such taxes are attributable to us or our business for any tax period. Taxes incurred by Worthington or us relating to or arising out of any failure of the intended tax treatment of the separation or distribution will generally be shared equally by Worthington and us. If, however, such failure is attributable to certain acts or omissions by us, inaccuracies, misrepresentations or misstatements relating to us or events involving our stock or assets, we will generally bear such taxes. We will also generally bear fifty percent (50%) of other taxes incurred by Worthington or us relating to or arising out of the separation and distribution.

The tax matters agreement will require us to comply with the representations, covenants and agreements made to legal counsel in connection with the tax opinion Worthington expects to receive regarding the intended tax treatment of the separation and distribution. The tax matters agreement will also restrict our ability to take or fail to take any action if such action or failure to act could adversely affect the intended tax treatment. In particular, in the two years following the distribution, we may be restricted from, among other things, (i) entering into transactions pursuant to which our equity would be issued or acquired, whether by merger or otherwise, (ii) ceasing to actively conduct certain of our businesses or (iii) disposing of more than a threshold amount of assets used in our business, in each case, unless we obtain a waiver from Worthington or receive a private letter ruling from the IRS or an unqualified opinion of a nationally recognized tax advisor that such action will not cause a failure of the intended tax treatment. Notwithstanding receipt of such ruling or opinion, in the event that such action causes a failure of the intended tax treatment, we could be responsible for taxes arising therefrom.

Our obligations under the tax matters agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of Worthington under the tax matters agreement, we nonetheless could be liable under applicable tax law for such liabilities if Worthington were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the tax matters agreement or pursuant to applicable tax law, the amounts may be significant.

Procedures for Approval of Related Person Transactions

The Board is expected to adopt a written policy on related person transactions. This policy was not in effect when we entered into the transactions described above. Each of the agreements between us and New Worthington and its subsidiaries that have been entered into prior to the distribution, and any transactions contemplated thereby, will be deemed to be approved and not subject to the terms of such policy.

As described in the Code of Conduct, conflicts of interest can arise when an employee’s or a director’s personal or family relationships, financial affairs, an outside business involvement or other private interest may adversely influence the judgment or loyalty required for performance of his or her duties to us. In cases where there is an actual or even the appearance of a conflict of interest, the individual involved is required to notify his or her supervisor or our Ethics Officer. The supervisor will then consult with management or the Ethics Officer, as appropriate. The Code of Conduct provides that any action or transaction in which the personal interest of an

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executive officer or a director may be in conflict with our interest is to be reported to the Audit Committee. The Audit Committee must investigate and, if it is determined that such action or transaction would constitute a violation of the Code of Conduct, the Audit Committee is authorized to take any action it deems appropriate.

Our written Related Person Transaction Policy (the “RPT Policy”), which supplements the Code of Conduct provisions addressing conflicts of interest, addresses our policy with respect to related person transactions. The RPT Policy was adopted by the Board and is administered by the Audit Committee and our General Counsel. The RPT Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we participate, directly or indirectly, and a related person has, had or will have a direct or indirect material interest. Under the RPT Policy, a “related person” is any person:

•	who is or was our executive officer, director or director nominee, or an immediate family member of any such individual; or

•	who is or was the beneficial owner of more than 5% of our outstanding common shares, or an immediate family member of any such individual.

All related person transactions are to be brought to the attention of management who will then refer each matter to our General Counsel and the Audit Committee. Each director, director nominee or executive officer must notify our General Counsel in writing of any interest that such individual or an immediate family member of such individual has, had or may have, in a related person transaction. In addition, any related person transaction proposed to be entered into by us must be reported to our General Counsel by the employee who has authority over the transaction. On an annual basis, our directors, director nominees and executive officers must complete a questionnaire designed to elicit information about existing and potential related person transactions. Any potential related person transaction that is raised will be analyzed by our General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, qualify as a related person transaction requiring review by the Audit Committee under the RPT Policy.

Under the RPT Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the RPT Policy) will be referred to the Audit Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Audit Committee prior to the effectiveness or consummation of the transaction. If our General Counsel determines that advance consideration of a related person transaction is not practicable, the Audit Committee will review and, in its discretion, may ratify the transaction at the Audit Committee’s next meeting. However, our General Counsel may present a related person transaction arising between meetings of the Audit Committee to the Chair of the Audit Committee who may review and approve (or disapprove) the transaction, subject to ratification by the Audit Committee at its next meeting if appropriate. If we become aware of a related person transaction not previously approved under the RPT Policy, the Audit Committee will review the transaction, including the relevant facts and circumstances, at its next meeting and evaluate all options available to us, including ratification, revision, termination or rescission of the transaction, and take the course of action the Audit Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Audit Committee may only approve or ratify those transactions the Audit Committee determines to be in our best interest. In making this determination, the Audit Committee will review and consider all relevant information available to it, including:

•	the terms (including the amount involved) of the transaction and the related person’s interest in the transaction and the amount of that interest;

•	the business reasons for the transaction and its potential benefits to us, and whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are fair to us and no less favorable to us than terms that could be reached with an unrelated third party;

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•	the impact of the transaction on the related person’s independence; and

•

whether the transaction would present an improper conflict of interest for any of our directors, director nominees or executive officers, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of the related person’s interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Audit Committee deems relevant.

Any related person transaction previously approved or ratified by the Audit Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Audit Committee annually.

Under the terms of the RPT Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Audit Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of our common shares if all shareholders receive the same benefit on a pro rata basis (i.e., dividends);

•

compensation to an executive officer, as long as the executive officer is not an immediate family member of any of our executive officers or directors and the compensation has been approved by the Compensation Committee or is generally available to our employees;

•	compensation to a director for services as a director if the compensation is required to be reported in our proxy statements;

•	interests deriving solely from a related person’s position as a director of another entity that is a party to the transaction;

•

interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person that is a party to the transaction; and

•	transactions involving competitive bids.

In addition, the Audit Committee will presume that the following transactions do not involve a material interest:

•

transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected related person did not participate in our decision to enter into the transaction, and (ii) the aggregate amount involved in any related category of transactions in a 12-month period is not greater than the least of (a) $1,000,000, or (b) 2% of the other entity’s consolidated gross revenues for such other entity’s most recently completed fiscal year, or (c) 2% of our consolidated gross revenues for our most recently completed fiscal year;

•

donations, grants or membership payments to non-profit organizations, provided (a) the affected related person did not participate in our decision to make such payments, and (b) the aggregate amount in a 12-month period does not exceed the lesser of $500,000 or 1% of the non-profit organization’s consolidated gross revenues for its most recently completed fiscal year; and

•

Our use of facilities (such as dining facilities and clubs) if the charges for such use are consistent with charges paid by unrelated third parties and are fair, reasonable and consistent with those for similar services available at similar facilities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of our outstanding common shares will be owned beneficially and of record by Worthington.

The following tables set forth information with respect to the expected beneficial ownership of our common shares immediately after the distribution by: (1) each person expected to beneficially own more than five percent of our common shares, (2) each expected director and NEO, and (3) all of our expected directors and executive officers as a group based upon the distribution ratio. We based the share amounts on each person’s beneficial ownership of Worthington common shares as of                , 2023 assuming a distribution ratio of                of our common share(s) for every                common share(s) of Worthington. Solely for the purposes of this table, we assumed that                 of our common shares were issued and outstanding as of                 based on Worthington common shares outstanding as of such date and the distribution ratio. The actual number of our common shares to be outstanding following the distribution will be determined on the record date for the distribution. Except as indicated, the address of each director and executive officer shown in the table below is c/o Worthington Steel, Inc.,                .

	Common shares beneficially owned before the distribution		Common shares beneficially owned after the distribution
Name and address of beneficial owner	Number	%	Number	%
5% Beneficial Owner
Worthington Industries, Inc.		100
Directors and Executive Officers
Geoffrey G. Gilmore		—
Jeff R. Klingler		—
Timothy A. Adams		—
Michaune D. Tillman		—
—
—
All Directors and Executive Officers as a Group ( persons)		—

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Confidential Treatment Requested by Worthington Steel, Inc.

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THE SEPARATION AND DISTRIBUTION

Background

On September 29, 2022, Worthington announced its intention to separate its steel processing business from the remainder of its businesses.

It is expected that the Worthington Board, or a duly authorized committee thereof, will approve the distribution of 100% of our issued and outstanding common shares on the basis of                of our common share(s) for every                common share(s) of Worthington held as of the close of business on the record date of                .

On                 , the distribution date, each Worthington shareholder will receive                of our common share(s) for every                 common share(s) of Worthington held at the close of business on the record date for the distribution, as described below. Worthington shareholders will receive cash in lieu of any of our fractional common shares that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your Worthington common shares or take any other action to receive your Worthington Steel common shares in the distribution. The distribution of our common shares as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”

Reasons for the Separation

Worthington believes it has significantly strengthened and simplified its business over time, and as a continuation of that transformation, the Worthington Board approved the pursuit of the separation of Worthington Steel and the remaining businesses of Worthington into two independent, publicly traded companies, which was announced on September 29, 2022. The announcement was preceded by efforts by management over the last several years to strengthen and simplify its operations and management structure. These efforts included diversifying the Worthington Steel business through capital deployment and a comprehensive restructuring of Worthington’s legacy Pressure Cylinders business, which culminated in a new management reporting structure, effective with the start of fiscal 2022, that reorganized the business into three strategic operating segments structured around attractive and growing end-markets: Building Products, Consumer Products, and Sustainable Energy Solutions. This new management reporting structure, which forms the basis of the New Worthington business, has resulted in enhanced management focus and operational functionality and has provided investors with additional insight into the performance and growth prospects of the business. These and other efforts to transform Worthington has led to two consecutive years of robust performance for each of New Worthington and Worthington Steel, which when coupled with a strong balance sheet position with low leverage, ideally positions the separated companies to execute their respective growth strategies. With the scale achieved at both Worthington and Worthington Steel, the two post-separation companies will differ significantly in several respects, including the nature of the businesses, growth profile, end-markets, cyclical trends, business cycles, and secular growth drivers; separation allows investors to better evaluate the individual merits, performance, and future prospects based on their distinct characteristics. The Worthington Board believes that separating its steel processing business from the remainder of Worthington is in the best interests of Worthington and its shareholders at this time for the following reasons:

•

Enhanced Agility and Sharpened Strategic Focus. The separation will allow each company to more effectively pursue its own distinct businesses, operating priorities and strategies. The separation will enable the management teams of each of the two companies to focus on strengthening their respective core businesses and operations, more effectively address unique operating needs, and pursue distinct and targeted opportunities for long-term growth and profitability.

•

Tailored Capital Structures and Capital Allocation Strategies. Each company is expected to have modest leverage and ample liquidity combined with strong cash flows, providing flexibility to deploy capital toward its specific growth opportunities. As a result of the separation, we will have our own capital structure and the ability to deploy capital toward executing Worthington Steel’s distinct business strategy which may require larger capital outlays, without the need to balance both Worthington’s priorities for its other businesses and maintaining an investment grade rating.

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•

Employee Incentives, Recruitment, and Retention. The separation will allow each company to more effectively recruit, retain, and motivate employees through stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and performance of the respective businesses. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business. Following the separation, the performance of Worthington Steel’s employees will be directly tied to its performance, making it a better tool for compensating Worthington Steel’s employees.

•

Creation of Independent Equity Securities. The separation will create independent equity securities, affording Worthington Steel direct access to the capital markets, enabling it to use its own industry-focused stock to consummate future acquisitions or other transactions. As a result, Worthington Steel will have more flexibility to capitalize on its unique strategic opportunities.

•

Shareholder Value Creation Opportunities. The separation will create two more focused businesses with differentiated investment theses, making each company easier for investors to understand and appropriately value against a comparable peer set. Our business differs from the New Worthington businesses in several respects, including the exposure to steel market dynamics. We believe the separation will allow investors to evaluate the performance and future growth prospects of each company’s respective businesses and to invest in each company separately based on its distinct characteristics. The transaction would also allow Worthington Steel to target an investor base that is more knowledgeable about steel processing businesses, in line with the active investor base in its peers.

The Worthington Board also considered the following potentially negative factors in evaluating the separation:

•

Loss of Joint Purchasing Power and Increased Costs. As a current part of Worthington, the steel processing business that will become our business benefits from Worthington’s size and purchasing power in procuring certain goods, services and technologies. After the separation, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Worthington obtained prior to the separation. We may also incur costs for certain functions previously performed by Worthington, such as accounting, tax, legal, human resources and other general administrative functions, that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

•

Disruptions to the Businesses as a Result of the Separation. The actions required to separate our and New Worthington’s respective businesses could disrupt our and New Worthington’s operations after the separation.

•

Increased Significance of Certain Costs and Liabilities. Certain costs and liabilities that were otherwise less significant to Worthington as a whole will be more significant for us and New Worthington, after the separation, as stand-alone companies.

•

One-time Costs of the Separation. We (and prior to the separation, Worthington) will incur costs in connection with the transition to being a standalone public company that may include accounting, tax (including transaction taxes), legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning our personnel and costs to separate information systems.

•

Inability to Realize Anticipated Benefits of the Separation. We may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others, the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business, following the separation, we may be more susceptible to market fluctuations and other adverse events than if we were still a part of Worthington, and following the separation, our business will be less diversified than Worthington’s businesses prior to the separation.

•

Limitations Placed upon Us as a result of the Tax Matters Agreement. Under the tax matters agreement that we will enter into with New Worthington, we will be restricted from taking or failing to take certain actions if such action or failure to act could adversely affect the U.S. federal income tax treatment of the distribution and certain related transactions. These restrictions may limit for a period

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of time our ability to pursue certain transactions that we may believe to be in the best interests of our shareholders or that might increase the value of our business.

While all of the bullets above are considered to be potentially negative factors to us, only the second, third and fourth bullets above are considered to be potentially negative factors to Worthington.

Formation of a New Company Prior to the Distribution

We were incorporated in Ohio on February 28, 2023 for the purpose of holding Worthington’s steel processing business. As part of the plan to separate these businesses from the remainder of its businesses, Worthington plans to transfer the equity interests of certain entities that operate the steel processing business and the assets and liabilities of the steel processing business to us, as well as certain other assets and liabilities, as set forth in the separation agreement.

When and How You Will Receive the Distribution

With the assistance of Broadridge, Worthington expects to distribute our common shares on                , the distribution date, to all holders of outstanding common shares of Worthington as of the close of business on                , the record date for the distribution. Broadridge, which currently serves as the transfer agent and registrar for common shares of Worthington, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for our common shares.

If you own common shares of Worthington as of the close of business on the record date for the distribution, our common shares that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Broadridge will then mail you a direct registration account statement that reflects your Worthington Steel common shares. If you hold your common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in the distribution. If you sell common shares of Worthington in the “regular-way” market up to and including the distribution date, you will be selling your right to receive our common shares in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of Worthington and you are the registered holder of the common shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of our common shares that have been registered in book-entry form in your name.

Most Worthington shareholders hold their common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the common shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your common shares of Worthington through a bank or brokerage firm, your bank or brokerage firm will credit your account for our common shares that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Common Shares You Receive

Our common shares distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for common shares received by persons who may be deemed to be our affiliates. Persons who may be deemed to be our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with the Company which may include certain Company executive officers, directors or principal shareholders. Securities held by our affiliates will be subject to resale restrictions under the Securities Act. Our affiliates will be permitted to sell our common shares only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

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Number of Our Common Shares You Will Receive

For every                common share(s) of Worthington that you own at the close of business on                , the record date for the distribution, you will receive                of our common share(s) on the distribution date.

Worthington will not distribute any of our fractional common shares to its shareholders. Instead, if you are a registered holder, Broadridge will aggregate fractional common shares into whole common shares, sell the whole common shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional common share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional common share in the distribution. The transfer agent, in its sole discretion, without any influence by Worthington or us, will determine when, how, through which broker-dealer and at what price to sell the whole common shares. Any broker-dealer used by the transfer agent will not be an affiliate of either Worthington or us. Neither we nor Worthington will be able to guarantee any minimum sale price in connection with the sale of these common shares. Recipients of cash in lieu of fractional common shares will not be entitled to any interest on the amounts of payment made in lieu of fractional common shares.

We estimate that it will take approximately                from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your common shares of Worthington through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Distribution

After our separation from Worthington, we will be an independent, publicly-traded company. The actual number of common shares to be distributed will be determined at the close of business on                , the record date for the distribution. The distribution will not affect the number of outstanding common shares of Worthington or any rights of Worthington shareholders. Worthington will not distribute any of our fractional common shares.

We will enter into a separation agreement and other related agreements with Worthington to effect the separation and provide a framework for our relationship with New Worthington after the separation. These agreements provide for the allocation between New Worthington and us of the assets, liabilities and obligations (including their respective investments, property and employee benefits and tax-related assets and liabilities) of Worthington and its subsidiaries attributable to periods prior to, at and after our separation from Worthington and will govern certain relationships between New Worthington and us after the separation. For a more detailed description of these agreements, please refer to the section entitled “Certain Relationships and Related Person Transactions.”

Market for Our Common Shares

There is currently no public trading market for our common shares. We intend to apply to list our common shares on the NYSE under the symbol “WS.” We have not and will not set the initial price of our common shares. The initial price will be established by the public markets.

We cannot predict the price at which our common shares will trade after the distribution. In fact, the combined trading prices of one common share of New Worthington and                of our common share(s) after the distribution (representing the number of our common shares to be received per one common share of Worthington in the distribution) may not equal the “regular-way” trading price of a common share of Worthington immediately prior to the distribution. The price at which our common shares trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for our common shares will be determined in the public markets and may be influenced by many factors. Please refer to the section entitled “Risk Factors—Risks Related to Our Common Shares.”

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Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Worthington expects that there will be two markets in common shares of Worthington: a “regular-way” market and an “ex-distribution” market. Common shares of Worthington that trade on the “regular-way” market will trade with an entitlement to our common shares distributed pursuant to the separation. Common shares of Worthington that trade on the “ex-distribution” market will trade without an entitlement to our common shares distributed pursuant to the distribution. Therefore, if you sell common shares of Worthington in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive our common shares in the distribution. If you own common shares of Worthington at the close of business on the record date and sell those common shares on the “ex-distribution” market up to and including through the distribution date, you will receive the Worthington Steel common shares that you are entitled to receive pursuant to your ownership as of the record date of the common shares of Worthington.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, we expect that there will be a “when-issued” market in our common shares. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for our common shares that will be distributed to holders of common shares of Worthington on the distribution date. If you owned common shares of Worthington at the close of business on the record date for the distribution, you would be entitled to our common shares distributed pursuant to the distribution. You may trade this entitlement to our common shares, without the common shares of Worthington you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to our common shares will end, and “regular-way” trading will begin.

“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Worthington determines not to proceed with the distribution following the initiation of the “ex-distribution” and “when-issued” trading markets, trades in the “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.

Conditions to the Distribution

The distribution will be effective at                 , on                , the distribution date, provided that the following conditions will have been satisfied (or waived by Worthington in its sole discretion):

•	the transfer of assets and liabilities to us in accordance with the separation agreement will have been completed, other than assets and liabilities intended to transfer after the distribution;

•

Worthington will have received an opinion of Latham & Watkins LLP, tax counsel to Worthington, regarding the qualification of the distribution, together with certain related transactions, as a reorganization under Sections 355 and 368(a)(1)(D) of the Code;

•

the SEC will have declared effective the registration statement on Form 10 of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement (or a Notice of Internet Availability) will have been mailed to Worthington shareholders;

•

all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	the transaction agreements relating to the separation will have been duly executed and delivered by the parties;

•	the financing transactions contemplated by the separation agreement will have been completed;

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•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	our common shares to be distributed will have been approved and accepted for listing on the NYSE, subject to official notice of distribution;

•	Worthington will have entered into a distribution agent agreement with, or provided instructions regarding the distribution to, Broadridge as distribution agent;

•

all material governmental approvals necessary to consummate the distribution and to permit the operation of our business after the separation substantially as it is currently conducted will have been obtained;

•	the financing described in “Description of Certain Indebtedness” will have been completed;

•	the Cash Distribution will have been declared and paid by us to Worthington; and

•

no event or development will have occurred or exist that, in the judgment of the Worthington Board, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The satisfaction of the foregoing conditions does not create any obligations on Worthington’s part to effect the separation, and the Worthington Board has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation, including by accelerating or delaying the timing of the consummation of all or part of the separation, at any time prior to the distribution date. To the extent that the Worthington Board determines that any modifications by Worthington materially change the material terms of the distribution, Worthington will notify Worthington shareholders in a manner reasonably calculated to inform them about the modification as may be required by law. Worthington may also waive conditions to the distribution in its sole discretion and proceed with the distribution even if such conditions have not been met. If the distribution is completed and the Worthington Board waived any such condition, such waiver could have a material adverse effect on (i) New Worthington’s and Worthington Steel’s respective business, financial condition or results of operations, (ii) the trading price of Worthington Steel’s common shares or (iii) the ability of stockholders to sell their Worthington Steel shares after the distribution, including, without limitation, as a result of (a) illiquid trading if Worthington Steel common shares are not accepted for listing or (b) litigation relating to any injunctions sought to prevent the consummation of the distribution. If Worthington elects to proceed with the distribution notwithstanding that one or more of the conditions to the distribution has not been met, Worthington will evaluate the applicable facts and circumstances at that time and make such additional disclosure and take such other actions as Worthington determines to be necessary and appropriate in accordance with applicable law.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the distribution to Worthington common shareholders that are U.S. Holders (as defined below). This summary is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as of the date of this information statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. There can be no assurance that the IRS or a court will not take a contrary position to that discussed below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of common shares of Worthington that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

This summary is limited to U.S. Holders who hold common shares of Worthington as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	dealers or brokers in securities, commodities or currencies;

•	tax-exempt organizations;

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	regulated investment companies and real estate investment trusts;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	holders who hold common shares of Worthington in individual retirement or other tax-deferred accounts;

•	holders who acquired common shares of Worthington pursuant to the exercise of stock options, the settlement of restricted stock units or otherwise as compensation;

•	holders who own, or are deemed to own, at least 10% or more of the common shares of Worthington by vote or value;

•	holders who hold common shares of Worthington as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	holders who have a functional currency other than the U.S. dollar;

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•	holders who are subject to the alternative minimum tax;

•	holders subject to special tax accounting rules as a result of any item of gross income with respect to common shares of Worthington being taken into account in an applicable financial statement;

•	partnerships or other pass-through entities or investors in such entities; or

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common shares of Worthington, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding common shares of Worthington and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE FOLLOWING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO U.S. HOLDERS UNDER CURRENT LAW. THE FOLLOWING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH WORTHINGTON SHAREHOLDER IS ENCOURAGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW.

U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders Who Receive Common Shares of Worthington Steel

The distribution is conditioned upon, among other things, Worthington’s receipt of an opinion of tax counsel regarding the qualification of the distribution, together with certain related transactions, as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. The opinion of tax counsel will be based on certain factual assumptions and representations and subject to qualifications and limitations. If the distribution qualifies as a reorganization, then for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder solely as a result of the receipt of common shares of Worthington Steel in the distribution;

•

the aggregate tax basis of the common shares of New Worthington and common shares of Worthington Steel in the hands of a U.S. Holder immediately after the distribution will be the same as the aggregate tax basis of the common shares of Worthington held by the holder immediately before the distribution, allocated between the common shares of New Worthington and common shares of Worthington Steel, including any fractional share interest for which cash is received, in proportion to their relative fair market values;

•	the holding period with respect to common shares of Worthington Steel received by a U.S. Holder will include the holding period of its common shares of Worthington; and

•

a U.S. Holder who receives cash in lieu of a fractional common share of Worthington Steel in the distribution will be treated as having sold such fractional common share for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the fractional common share. That gain or loss will be long-term capital gain or loss if the holder’s holding period for its common shares of Worthington exceeds one year.

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Treasury Regulations generally provide that if a U.S. Holder holds different blocks of common shares of Worthington (generally common shares of Worthington purchased or acquired on different dates or at different prices), the aggregate basis for each block of common shares of Worthington purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the common shares of Worthington Steel received in the distribution in respect of such block of common shares of Worthington and such block of common shares of New Worthington, in proportion to their respective fair market values, and the holding period of the common shares of Worthington Steel received in the distribution in respect of such block of common shares of Worthington will include the holding period of such block of common shares of Worthington, provided that such block of common shares of Worthington was held as a capital asset on the date of the distribution. If a U.S. Holder is not able to identify which particular common shares of Worthington Steel are received in the distribution with respect to a particular block of common shares of Worthington, for purposes of applying the rules described above, the U.S. Holder may designate which common shares of Worthington Steel are received in the distribution in respect of a particular block of common shares of Worthington, provided that such designation is consistent with the terms of the distribution. Holders of common shares of Worthington are encouraged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

The opinion Worthington expects to receive from Latham & Watkins LLP will be based on, among other things, certain factual assumptions, representations and undertakings from Worthington and us, including those regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these factual assumptions, representations, or undertakings are incorrect or not satisfied, Worthington may not be able to rely on the opinion. In addition, the opinion will not be binding on the IRS or the courts.

If, notwithstanding the conclusions in the opinion, the distribution is ultimately determined not to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, Worthington would recognize gain in an amount equal to the excess of the fair market value of the common shares of Worthington Steel distributed to Worthington shareholders on the distribution date over Worthington’s tax basis in such common shares and with respect to the Cash Distribution. In addition, each U.S. Holder who receives common shares of Worthington Steel in the distribution would be treated as receiving a potentially taxable distribution in an amount equal to the fair market value of the common shares of Worthington Steel that was distributed to the U.S. Holder. Specifically, the full value of the common shares of Worthington Steel distributed to a U.S. Holder generally would be treated first as a taxable dividend to the extent of the U.S. Holder’s pro rata share of Worthington’s current and accumulated earnings and profits, then as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the common shares of Worthington, and finally as capital gain from the sale or exchange of common shares of Worthington with respect to any remaining value.

Even if the distribution qualifies as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, the distribution may result in corporate-level taxable gain to Worthington under Section 355(e) of the Code if there is a 50% or greater change in ownership, by vote or value, of shares of Worthington Steel, shares of New Worthington or shares of a predecessor or successor of either occurring as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of shares of Worthington within two years before the distribution, and any acquisitions or issuances of shares of Worthington Steel or shares of New Worthington within two years after the distribution, are generally presumed to be part of such a plan, although we or New Worthington may be able to rebut that presumption. If an acquisition or issuance of our shares, shares of New Worthington or shares of a predecessor or successor of either triggers the application of Section 355(e) of the Code, New Worthington would recognize taxable gain as described above and such gain would be subject to U.S. federal income tax.

Information Reporting and Backup Withholding

U.S. Treasury regulations require certain shareholders who receive shares in a distribution to attach to their U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain

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information relating to the tax-free nature of the distribution. In addition, payments of cash to a Worthington shareholder in lieu of fractional common shares of Worthington Steel in the distribution may be subject to information reporting and backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the U.S. Holder fails to furnish the U.S. Holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the U.S. Holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report payments of interest or dividends; or

•

the U.S. Holder fails to certify under penalties of perjury that the U.S. Holder has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. Holder that the U.S. Holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on common shares of Worthington. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of shares on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA to the distribution.

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DESCRIPTION OF CERTAIN INDEBTEDNESS

We intend to enter into certain financing arrangements prior to or concurrently with the separation and distribution. A description of such financing arrangements will be included in an amendment to the registration statement on Form 10 of which this information statement is a part.

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DESCRIPTION OF CAPITAL STOCK

In connection with the distribution, we will amend and restate our articles of incorporation and our code of regulations. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated articles of incorporation and our amended and restated code of regulations, each of which will be in effect upon the consummation of the distribution, the forms of which will be filed as exhibits to the registration statement of which this information statement forms a part. Because this is only a summary, it may not contain all the information that is important to you.

Authorized Capital Stock

Under the Company’s amended and restated articles of incorporation, the Company’s authorized capital stock consists of                common shares,                Class A Preferred Shares, and                Class B Preferred Shares.

Common Shares

Holders of the Company’s common shares are entitled to:

•	one vote for each common share held;

•	receive dividends when and as declared by the Company’s Board from funds legally available therefor, subject to the rights of holders of the Company’s Preferred Shares, if any; and

•

share ratably in the Company’s net assets, legally available to the Company’s shareholders in the event of the Company’s dissolution, liquidation or winding up, after provision for distribution to the holders of any Preferred Shares and to the payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of the Company’s common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. The Company’s outstanding common shares are fully paid and nonassessable.

Preferred Shares

Under the Company’s amended and restated articles of incorporation, the Board is authorized to issue, without any further vote or action by the Company’s shareholders, subject to certain limitations prescribed by Ohio law and the rules and regulations of the NYSE, up to an aggregate of                Class A Preferred Shares and                 Class B Preferred Shares, in one or more series. The Board is also authorized to fix or change the rights, preferences, qualifications and limitations of each series, including the division of such Preferred Shares into series, the designation and authorized number of Preferred Shares included in each series, dividend and distribution rights, liquidation rights, preferences and price, redemption rights and price, sinking fund requirements, preemptive rights, conversion rights and restrictions on issuance of Preferred Shares. Subject to the provisions of any applicable law, rule or regulation, holders of Class A Preferred Shares and holders of Class B Preferred Shares are entitled to one vote per share and ten votes per share, respectively, on matters to be voted upon by the holders of common shares and Preferred Shares voting together as a single class. Ohio law also entitles the holders of Preferred Shares to exercise a class vote on certain matters.

The Board may authorize the issuance of Preferred Shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Company’s common shares. The issuance of Preferred Shares could have the effect of decreasing the market price of the Company’s common shares. The issuance of Preferred Shares also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by the Company’s shareholders.

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Anti-Takeover Effects of our amended and restated articles of incorporation, our amended and restated code of regulations and Ohio Law

Certain provisions in the Company’s amended and restated articles of incorporation and the Company’s amended and restated code of regulations as well as certain provision of the Ohio Revised Code (“ORC”) could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. A description of these provisions is set forth below.

Classified Board of Directors

The Board is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of the Company. It also may maintain the incumbency of the Board.

Removal of Directors

Under the Company’s amended and restated articles of incorporation, any director, or the entire Board, may be removed from office, with or without cause, only by the affirmative vote of 75% of the voting power of the Company voting together as a single class. However, under current Ohio law, because the Company is an issuing public corporation (as defined in Section 1701.01 of the ORC) and has a classified Board, the directors of the Company may only be removed for cause. Directors may also be removed from office for cause by the affirmative vote of three-fourths of the directors then in office.

Indemnification of Directors and Officers

Ohio General Corporation Law (Chapter 1701 of Ohio Revised Code)

Set forth below is a description of certain provisions of the ORC and the Company’s amended and restated code of regulations, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the ORC and the Company’s amended and restated code of regulations.

Under Section 1701.13(E) of the ORC, directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with any action, suit or proceeding to the extent they are successful in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding. A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise.” Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by a corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the directors agree to reasonably cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the directors’ act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Section 1701.13(E) of the ORC permits a corporation to indemnify directors, officers, employees or agents of the corporation or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Such

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indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding. A corporation may also provide indemnification in derivative actions for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions. A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses (including attorneys’ fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation unless, and only to the extent that, a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the ORC.

Section 1701.13(E) of the ORC permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the ORC states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise.

Section 1701.13(E) of the ORC grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Code of Regulations of the Company

The Company’s amended and restated code of regulations provides for broader indemnification than specifically afforded under Section 1701.13(E) of the ORC. The Company’s amended and restated code of regulations provide that Company must indemnify officers and directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action, suit or proceeding (whether criminal, civil, administrative or investigative and whether a derivative action or not) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Company or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, the Company and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful. The Company’s amended and restated code of regulations forbid the Company from indemnifying an officer or director in a derivative action if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, the Company unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, despite such adjudication of liability and in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper.

The Company’s amended and restated code of regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a person claiming indemnification was occasioned by

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an intent to cause injury to, or by a reckless disregard for the best interests of, the Company, and with respect to any criminal matter, that such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, by itself, rebut this presumption.

The Company’s amended and restated code of regulations state that, to the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such officer or director must be promptly indemnified by the Company against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him or her in connection therewith.

The Company’s amended and restated code of regulations state that an indemnitee’s expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) must be paid by the Company in advance of the final disposition of the action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which such person shall have not been successful on the merits or otherwise, if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, such person’s relevant action or failure to act was occasioned by his or her deliberate intent to cause injury to the Company or his or her reckless disregard for the best interests of the Company, unless, and only to the extent that, the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought determines that, despite such determination and in view of all of the circumstances, such officer or director is fairly and reasonably entitled to all or part of such indemnification.

The Company’s amended and restated code of regulations state that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under the Company’s articles or regulations, any agreement, a vote of the Company’s disinterested directors or otherwise. Additionally, the Company’s amended and restated code of regulations provide that the Company may purchase and maintain insurance or furnish similar protection on behalf of any person who is or was a director, officer, employee, agent or volunteer of the Company, or who is or was serving as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or entity at the request of the Company, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the Company would have the obligation or power to indemnify such person under the Company’s amended and restated code of regulations. The Company’s amended and restated code of regulations also authorize the Company to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of the Company or who is serving or has served another entity at the request of the Company.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements generally obligate the Company to hold harmless and indemnify such directors and executive officers against specified expenses and liabilities they may incur in the performance of their respective duties to the greatest extent permitted by Ohio law, provided that (1) such directors and executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful and (2) with respect to proceedings by or in the right of the Company, (a) such executive officers were not adjudged to be liable to the Company for negligence or misconduct in the performance of their duties to the Company or (b) such directors were not adjudged to be liable to the Company for (i) an act or omission undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company or (ii) approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the ORC. The indemnification agreements also require the Company to advance expenses to a director or

138

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

executive officer prior to the final disposition of a proceeding if specified conditions are satisfied. The indemnification agreements provide procedures for determining a director’s or executive officer’s entitlement to indemnification and specify certain remedies relating to indemnification and advancement of expenses. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which a director or an executive officer may be entitled under Company’s amended and restated certificate of incorporation or code of regulations, applicable law (including the ORC), any insurance policy, any contract or otherwise.

Directors and Officers Insurance

The Company maintains, and in the future may continue to maintain, insurance policies under which present or former directors and officers are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that may be imposed as a result of such actions, suits or proceedings, to which these individuals are parties by reason of being or having been directors or officers of the Company.

Advance Notice Requirements for Shareholder Proposals and Nominations for Election as Directors

Under the Company’s amended and restated code of regulations, shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company.

To be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received at, the principal executive office of the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be delivered to, or mailed and received at, the Company’s principal executive office not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed.

No Shareholder Action by Written Consent

Under the Company’s amended and restated articles of incorporation, any action required or permitted to be taken by the Company’s shareholders must be effected at a duly called meeting of the shareholders and may not be effected by an action by written consent of the shareholders. This prevents the Company’s shareholders from initiating or effecting any action by written consent, thereby limiting the ability of shareholders to take actions opposed by the Board.

Special Meetings of Shareholders

The Company’s amended and restated code of regulations provides that special meetings of shareholders may be called only by the chairman of the board, the president (or, in the case of the president’s absence, death or disability, the vice president authorized to exercise the authority of the president), the secretary, the Board at a meeting of the Board, a majority of the directors acting without a meeting or the holders of at least 50% of all shares outstanding and entitled to vote at such special meeting.

139

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Supermajority Voting Provisions

Under Ohio law, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s amended and restated articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s amended and restated articles of incorporation provide for a lower amount but not less than a majority. The Company’s amended and restated articles of incorporation change the default voting requirement provided by Ohio law to a majority of the voting power, except that the affirmative vote of 75% of the voting power is required with respect to certain transactions between the Company and “substantial shareholders” as described below under the heading “— Transactions With Substantial Shareholders.”

Transactions With Substantial Shareholders

Under the Company’s amended and restated articles of incorporation, certain transactions between the Company and a “substantial shareholder” must be approved by the affirmative vote of the holders of 75% of the voting power of the Company (which vote must also include the affirmative vote of the holders of a majority of the voting power of the Company excluding the substantial shareholder in question). A “substantial shareholder” is defined as any person who beneficially owns, directly or indirectly, more than 15% of the Company’s voting power or is an affiliate of the Company and at any time within the past three years beneficially owned, directly or indirectly, more than 15% of the Company’s voting power, but does not include the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or of any of the Company’s subsidiaries, the trustees or fiduciaries of any such plan or any affiliate of the Company owning in excess of 10% of the outstanding common shares of the Company on August 3, 1998 (and the respective successors, executors, legal representatives, heirs and legal assigns of such affiliate). Transactions requiring a supermajority shareholder vote include:

•

any merger or consolidation of the Company or any subsidiary of the Company with or into any substantial shareholder or any other corporation which, after such merger or consolidation, would be an affiliate of a substantial shareholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any substantial shareholder of any substantial part of the assets of the Company or any subsidiary of the Company;

•

the issuance or transfer by the Company or any subsidiary of the Company (in one transaction or a series of related transactions) of equity securities of the Company or any subsidiary of the Company to any substantial shareholder for consideration having an aggregate fair market value of $25 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company if, as of the record date relating to such event, any person shall be a substantial shareholder; and

•

any reclassification of securities (including any reverse stock split) or recapitalization of the Company, or any reorganization, merger or consolidation of the Company with any of the Company’s subsidiaries or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding equity securities of the Company or any subsidiary of the Company directly or beneficially owned by any substantial shareholder.

A supermajority shareholder vote is not required, however, with respect to any of the foregoing transactions which is approved by three-fourths of the Board, provided that a majority of the directors in office and acting upon such matter are “continuing directors” (as defined in the Company’s amended and restated articles of incorporation).

Control Share Acquisition Act

Ohio law provides that certain notice and informational filings, and special shareholder meeting and voting processes, must occur prior to any person’s acquisition of an issuing public corporation’s shares that would

140

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

entitle the acquirer to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

This provision of Ohio law, which is known as the Control Share Acquisition Act, does not apply to a corporation if its articles of incorporation or code of regulations so provide. The Company has opted out of the application of the Control Share Acquisition Act in the Company’s amended and restated code of regulations.

Merger Moratorium Statute

Chapter 1704 of the ORC, which is known as the Merger Moratorium Statute, generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “interested shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation so provide. The Company opted out of the application of the Merger Moratorium Statute in the Company’s amended and restated articles of incorporation.

Transfer Agent and Registrar

Broadridge will be the transfer agent and registrar for our common shares.

Listing

We intend to apply to have our common shares authorized for listing on the NYSE under the symbol “WS.”

141

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form 10 with respect to our common shares being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common shares, please refer to the registration statement, including the exhibits and schedules to the registration statement. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

As a result of the distribution, we will become subject to the informational requirements of the Exchange Act and will be required to file periodic and current reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing financial statements audited by an independent registered public accounting firm.

In addition, following the completion of the distribution, we will make the information filed with or furnished to the SEC available free of charge through our website                as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not part of this information statement.

You should rely only on the information contained in this information statement or to which this information statement has referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

142

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

F-1

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Worthington Industries, Inc.:

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of the Steel Processing Business of Worthington Industries, Inc. and subsidiaries (the Company) as of May 31, 2023 and 2022, the related combined statements of earnings, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended May 31, 2023, and the related notes and financial statement schedule II (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Sufficiency of audit evidence over net sales

As discussed in Notes B and C to the combined financial statements, the Company recognizes net sales upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the Company expects to receive for those goods or services, including any variable consideration. The Company recorded $3,607,687 thousand of net sales for the year ended May 31, 2023.

F-2

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

We identified the evaluation of the sufficiency of audit evidence over net sales as a critical audit matter. Evaluating the sufficiency of audit evidence obtained required subjective auditor judgment because of the geographical dispersion of the Company’s net sales generating activities. This included determination of the Company locations for which procedures were performed.

The following are the primary procedures we performed to address this critical audit matter. We applied auditor judgment to determine the nature and extent of procedures to be performed over net sales, including the determination of the Company locations for which those procedures were to be performed. At certain locations for which procedures were performed, we evaluated the design and tested the operating effectiveness of certain internal controls over the Company’s net sales process, including general information technology controls and controls over the accurate recording of net sales. For certain locations, we selected a sample of transactions and assessed the recorded net sales by comparing the amounts recognized for consistency with underlying documentation, including contracts with customers and shipping documentation. For other locations, we performed a software-assisted data analysis to test the relationships among certain revenue transactions. We evaluated the sufficiency of audit evidence obtained over net sales by assessing the results of procedures performed, including the appropriateness of the nature and extent of audit effort.

/s/ KPMG LLP

We have served as the Company’s auditor since 2022.

Columbus, Ohio

August 25, 2023

F-3

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

COMBINED BALANCE SHEETS

(In thousands)

	May 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$32,678	$20,052
Receivables, less allowances of $2,581 and $789 at May 31, 2023 and May 31, 2022, respectively	468,024	600,424
Inventories
Raw materials	173,865	216,127
Work in process	164,059	234,947
Finished products	76,830	118,423

Total inventories	414,754	569,497
Income taxes receivable	4,293	474
Assets held for sale	3,381	15,719
Prepaid expenses and other current assets	57,756	60,934

Total current assets	980,886	1,267,100
Investment in unconsolidated affiliate	114,550	119,325
Operating lease assets	75,281	70,000
Goodwill	78,642	80,033
Other intangible assets, net of accumulated amortization of $38,893 and $32,550 at May 31, 2023 and May 31, 2022, respectively	83,374	89,718
Deferred income taxes	6,270	3,999
Other assets	10,984	12,792
Property, plant and equipment
Land	37,577	39,262
Buildings and improvements	168,606	167,653
Machinery and equipment	847,521	820,707
Construction in progress	20,265	22,834

Total property, plant and equipment	1,073,969	1,050,456
Less: accumulated depreciation	659,591	609,397

Total property, plant and equipment, net	414,378	441,059

Total assets	$1,764,365	$2,084,026

See notes to combined financial statements

F-4

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

COMBINED BALANCE SHEETS

(In thousands)

	May 31,
	2023	2022
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$402,177	$524,119
Short-term borrowings	2,813	47,997
Accrued compensation, contributions to employee benefit plans and related taxes	31,934	37,741
Other accrued items	15,540	27,449
Current operating lease liabilities	5,926	5,643
Current maturities of long-term debt due to Parent	20,000	15,000

Total current liabilities	478,390	657,949
Other liabilities	33,648	38,966
Long-term debt due to Parent	—	20,000
Noncurrent operating lease liabilities	71,656	65,261
Deferred income taxes	26,096	35,489

Total liabilities	609,790	817,665

Equity:
Net parent investment	1,031,107	1,131,303
Accumulated other comprehensive income (loss), net of taxes of $(2,596) and $(1,710) at May 31, 2023 and May 31, 2022, respectively	(2,149)	1,848

Total equity - controlling interest	1,028,958	1,133,151
Noncontrolling interests	125,617	133,210

Total equity	1,154,575	1,266,361

Total liabilities and equity	$1,764,365	$2,084,026

See notes to combined financial statements

F-5

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

COMBINED STATEMENTS OF EARNINGS

(In thousands)

	Fiscal Years Ended May 31,
	2023	2022	2021
Net sales	$3,607,687	$4,068,934	$2,127,404
Cost of goods sold	3,271,182	3,673,474	1,756,564

Gross margin	336,505	395,460	370,840
Selling, general and administrative expense	200,847	180,288	147,435
Impairment of long-lived assets	2,112	3,076	—
Restructuring and other (income) expense, net	(4,204)	(14,480)	1,883
Separation costs	17,515	—	—

Operating income	120,235	226,576	221,522
Other income (expense)
Miscellaneous income (expense), net	3,731	870	(347)
Interest (expense) income, net	(2,999)	(3,024)	12
Equity in net income of unconsolidated affiliate	7,725	29,787	15,965

Earnings before income taxes	128,692	254,209	237,152
Income tax expense	28,995	53,956	48,483

Net earnings	99,697	200,253	188,669
Net earnings attributable to noncontrolling interests	12,642	19,878	17,655

Net earnings attributable to controlling interest	$87,055	$180,375	$171,014

See notes to combined financial statements

F-6

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Fiscal Years Ended May 31,
	2023	2022	2021
Net earnings	$99,697	$200,253	$188,669
Other comprehensive income (loss):
Foreign currency translation	(6,815)	(3,340)	—
Pension liability adjustment, net of tax	(637)	6,632	—
Cash flow hedges, net of tax	3,455	(39,829)	41,413

Other comprehensive income (loss):	(3,997)	(36,537)	41,413

Comprehensive income	95,700	163,716	230,082
Comprehensive income attributable to noncontrolling interests	12,642	19,878	17,655

Comprehensive income attributable to controlling interest	$83,058	$143,838	$212,427

See notes to combined financial statements

F-7

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total	Noncontrolling Interests	Total
Balance at May 31, 2020	$544,838	$(3,028)	$541,810	$145,612	$687,422
Net earnings	171,014	—	171,014	17,655	188,669
Other comprehensive income	—	41,413	41,413	—	41,413
Transfers to Parent, net	(92,907)	—	(92,907)	—	(92,907)
Dividends to noncontrolling interest	—	—	—	(10,690)	(10,690)
Partner contribution to Worthington Samuel Coil Processing LLC	—	—	—	925	925

Balance at May 31, 2021	$622,945	$38,385	$661,330	$153,502	$814,832

Net earnings	180,375	—	180,375	19,878	200,253
Other comprehensive loss	—	(36,537)	(36,537)	—	(36,537)
Transfers from Parent, net	327,983	—	327,983	—	327,983
Dividends to noncontrolling interest	—	—	—	(35,160)	(35,160)
Purchase of noncontrolling interest in Worthington Taylor, LLC	—	—	—	(5,010)	(5,010)

Balance at May 31, 2022	$1,131,303	$1,848	$1,133,151	$133,210	$1,266,361

Net earnings	87,055	—	87,055	12,642	99,697
Other comprehensive loss	—	(3,997)	(3,997)	—	(3,997)
Transfers to Parent, net	(187,251)	—	(187,251)	—	(187,251)
Dividends to noncontrolling interest	—	—	—	(20,235)	(20,235)

Balance at May 31, 2023	$1,031,107	$(2,149)	$1,028,958	$125,617	$1,154,575

See notes to combined financial statements

F-8

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Years Ended May 31,
	2023	2022	2021
Operating activities:
Net earnings	$99,697	$200,253	$188,669
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	69,583	59,501	44,951
Impairment of long-lived assets	2,112	3,076	—
Provision for deferred income taxes	(9,716)	13,644	(5,187)
Bad debt expense (income)	1,625	740	(183)
Equity in net income of unconsolidated affiliate, net of distributions	4,775	(27,287)	(13,465)
Net (gain) loss on sale of assets	(3,348)	(15,123)	377
Stock-based compensation	10,351	8,668	10,136
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	112,995	(109,691)	(220,586)
Inventories	154,526	(50,669)	(178,377)
Accounts payable	(124,343)	(14,946)	293,083
Accrued compensation and employee benefits	(5,808)	(12,288)	25,538
Other operating items, net	2,562	(16,387)	7,594

Net cash provided by operating activities	315,011	39,491	152,550

Investing activities:
Investment in property, plant and equipment	(45,470)	(36,442)	(28,801)
Acquisitions, net of cash acquired	—	(376,713)	925
Proceeds from sale of assets, net of selling costs	23,317	24,619	186
Purchase of noncontrolling interest in Worthington Taylor, LLC	—	(6,811)	—

Net cash used by investing activities	(22,153)	(395,347)	(27,690)

Financing activities:
Transfers from (to) Parent, net	(199,814)	316,883	(105,986)
Net proceeds (repayments) from short-term borrowings	(45,183)	41,726	—
Proceeds from long-term debt from Parent	—	50,000	—
Principal payments on long-term debt to Parent	(15,000)	(15,000)	—
Payments to noncontrolling interests	(20,235)	(35,160)	(10,690)

Net cash provided (used) by financing activities	(280,232)	358,449	(116,676)

Increase in cash and cash equivalents	12,626	2,593	8,184
Cash and cash equivalents at beginning of period	20,052	17,459	9,275

Cash and cash equivalents at end of period	$32,678	$20,052	$17,459

See notes to combined financial statements

F-9

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal Years Ended May 31, 2023, 2022 and 2021

(Amounts in thousands)

Note A – The Proposed Separation, Description of the Business, and Basis of Presentation

The Proposed Separation

On September 29, 2022, Worthington Industries, Inc. (“Worthington” or “Parent”) announced its intention to spin off its existing steel processing business (“Worthington Steel,” the “Company,” “we,” or “our”) into a stand-alone publicly traded company through a generally tax-free pro rata distribution of 100% of the common shares of Worthington Steel (the “Distribution”) to Parent’s shareholders. While Parent currently intends to effect the distribution, subject to satisfaction of certain conditions, it has no obligation to pursue or consummate any dispositions of its ownership interest in us, including through the distribution, by any specified date or at all. The distribution is subject to various conditions, including the transfer of assets and liabilities to us in accordance with the separation agreement; the making of a cash distribution from Worthington Steel to the Parent as partial consideration for the contribution of the assets; receipt of any necessary regulatory or other approvals; due execution and delivery of the agreements relating to the separation; no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect preventing the consummation of the separation, the distribution or any of the related transactions; acceptance for listing on the NYSE of the our common shares to be distributed, subject to official notice of distribution; completion of the financing described under the section entitled “Description of Certain Indebtedness” and no other event or development having occurred or in existence that, in the judgment of the Board, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

The conditions to the distribution may not be satisfied, Worthington may decide not to consummate the distribution even if the conditions are satisfied or Worthington may decide to waive one or more of these conditions and consummate the distribution even if all of the conditions are not satisfied. There can be no assurance whether or when any such transaction will be consummated or as to the final terms of any such transaction.

Description of the Business

Worthington Steel is one of North America’s premier value-added steel processors with the ability to provide a diversified range of products and services that span a variety of end markets. We maintain market leading positions in the North American carbon flat-rolled steel and tailor welded blanks industries and, with the recent acquisition of Tempel Steel Company (“Tempel”), are now one of the largest global producers of electrical steel laminations. For nearly 70 years, we have been delivering high quality steel processing capabilities across a variety of end-markets including automotive, heavy truck, agriculture, construction, and energy. With the ability to produce customized steel solutions, we aim to be the preferred value-added steel processor in the markets we serve by delivering highly technical, customer specific solutions, while also providing advanced materials support and price risk management solutions to optimize customer supply chains. Our scale and operating footprint allow us to achieve an advantaged cost structure and service platform supported by a strategic operating footprint. We serve our customers primarily by processing flat-rolled steel coils, which we source primarily from various North American steel mills, into the precise type, thickness, length, width, shape, and surface quality required by customer specifications. We can sell steel on a direct basis, whereby we are exposed to the risk and rewards of ownership of the material while in our possession. Alternatively, we can also toll process steel under a fee for service arrangement whereby we process customer-owned material. Our manufacturing facilities further benefit from the flexibility to scale between direct versus tolling services based on demand dynamics throughout the year.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Basis of Presentation

Worthington Steel, Inc., which was established on February 28, 2023, will be Worthington Steel’s new ultimate parent company upon completion of the Distribution. Worthington Steel, Inc. has engaged in no business activities to date and has no assets or liabilities of any kind, other than those incident to its formation. Throughout the period covered by the combined financial statements, Worthington Steel operated as a business of Parent. The combined financial statements of the Company are prepared on a carve-out basis using the consolidated financial statements and accounting records of Parent in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Such combined financial statements include the historical operations that comprise the Worthington Steel business and reflect significant assumptions and allocations as well as certain assets and liabilities that have historically been held at Parent’s corporate level but are specifically identifiable or otherwise attributable to the Company. The carve-out financial statements may not include all expenses that would have been incurred had the Company existed as a separate, stand-alone entity during the periods presented.

The combined financial statements include the accounts of Worthington Steel and its consolidated subsidiaries. Investments in unconsolidated affiliates are accounted for using the equity method. Material intercompany accounts and transactions are eliminated.

We own controlling interests in the following three joint ventures: Spartan (52%), TWB (55%), and Samuel (63%). We also own a 51% controlling interest in WSP, which became a non-operating joint venture on October 31, 2022, when its remaining net assets were sold. See “Note F - Restructuring and Other (Income), Net” for additional information. These joint ventures are consolidated with the equity owned by the other joint venture members shown as noncontrolling interests in our combined balance sheets, and their portions of net earnings and other comprehensive income (loss) (“OCI”) shown as net earnings or comprehensive income attributable to noncontrolling interests in our combined statements of earnings and comprehensive income, respectively.

Our operations are managed principally on a products and services basis under a single group organizational structure. After the planned Separation, the financial information reviewed by the Company’s Chief Operating Decision Maker (“CODM”) for the purpose of assessing performance and allocating resources will be presented as a single component, or operating segment, and comprises all of the Company’s operations. The Company’s CODM will be its Chief Executive Office (“CEO”).

The income tax provision in the carve-out statement of earnings has been calculated as if Worthington Steel was operating on a stand-alone basis and filed separate tax returns in the jurisdictions in which it operates. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances prior to or subsequent to the carve-out.

In addition, transactions and accounts which have occurred within the Company have been eliminated, based on historical intracompany activity. Parent’s net investment in these operations, including intercompany transactions between Parent and the Company, are reflected as net parent investment on the accompanying combined financial statements. Certain situations require management to make estimates based on judgments and assumptions, which may affect the reported amounts of assets and respective disclosures at the date of the financial statements. Management’s judgements and assumptions may also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates made by Management.

The combined financial statements of Worthington Steel include certain costs of doing business incurred by Parent at the corporate level. These corporate costs are for certain support functions provided on a centralized basis such as expenses related to corporate functional and department costs, including information technology, human resources, finance, and corporate operations, amongst others, profit sharing and bonuses, and respective surpluses and shortfalls of various planned insurance expenses and they are included in the combined statements

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

of earnings, primarily within selling, general, and administrative expense. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remaining allocated using related drivers associated with the nature of the business, such as, headcount or profitability, considering the characteristics of each respective cost. Management believes the assumptions regarding the allocation of Parent’s general corporate expenses are reasonable.

As further described in “Note H - Debt and Receivables Securitization,” the Company, through its bankruptcy-remote indirect subsidiary (Worthington Receivables Company (“WRC”)), was party to a revolving trade accounts receivable securitization facility. As the Company was the legal obligor of this arrangement, borrowings against the facility and the corresponding interest expense have been attributed to the Company. On June 29, 2023, we terminated the revolving trade accounts receivable securitization facility as it was no longer needed. Refer to “Note R - Subsequent events” for additional information. All other third party-debt and related interest expense not directly attributable to the Company have been excluded from the combined financial statements because the Company is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Company. Additionally, as described in “Note Q - Related Party Transactions,” debt and related interest expense between Parent and our TWB joint venture has been attributed to the Company, as the Company is both the legal obligor and directly benefited from the borrowings. In connection with the planned Separation, the Company expects to incur indebtedness and such indebtedness would cause the Company to record additional interest expense in future periods.

These combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect our combined results of earnings, balance sheet, and cash flows had we operated as a standalone company during the periods presented. Management considers these cost allocations to be reasonably reflective of the Company’s utilization of Parent’s corporate support services. Actual costs that would have been incurred if Worthington Steel had been a stand-alone company may have been different than these estimates during the periods presented.

Parent utilizes a centralized cash management program to manage cash for the majority of its entities. For entities that are enrolled in the program, all cash is swept into a cash pool. Accordingly, the cash and cash equivalents held by Parent at the corporate level were not attributed to the Company for any of the periods presented. The foreign operations of TWB and Tempel do not participate in the centralized cash management program. These cash amounts are specifically attributable to Worthington Steel and therefore are reflected in the accompanying combined balance sheets. Transfers of cash, both to and from Parent’s centralized cash management program, are reflected as a component of net parent investment on the accompanying combined balance sheets and as a financing activity on the accompanying combined statements of cash flows.

Note B – Summary of Significant Accounting Policies

Net Parent Investment: Net parent investment on the combined balance sheets and combined statements of equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from Parent, and the Company’s accumulated earnings. All intercompany transactions effected through net parent investment were considered cash receipts and payments and are reflected in financing activities in the accompanying combined statements of cash flows. See Note Q – “Related Party Transactions” of the combined financial statements for further information regarding transactions between the Company and Parent.

Earnings per share: Earnings or loss per share data has not been presented in the accompanying combined financial statements because the Company does not operate as a separate legal entity with its own capital structure and therefore has no share capital and reserves in its own right.

Minority buy-out of Worthington Taylor: On May 2, 2022, we purchased the 49% noncontrolling interest in Worthington Taylor, LLC from a subsidiary of U.S. Steel, which also owns the noncontrolling interest in WSP. The purchase price for the noncontrolling interest in Worthington Taylor, the entity which owned the assets of WSP’s Taylor, Michigan facility, was $6,811. As a result of this transaction, Worthington Taylor became one of

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

our wholly-owned subsidiaries. Due to our then existing controlling interest in the assets, the transaction was accounted for within equity, with the difference between the purchase price and the book value of the noncontrolling interest included in transfers from Parent.

Use of Estimates: The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents: We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories: Inventories are valued at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method for all inventories. The assessment of net realizable value requires the use of estimates to determine cost to complete, normal profit margin and the ultimate selling price of inventory.

Derivative Financial Instruments: We utilize derivative financial instruments to primarily manage exposure to certain risks related to our ongoing operations. The primary risks managed through the use of derivative financial instruments include foreign currency exchange risk and commodity price risk. All derivative financial instruments are accounted for using mark-to-market accounting. The accounting for changes in the fair value of a derivative financial instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. Gains and losses on fair value hedges are recognized in current period earnings in the same line as the underlying hedged item. Gains and losses on cash flow hedges are deferred as a component of accumulated other comprehensive income or loss (“AOCI”) and recognized in earnings at the time the hedged item affects earnings, in the same financial statement caption as the underlying hedged item. Classification in the combined statements of earnings of gains and losses related to derivative financial instruments that do not qualify for hedge accounting is determined based on the underlying intent of the instruments. Cash flows related to derivative financial instruments are generally classified as operating activities in our combined statements of cash flows.

In order for hedging relationships to qualify for hedge accounting under current accounting guidance, we formally document each hedging relationship and its risk management objective. Derivative financial instruments are executed only with highly-rated counterparties. No credit loss is anticipated on existing instruments, and no material credit losses have been experienced to date. We monitor our positions, as well as the credit ratings of counterparties to those positions.

We discontinue hedge accounting when it is determined that the derivative financial instrument is no longer highly effective in offsetting the hedged risk, expires or is sold, is terminated or is no longer designated as a hedging instrument because it is unlikely that a forecasted transaction will occur or we determine that designation of the hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative financial instrument is retained, we continue to carry the derivative financial instrument at its fair value on the combined balance sheet and recognize any subsequent changes in its fair value in net earnings immediately. When it is probable that a forecasted transaction will not occur, we discontinue hedge accounting and immediately recognize the gains and losses that were accumulated in AOCI.

Refer to “Note N – Derivative Financial Instruments and Hedging Activities” for additional information regarding the combined balance sheet location and the risk classification of our derivative financial instruments.

Risks and Uncertainties: As of May 31, 2023, excluding our joint ventures, we operated 14 manufacturing facilities worldwide. We also held equity positions in four joint ventures, which operated 17 manufacturing facilities worldwide, as of May 31, 2023. Our largest end market is the automotive industry, which comprised 50%, 48% and 55% of our combined net sales in fiscal 2023, fiscal 2022 and fiscal 2021, respectively. As of May 31, 2023, approximately 17% of our consolidated labor force was represented by collective bargaining

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

units, all of which are located in jurisdictions outside the U.S. where collective bargaining arrangements are customary. The concentration of credit risks from financial instruments related to the markets we serve is not expected to have a material adverse effect on our combined financial position, cash flows or future results of operations.

In fiscal 2023, our largest customer accounted for approximately 16% of our combined net sales, and our ten largest customers accounted for approximately 43% of our combined net sales. In fiscal 2022, our largest customer accounted for approximately 17% of our combined net sales, and our ten largest customers accounted for approximately 43% of our combined net sales. In fiscal 2021, our largest customer accounted for approximately 17% of our combined net sales, and our ten largest customers accounted for approximately 45% of our combined net sales. In fiscal 2023, 2022, and 2021 net sales to Parent accounted for approximately 3% of our combined net sales. A significant loss of, or decrease in, business from any of these customers could have an adverse effect on our combined net sales and financial results if we were not able to obtain replacement business. Also, due to consolidation within the industries we serve, including the construction and automotive industries, our sales may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with respect to, one or more of our largest customers.

Our principal raw material is flat-rolled steel, which we purchase from multiple primary steel producers. The steel industry as a whole has been cyclical, and at times availability and pricing can be volatile due to a number of factors beyond our control. This volatility can significantly affect our steel costs. In an environment of increasing prices for steel and other raw materials, in general, competitive conditions may impact how much of the price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected. Also, if steel prices decrease, in general, competitive conditions may impact how quickly we must reduce our prices to our customers, and we could be forced to use higher-priced raw materials to complete orders for which the selling prices have decreased. Declining steel prices could also require us to write-down the value of our inventories to reflect current market pricing. Further, the number of suppliers has decreased in recent years due to industry consolidation and the financial difficulties of certain suppliers, and consolidation may continue. Accordingly, if delivery from a major steel supplier is disrupted, it may be more difficult to obtain an alternative source of steel than in the past.

Receivables: We review our receivables on an ongoing basis to ensure that they are properly valued and collectible. With the adoption of Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as discussed further below in “Recently Adopted Accounting Standards”, expected lifetime credit losses on receivables are recognized at the time of origination. We estimate the allowance for credit losses based on the expected future credit losses using the internal historical loss information and observable and forecasted macroeconomic data.

The allowance for doubtful accounts is used to record the estimated risk of loss related to our customers’ inability to pay. This allowance is maintained at a level that we consider appropriate based on factors that affect collectability, such as the financial health of our customers, historical trends of charge-offs and recoveries and current economic and market conditions. As we monitor our receivables, we identify customers that may have payment problems, and we adjust the allowance accordingly, with the offset to SG&A expense. Account balances are charged off against the allowance when recovery is considered remote. The allowance for doubtful accounts increased approximately $1,792 during fiscal 2023 to $2,581.

While we believe our allowance for doubtful accounts is adequate, changes in economic conditions, the financial health of customers and bankruptcy settlements could impact our future earnings. If the economic environment and market conditions deteriorate, particularly in the automotive and construction end markets where our exposure is greatest, additional reserves may be required.

Property and Depreciation: Property, plant and equipment are carried at cost and depreciated using the straight-line method. Buildings and improvements are depreciated over 10 to 40 years and machinery and equipment over 3 to 20 years. Depreciation expense, including amounts allocated by Parent for shared assets, was $62,702, $54,193 and $42,626 during fiscal 2023, fiscal 2022 and fiscal 2021, respectively. Accelerated depreciation methods are used for income tax purposes.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table presents property, plant and equipment, net, by geographic region as of May 31:

(In thousands)	2023	2022
North America	$379,749	$404,124
International	34,629	36,935

Total	$414,378	$441,059

Goodwill and Other Long-Lived Assets: We use the purchase method of accounting for all business combinations and recognize amortizable and indefinite-lived intangible assets separately from goodwill. The acquired assets and assumed liabilities in an acquisition are measured and recognized based on their estimated fair values at the date of acquisition, with goodwill representing the excess of the purchase price over the fair value of the identifiable net assets. A bargain purchase may occur, wherein the fair value of identifiable net assets exceeds the purchase price, and a gain is then recognized in the amount of that excess. Goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually, during the fourth quarter of each fiscal year, or more frequently if events or changes in circumstances indicate that impairment may be present. Application of goodwill impairment testing involves judgment, including but not limited to, the identification of reporting units and estimation of the fair value of each reporting unit. A reporting unit is defined as an operating segment or one level below an operating segment. Our operations are comprised of the following reporting units: 1) Flat Rolled steel processing; 2) Electrical Steel; and 3) Laser Welding. Accordingly, Refer to “Note E – Goodwill and Other Long-Lived Assets” for additional information on the goodwill impairment.

For goodwill and indefinite-lived intangible assets, we test for impairment by first evaluating qualitative factors including macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance. If there are no potential impairments raised from this evaluation, no further testing is performed. If however, our qualitative analysis indicates it is more likely than not that the fair value is less than the carrying amount, a quantitative analysis is performed. The quantitative analysis compares the fair value of each reporting unit or indefinite-lived intangible asset to the related carrying amount, and an impairment loss is recognized in our combined statements of earnings equivalent to the excess of the carrying amount over the fair value. Fair value is determined based on discounted cash flows or appraised values, as appropriate. Our policy is to perform a full quantitative analysis every three to five years without consideration of the standard qualitative factors and analysis discussed above. For each period presented, our qualitative analysis indicated it was not more likely than not that the fair value of the reporting units was less than their carrying value. Prior to the fiscal 2022 acquisitions of Tempel and Shiloh, the carrying value of goodwill of $20,200 represented less than 2% of our total assets.

We review the carrying value of our long-lived assets, including intangible assets with finite useful lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Impairment testing involves a comparison of the sum of the undiscounted future cash flows of the asset or asset group to its respective carrying amount. If the sum of the undiscounted future cash flows exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the sum of the undiscounted future cash flows, then a second step is performed to determine the amount of impairment, if any, to be recognized. The impairment loss recognized is equal to the amount that the carrying value of the asset or asset group exceeds its fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell and are recorded in a single line in the combined balance sheets. We classify assets as held for sale if we commit to a plan to sell the assets within one year and actively market the assets in their current condition for a price that is reasonable in comparison to their estimated fair value.

Our impairment testing for both goodwill and other long-lived assets, including intangible assets with finite useful lives, is largely based on cash flow models that require significant judgment and require assumptions

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

about future volume trends, revenue and expense growth rates; and, in addition, external factors such as changes in economic trends and cost of capital. Significant changes in any of these assumptions could impact the outcomes of the tests performed. See “Note E – Goodwill and Other Long-Lived Assets” for additional details regarding these assets and related impairment testing.

Equity method investments: Investments in affiliated companies that we do not control, either through majority ownership or otherwise, are accounted for using the equity method. We review our equity method investment in Serviacero Worthington for impairment whenever events or changes in circumstances indicate that the carrying value of the investment might not be recoverable. Events and circumstances can include but are not limited to: evidence we do not have the ability to recover the carrying value; the inability of the investee to sustain earnings; the current fair value of the investment is less than the carrying value; and other investors cease to provide support or reduce their financial commitment to the investee. If the fair value of the investment is less than the carrying value, and the investment will not recover in the near term, then other-than-temporary impairment may exist. When the loss in value of an investment is determined to be other-than-temporary, we recognize an impairment in the period the conclusion is made.

Leases: We account for leases in accordance with U.S. GAAP, ASU 2016-02, Leases (Topic 842) (“Topic 842”). Under Topic 842, leases are categorized as operating or financing leases upon inception. Lease assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease right of use (“ROU”) assets include any initial direct costs and prepayments less lease incentives. Lease terms include options to renew or terminate the lease when it is reasonably certain that we will exercise such options. As most of our leases do not include an implicit rate, we use our collateralized incremental borrowing rate based on the information available at the lease commencement date, in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term and is included in cost of goods sold or SG&A expense depending on the underlying nature of the leased assets. For operating leases with variable payments dependent upon an index or rate that commenced subsequent to adoption of Topic 842, we apply the active index or rate as of the lease commencement date. Variable lease payments not based on an index or rate are not included in the operating lease liability as they cannot be reasonably estimated and are recognized in the period in which the obligation for those payments is incurred. Leases with a term of twelve months or less upon the commencement date are considered short-term leases and are not included on the combined balance sheets and are expensed on a straight-line basis over the lease term. Refer to “Note P – Leases” for additional information on the adoption and impact of Topic 842.

Stock-Based Compensation: Certain employees of the Company participate in Parent’s stock-based compensation plans which are described more fully in “Note J – Stock-Based Compensation.” The combined statements of earnings reflect 100% of the expense associated with stock-based awards held by employees of Worthington Steel. A portion of the expense associated with stock-based awards held by corporate employees of Parent have been allocated to the Company based on profitability. All stock-based awards, including grants of stock options and restricted common shares, are recorded as selling, general and administrative expense in the combined statements of earnings over the vesting period based on their grant-date fair values. Forfeitures are recognized as they occur.

Revenue Recognition: Revenue is recognized in accordance with U.S. GAAP, ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). Under this accounting guidance, we recognize revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration we expect to receive for those goods or services, including any variable consideration.

Returns and allowances are used to record estimates of returns or other allowances resulting from quality, delivery, discounts or other issues and are estimated based on historical trends and current market conditions, with the offset to net sales.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Shipping and handling costs charged to customers are treated as fulfillment activities and are recorded in both net sales and cost of goods sold at the time control is transferred to the customer. Due to the short-term nature of our contracts with customers, we have elected to apply the practical expedients under Topic 606 to: (1) expense as incurred, incremental costs of obtaining a contract; and (2) not adjust the consideration for the effects of a significant financing component for contracts with an original expected duration of one year or less. When we satisfy (or partially satisfy) a performance obligation, prior to being able to invoice the customer, we recognize an unbilled receivable when the right to consideration is unconditional and a contract asset when the right to consideration is conditional. Unbilled receivables and contract assets are included in receivables and prepaid expenses and other current assets, respectively, on the combined balance sheets. Additionally, we do not maintain contract liability balances, as performance obligations are satisfied prior to customer payment for product. Payments from customers are generally due within 30 to 60 days of invoicing, which generally occurs upon shipment or delivery of the goods.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that we collect from a customer, are excluded from revenue.

Certain contracts with customers include warranties associated with the delivered goods or services. These warranties are not considered to be separate performance obligations, and accordingly, we record an estimated liability for potential warranty costs as the goods or services are transferred.

With the exception of the toll processing revenue stream, we recognize revenue at the point in time the performance obligation is satisfied and control of the product is transferred to the customer upon shipment or delivery. Generally, we receive and acknowledge purchase orders from our customers, which define the quantity, pricing, payment and other applicable terms and conditions. In some cases, we receive a blanket purchase order from our customers, which includes pricing, payment and other terms and conditions, with quantities defined at the time each customer subsequently issues periodic releases against the blanket purchase order.

Toll processing revenues are recognized over time and are primarily measured using the cost-to-cost method, which we believe best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Revenues are recorded proportionally as costs are incurred. We have elected to not disclose the value of unsatisfied performance obligations for contracts with an original expected duration of one year or less.

Certain contracts contain variable consideration, which is not constrained, and primarily include estimated sales returns, customer rebates, and sales discounts which are recorded on an expected value basis. These estimates are based on historical returns, analysis of credit memo data and other known factors. We account for rebates by recording reductions to revenue for rebates in the same period the related revenue is recorded. The amount of these reductions is based upon the terms agreed to with the customer. We do not exercise significant judgments in determining the timing of satisfaction of performance obligations or the transaction price. Refer to “Note C – Revenue Recognition” for additional information.

The following table presents net sales by geographic region for the fiscal years ended May 31:

(In thousands)	2023	2022	2021
North America	$3,237,586	$4,006,971	$2,126,202
International	370,101	61,963	1,202

Total	$3,607,687	$4,068,934	$2,127,404

Income Taxes: Our operating results are included in the income tax returns of Parent. We account for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax

F-17

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax basis and the financial reporting basis of our assets and liabilities. We evaluate the deferred tax assets to determine whether it is more likely than not that all, or a portion, of the deferred tax assets will not be realized and provide a valuation allowance as appropriate.

Our income tax provision was prepared following the separate return method, which applies Accounting Standards Codification (“ASC”) 740 to the standalone financial statements of each member of the combined group as if the group member were a separate and standalone enterprise. Due to this treatment, tax transactions included in the consolidated financial statements of Parent may not be included in the separated combined financial statements of the Company. Similarly, there may be certain tax attributes within the combined financial statements of the Company which would not be found in the consolidated financial statements and tax returns of Parent. Examples of such items include net operating losses, tax credits carry forwards and valuation allowances, which may exist in the standalone financial statements but not in the Parent’s consolidated financial statements.

Tax benefits from uncertain tax positions that are recognized in the combined financial statements are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

We have reserves for income taxes and associated interest and penalties that may become payable in future years as a result of audits by taxing authorities. It is our policy to record these in income tax expense. While we believe the positions taken on previously filed tax returns are appropriate, we have established the tax and interest/penalties reserves in recognition that various taxing authorities may challenge our positions. These reserves are analyzed periodically, and adjustments are made as events occur to warrant adjustment to the reserves, such as lapsing of applicable statutes of limitations, conclusion of tax audits, additional exposure based on current calculations, identification of new issues and release of administrative guidance or court decisions affecting a particular tax issue.

Employee Pension Plans: Defined benefit pension and OPEB plan obligations, which were assumed in conjunction with the Tempel acquisition, are remeasured at least annually as of May 31 based on the present value of projected future benefit payments for all participants for services rendered to date. The measurement of projected future benefits is dependent on the provisions of each specific plan, demographics of the group covered by the plan, and other key measurement assumptions. Net periodic benefit costs, including service cost, interest cost, and expected return on assets, are determined using assumptions regarding the benefit obligation and the fair value of plan assets as of the beginning of each year. The funded status of the benefit plans, which represents the difference between the benefit obligation and the fair value of plan assets, is calculated on a plan-by-plan basis. The benefit obligation and related funded status are determined using assumptions as of the end of each year. Net periodic benefit cost is included in other income (expense) in our combined statements of earnings, except for the service cost component, which is recorded in SG&A expense. Refer to Note K – Employee Pension Plans for additional information.

Business Combinations: We account for business combinations using the acquisition method of accounting, which requires that once control is obtained, all the assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. The determination of fair values of identifiable assets and liabilities requires significant judgments and estimates and the use of valuation techniques when market value is not readily available. For the valuation of intangible assets acquired in a business combination, we typically use an income approach. The purchase price allocated to the intangible assets is based on unobservable assumptions, inputs and estimates, including but not limited to, forecasted revenue growth rates, projected expenses, discount rates, customer attrition rates, royalty rates, and useful lives, among others. The excess of the purchase price over the fair values of identifiable assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings. Refer to “Note M – Acquisitions” for additional detail.

F-18

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Self-Insurance Reserves: Risks associated with product, cyber, environmental, workers’ compensation, general and automobile, and property liabilities, and for employee medical claims are self-insured by Parent. In order to reduce risk and better manage overall loss exposure, Parent purchases stop-loss insurance that covers individual claims in excess of the deductible amounts. We establish and reassess reserves for the estimated cost to resolve open claims that have been made against us, as well as an estimate of the cost of claims that have been incurred but not reported (“IBNR”). Loss exposure related to known events are established based on our assessment of the likelihood of an unfavorable outcome and the estimated range of potential loss. IBNR reserves are established based on actuarial valuations that take into consideration the historical average claim volume, the average cost for settled claims, current trends in claim costs, changes in our business and workforce, general economic factors and other assumptions believed to be reasonable under the circumstances. The estimated reserves for these liabilities could be affected if future occurrences and claims differ from the assumptions used and historical trends. Exposures for employee medical costs and workers’ compensation have had and will continue to have a material impact on our operations. All other loss exposures were immaterial for the periods presented.

Recently Adopted Accounting Standards: On June 1, 2021, we adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within Topic 740 and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The adoption of the accounting standard did not have a material impact on our combined financial position, results of operations, or cash flows.

On June 1, 2020, we adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and additional related ASUs which introduced an expected credit loss model for impairment of financial assets measured at amortized cost, including trade receivables. The model replaces the probable, incurred loss model for those assets and broadens the information an entity must consider when developing its expected credit loss estimate for assets measured at amortized cost. The adoption of the accounting standard did not have a material impact on our combined financial position, results of operations or cash flows.

The significant accounting policies discussed herein are not intended to represent a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP, with a lesser need for our judgment in their application. There are also areas in which our judgment in selecting an available alternative would not produce a materially different result.

Note C – Revenue Recognition

We recognize revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration we expect to receive for those goods or services, including any variable consideration.

The Company generates revenue by processing steel to the precise type, thickness, length, width, shape, and surface quality required by customer specification. We can also toll processes steel for steel mills, large end-users, service centers and other processors. Toll processing revenue is recognized over time. All other revenue is recognized at a point in time, generally upon shipment.

The following table summarizes net sales by product class for the fiscal years ended May 31, 2023, 2022 and 2021:

	Fiscal Year Ended May 31,
(in thousands)	2023	2022	2021
Product class
Direct	$3,464,891	$3,923,057	$1,994,856
Toll	142,796	145,877	132,548

Total	$3,607,687	$4,068,934	$2,127,404

F-19

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes the unbilled receivables and contract assets at the dates indicated:

		May 31,
(in thousands)	Balance Sheet Classification	2023 (1)	2022 (1)
Unbilled receivables	Receivables	$3,708	$5,001

(1)	There were no contract assets at either of the dates indicated above.

Note D – Investment in Unconsolidated Affiliate

We account for our 50% noncontrolling equity investment in Serviacero Worthington using the equity method of accounting. Serviacero Worthington provides steel processing services, such as pickling, blanking, slitting, multi-blanking and cutting-to-length, to customers in a variety of industries including automotive, appliance and heavy equipment.

We received distributions from Serviacero Worthington totaling $12,500 in fiscal 2023, $2,500 in fiscal 2022, and $2,500 in fiscal 2021.

The following table presents the financial position of Serviacero Worthington accounted for using the equity method as of May 31, 2023 and 2022:

(In thousands)	2023	2022
Cash and cash equivalents	$12,197	$7,390
Other current assets	238,213	284,484
Noncurrent assets	58,901	60,554

Total assets	$309,311	$352,428

Current liabilities	$70,837	$109,178
Other noncurrent liabilities	5,421	5,648
Equity	233,053	237,602

Total liabilities and equity	$309,311	$352,428

The following tables present summarized financial information for Serviacero Worthington for the fiscal years ended May 31, 2023, 2022 and 2021.

(In thousands)	2023	2022	2021
Net sales	$564,569	$620,312	$311,543
Gross margin	21,503	96,918	51,253
Operating income	10,387	87,342	43,075
Depreciation and amortization	4,030	4,300	4,305
Interest expense	329	180	42
Income tax expense	2,996	25,079	11,341

F-20

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Note E – Goodwill and Other Long-Lived Assets

Goodwill

The following table summarizes the changes in the carrying amount of goodwill during fiscal 2023 and fiscal 2022:

(In thousands)	Carrying Amount
Balance at May 31, 2021	$20,218
Acquisitions and purchase accounting adjustments (1)	60,115
Translation adjustments	(300)

Balance at May 31, 2022	$80,033
Acquisitions and purchase accounting adjustments (1)	(801)
Translation adjustments	(590)

Balance at May 31, 2023	$78,642

(1)	For additional information regarding our acquisitions, refer to “Note M – Acquisitions”.

Other Intangible Assets

Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives, which range from 10 to 20 years. The following table summarizes other intangible assets by class as of May 31, 2023 and 2022:

	2023		2022
(In thousands)	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Indefinite-lived intangible assets:
Trademarks	$5,220	$—	$5,220	$—
In-process research & development	1,300	—	1,300	—

Total indefinite-lived intangible assets	6,520	—	6,520	—
Definite-lived intangible assets:
Customer relationships	$102,788	$34,960	$102,788	$30,093
Non-compete agreements	1,960	1,863	1,960	1,767
Technology/know-how	11,000	2,071	11,000	690

Total definite-lived intangible assets	115,748	38,894	115,748	32,550

Total intangible assets	$122,268	$38,894	$122,268	$32,550

Amortization expense totaled $6,344, $4,771, and $1,788 in fiscal 2023, fiscal 2022, and fiscal 2021, respectively:

Amortization for each of the next five fiscal years is estimated to be:

(In thousands)
2024	$6,344
2025	$6,068
2026	$5,817
2027	$5,817
2028	$5,817

F-21

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Impairment of Long-Lived Assets

Fiscal 2023

During fiscal 2023, we committed to two separate plans to liquidate certain fixed assets: (1) idled equipment at the manufacturing facility in Taylor, Michigan; and (2) the net assets of Samuel’s toll processing facility in Cleveland, Ohio. As both asset groups have met the criteria for classification as assets held for sale, net assets in the amount of $2,623 have been presented separately as assets held for sale on our combined balance sheet at May 31, 2023. In accordance with the applicable accounting guidance, the net assets were measured at fair market value less costs to sell, resulting in an overall impairment charge of $2,112 during fiscal 2023.

Fiscal 2022

During the third quarter of fiscal 2022, management committed to plans to sell certain production equipment at the Samuel facility in Twinsburg, Ohio. As all of the criteria for classification of assets held for sale were met, the net assets were presented separately as assets held for sale on our combined balance sheet at May 31, 2022. In accordance with the applicable accounting guidance, the net assets were written down to the fair value less costs to sell, resulting in an impairment charge of $3,076 in fiscal 2022. These assets were subsequently sold in fiscal 2023.

Fiscal 2021

None.

Note F – Restructuring and Other (Income) Expense, Net

We consider restructuring activities to be programs whereby we fundamentally change our operations, such as closing and consolidating manufacturing facilities or moving manufacturing of a product to another location. Restructuring activities may also involve substantial realignment of the management structure of a business unit in response to changing market conditions.

	Beginning Balance	Expense (Income)	Payments	Adjustments	Ending Balance
Early retirement and severance	$541	85	$(602)	$(24)	$—
Net gain on sale of assets		(4,289)

Restructuring and other income, net		$(4,204)

During fiscal 2023, the following actions were taken related to our restructuring activities:

•

On October 31, 2022, our consolidated steel processing joint venture, WSP, ceased operations and sold its remaining manufacturing facility, located in Jackson, Michigan. Net cash proceeds of $20,779 were realized in connection with the transaction, of which $2,000 is being held in escrow for contingent indemnification obligations associated with general representations and warranties. The transaction resulted in a pre-tax gain of $3,926. The assets had a net book value of $16,853 immediately prior to the sale and have been classified as assets held for sale on our combined balance sheet since May 31, 2022, through the date of divestiture.

F-22

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

A progression of the liabilities associated with our restructuring activities, combined with a reconciliation to the restructuring and other income, net financial statement caption in our combined statement of earnings for fiscal 2022, is summarized below:

	Beginning Balance	Expense (Income)	Payments	Adjustments	Ending Balance
Early retirement and severance	$21	$610	$(228)	$138	$541

Net gain on sale of assets		(15,090)

Restructuring and other income, net		$(14,480)

During fiscal 2022 the following actions were taken related to our restructuring activities:

•

On June 9, 2021, our historical consolidated joint venture, WSP, sold the remaining assets of its Canton, Michigan, facility with a net book value of $7,606 for net cash proceeds of $19,850, resulting in a pre-tax gain of $12,244.

•

In April of fiscal 2022, we completed our exit of the Decatur, Alabama steel processing facility and sold the remaining fixed assets with a net book value of $1,366 for net cash proceeds of $4,000, resulting in a pre-tax gain of $2,634.

Note G – Contingent Liabilities and Commitments

Legal Proceedings

We are defendants in certain legal actions. In the opinion of management, the outcome of these actions, which is not clearly determinable at the present time, would not significantly affect our combined financial position or future results of operations. We also believe that environmental issues will not have a material effect on our capital expenditures, combined financial position or future results of operations.

Note H – Debt and Receivables Securitization

Term Loan Facility with Parent

On June 8, 2021, our consolidated TWB joint venture entered into a $50,000 term loan agreement (the “TWB Term Loan”) with a subsidiary of Parent that matures in annual installments through May 31, 2024. This note accrues interest at a rate of 5.0% per annum and had a balance of $20,000 at May 31, 2023, which is classified separately within current liabilities in our combined balance sheet. The borrowings are the legal obligation of TWB and require settlement, in cash, in accordance with the loan agreement. As such, the debt and related interest have been attributed to the Company in the combined financial statements. The proceeds were used by TWB to finance the minority joint venture members’ portion of the Shiloh U.S BlankLight® purchase price. Refer to Note M – Acquisitions for additional information relating to the Shiloh acquisition.

Tempel China

At May 31, 2023, Tempel Steel Company’s China location (“Tempel China”) had $11,254 of short-term borrowing capacity available under a rolling short-term loan facility that is used to meet short-term liquidity needs. Borrowing outstanding under the facility, which totaled $2,813 at May 31, 2023, generally mature three to six months from issuance. These loans, which are used to finance steel purchases, are collateralized by Tempel China property and equipment. These loans were subsequently paid off in June 2023. New loans may be entered into as these loans mature. The effective interest rate on these loans was 3.57% at May 31, 2023.

F-23

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Accounts Receivable Securitization

On May 19, 2022, we entered into a revolving trade accounts receivable securitization facility (the “AR Facility”). Pursuant to the terms of the AR Facility, certain of our subsidiaries sell or contribute all of their eligible accounts receivable and other related assets without recourse, on a revolving basis, to WRC, a wholly-owned, consolidated, bankruptcy-remote indirect subsidiary. In turn, WRC sells, on a revolving basis, up to $175,000 of undivided ownership interests in this pool of accounts receivable to a third-party bank. We retain an undivided interest in this pool and are subject to risk of loss based on the collectability of the receivables from this retained interest. Because the amount eligible to be sold excludes receivables more than 120 days past due, receivables offset by an allowance for doubtful accounts due to bankruptcy or other cause, concentrations over certain limits with specific customers and certain reserve amounts, we believe additional risk of loss is minimal. As of May 31, 2023, there were no borrowings outstanding under the AR Facility, leaving $175,000 available for future use. Fees incurred to facilitate the securitization were $547 and will be deferred and amortized on a straight-line basis through May 2024. Facility fees will be expensed as incurred through interest expense in our combined statements of earnings.

On June 29, 2023, we terminated our AR Facility. See “Note R – Subsequent Events” for additional information.

Note I – Comprehensive Income (Loss)

Other Comprehensive Income (Loss): The following table summarizes the tax effects of each component of other comprehensive income (loss) for fiscal years ended May 31, 2023, 2022 and 2021:

	2023			2022			2021
(In thousands)	Before- Tax	Tax	Net-of- Tax	Before- Tax	Tax	Net-of- Tax	Before- Tax	Tax	Net-of- Tax
Foreign currency translation	$(6,815)	$—	$(6,815)	$(3,340)	$—	$(3,340)	$—	$—	$—
Pension liability adjustment	(784)	147	(637)	8,615	(1,983)	6,632	—	—	—
Cash flow hedges	4,488	(1,033)	3,455	(52,066)	12,237	(39,829)	54,166	(12,753)	41,413

Other comprehensive income (loss)	$(3,111)	$(886)	$(3,997)	$(46,791)	$10,254	$(36,537)	$54,166	$(12,753)	$41,413

Accumulated Other Comprehensive Income (Loss): The components of the changes in accumulated other comprehensive income (loss) for the fiscal years ended May 31, 2023 and 2022 were as follows:

(In thousands)	Foreign Currency Translation	Pension Liability Adjustment	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
Balance at May 31, 2021	$(473)	$—	$38,858	$38,385
Other comprehensive income (loss) before reclassifications	(3,340)	8,615	8,557	13,832
Reclassification adjustments to income (a)	—	—	(60,623)	(60,623)
Income tax effect	—	(1,983)	12,237	10,254

Balance at May 31, 2022	$(3,813)	$6,632	$(971)	$1,848

Other comprehensive loss before reclassifications	(6,815)	(999)	(10,078)	(17,892)
Reclassification adjustments to income (a)	—	215	14,566	14,781
Income tax effect	—	147	(1,033)	(886)

Balance at May 31, 2023	$(10,628)	$5,995	$2,484	$(2,149)

F-24

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

(a)	The statement of earnings classification of amounts reclassified to net income include:

(1)	Pension liability adjustment – disclosed in “Note K – Employee Pension Plans”; and

(2)	Cash flow hedges – disclosed in “Note N – Derivative Financial Instruments and Hedging Activities.”

The estimated net amount of the gains in AOCI at May 31, 2023 expected to be reclassified into net earnings within the succeeding twelve months is $2,432 (net of tax of $811). This amount was computed using the fair value of the cash flow hedges at May 31, 2023 and will change before actual reclassification from other comprehensive income to net earnings during fiscal 2024.

Note J – Stock-Based Compensation

Until consummation of the separation, Worthington Steel’s employees will continue to participate in Parent’s stock-based compensation plans. For the periods presented, stock-based compensation expense includes the 100% of the expense associated with unvested stock-based awards granted to employees historically attributable to Worthington Steel’s operations. Stock-based compensation also includes an indirect allocation of stock-based expense of Parent for centralized corporate functions and shared services. See Note A – Description of the Business and Basis of Presentation for further discussion on corporate cost allocations.

Under Parent’s employee and non-employee director stock-based compensation plans (the “Plans”), we may grant incentive or non-qualified stock options, restricted common shares and performance shares to employees and non-qualified stock options and restricted common shares to non-employee directors. We classify stock-based compensation expense within SG&A expense to correspond with the same financial statement caption as the majority of the cash compensation paid to employees who have been awarded common shares.

We recognized pre-tax stock-based compensation expense of $10,351 ($7,763 after-tax), $8,668 ($6,674 after-tax) and $10,136 ($7,896 after-tax) under the Plans during fiscal 2023, fiscal 2022 and fiscal 2021, respectively. At May 31, 2023, the total unrecognized compensation cost related to non-vested awards held by employees directly attributable to the Company was $5,420, which will be expensed over the next three fiscal years. A detailed discussion of the various awards that may be granted under the Plans is provided below along with the activity associated with employees directly attributable to the Company.

Non-Qualified Stock Options

Stock options may be granted to purchase common shares at not less than 100% of the fair market value of the underlying common shares on the date of the grant. All outstanding stock options are non-qualified stock options. The exercise price of all stock options granted has been set at 100% of the fair market value of the underlying common shares on the date of grant. Generally, stock options granted to employees vest and become exercisable at the rate of 33% per year beginning one year from the date of grant, and expire ten years after the date of grant. Non-qualified stock options granted to non-employee directors vest and become exercisable on the earlier of (a) the first anniversary of the date of grant or (b) the date on which the next annual meeting of shareholders of Parent is held following the date of grant for any stock option granted as of the date of an annual meeting of shareholders of Parent. Stock options can be exercised through net-settlement, at the election of the option holder.

U.S. GAAP requires that all stock-based awards be recorded as expense in the statement of earnings based on their grant-date fair value. We calculate the fair value of our non-qualified stock options using the Black-Scholes option pricing model and certain assumptions. The computation of fair values for all stock options incorporates the following assumptions: expected volatility (based on the historical volatility of the common shares); risk-free interest rate (based on the U.S. Treasury strip rate for the expected term of the stock options); expected term (based on historical exercise experience); and dividend yield (based on annualized current dividends and an average quoted price of the common shares over the preceding annual period).

F-25

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The table below sets forth the non-qualified stock options granted during each of the last three fiscal years ended May 31. For each grant, the exercise price was equal to the closing market price of the underlying common shares at the respective grant date. The fair values of these stock options were based on the Black-Scholes option pricing model, calculated at the respective grant dates. The calculated pre-tax stock-based compensation expense for these stock options will be recognized on a straight-line basis over the three-year vesting period of the stock options.

(In thousands, except per share amounts)	2023	2022	2021
Granted	10	6	14
Weighted average exercise price, per share	$46.49	$60.19	36.93
Weighted average grant date fair value, per share	$16.37	$19.76	10.48
Pre-tax stock-based compensation	$164	$126	143

The weighted average fair value of stock options granted in fiscal 2023, fiscal 2022 and fiscal 2021 was based on the following weighted average assumptions:

	2023	2022	2021
Dividend yield	2.33%	2.10%	2.94%
Expected volatility	41.63%	41.62%	40.82%
Risk-free interest rate	3.19%	1.10%	0.43%
Expected life (years)	6.0	6.0	6.0

The following tables summarize our stock option activity for the fiscal years ended May 31:

	2023		2022		2021
(In thousands, except per share amounts)	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price
Outstanding, beginning of year	51	$38.43	49	$34.09	145	$26.20
Granted	10	46.39	6	60.19	14	36.93
Exercised	(11)	24.64	(4)	20.47	(109)	24.14
Forfeited	—	—	—	—	(1)	12.05

Outstanding at end of year	50	$43.10	51	$38.43	49	$34.09

Exercisable at end of year	31	$40.60	33	$34.59	29	$31.52

	Number of Stock Options (In thousands)	Weighted Average Remaining Contractual Life (In years)	Aggregate Intrinsic Value (In thousands)
May 31, 2023
Outstanding	50	5.21	$677
Exercisable	31	3.95	$492

May 31, 2022
Outstanding	51	5.38	$509
Exercisable	33	3.79	$401

The total intrinsic value of stock options exercised during fiscal 2023 was $278 and the related excess tax benefit realized from stock-based payment awards was $342.

F-26

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes information about non-vested option awards for the fiscal year ended May 31, 2023:

	Number of Stock Options (In thousands)	Weighted Average Grant Date Fair Value Per Share
Non-vested, beginning of year	18	$13.74
Granted	10	16.37
Vested	(9)	12.55

Non-vested, end of year	19	$15.72

Service-Based Restricted Common Shares

Under the Plans of Parent, restricted common shares may be awarded to certain employees and non-employee directors that contain service-based vesting conditions. Service-based restricted common shares granted to employees cliff vest three years from the date of grant. Service-based restricted common shares granted to non-employee directors vest under the same parameters as discussed above with respect to non-qualified stock option grants. All service-based restricted common shares are valued at the closing market price of the common shares on the date of the grant.

The table below sets forth the service-based restricted common shares granted under the Plans during each of fiscal 2023, fiscal 2022 and fiscal 2021. The calculated pre-tax stock-based compensation expense for these restricted common shares will be recognized on a straight-line basis over their respective three-year service periods.

(In thousands, except per share amounts)	2023	2022	2021
Granted	98	39	65
Weighted average grant date fair value, per share	$50.85	$54.15	$39.50
Pre-tax stock-based compensation	$4,993	$2,134	$2,585

The following table summarizes the activity for service-based restricted common shares for the fiscal years ended May 31:

	2023		2022		2021
(In thousands, except per share amounts)	Restricted Common Shares	Weighted Average Grant Date Fair Value	Restricted Common Shares	Weighted Average Grant Date Fair Value	Restricted Common Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of year	119	$44.03	122	$40.68	67	$42.79
Granted	98	50.85	39	54.15	65	39.50
Vested	(20)	38.56	(39)	43.75	(9)	47.69
Forfeited	(5)	48.14	(3)	44.28	(1)	42.99

Outstanding, end of year	192	$47.97	119	$44.03	122	$40.68

Weighted average remaining contractual life of outstanding restricted common shares (in years)	1.48		1.45		1.49

Aggregate intrinsic value of outstanding restricted common shares	$10,777		$5,534		$8,092

Aggregate intrinsic value of restricted common shares vested during the year	$994		$2,126		$353

F-27

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Market-Based Restricted Common Shares

On June 25, 2020, an aggregate of 10 market-based restricted common shares were granted under the Plans to a key employee of Worthington Steel. Vesting of this share-based award is contingent upon the average closing price of the common shares of Parent reaching $65.00 during any 90 consecutive day period during the five-year period following the date of grant and completion of a three-year service vesting period. The grant date fair value of these restricted common shares, as determined by a Monte Carlo simulation model, was $20.87 per share. The calculated pre-tax stock-based compensation expense on the grant date was $209 and will continue to be amortized over the remaining service period. The following assumptions were used to determine the grant-date fair value and the derived service period for these restricted common shares:

Dividend yield	2.71%
Expected volatility	41.50%
Risk-free interest rate	0.32%

Performance Shares

Certain performance shares have been awarded under the Plans to key employees of the Company that are contingent (i.e., vest) based upon the level of achievement with respect to corporate targets for cumulative corporate economic value added, earnings per share growth and, in the case of business unit executives, business unit operating income targets for the three-fiscal-year periods ended or ending May 31, 2023, 2024 and 2025. These performance share awards will be paid, to the extent earned, in common shares of Parent in the fiscal quarter following the end of the applicable three-fiscal-year performance period. The fair value of performance share awards is determined by the closing market price of the underlying common shares at the respective grant dates of the awards and the pre-tax stock-based compensation expense is based on our periodic assessment of the probability of the targets being achieved and our estimate of the number of common shares that will ultimately be issued.

The table below sets forth the performance shares granted to our employees under the Plans during fiscal 2023, fiscal 2022 and fiscal 2021 (at target levels):

(In thousands, except per share amounts)	2023	2022	2021
Granted	7	4	8
Weighted average grant date fair value, per share	$46.39	$60.19	$36.93
Pre-tax stock-based compensation	$332	$265	$288

F-28

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes the activity associated with these performance awards for the fiscal years ended May 31:

	2023		2022		2021
(In thousands, except per share amounts)	Restricted Common Shares	Weighted Average Grant Date Fair Value	Restricted Common Shares	Weighted Average Grant Date Fair Value	Restricted Common Shares	Weighted Average Grant Date Fair Value
Outstanding, beginning of year	17	$43.28	17	$38.87	12	$42.15
Granted	7	46.39	4	60.19	8	36.93
Vested	(5)	38.91	(4)	42.91	—	—
Forfeited	—	—	—	—	(3)	47.76

Outstanding, end of year	19	$45.72	17	$43.28	17	$38.87

Weighted average remaining contractual life of outstanding performance shares (in years)	0.92		1.00		1.31

Aggregate intrinsic value of outstanding performance shares	$1,087		$835		$1,142

Aggregate intrinsic value of performance shares vested during the year	$239		$393		$—

Note K – Employee Pension Plans

Defined benefit pension and OPEB plan obligations are remeasured at least annually as of May 31 based on the present value of projected future benefit payments for all participants for services rendered to date. The measurement of projected future benefits is dependent on the provisions of each specific plan, demographics of the group covered by the plan, and other key measurement assumptions.

Net periodic benefit costs, including service cost, interest cost, and expected return on assets, are determined using assumptions regarding the benefit obligation and the fair value of plan assets as of the beginning of each year. The funded status of the benefit plans, which represents the difference between the benefit obligation and the fair value of plan assets, is calculated on a plan-by-plan basis. The benefit obligation and related funded status are determined using assumptions as of the end of each year. Net periodic benefit cost is included in other income (expense) in our combined statements of earnings, except for the service cost component, which is recorded in SG&A expense.

Defined Contribution Retirement Plans

Employees of Worthington Steel have historically received benefits through Parent’s defined contribution retirement plans.    Worthington Steel generally expects to adopt benefit plans that are similar to those in effect at Parent before the planned separation.

Defined Benefit Pension Plans

As a result of the acquisition of Tempel on December 1, 2021, we assumed approximately $40,160 of net pension and other postretirement benefit obligations under Tempel’s defined benefit domestic funded pension plan, an unfunded supplemental executive retirement (“SERP”) plan, and a domestic unfunded postretirement plan. Effective December 31, 2010, Tempel froze its defined benefit domestic funded pension plan. Participants will receive the benefit they had accrued as of July 16, 2018 upon their retirement. No further pension benefit will be earned by the participants of this plan after December 31, 2010. See “Note M – Acquisitions” for additional information related to the acquisition of Tempel.

F-29

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

There was no activity related to defined benefit pension plans prior to the acquisition of Tempel, as reflected in the tables below.

Net Periodic Pension Costs

The following table summarizes the components of net periodic pension for our defined benefit pension plans for the fiscal years ended May 31, 2023, 2022 and 2021:

(In thousands)	2023	2022	2021
Defined benefit plans:
Interest cost	$3,428	$1,447	$—
Return on plan assets	(3,897)	(2,145)	—
Net amortization and deferral costs	(174)	—	—
Defined contribution plans	9,830	8,808	8,039

Net periodic benefit cost	$9,187	$8,110	$8,039

During fiscal 2023 and fiscal 2022, we also incurred $135 and $85, respectively, in net periodic benefit cost related to the Tempel Steel Company Postretirement Benefit Plan.

Weighted Average Rates

The following weighted average assumptions were used to determine the unfunded benefit obligation and net periodic benefit cost at May 31, 2023:

	2023	2022
Benefit obligation:
Discount rate	4.80%	4.32%
Net periodic pension cost:
Discount rate	4.32%	2.66%
Expected long-term rate of return	6.50%	6.50%

F-30

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Funded Status

The following tables provide a reconciliation of the changes in the projected benefit obligation and the fair value of plan assets and the funded status of our defined benefit plans at May 31, 2023 and May 31, 2022.

	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
(In thousands)	2023		2022
Change in benefit obligation
Benefit obligation, beginning of year	$82,313	$4,077	$—	$—
Service cost	—	18	—	15
Interest cost	3,428	168	1,447	70
Plan amendments	—	(441)	—	—
Actuarial gain	(3,092)	(281)	(18,083)	(873)
Benefits paid	(5,752)	(174)	(2,997)	(125)
Participant contributions	—	—	—	8
Benefit obligations acquired	—	—	101,946	4,982

Benefits obligation, end of year	76,897	3,367	$82,313	$4,077

Change in plan assets
Fair value, beginning of year	$56,183	$—	$—	$—
Return on plan assets	(475)	—	(8,196)	—
Company contributions	4,987	174	608	117
Benefits paid	(5,751)	(174)	(2,997)	(125)
Participant contributions	—	—	—	8
Plan assets acquired	—	—	66,768	—

Fair value, end of year	54,944	—	56,183	—

Funded status	$(21,953)	$(3,367)	$(26,130)	$(4,077)

Amounts recognized in the combined balance sheets consist of:
Other liabilities	$(21,953)	$(3,367)	$(26,130)	$(4,077)
AOCI	(6,287)	(1,544)	(7,742)	(873)
Amounts recognized in AOCI consist of:
Net income	(6,287)	(1,103)	(7,742)	(873)
Net prior service credit	—	(441)	—	—

Total	$(6,287)	$(1,544)	$(7,742)	$(873)

The following table shows other changes in plan assets and benefit obligations recognized in OCI during the fiscal year ended May 31:

	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
	2023		2022
Net (gain) loss	$1,280	$(281)	$(7,742)	$(873)
Amortization of net (gain) loss	174	(389)	—	—

Net (gain) loss recognized in OCI	$1,454	$(670)	$(7,742)	$(873)

Total recognized in net periodic benefit cost and OCI	$811	$(536)	$(8,388)	$(787)

F-31

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Fair Value of Plan Assets

Fair Value Hierarchy Categories

Valuations of Level 1 assets for all classes are based on quoted closing market prices from the principal exchanges where the individual securities are traded. Cash is valued at cost, which approximates fair value. There were no valuations of Level 2 or Level 3 assets at May 31, 2023, as shown in the table below.

The following table sets forth, by level within the fair value hierarchy, a summary of the defined benefit plans’ assets measured at fair value on a recurring basis at May 31, 2023:

(In thousands)	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment:
Cash and cash equivalents	$3,911	$3,911	$—	$—
Fixed-income funds	22,151	22,151	—	—
Equity funds	20,068	20,068	—	—
Commingled fund investments measured at net asset value (1):
Hedge funds	8,814	—	—	—

Total	$54,944	$46,130	$—	$—

(1)	Investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient have not been categorized in the fair value hierarchy.

The following table sets forth, by level within the fair value hierarchy, a summary of the defined benefit plans’ assets measured at fair value on a recurring basis at May 31, 2022:

(In thousands)	Fair Value	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Investment:
Cash and cash equivalents	$913	$913	$—	$—
Equity funds	24,700	24,700	—	—
Commingled fund investments measured at net asset value (1):
Fixed-income funds	21,056	—	—	—
Hedge funds	9,514	—	—	—

Total	$56,183	$25,613	$—	$—

(1)	Investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient have not been categorized in the fair value hierarchy.

F-32

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Estimated Future Benefits Payments

The following estimated future benefits, which reflect expected future service, as appropriate, are expected to be paid under the defined benefit and other postretirement plans during the fiscal years as follows:

(In thousands)	Pension Benefits	Other Benefits
2024	$6,038	$296
2025	$5,855	$291
2026	$5,911	$283
2027	$6,164	$274
2028	$6,180	$267
2029-2033	$27,536	$1,209

Note L – Income Taxes

Earnings before income taxes for the fiscal years ended May 31 included the following components:

(In thousands)	2023	2022	2021
U.S. based operations	$102,660	$208,009	$209,269
Non - U.S. based operations	26,032	46,200	27,883

Earnings before income taxes	128,692	254,209	237,152
Less: Net earnings attributable to noncontrolling interests*	12,642	19,878	17,655

Earnings before income taxes attributable to controlling interest.	$116,050	$234,331	$219,497

*	Net earnings attributable to noncontrolling interests are not taxable to us.

Significant components of income tax expense (benefit) for the fiscal years ended May 31 were as follows:

(In thousands)	2023	2022	2021
Current
Federal	$26,910	$30,218	$45,008
State and local	4,166	5,052	6,546
Foreign	7,635	5,042	2,116

Subtotal	38,711	40,312	53,670

Deferred
Federal	(8,643)	12,227	(5,185)
State and local	(619)	1,133	(698)
Foreign	(454)	284	696

Subtotal	(9,716)	13,644	(5,187)

Total	$28,995	$53,956	$48,483

F-33

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

A reconciliation of the federal statutory corporate income tax rate to total tax provision follows:

	2023 Rate		2022 Rate		2021 Rate
Federal statutory corporate income tax rate	$24,371	21.0%	$49,210	21.0%	$46,094	21.0%
State and local income taxes, net of federal tax benefit	2,603	2.2%	4,866	2.1%	4,735	2.2%
Non-U.S. income taxes at other than federal statutory rate	2,007	1.7%	(3,840)	(1.6%)	(2,184)	(1.0%)
Nondeductible executive compensation	2,021	1.7%	2,582	1.1%	2,417	1.1%
Other	(2,007)	(1.6%)	1,138	0.5%	(2,579)	(1.2%)

Effect tax rate attributable to controlling interest	$28,995	25.0%	$53,956	23.1%	$48,483	22.1%

The above effective tax rate attributable to controlling interest excludes any impact from the inclusion of net earnings attributable to noncontrolling interests in our combined statements of earnings. The effective tax rates upon inclusion of net earnings attributable to noncontrolling interests were 22.5%, 21.5% and 20.8% for fiscal 2023, 2022 and 2021 respectively. Net earnings attributable to noncontrolling interests are primarily a result of our Samuel, WSP, Spartan, and TWB consolidated joint ventures. The earnings attributable to the noncontrolling interests in Samuel, WSP, Spartan and TWB’s U.S. operations do not generate tax expense to us since the investors in Samuel, WSP, Spartan and TWB’s U.S. operations are taxed directly based on the earnings attributable to them. The tax expense of TWB’s wholly-owned foreign corporations is reported in our consolidated tax expense.

Under applicable accounting guidance, a tax benefit may be recognized from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Any tax benefits recognized in our financial statements from such a position were measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

A tabular reconciliation of unrecognized tax benefits follows:

(In thousands)	2023	2022
Balance at beginning of the year	$1,239	$105
Increases - current tax positions	—	1,187
Lapse of statutes of limitations	(43)	(53)

Balance at the end of the year	$1,196	$1,239

The amount of unrecognized tax benefits for the fiscal years ended May 31, 2023, 2022 and 2022, that, if recognized would affect the effective tax rate, was not material. During the fiscal years ended May 31, 2023, 2022, and 2021, the Company recognized an immaterial amount of tax related interest on unrecognized tax benefits. Management estimates the reasonably possible changes to unrecognized tax benefits during the next twelve months to be immaterial and is currently unaware of any issues under review that could result in significant additional payments, accruals, or other material deviation in this estimate. However, the Company would not be liable for any incremental taxes payable, interest or penalties, which remain Parent’s obligation.

The following is a summary of the tax years open to examination by major tax jurisdiction:

•	U.S. Federal – 2019 and forward

•	U.S. State and Local – 2018 and forward

•	Canada – 2017 and forward

•	China – 2021 and forward

F-34

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

•	India – 2017 and forward

•	Mexico – 2008, 2009, 2016 and forward

The components of our deferred tax assets and liabilities as of May 31 were as follows:

(In thousands)	2023	2022
Deferred Tax Assets
Accounts Receivable	$1,319	$946
Inventories	3,394	3,598
Accrued Expenses	14,050	12,410
Net operating loss carry forwards	3,215	—
Stock-based compensation	3,351	2,901
Operating lease - ROU liability	2,301	3,499
Derivative Contracts	1,540	308
Other	146	—

Deferred tax assets before valuation allowance	29,316	23,662
Less: Valuation allowance	—	—

Total Deferred Tax Assets	$29,316	$23,662

Deferred Tax Liabilities
Property, plant, and equipment	$(32,984)	$(33,837)
Investment in affiliated companies, principally due to undistributed earnings	(12,149)	(14,573)
Operating lease - ROU asset	(2,112)	(3,468)
Derivative Contracts	—	—
Other	(1,897)	(3,274)

Total Deferred Tax Liabilities	$(49,142)	$(55,152)

Net Deferred Tax Liability	$(19,826)	$(31,490)

Based on our history of profitability, the scheduled reversal of deferred tax liabilities, and taxable income projections, Management believes that recognized deferred tax assets are more likely than not to be realized based on expectations as to future taxable income in the jurisdictions in which the Company operates.

Note M – Acquisitions

Shiloh Industries’ U.S. BlankLight® (fiscal 2022)

On June 8, 2021, the Company, along with our 55% consolidated joint venture TWB, acquired certain assets of Shiloh’s U.S. BlankLight® business. The purchase price for the acquisition was cash consideration of approximately $104,506, after closing adjustments. The Shiloh business is being primarily operated by TWB and the operating results of the Shiloh business have been included in our combined statements of earnings since the date of acquisition. Proforma results of the Shiloh business, including the acquired business since the beginning of fiscal 2021, would not be materially different than the reported results. Net sales and net earnings since the beginning of fiscal 2021, would not be materially different than the reported results.

The acquisition consisted of three laser welding facilities that are being operated as part of our TWB joint venture and one blanking facility that is being operated as part of our flat rolled steel processing operations. Approximately $19,500 of the total goodwill relates to TWB, which is treated as a separate reporting unit for purposes of goodwill impairment testing.

F-35

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The assets acquired and liabilities assumed were recognized at their estimated acquisition-date fair values, with goodwill representing the excess of the purchase price over the fair value of the net identifiable assets acquired. In connection with the acquisition of Shiloh, we identified and valued the following intangible assets:

(In thousands)
Category	Amount	Useful Life (Years)
Customer relationships	$34,500	15-20
Non-compete agreement	290	3
In-process research & development	1,300	Indefinite

Total acquired identifiable intangible assets	$36,090

The purchase price includes the fair values of other assets that were not identifiable, not separately recognizable under accounting rules (e.g., assembled workforce) or of immaterial value. The purchase price also includes strategic and synergistic benefits (investment value) specific to us, which resulted in a purchase price in excess of the fair value of the identifiable net assets. This additional investment value resulted in goodwill which will be deductible for income tax purposes.

The following table summarizes the consideration paid and the final fair value assigned to the assets and liabilities assumed at the acquisition date.

(In thousands)	Preliminary Valuation	Measurement Period Adjustments	Final Valuation
Accounts receivable	$44,191	$(496)	$43,695
Inventories	13,971	1,999	15,970
Property, plant, and equipment	30,461	(1,104)	29,357
Intangible assets	34,280	1,810	36,090
Operating lease assets	59,905	—	59,905

Total identifiable assets	182,808	2,209	185,017
Accounts payable	(44,822)	(72)	(44,894)
Current operating lease liabilities	(1,555)	—	(1,555)
Noncurrent operating lease liabilities	(58,350)	—	(58,350)

Net identifiable assets	78,081	2,137	80,218
Goodwill	26,669	(2,381)	24,288

Purchase price	$104,750	$(244)	$104,506

Tempel Steel Company (fiscal 2022)

On December 1, 2021, the Company completed its acquisition of Tempel, a leading global manufacturer of precision motor and transformer laminations for the electrical steel market that includes transformers, industrial motors and electric vehicle (EV) motors for cash consideration of $272,208, net of cash acquired, plus the assumption of certain long-term liabilities. Total acquisition-related expenses of $1,924 were incurred in fiscal 2022.

The assets acquired and liabilities assumed were recognized at their estimated acquisition-date fair values, with goodwill representing the excess of the purchase price over the fair value of the net identifiable assets acquired. In connection with the acquisition of Tempel, we identified and valued the following intangible assets:

(In thousands)
Category	Amount	Useful Life (Years)
Customer relationships	$30,000	17
Technological know how	11,000	6-8

Total acquired identifiable intangible assets	$41,000

F-36

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The purchase price includes the fair values of other assets that were not identifiable, not separately recognizable under accounting rules (e.g., assembled workforce) or of immaterial value. The purchase price also includes strategic and synergistic benefits (investment value) specific to us, which resulted in a purchase price in excess of the fair value of the identifiable net assets. This additional investment value resulted in goodwill which is not expected to be deductible for income tax purposes.

The following table summarizes the consideration paid and the final fair value assigned to the assets and liabilities assumed at the acquisition date.

(In thousands)	Preliminary Valuation	Measurement Period Adjustments	Final Valuation
Cash	$17,098	$—	$17,098
Accounts receivable	88,672	801	89,473
Inventories	59,927	—	59,927
Other current assets	10,666	(18)	10,648
Property, plant and equipment	147,441	—	147,441
Intangible assets	41,000	—	41,000
Operating lease assets	4,098	—	4,098

Total identifiable assets	368,902	783	369,685
Accounts payable	(49,777)	—	(49,777)
Notes payable	(6,270)	—	(6,270)
Accrued liabilities	(17,501)	64	(17,437)
Current operating lease liabilities	(1,614)	—	(1,614)
Noncurrent operating lease liabilities	(2,484)	—	(2,484)
Other non-current liabilities (1)	(40,110)	2,287	(37,823)

Net identifiable assets	251,146	3,134	254,280
Goodwill	38,462	(3,436)	35,026

Purchase price	$289,608	$(302)	$289,306

(1)

Includes $40,160 of net pension and other postretirement benefit obligations assumed as part of the Tempel acquisition. The excess of projected benefit obligations over the fair value of the plans’ assets was recognized as a liability in accordance with ASC 715 using key inputs including, but not limited to, discount rates and expected rates of return on the plans’ assets. See “Note K – Employee Pension Plans” for additional information.

Operating results of Tempel have been included in our combined statement of earnings since December 1, 2021, the date of acquisition. During the fiscal 2022, Tempel contributed net sales of $278,182 and operating income of $8,609, which included acquisition-related costs of approximately $1,924 and incremental cost of goods sold of $3,820 due to the write-up of inventory to its estimated acquisition-date fair value.

F-37

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following unaudited pro forma information presents combined financial information for fiscal 2022 and fiscal 2021 as if Tempel had been acquired at the beginning of fiscal 2021. Depreciation and amortization expense included in the pro forma results reflect the acquisition-date fair values assigned to the definite-lived intangible assets and fixed assets of Tempel assuming a June 1, 2020 acquisition date. Adjustments have been made to remove acquisition-related costs and the acquisition date fair value adjustment to acquired inventories. The pro forma adjustments noted above have been adjusted for the applicable income tax impact. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on June 1, 2020.

	Fiscal Years Ended May 31,
	2022	2021
Net sales	$4,307,812	$2,446,142
Net earnings attributable to controlling interest	$199,351	$171,850

Note N – Derivative Financial Instruments and Hedging Activities

We utilize derivative financial instruments to primarily manage exposure to certain risks related to our ongoing operations. The primary risks managed through the use of derivative financial instruments include foreign currency exchange risk and commodity price risk. While certain of our derivative financial instruments are designated as hedging instruments, we also enter into derivative financial instruments that are designed to hedge a risk, but are not designated as hedging instruments and therefore do not qualify for hedge accounting. These derivative financial instruments are adjusted to current fair value through earnings at the end of each period.

Commodity Price Risk Management – We are exposed to changes in the price of certain commodities, including steel, scrap, zinc and other raw materials, and our utility requirements. Our objective is to reduce earnings and cash flow volatility associated with forecasted purchases and sales of these commodities to allow management to focus its attention on business operations. Accordingly, we enter into derivative financial instruments to manage the associated price risk.

We are exposed to counterparty credit risk on all of our derivative financial instruments. Accordingly, we have established and maintain strict counterparty credit guidelines. We have credit support agreements in place with certain counterparties to limit our credit exposure. These agreements require either party to post cash collateral if its cumulative market position exceeds a predefined liability threshold. Amounts posted to the margin accounts accrue interest at market rates and are required to be refunded in the period in which the cumulative market position falls below the required threshold. We do not have significant exposure to any one counterparty and management believes the risk of loss is remote and, in any event, would not be material.

Refer to “Note O – Fair Value Measurements” for additional information regarding the accounting treatment for our derivative financial instruments, as well as how fair value is determined.

F-38

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes the fair value of our derivative financial instruments and the respective lines in which they were recorded in the combined balance sheet at May 31, 2023:

	Asset Derivatives		Liability Derivatives
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Commodity contracts	Receivables	$—	Accounts payable	$2,680
	Other assets	51	Other liabilities	142

Total		$51		$2,822

Derivatives not designated as hedging instruments:
Commodity contracts	Receivables	$2,245	Accounts payable	$6,994
	Other assets	—	Other liabilities	36

Total		$2,245		$7,030

Total derivative financial instruments		$2,296		$9,852

The amounts in the table above reflect the fair value of our derivative financial instruments on a net basis, where allowable under master netting arrangements. Had these amounts been recognized on a gross basis, the impact would have been a $7,304 increase in receivables with a corresponding increase in accounts payable.

The following table summarizes the fair value of our derivative financial instruments and the respective lines in which they were recorded in the combined balance sheet at May 31, 2022:

	Asset Derivatives		Liability Derivatives
(In thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Commodity contracts	Receivables	$74	Accounts payable	$2,818

Totals		$74		$2,818

Derivatives not designated as hedging instruments:
Commodity contracts	Receivables	$7,435	Accounts payable	$3,708
	Other assets	48	Other liabilities	24

		$7,483		$3,732

Total derivative financial instruments		$7,557		$6,550

The amounts in the table above reflect the fair value of our derivative financial instruments on a net basis, where allowable under master netting arrangements. Had these amounts been recognized on a gross basis, the impact would have been a $4,431 increase in receivables with a corresponding increase in accounts payable.

Cash Flow Hedges

We enter into derivative financial instruments to hedge our exposure to changes in cash flows attributable to interest rate and commodity price fluctuations associated with certain forecasted transactions. These derivative financial instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain or loss on each of these derivative financial instruments is reported as a component of OCI and reclassified into earnings in the same line associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative financial instrument is recognized in earnings immediately.

F-39

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table summarizes our cash flow hedges outstanding at May 31, 2023:

(In thousands)	Notional Amount	Maturity Date
Commodity contracts	$53,045	June 2023 - September 2024

The following table summarizes the gain (loss) recognized in OCI and the gain (loss) reclassified from AOCI into earnings for derivative financial instruments designated as cash flow hedges during fiscal 2023 and fiscal 2022:

(In thousands)	Gain (Loss) Recognized in OCI	Location of Gain (Loss) Reclassified from AOCI into Net Earnings	Gain (Loss) Reclassified from AOCI into Net Earnings
For the fiscal year ended May 31, 2023
Commodity contracts	$(10,078)	Cost of goods sold	$(14,566)

Totals	$(10,078)		$(14,566)

For the fiscal year ended May 31, 2022
Commodity contracts	$8,557	Cost of goods sold	$60,623

Totals	$8,557		$60,623

The estimated net amount of the losses recognized in AOCI at May 31, 2023, expected to be reclassified into net earnings within the succeeding twelve months is $2,432 (net of tax of $811). This amount was computed using the fair value of the cash flow hedges at May 31, 2023, and will change before actual reclassification from other comprehensive income to net earnings during fiscal 2024.

Economic (Non-designated) Hedges

We enter into foreign currency exchange contracts to manage our foreign currency exchange rate exposure related to intercompany and financing transactions that do not meet the requirements for hedge accounting treatment. We also enter into certain commodity contracts that do not qualify for hedge accounting treatment. Accordingly, these derivative financial instruments are adjusted to current market value at the end of each period through earnings.

The following table summarizes our economic (non-designated) derivative financial instruments outstanding at May 31, 2023:

(In thousands)	Notional Amount	Maturity Date
Commodity contracts	$2,359	June 2023 - December 2024

The following table summarizes the gain (loss) recognized in earnings for economic (non-designated) derivative financial instruments during fiscal 2023 and fiscal 2022:

		Gain (Loss) Recognized in Earnings
	Location of Gain (Loss) Recognized in Earnings	Fiscal Year Ended May 31,
(In thousands)		2023	2022
Commodity contracts	Cost of goods sold	$(11,706)	$16,465

Note O – Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is an exit price concept that assumes

F-40

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

an orderly transaction between willing market participants and is required to be based on assumptions that market participants would use in pricing an asset or a liability. Current accounting guidance establishes a three-tier fair value hierarchy as a basis for considering such assumptions and for classifying the inputs used in the valuation methodologies. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair values are as follows:

Level 1 – Observable prices in active markets for identical assets and liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the assets and liabilities, either directly or indirectly.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Recurring Fair Value Measurements

At May 31, 2023, our financial assets and liabilities measured at fair value on a recurring basis were as follows:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Totals
Assets
Derivative financial instruments (1)	$—	$2,296	$—	$2,296

Total assets	$—	$2,296	$—	$2,296

Liabilities
Derivative financial instruments (1)	$—	$9,852	$—	$9,852

Total assets	$—	$9,852	$—	$9,852

(1)

The fair value of our derivative financial instruments was based on the present value of the expected future cash flows considering the risks involved, including non-performance risk, and using discount rates appropriate for the respective maturities. Market observable, Level 2 inputs are used to determine the present value of the expected future cash flows. Refer to “Note N – Derivative Financial Instruments and Hedging Activities” for additional information regarding our use of derivative financial instruments.

At May 31, 2022, our financial assets and liabilities measured at fair value on a recurring basis were as follows:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Totals
Assets
Derivative financial instruments (1)	$—	$7,557	$—	$7,557

Total assets	$—	$7,557	$—	$7,557

Liabilities
Derivative financial instruments (1)	$—	$6,550	$—	$6,550

Total assets	$—	$6,550	$—	$6,550

(1)

The fair value of our derivative financial instruments was based on the present value of the expected future cash flows considering the risks involved, including non-performance risk, and using discount rates

F-41

Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

appropriate for the respective maturities. Market observable, Level 2 inputs are used to determine the present value of the expected future cash flows. Refer to “Note N – Derivative Financial Instruments and Hedging Activities” for additional information regarding our use of derivative financial instruments.

Non-Recurring Fair Value Measurements

At May 31, 2023, our assets and liabilities measured at fair value on a non-recurring basis were as follows:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Totals
Assets
Long-lived assets held for sale (1)	$—	$2,623	$—	$2,623

Total assets	$—	$2,623	$—	$2,623

(1)

Comprised of the following: (1) idled equipment at the manufacturing facility in Taylor, Michigan; and (2) the net assets of Samuel’s toll processing facility in Cleveland, Ohio. Refer to “Note E – Goodwill and Other Long-Lived Assets” for additional information.

At May 31, 2022, our assets and liabilities measured at fair value on a non-recurring basis were as follows:

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Totals
Assets
Long-lived assets held for sale (1)	$—	$700	$—	$700

Total assets	$—	$700	$—	$700

(1)	Comprised of production equipment at our Twinsburg, Ohio facility with an estimated fair market value of $700. Refer to “Note E – Goodwill and Other Long-Lived Assets” for additional information.

The fair value of non-derivative financial instruments included in the carrying amounts of cash and cash equivalents, receivables, income taxes receivable, other assets, accounts payable, short-term borrowings, accrued compensation, contributions to employee benefit plans and related taxes, other accrued items, and other liabilities approximate carrying value due to their short-term nature. Market pricing for the Company’s long-term debt with Parent is not available; however, based on the stated interest rate and tenor as well as the market movements since issuance, we do not believe fair value would be materially different from the carrying value of the notes (including current maturities), which was $20,000 and $35,000 at May 31, 2023 and 2022, respectively.

Note P – Leases

We lease office space, warehouses, vehicles, and equipment. Leases have remaining lease terms of 1 year to 20 years, some of which have renewal and termination options. Termination options are exercisable at our option. The lease terms used to recognize right-of-use assets and lease liabilities include periods covered by options to extend the lease where we are reasonably certain to exercise that option and periods covered by an option to terminate the lease if we are reasonably certain not to exercise that option. The majority of the Company’s leases are operating leases. Finance leases are immaterial to the combined financial statements.

We determine if an arrangement meets the definition of a lease at inception. Operating lease ROU assets include any initial direct costs and prepayments less lease incentives. Lease terms include options to renew or terminate

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

the lease when it is reasonably certain we will exercise such options. As most of our leases do not include an implicit rate, we use our collateralized incremental borrowing rate based on the information available at the lease commencement date, in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term and is included in cost of goods sold or SG&A expense depending on the underlying nature of the leased assets.

We lease certain property and equipment from third parties under non-cancellable operating lease agreements. Certain lease agreements provide for payment of property taxes, maintenance and insurance by us. Under Topic 842, we elected the practical expedient to account for lease and non-lease components as a single component for all asset classes. Certain leases include variable lease payments based on usage or an index or rate.

The components of lease expense for fiscal 2023 and fiscal 2022 were as follows:

(In thousands)	2023	2022
Operating lease expense:	$9,549	$8,594
Short-term lease expense	1,772	1,029
Variable lease expense	278	300

Total lease expense	$11,599	$9,923

Supplemental cash flow information for the fiscal years ended May 31, 2023 and 2022, is provided below:

(In thousands)	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows	$5,683	$5,937
ROU assets obtained in exchange for lease liabilities
Operating leases	$12,093	$67,997

Weighted average remaining lease terms and discount rates for operating leases for the fiscal years ended May 31, 2023 and 2022, is provided below:

	2023	2022
Weighted-average remaining lease term (in years)	14.63	16.39
Weighted-average discount rate	3.35%	3.00%

Future minimum lease payments for non-cancelable operating leases having an initial or remaining term in excess of one year at May 31, 2023, were as follows:

(In thousands)	Operating Leases
2024	$8,365
2025	8,048
2026	7,605
2027	6,627
2028	6,386
Thereafter	61,258

Total	$98,289
Less: imputed interest	(20,707)

Present value of lease liabilities	$77,582

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

Note Q – Related Party Transactions

Historically, the Company has been managed and operated in the normal course of business by Parent. Transactions between the Company and Parent have been presented as related party transactions on the accompanying combined financial statements.

Allocation of General Corporate Costs

Certain support functions are provided to the Company on a centralized basis from Parent, including information technology, human resources, finance, and corporate operations, amongst others, profit sharing and bonuses, and respective surpluses and shortfalls of various planned insurance expenses. For purposes of these combined financial statements, these corporate and other shared costs have been attributed to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of headcount or profitability, considering the characteristics of each respective cost. Management believes the assumptions regarding the allocation of Parent’s general corporate expenses are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect combined results of operations, financial position and cash flows had it been a stand-alone public company during the periods presented. Substantially all of the allocated corporate costs are included in SG&A expense in the combined statements of earnings.

The Company’s allocated expenses from Parent, which are substantially recorded in SG&A expense and separation costs in the combined statements of earnings, are $70,738, $70,087 and $72,052 for the fiscal years ended May 31, 2023, 2022, and 2021, respectively.

Sales to Parent

Net sales to Parent for fiscal 2023, fiscal 2022 and fiscal 2021 totaled $109,791, $135,648 and $68,371, respectively.

Due to/from Parent

Given that cash is managed centrally, long-term intercompany financing arrangements are used to fund expansion or certain working capital needs. Excluding the TWB Term Loan disclosed in “Note H – Debt and Receivables Securitization,” debt resulting from these long-term intercompany financing arrangements have been reflected in net parent investment within equity.

Amounts due to Parent under the TWB Term Loan totaled $20,000 at May 31, 2023, all of which is presented in current maturities of long-term debt due to Parent in the corresponding combined balance sheet. The corresponding interest expense, which accrues at a rate of 5.0% per annum, was $1,438 and $2,438 in fiscal 2023 and 2022, respectively. Refer to Note H – Debt and Receivables Securitization for additional information.

Transactions with Affiliated Companies

We purchase from, and sell to, affiliated companies (primarily the unconsolidated joint ventures of Parent) certain raw materials and services at prevailing market prices. Net sales to affiliated companies during fiscal 2023, 2022, and 2021 totaled $35,836, $82,447 and $41,408, respectively. Purchases from affiliated companies were not significant in fiscal 2023 and totaled $9,698 and $2,761 in fiscal 2022 and 2021, respectively. Account Receivable and Account Payable from affiliated companies were not significant at either May 31, 2023 or May 31, 2022.

Net Parent Investment

Related party transactions between the Company and Parent have been included within net parent investment in the combined balance sheets in the historical periods presented as these related party transactions were part of the

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

centralized cash management program and were not settled in cash. Net parent investment in the combined balance sheet and combined statement of equity represents Parent’s historical investment in the Company, the net effect of transactions with and allocations from Parent, and the Company’s retained earnings.

Net transfers from Worthington are included within Net parent investment. The reconciliation of total net transfers to and from Parent to the corresponding amount presented in the Combined Statement of Cash Flows are as follows:

	Fiscal Year Ended May 31,
($ in thousands)	2023	2022	2021
Total net transfers from (to) parent per combined statements of equity	$(187,251)	$327,983	$(92,907)
Less: depreciation expense allocated from Parent	2,577	3,083	3,310
Less: stock-based compensation	9,986	8,017	9,769

Total net transfers from (to) parent per combined statement of cash flows	$(199,814)	$316,883	$(105,986)

Note R – Subsequent Events

On June 29, 2023, we elected to terminate the AR Facility. No early termination or other similar fees or penalties were paid in connection with the termination of the AR Facility.

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Confidential Treatment Requested by Worthington Steel, Inc.

Pursuant to 17 C.F.R. Section 200.83

STEEL PROCESSING BUSINESS OF WORTHINGTON INDUSTRIES, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Adjustments to Allowance	Balance at End of Period
Fiscal 2023:
Deducted from asset accounts: Allowance for possible losses on trade accounts receivable	$789	$1,625	$167	$2,581

Fiscal 2022:
Deducted from asset accounts: Allowance for possible losses on trade accounts receivable	$108	$739	$(58)	$789

Fiscal 2021:
Deducted from asset accounts: Allowance for possible losses on trade accounts receivable	$316	$(183)	$(25)	$108

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